     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 2, 1998

                                                      REGISTRATION NO. 333-48177
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                           DUNN COMPUTER CORPORATION
             (Exact name of registrant as specified in its charter)

                VIRGINIA                                    506                                    54-1890464
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)

                           --------------------------

                               1306 SQUIRE COURT
                            STERLING, VIRGINIA 20166
                                 (703) 450-0400
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                JOHN D. VAZZANA
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           DUNN COMPUTER CORPORATION
                               1306 SQUIRE COURT
                            STERLING, VIRGINIA 20166
                                 (703) 450-0400
(Name, address, including zip code, and telephone number, including area code of agent for service)
                         ------------------------------
                                    COPY TO:

                             KENNETH J. AYRES, ESQ.

                           JONES, DAY, REAVIS & POGUE

                              METROPOLITAN SQUARE

                              1450 G STREET, N.W.

                          WASHINGTON, D.C. 20005-2088

                                 (202) 879-3791

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective and the effective time of the merger of a wholly-owned subsidiary of the Registrant with and into Dunn Computer Corporation, a Delaware corporation, as described in the Agreement of Merger dated as of March 18, 1998.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________________________

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED MAXIMUM    PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                   AMOUNT TO BE       OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
           SECURITIES TO BE REGISTERED                 REGISTERED          PER SHARE             PRICE          REGISTRATION FEE
Common Stock, par value $0.001...................     5,297,743(1)         $9.5625(2)        $50,659,667(2)        $14,945(3)
Warrants to purchase Common Stock, par value
  $0.001 per share...............................      200,000(4)           $6.25(5)           $1,250,000           $369(3)

(1) The 5,297,743 shares being registered in connection with the Merger described herein include (i) 5,097,743 outstanding shares of Dunn Computer Corporation, a Delaware corporation, to be exchanged on a one-for-one basis in the Merger, plus (ii) 200,000 shares of Common Stock issuable upon the exercise of certain warrants being separately registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, an indeterminable number of shares of Common Stock is being registered to cover any adjustments in the number of shares issuable upon the exercise of the warrants.
(2) Estimated in accordance with Rule 457(f) under the Securities Act of 1933 solely for purposes of calculating the registration fee and based upon the average of the high and low price of Dunn Computer Corporation, a Delaware Corporation, as reported on the Nasdaq National Market on March 31, 1998.
(3) In accordance with Section 14(g) of the Securities Exchange Act of 1934 and Rule 0-11 promulgated thereunder and Rule 457(b) under the Securities Act of 1933, the amount of the registration fee was reduced by $13,958, which is the amount of the fee paid by Dunn Computer Corporation on March 18, 1998 in connection with the filing of preliminary proxy materials. Accordingly, the fee payable upon the filing of this Registration Statement is $1,356.
(4) Reflects warrants to purchase an aggregate of 200,000 shares of Common Stock, including warrants to purchase 100,000 shares of Common Stock issued to JDK & Associates and warrants to purchase, in the aggregate, 100,000 shares of Common Stock issued pursuant to an underwriter's agreement between Dunn Computer Corporation and Network 1 Financial Securities, Inc. Pursuant to Rule 416 under the Securities Act of 1933, an indeterminable number of shares of Common Stock is being registered to cover any adjustments in the number of shares issuable upon exercise of the warrants.
(5) Reflects an average warrant exercise price of $6.25 per share of Common
    Stock.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           DUNN COMPUTER CORPORATION
                               1306 SQUIRE COURT
                            STERLING, VIRGINIA 20166
                                 APRIL 6, 1998

Dear Stockholder:

    You are cordially invited to attend the annual meeting of the stockholders of Dunn Computer Corporation, a Delaware corporation ("Dunn") to be held at 10:00 a.m. on April 30, 1998, at its offices at 1306 Squire Court, Sterling, Virginia. A Notice of Annual Meeting of Stockholders, Proxy Statement/ Prospectus and proxy card are enclosed for your review. All holders of shares of Dunn common stock as of the close of business on April 6, 1998 are entitled to notice of, and to vote at, the meeting.

    The meeting will include a discussion and vote on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and the Proxy Statement/Prospectus.

    At the meeting, holders of shares of Dunn common stock will be asked to approve and adopt an Agreement of Merger (the "Merger Agreement") dated as of March 18, 1998 among Dunn, Dunn Computer Corporation, a Virginia corporation (the "Company"), and a wholly-owned subsidiary of the Company. Under the Merger Agreement, the Company will acquire all of the shares of Dunn in a merger (the "Merger"), and Dunn shareholders will receive one share of the Company's common stock in exchange for each of their shares of Dunn common stock. The Company is a new corporate entity organized by Dunn to be the vehicle for the acquisition of all of the shares of common stock of International Data Products, Corp. ("IDP Co.") and substantially all of the net assets of its affiliate, Puerto Rico Industrial Manufacturing Operations, Corp. ("PRIMO") pursuant to an Acquisition Agreement (the "Acquisition Agreement") entered into on March 9, 1998 by Dunn, the Company and the stockholders of IDP Co. and PRIMO (the "IDP Acquisition"). The Merger is contingent upon, and will take place concurrently with, the IDP Acquisition as well as a public offering of 3,250,000 shares of the Company's common stock, the proceeds of which will be used to finance a portion of the purchase price of the IDP Acquisition.

    At the meeting Dunn stockholders will also elect the persons to serve as directors of Dunn for the upcoming year. In addition, at the meeting Dunn stockholders will be asked to approve an amendment of Dunn's 1997 Stock Option Plan to increase from 600,000 to 2,200,000 the number of shares of Dunn common stock subject to issuance thereunder and to approve the adoption by the Company of a stock option plan that will, in the Merger, be the successor to Dunn's 1997 Stock Option Plan.

    You are encouraged to read this Proxy Statement/Prospectus carefully. It contains a description and copy of the Merger Agreement and the Acquisition Agreement and other important information regarding the Merger and the IDP Acquisition. It also contains information about the persons nominated to serve as directors, as well as a description and copy of the 1997 Stock Option Plan.

    Whether or not you plan to attend the annual meeting, please complete, sign and date the pre-paid envelope promptly. You may attend the meeting and vote in person even if you have previously returned your proxy. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES UNTIL YOU HAVE RECEIVED SEPARATE INSTRUCTIONS AND A LETTER OF TRANSMITTAL. IF THE MERGER AGREEMENT IS APPROVED, THESE WILL BE SENT TO YOU PROMPTLY AFTER THE MERGER IS COMPLETED.

                                          Sincerely,

                                          Thomas P. Dunne

                                          Chairman, Chief Executive Officer and
                                          President

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 30, 1998

    NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of Dunn Computer Corporation, a Delaware corporation ("Dunn"), will be held at 10:00 a.m. on April 30, 1998 at its offices at 1306 Squire Court, Sterling, Virginia.

    The annual meeting is called for the purpose of considering and voting upon:

    1. A proposal for the holders of Dunn common stock to approve an Agreement of Merger dated as of March 18, 1998, among Dunn, Dunn Computer Corporation, a Virginia corporation (the "Company"), and a wholly-owned subsidiary of the Company, under which all of the shares of Dunn will be acquired by the Company in a merger (the "Merger"). Upon the consummation of the Merger, each share of Dunn common stock (other than shares held in Dunn's treasury) will be converted into the right to receive one share of the Company's common stock and each outstanding option and warrant of Dunn will be converted into an option or warrant, respectively, of the Company on substantially the same terms as applied to each such option or warrant of Dunn immediately prior to the Merger. (The Merger is being effected in connection with the Company's acquisition of all of the shares of common stock of International Data Products, Corp. and substantially all of the net assets of its affiliate, Puerto Rico Industrial Manufacturing Operations, Corp. (the "IDP Acquisition"). The Merger is contingent upon, and will take place concurrently with, the IDP Acquisition as well as a public offering of 3,250,000 shares of the Company's common stock, the proceeds of which will be used to finance a portion of the purchase price of the IDP Acquisition.)

    2.  The election of directors.

    3. A proposal for the holders of Dunn common stock to approve an amendment of Dunn's 1997 Stock Option Plan to increase from 600,000 to 2,200,000 the number of shares of Dunn common stock subject to issuance thereunder and to approve the adoption by the Company of a stock option plan that will, in the Merger, be the successor to Dunn's 1997 Stock Option Plan.

    4. Any other matters that may properly come before the meeting or any adjournments or postponements thereof.

    The Board of Directors has fixed the close of business on April 6, 1998, as the record date for the determination of the stockholders entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. Only holders of record of Dunn common stock on the record date are entitled to vote at the meeting. A list of such stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of Dunn at the above address.

    If you would like to attend the meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the meeting, you must obtain from the nominee a proxy in your name.

    You can ensure that your shares are voted at the meeting by signing and dating the enclosed proxy and returning it in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and to vote in person. You may revoke your proxy at any time before it is voted by notifying Continental Stock Transfer & Trust Company in writing before the meeting, or by executing a subsequent proxy, which revokes your previously executed proxy.

    WHETHER OR NOT YOU EXPECT TO ATTEND, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

                                          By Order of the Board of Directors

                                          Thomas P. Dunne

                                          Chairman, Chief Executive Officer and
                                          President

Sterling, Virginia
April 6, 1998

                                  [DUNN LOGO]

                           PROXY STATEMENT/PROSPECTUS
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 30, 1998

    This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to the holders of common stock of Dunn Computer Corporation, a Delaware corporation ("Dunn"), by the Board of Directors of Dunn to solicit proxies for the annual meeting of stockholders to be held at Dunn's offices at 1306 Squire Court, Sterling, Virginia, 20166, on April 30, 1998, at 10:00 a.m., and at any and all adjournments or postponements thereof. At the meeting, the holders of Dunn common stock will be asked to approve an Agreement of Merger (the "Merger Agreement") dated as of March 18, 1998, among Dunn, Dunn Computer Corporation, a Virginia Corporation (the "Company"), and a wholly-owned subsidiary of the Company ("Merger Sub"), under which all of the shares of Dunn will be acquired by the Company in a merger (the "Merger"). The Company is a new corporate entity organized for the purposes of the acquisition of all of the shares of International Data Products, Corp. ("IDP Co.") and substantially all of the net assets of its affiliate, Puerto Rico Industrial Manufacturing Operations, Corp. ("PRIMO") (collectively, the "IDP Acquisition"). Upon consummation of the Merger and the IDP Acquisition, the Company will become a holding company owning, either directly or through subsidiaries, 100% of the shares of Dunn and IDP Co. and substantially all of the net assets of PRIMO.

    In the Merger, each outstanding share of Dunn common stock will be converted into the right to receive one share of the Company's common stock and each outstanding option and warrant of Dunn will be converted into an option or warrant, respectively, of the Company on substantially the same terms as applied to each such option or warrant of Dunn immediately prior to the Merger. The Company has filed a registration statement under the Securities Act of 1933 (the "Securities Act") on Form S-4 for up to 5,297,743 shares of common stock of the Company and for warrants evidencing the right to purchase 200,000 shares in the aggregate of the Company's common stock issuable pursuant to the terms of the Merger Agreement. This Proxy Statement/ Prospectus also constitutes the Prospectus of the Company filed as part of that registration statement. The Company's common stock will trade on the Nasdaq National Market under the symbol "DNCC," under which Dunn's common stock is traded prior to the Merger. On April 1, 1998 the closing price of Dunn's common stock was $9 13/16.

    Consummation of the Merger is subject to various conditions, including completion of the IDP Acquisition and a public offering of 3,250,000 shares of the Company's common stock (the "Offering"), the proceeds of which will be used to finance a portion of the purchase price of the IDP Acquisition. See "The Merger and the IDP Acquisition." The IDP Acquisition, the Offering and the Merger are each contingent upon completion of the others.

    At the meeting Dunn stockholders will also elect the persons to serve as directors of Dunn for the upcoming year. In addition, Dunn stockholders will be asked to approve an amendment of Dunn's 1997 Stock Option Plan to increase from 600,000 to 2,200,000 the number of shares of Dunn common stock subject to issuance thereunder and to approve the adoption by the Company of a stock option plan that will, in the Merger, be the successor to Dunn's 1997 Stock Option Plan.

    This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to Dunn stockholders on April 7, 1998. A stockholder who has given a proxy in respect to this proxy solicitation may revoke it at any time prior to its exercise. See "Matters Related to the Annual Meeting--Voting of Proxies and Revocability."

    SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY DUNN STOCKHOLDERS.
                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------

         The date of this Proxy Statement/Prospectus is April 6, 1998.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN OR INCORPORATED HEREIN BY REFERENCE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR THE DISTRIBUTION OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR INCORPORATED HEREIN BY REFERENCE SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                            -----------
MATTERS RELATED TO THE ANNUAL MEETING.....................................................................           4

SUMMARY...................................................................................................           6

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.................................................          10

RISK FACTORS..............................................................................................          10

DUNN SELECTED CONSOLIDATED FINANCIAL DATA.................................................................          15

IDP SELECTED COMBINED FINANCIAL DATA......................................................................          16

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA.......................................................          17

SUMMARY UNAUDITED COMPARATIVE PER SHARE DATA..............................................................          21

PRICE RANGE OF DUNN'S COMMON STOCK........................................................................          22

DIVIDEND POLICY...........................................................................................          22

THE MERGER AND THE IDP ACQUISITION........................................................................          23

DESCRIPTION OF THE COMPANY'S COMMON STOCK.................................................................          31

COMPARATIVE RIGHTS OF STOCKHOLDERS........................................................................          34

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS...................................................................................          39

BUSINESS..................................................................................................          46

PRINCIPAL STOCKHOLDERS....................................................................................          55

ELECTION OF DIRECTORS.....................................................................................          57

DUNN'S BOARD OF DIRECTORS, ITS COMMITTEES AND COMPENSATION................................................          58

THE COMPANY'S BOARD OF DIRECTORS..........................................................................          58

MANAGEMENT................................................................................................          59

CERTAIN TRANSACTIONS......................................................................................          62

PROPOSAL TO AMEND THE 1997 STOCK OPTION PLAN OF DUNN AND AUTHORIZE THE STOCK OPTION PLAN OF THE COMPANY...          63

STOCK OPTION PLAN SUMMARY.................................................................................          64

LEGAL MATTERS.............................................................................................          66

INDEPENDENT AUDITORS......................................................................................          66

EXPERTS...................................................................................................          67

                                                                                                               PAGE
                                                                                                            -----------
OTHER MATTERS.............................................................................................          67

FUTURE STOCKHOLDER PROPOSALS..............................................................................          67

ADDITIONAL INFORMATION....................................................................................          67

INDEX TO FINANCIAL STATEMENTS.............................................................................         F-1

APPENDIX A--MERGER AGREEMENT..............................................................................         A-1

APPENDIX B--ACQUISITION AGREEMENT.........................................................................         B-1

APPENDIX C--1997 STOCK OPTION PLAN........................................................................         C-1

                     MATTERS RELATED TO THE ANNUAL MEETING

PURPOSE OF THE ANNUAL MEETING

    At the annual meeting, stockholders will act upon the matters outlined in the accompanying Notice of Annual Meeting of Stockholders.

RECORD DATE

    The Board of Directors has fixed the close of business on April 6, 1998 as the record date for the annual meeting. Only holders of record of common stock at the close of business on such record date are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof. On April 6, 1998 there were 5,097,743 shares of Dunn common stock outstanding. A list of such stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of Dunn at the address set forth on the cover page.

VOTING OF PROXIES AND REVOCABILITY

    All shares presented by properly executed proxies will be voted in accordance with the specifications on the proxy. IF NO SUCH SPECIFICATIONS ARE MADE ON AN EXECUTED PROXY, THE PROXY WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREUNDER, FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED UNDER THE CAPTION "ELECTION OF DIRECTORS" AND FOR THE APPROVAL OF THE 1997 STOCK OPTION PLAN AND THE COMPANY'S SUCCESSOR STOCK OPTION PLAN. A stockholder who has given a proxy pursuant to this proxy solicitation may revoke it at any time before it is exercised by giving written notice thereof prior to the meeting to Dunn's transfer agent, Continental Stock Transfer & Trust Company, or by signing and returning a later dated proxy, or by voting in person at the meeting. Sending in a signed proxy will not affect a stockholder's right to attend the meeting and vote in person. However, mere attendance at the meeting will not, in and of itself, have the effect of revoking the proxy.

    Dunn does not know of any matters other than as described in the Notice of Annual Meeting of Stockholders that are to come before the meeting. If any other matter or matters are properly presented for action at the meeting, the persons named in the enclosed proxy card and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld.

    If you would like to attend the meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the meeting, you must obtain from the nominee a proxy in your name.

REQUIRED VOTE

    The presence in person or by properly executed proxy of holders of a majority of the outstanding shares of Dunn common stock is necessary to constitute a quorum at the meeting. Each holder of Dunn common stock is entitled to one (1) vote for each share held on the record date. The candidates for election as Directors will be elected by the affirmative vote of a plurality of the shares of common stock present in person or by proxy and actually voting at the meeting. The affirmative vote of a majority of shares of Dunn common stock outstanding on the record date is required for the approval of the Merger Agreement. Approval of the 1997 Stock Option Plan and the Company's successor stock option plan and all other matters that may properly come before the meeting require for their approval the favorable vote of a majority of the shares of common stock voted in person or by proxy at the meeting.

    Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting, who will determine whether or not a quorum is present. The election inspectors will treat abstentions and non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Any action other than a vote for the nominee or proposal (including abstentions and broker non-votes) will have the practical effect of voting against the nominee or proposal, as the case may be.

    AS OF THE RECORD DATE THERE WERE 5,097,743 SHARES OF DUNN COMMON STOCK OUTSTANDING, AND 3,790,000 OF THOSE SHARES ARE OWNED BY THOMAS P. DUNN, JOHN D. VAZZANA AND CLAUDIA N. DUNNE, OFFICERS AND DIRECTORS OF DUNN WHO HAVE ADVISED DUNN THAT THEY WILL VOTE (1) FOR THE MERGER AGREEMENT, (2) FOR THE NOMINEES FOR DIRECTOR SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS AND (3) FOR THE AMENDMENT OF DUNN'S STOCK OPTION PLAN AND THE ADOPTION BY THE COMPANY OF A SUCCESSOR STOCK OPTION PLAN. ACCORDINGLY, APPROVAL OF EACH OF THESE ITEMS FOR WHICH PROXIES ARE BEING SOLICITED IS ASSURED EVEN IF NO ADDITIONAL SHARES OF DUNN COMMON STOCK ARE VOTED IN FAVOR THEREOF.

    NEVERTHELESS, THE MERGER AND THE OTHER MATTERS TO BE CONSIDERED AT THE MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF DUNN AND STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                    SUMMARY

    The following is a summary of certain information contained in this Proxy Statement/Prospectus and the Appendices. This summary does not contain a complete statement of all material information relating to the Merger and the IDP Acquisition and is qualified by the more detailed information and financial statements contained in this Proxy Statement/Prospectus. You should read all of this Proxy Statement/ Prospectus carefully.

THE PARTIES

    DUNN

    Dunn Computer Corporation, a Delaware corporation ("Dunn"), manufactures and markets build-to-order computer systems and provides related services to departments, agencies and offices of the federal government (the "Government") and selected businesses. Dunn provides its customers with single-source solutions by manufacturing its own brand of desktop and portable computers and high performance network client servers and by offering services, which include network consulting, project implementation and technical support. Dunn currently derives most of its revenue from computer hardware sales to the Government, but also sells computer hardware and services to medium and large businesses.

    In April 1997, Dunn completed an initial public offering of its common stock, which since has traded on the Nasdaq National Market under the symbol "DNCC." Since its initial public offering, Dunn has continued to pursue its growth strategy of acquiring complementary businesses and further penetrating its target markets.

    In September 1997, Dunn acquired STMS, Inc. ("STMS"), a Virginia-based network services company (the "STMS Acquisition"). This acquisition expanded Dunn's capabilities to provide a wide variety of computer services, including network consulting, project implementation and technical support. Additionally, the STMS Acquisition provided Dunn with new opportunities to sell computer hardware into the commercial marketplace as part of a total network solution. Dunn believes that the rapid technological change and increased complexity of the computer industry will result in an increasing number of entities outsourcing total network solutions to third party providers.

    On March 9, 1998, Dunn entered into an agreement (the "Acquisition Agreement") to acquire International Data Products, Corp. ("IDP Co.") and its affiliate, Puerto Rico Industrial Manufacturing Operations, Corp. ("PRIMO"; IDP Co. and PRIMO are referred to collectively as "IDP"). IDP, which had total combined revenue of approximately $71.9 million for its fiscal year ended September 30, 1997, is primarily a manufacturer of notebooks, desktops and high performance network servers. IDP manufactures its products in its ISO 9000 certified facility in Gaithersburg, Maryland and in its facility in Guayama, Puerto Rico. IDP is expected to retain its product brand names and continue to service its existing contracts. See "Business."

    Dunn's management believes that the acquisition of IDP (the "IDP Acquisition") will result in several benefits, including: (i) doubling Dunn's Government customer base; (ii) expanding Dunn's portable computer product line; and (iii) providing cost savings and economies of scale. See "The Merger and the IDP Acquisition--Recommendation of the Board of Directors; Dunn's Reasons for the IDP Acquisition."

    THE COMPANY

    Dunn has organized a new corporate entity, Dunn Computer Corporation, a Virginia corporation (the "Company"), to be the vehicle for the IDP Acquisition. At the time the IDP Acquisition is completed and the Merger is effective, the Company will become a holding company owning 100% of both Dunn and IDP. After giving effect to the IDP Acquisition and the STMS Acquisition, the Company's pro forma combined revenue for fiscal 1997 was $109.1 million and for the first quarter of fiscal 1998 was $35.6 million.

    With the combination of Dunn and IDP, the Company will sell its products and services to more than 950 customers, including customers from agencies within the Department of Defense, Department of

Justice, Administrative Office of the U.S. Courts, Social Security Administration, Lockheed Martin Corporation, Blue Cross and Blue Shield Association and Inova Health Care Systems, Inc. The Government and commercial markets for computer systems and services are large and growing. The Office of Management and Budget ("OMB") proposed a Government information technology ("IT") budget of $29.5 billion for fiscal 1998, which is expected to grow between 3% and 6% over the next five years. Additionally, industry sources indicate that the total U.S. computer hardware and systems IT market was $66.6 billion in 1996 and estimates growth of approximately 10% over the next three years.

    The Company intends to continue Dunn's strategy of increasing revenues and profits by providing the Government market and selected businesses with single-source computer network solutions. The Company plans to achieve this objective by: (i) leveraging its Government customer base to increase sales of products and network services; (ii) targeting the commercial market to expand the sales of its own brand name computer hardware as part of a total network solution; (iii) focusing on product quality; and (iv) pursuing targeted acquisitions that complement its core skills and increase the overall value of the Company.

    MERGER SUB

    Merger Sub is a wholly-owned subsidiary of the Company formed for the purpose of consummating the Merger. In accordance with the Merger Agreement among Dunn, the Company and Merger Sub, Merger Sub will merge with and into Dunn, the separate existence of Merger Sub will cease, and Dunn will be the surviving corporation and will be a wholly-owned subsidiary of the Company.

                            ------------------------

    The principal executive offices of Dunn, the Company and Merger Sub are located at 1306 Squire Court, Sterling, Virginia 20166, and their telephone number is (703) 450-0400.

THE MERGER AND THE IDP ACQUISITION

    GENERAL DESCRIPTION OF THE MERGER AND THE IDP ACQUISITION

    Under the Merger Agreement, the Company will acquire all of the shares of Dunn in a merger of Merger Sub with and into Dunn. Each outstanding share of Dunn common stock (other than shares held in Dunn's treasury) will be converted into the right to receive one share of the Company's common stock (the "Common Stock"). The reorganization effected by the Merger is a necessary step towards completion of the IDP Acquisition. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement/ Prospectus.

    Under the Acquisition Agreement, Dunn and the Company have agreed to pay the stockholders of IDP Co. and PRIMO (the "IDP Sellers") $14.9 million in cash and 750,000 shares of the Company's Common Stock to acquire all of the shares of IDP Co. and substantially all of the net assets of PRIMO. This purchase price is subject to certain post-closing adjustments. See "The Merger and the IDP Acquisition--Purchase Price for the IDP Acquisition." A copy of the Acquisition Agreement is attached as Appendix B to this Proxy Statement/Prospectus. A portion of the purchase price of the IDP Acquisition will be funded by the Offering of 3,250,000 shares of the Company's Common Stock.

    The Merger will become effective upon the filing of the certificate of merger with the Delaware Secretary of State. The certificate of merger will be filed concurrently with the closing of the IDP Acquisition and the successful completion of the Offering (collectively, the "Closing"). The Merger, the IDP Acquisition and the Offering are each contingent upon the consummation of the others.

    RECOMMENDATION OF THE BOARD OF DIRECTORS OF DUNN

    THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAS DETERMINED THAT THE MERGER AND THE IDP ACQUISITION ARE FAIR TO, AND IN THE BEST INTEREST OF DUNN AND ITS STOCKHOLDERS. ACCORDINGLY, THE DUNN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF DUNN COMMON STOCK VOTE

"FOR" THE APPROVAL OF THE MERGER AGREEMENT. SEE "THE MERGER AND THE IDP ACQUISITION--RECOMMENDATION OF THE BOARD OF DIRECTORS; DUNN'S REASONS FOR THE MERGER."

    TREATMENT OF DUNN STOCK OPTIONS AND WARRANTS

    When the Merger is effective, all outstanding options and warrants to purchase shares of Dunn common stock, whether or not exercisable, will be converted into options or warrants, as the case may be, to purchase the same number of shares of the Company's Common Stock at the same exercise price and on terms and conditions substantially the same as those applicable to the options or warrants to purchase Dunn common stock prior to the Merger. See "The Merger and the IDP Acquisition--Treatment of Dunn Stock Options and Warrants."

    REPRESENTATIONS AND WARRANTIES; CONDUCT OF BUSINESS PENDING THE IDP
     ACQUISITION

    Dunn, the Company and the IDP Sellers have made certain customary representations to each other in the Acquisition Agreement on a variety of corporate and other matters. Each of Dunn and IDP have also agreed to operate their business in the usual and ordinary course and generally to preserve their business organization, properties and assets until the IDP Acquisition is completed. See "The Merger and the IDP Acquisition--IDP Acquisition Representations and Warranties" and "--Conduct of Business Pending the IDP Acquisition."

    CONDITIONS TO CONSUMMATION OF THE MERGER AND THE IDP ACQUISITION

    In addition to certain standard closing conditions, the IDP Acquisition is contingent upon, among other things: (i) the execution of employment agreements with two executives of IDP Co. pursuant to which they will each receive stock options to purchase up to 300,000 shares of the Company's Common Stock (subject to adjustment to 400,000 shares under certain conditions), (ii) the election of two IDP Co. directors to the Company's board of directors; (iii) the successful completion of the Offering; and (iv) the prior transfer of assets and liabilities of IDP Co.'s F Squared Engineering division to a separate subsidiary, and the transfer of such subsidiary to certain IDP Sellers. See "The Merger and the IDP Acquisition-- Conditions Precedent to the IDP Acquisition."

    TERMINATION AND TERMINATION FEE

    The Acquisition Agreement may be terminated, among other reasons, by the mutual consent of the Board of Directors of Dunn and the IDP Sellers or if the IDP Acquisition is not completed on or before June 30, 1998. The Acquisition Agreement also provides that if the Acquisition Agreement is terminated because the closing has not occurred before June 30, 1998, Dunn shall pay to the IDP Sellers a termination fee in the amount of $500,000, provided that if the closing does not occur on or before June 30, 1998 because (i) the conditions precedent to the obligations of Dunn to consummate the IDP Acquisition were not met, or (ii) the Offering is postponed or terminated because of general market conditions, then no termination fee shall be paid. See "The Merger and the IDP Acquisition--Acquisition Agreement Termination and Amendment" and "--IDP Acquisition Fees and Expenses."

    DISSENTERS' RIGHTS

    Under Delaware law, Dunn stockholders have no right to an appraisal of the value of their shares in connection with the Merger. See "The Merger and the IDP Acquisition--Dissenters' Rights."

    APPROVALS

    IDP has certain contracts awarded under a program administered by the Small Business Association ("SBA") which require the SBA's consent to a change in ownership. Notice has been provided to the SBA regarding the transfer of IDP Co. shares. See "Risk Factors--Risks Related to the IDP Acquisition and Future Acquisitions." In addition, the Company's continued eligibility for certain Puerto Rican tax benefits formerly granted to PRIMO depends on an approval to be granted by the Puerto Rican taxing authorities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    It is intended that the Merger will constitute a reorganization under section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and/or a transfer of property by the Dunn stockholders to the Company under section 351 of the Code. Accordingly, no gain or loss will be recognized for United States federal income tax purposes by holders of Dunn common stock upon the conversion of their Dunn common stock into shares of Company Common Stock in the Merger. Further, no gain or loss will be recognized by the Dunn stockholders as a result of the IDP Acquisition. Dunn's stockholders are urged to consult their own tax advisors as to the specific consequences to them of the Merger under federal, state, local and other applicable laws. See "The Merger and the IDP Acquisition --Certain Federal Income Tax Considerations."

POSITION OF PRINCIPAL STOCKHOLDERS

    Thomas P. Dunne, John D. Vazzana and Claudia N. Dunne, directors and officers of Dunn who collectively own 3,790,000 shares of Dunn common stock as of the record date, have advised Dunn that they will vote (1) for the Merger Agreement, (2) for the nominees for director set forth in this Proxy Statement/Prospectus, and (3) for the amendment of Dunn's 1997 Stock Option Plan and adoption by the Company of a successor stock option plan as set forth in this Proxy Statement/Prospectus. Because the shares owned by these three principal stockholders constitute 74.3% of the total number of shares of Dunn common stock that were issued and outstanding as of the record date, approval of each of these items for which proxies are being solicited is assured even if no additional shares of Dunn common stock are voted in favor thereof.

COMPARISON OF THE RIGHTS OF HOLDERS OF DUNN COMMON STOCK AND THE COMPANY'S
  COMMON STOCK

    The rights of stockholders of Dunn currently are governed by Delaware law, Dunn's Certificate of Incorporation and Dunn's Bylaws. Upon consummation of the Merger, stockholders of Dunn will become shareholders of the Company, which is a Virginia corporation, and their rights as shareholders of the Company will be governed by Virginia law, the Company's Articles of Incorporation and the Company's Bylaws. For a discussion of various differences between the rights of stockholders of Dunn and the rights of shareholders, see "Comparative Rights of Stockholders."

                              CERTAIN DEFINITIONS

    REFERENCES HEREIN TO THE "GOVERNMENT" ARE TO THE FEDERAL GOVERNMENT OF THE UNITED STATES AND ITS DEPARTMENTS, AGENCIES AND OFFICES.

    REFERENCES TO THE "COMPANY" ARE TO DUNN COMPUTER CORPORATION, A VIRGINIA CORPORATION INCORPORATED ON FEBRUARY 26, 1998, AS IT EXISTS PRIOR TO THE CLOSING OR, TOGETHER WITH THE COMPANIES THAT WILL BE ITS WHOLLY-OWNED SUBSIDIARIES UPON THE CLOSING, AS THEY EXIST AND WILL EXIST AFTER THE MERGER AND THE CLOSING, AS THE CONTEXT MAY REQUIRE.

    UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO "DUNN" ARE TO DUNN COMPUTER CORPORATION, A DELAWARE CORPORATION INCORPORATED ON JANUARY 3, 1997, AND ITS WHOLLY-OWNED SUBSIDIARIES, AS THEY EXIST AND HAVE EXISTED PRIOR TO THE CLOSING.

    UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO "IDP" ARE TO INTERNATIONAL DATA PRODUCTS, CORP. AND ITS AFFILIATE, PUERTO RICO INDUSTRIAL MANUFACTURING OPERATIONS, CORP., AS THEY EXIST AND HAVE EXISTED PRIOR TO THE CLOSING.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and certain other statements contained herein regarding matters that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed under "Risk Factors."

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH YOUR VOTE ON THE MERGER.

    COMPETITION. The markets for the Company's products and services are highly competitive. Many of the Company's competitors offer broader product lines, have substantially greater financial, technical, marketing and other resources than the Company and may benefit from component volume purchasing and product and process technology license arrangements that are more favorable in terms of pricing and availability than the Company's arrangements. Competitive pressures have intensified as large build-to-order multinational computer manufacturers have entered the Government market. The Company also competes with a large number of computer systems integrators and resellers. The Company believes that it is likely that these competitive conditions will continue in the future. There can be no assurance that the Company will continue to compete successfully against existing or new competitors that may enter markets in which the Company operates. See "Business--Competition."

    RAPID CHANGES IN PRODUCT STANDARDS AND RISK OF INVENTORY OBSOLESCENCE. The computer products market is characterized by rapid technological change and the frequent introduction of new products and product enhancements. As a result, computer components decline in value rapidly. Dunn has sought to minimize its inventory exposure through a variety of inventory control procedures and policies. Historically, Dunn has purchased inventory to fulfill existing orders. With the IDP Acquisition, the Company will be required to carry increased inventory levels in order to satisfy a larger number of customers, to obtain greater purchasing discounts, and to fill commercial orders. The Company will attempt to react to new product introductions and to mitigate its exposure to losses from inventory obsolescence. There can be no assurance that such efforts will be successful or that unexpected new product introductions will not have a material adverse effect on the Company.

    NEED FOR TECHNICAL PERSONNEL. The Company believes that its future success will depend in large part upon its continued ability to attract and retain highly qualified management, technical and sales personnel. The computer industry is currently undergoing a shortage of trained and experienced technicians. The Company endeavors to be attractive to current and prospective employees and has an in-house training program to produce its own supply of highly qualified technicians and service providers. However, there can be no assurance that the Company will be able to attract and retain the qualified personnel necessary for its business.

    FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. Both Dunn and IDP's results of operations vary from quarter to quarter as a result of uneven purchasing patterns and budgetary cycles. For example, in its fiscal year ended October 31, 1997 ("fiscal 1997"), Dunn's quarterly revenues were $5.5 million, $4.0 million, $2.5 million and $9.8 million in the first, second, third and fourth quarters, respectively. For IDP, the quarterly revenues for its fiscal year ended September 30, 1997 ("IDP's fiscal 1997") were $36.0 million, $16.5 million, $7.7 million and $11.7 million in the first, second, third and fourth quarters, respectively. In the first quarter of their respective fiscal years 1998, Dunn's and IDP's revenues were $10.4 million and

$25.2 million, respectively. These quarterly variations are likely to continue in the future and may cause the market price of the Common Stock to fluctuate.

    DEPENDENCE ON THE GOVERNMENT MARKET. The Company's business is highly dependent on the Government market. Approximately 68% and 70% of Dunn's revenues in its fiscal year ended October 31, 1996 ("fiscal 1996") and fiscal 1997, respectively, and approximately 97% and 99% of IDP's revenues in its fiscal year ended September 30, 1996 ("IDP's fiscal 1996") and IDP's fiscal 1997, respectively, were derived from contracts or subcontracts with the Government. The Company believes that the success and development of its business will continue to be largely dependent upon its ability to participate in Government contract programs. Accordingly, the Company's financial performance may be directly affected by changes in Government contracting policies. Among the factors that could materially adversely affect the Company's Government contracting business are budgetary constraints and the adoption of new laws or regulations. Most Government contracts are also subject to modification or termination in the event of changes in funding, and the Company's contractual costs and revenues are subject to adjustments as a result of audits by Government auditors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The Company derives significant revenues from sales made pursuant to certain major procurement programs awarded by the Government in the ordinary course of business. These include its General Services Administration ("GSA") Schedules, contracts with agencies within the Department of Defense, and contracts with the Administrative Office of the U.S. Courts, among others. The GSA Schedules are indefinite delivery, indefinite quantity ("IDIQ") contracts, which the GSA negotiates with selected vendors and can be used by any Government agency. Both Dunn and IDP currently have GSA Schedules that are three-year contracts which expire in March 1999. Both GSA Schedules may be renewed for an additional three years with the mutual consent of Dunn or IDP, as the case may be, and the GSA. The inability of either Dunn or IDP to renew or replace its GSA Schedule or other contracts could have a material adverse effect on the Company. See "Business--Contracts."

    GOVERNMENT CONTRACTING RISKS. Government contracts, by their terms, generally can be terminated at any time, without cause, for the convenience of the Government. If a Government contract is so terminated, the contractor generally is entitled to receive compensation for the services provided or certain costs incurred at the time of termination and a reasonable profit on the contract work performed prior to the date of termination. In addition, all Government contracts require compliance with various contract provisions and procurement regulations and in certain cases, accounting requirements. If not cured, certain violations of these regulations could result in the termination of the contract, imposition of fines, and suspension or debarment from competing for or receiving awards of additional Government contracts. Exclusion of the Company from federal procurements, the termination of any of the Company's significant Government contracts or the imposition of such penalties could have a material adverse effect on the Company. See "Business-- Contracts."

    RISKS RELATED TO THE IDP ACQUISITION AND FUTURE ACQUISITIONS. Following the consummation of the IDP Acquisition, the Company plans to integrate certain administrative operations of Dunn and IDP. There can be no assurance that the Company will: (i) achieve its operating and growth strategies with respect to these businesses; (ii) obtain increased revenue opportunities as a result of the anticipated synergies created by expanded product offerings; and (iii) acquire additional distribution channels or reduce the overall selling, general and administrative expenses associated with the acquired operation. Additionally, the integration of any other business the Company may acquire in the future could involve unforeseen difficulties, which could have a material adverse effect on the Company's business, financial condition and results of operations and ultimately the market price of the Common Stock. See "The Merger and the IDP Acquisition."

    Until December 1997, IDP participated in the "8(a) Program" administered by the SBA. The
8(a) Program affords eligible firms with advantages in competing for Government contracts based on certain disadvantaged statuses. Under SBA regulations, all contracts awarded to a firm under the 8(a) Program must be terminated for the convenience of the Government if the program-eligible owner(s) relinquish ownership of the firm, unless the procuring agency requests a waiver from the SBA. IDP has been awarded a "Desktop V" contract with the U.S. Air Force pursuant to the 8(a) Program, which has an estimated delivery quantity valued at $100 million. The Air Force has been advised of the pending change in ownership of IDP, and has requested a waiver from the SBA. The Company expects that the SBA will not oppose the waiver. In the event that the SBA denies the waiver and the Company, after the IDP Acquisition, will not be able to make sales pursuant to the Desktop V contract, there would be a material adverse effect on the Company's anticipated revenue from this contract. See "Business--Contracts."

    DEPENDENCE ON MANAGEMENT PERSONNEL. The Company's future success will depend to a significant extent on the continued efforts of key management personnel, including Thomas P. Dunne and John D. Vazzana, Chief Executive Officer and Executive Vice President of both Dunn and the Company, respectively. Dunn has entered into employment contracts with Mr. Dunne and Mr. Vazzana. The Company's future success also will depend to a significant extent on the continued efforts of George D. Fuster and D. Oscar Fuster, from whom the Company is purchasing IDP and who have heretofore served as President and Executive Vice President of IDP, respectively. At the Closing, the Company will enter into employment agreements with George D. Fuster and D. Oscar Fuster who will thereafter continue in their present positions. The loss of one or more of these key employees could have a material adverse effect on the Company's business. See "Management."

    CONTROL BY MANAGEMENT STOCKHOLDERS. Upon the completion of the Offering and the IDP Acquisition, the Company's executive officers will collectively beneficially own 49.9% (46.0% if the over-allotment option issued in connection with the Offering is exercised in full) of the Company's outstanding Common Stock. Because of their beneficial stock ownership, these stockholders as a group will be in a position to elect the members of the Board of Directors and decide most, if not all, matters requiring stockholder approval. See "Principal Stockholders" and "Description of the Company's Common Stock."

    IDP'S STATUS UNDER THE 8(A) PROGRAM. IDP was approved to participate in the SBA's 8(a) Program on June 3, 1994. IDP voluntarily withdrew from the 8(a) Program on December 4, 1997, by entering into a Voluntary Withdrawal Agreement with the SBA that, among other things, requires IDP to complete all previously awarded 8(a) Program contracts and subcontracts, including modifications.

    On January 21, 1998, SBA's Office of Inspector General ("OIG") issued a final audit report closing out an audit concerning IDP's 8(a) Program eligibility, and concluding that one of IDP's owners exceeded SBA's individual net worth thresholds both at the time IDP was admitted to the 8(a) Program and during 1996. The final audit report states, however, that IDP's voluntary withdrawal from the 8(a) Program meets the intent of OIG's recommendation that SBA initiate action to terminate IDP from the 8(a) Program. IDP is not aware of any further SBA action or decision regarding the final audit report or its recommendation.

    While it is possible that the Government could initiate action against IDP beyond the OIG's recommendation, including seeking to suspend or debar IDP from contracting or to void or terminate IDP's 8(a) contracts, IDP believes the following factors would weigh against initiation of such actions: (i) IDP has already withdrawn from the 8(a) Program; (ii) IDP's Voluntary Withdrawal Agreement with the SBA requires IDP to complete all of its 8(a) contracts; and
(iii) the OIG final audit report concludes that IDP's voluntary withdrawal from the 8(a) Program satisfies the report's recommendation. Any action that results in the voiding or termination of IDP's 8(a) contracts or exclusion of IDP from federal procurements could have a material adverse effect on the Company. The Company would expect to contest any such action vigorously.

    BID PROTESTS AND SETTLEMENTS. From time to time, competitors of the Company may commence protest proceedings with respect to Government contracts awarded to the Company. In the past, Dunn and IDP, depending on the most advantageous course of action, have either defended or settled such protests. Terms of settlement have included cash settlement, payment of percentage of revenues received from the contract, or an agreement to share the contract. In the past, certain of such proceedings or settlement agreements have had a material adverse impact on IDP's results of operation. There can be no assurance that such protests and or settlement agreements will not have a material adverse effect on the Company in the future. See "Business--Contracts."

    SHARES ELIGIBLE FOR FUTURE SALE. At Closing, 9,097,743 shares of Common Stock will be outstanding and the Company will also have outstanding options and warrants to purchase up to a total of 2,832,000 shares of Common Stock. The 3,250,000 shares sold in the Offering and the 5,097,743 shares exchanged for Dunn's common stock pursuant to the Merger (other than the 3,790,000 shares issued to affiliates of the Company) will be freely tradable by the public. The 3,790,000 shares issued to affiliates of the Company in exchange for Dunn's common stock pursuant to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (which incorporates most of the conditions set forth in Rule 144 described below) or as otherwise permitted under the Securities Act and the rules and regulations thereunder. The remaining 750,000 outstanding shares of Common Stock (collectively, the "Restricted Shares") have not been registered under the Securities Act and may be resold publicly only pursuant to an effective registration under that act or pursuant to an available exemption from the registration requirements of that act (such as Rule 144 thereunder).

    In general under Rule 144, if a minimum of one year has elapsed since the later of the date of acquisition of the restricted securities from the issuer or from an affiliate of the issuer, a person (or persons whose shares of Common Stock are aggregated), including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of: (i) 1% of the then outstanding shares of Common Stock (i.e., 90,977 shares as of the Closing); and
(ii) the average weekly trading volume during a preceding period of four calendar weeks. Sales under Rule 144 are also subject to certain provisions as to the manner of sale, notice requirements and the availability of current public information about the Company. In addition, under Rule 144(k), if a period of at least two years has elapsed since the later of the date restricted securities were acquired from the Company or the date they were acquired from an affiliate of the Company, a stockholder who is not an affiliate of the Company at the time of sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell shares of Common Stock in the public market immediately without compliance with the foregoing requirements under Rule
144. In certain circumstances, Rule 144 permits a holder of restricted shares to "tack" his holding period with that of his predecessor(s) who were not affiliates at the time of transfer in order to meet Rule 144's holding period requirements. Under Rule 144, an affiliate of the Company may sell shares of Common Stock that are not "restricted securities" without regard to the one-year holding period applicable in the case of restricted securities, subject to the satisfaction of other conditions set forth in Rule 144. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

    The Company, its directors and executive officers and certain other security holders have agreed not to offer or sell any shares of Common Stock, or securities exchangeable, convertible or exercisable into or for shares of Common Stock for a period of 180 days following the date of the prospectus for the Offering without the prior approval of a representative for the underwriters of the Offering.

    The effect, if any, of the availability for sale or the sale of the shares of Common Stock eligible for future sale on the market price of the Common Stock prevailing from time to time is unpredictable, and no assurance can be given that the effect will not be adverse.

    VOLATILITY OF STOCK PRICE. The market prices of the stock of companies providing IT products and services, including Dunn, have been highly volatile. The market price of the Company's Common Stock is likely to be highly volatile and may increase or may decrease significantly as a result of factors such as actual or anticipated fluctuations in the Company's operating results, general conditions in the computer hardware and software industries, announcements of new products, technological innovations or new contracts by the Company or by its competitors, general market conditions and other factors. In addition, shortfalls in sales or earnings as compared with securities analysts' expectations, changes in such analysts' recommendations or projections and general economic conditions, may materially and adversely affect the market price of the Common Stock. Because it is anticipated that there will be a limited public float in the Common Stock and it will be thinly traded, sales of significant amounts of Common Stock in the public market could have a material adverse effect on the market price for the Common Stock. Although the Offering will result in there being a greater number of shares of the Company's Common Stock publicly traded than the number of Dunn shares publicly traded prior to the Offering, there can be no assurance that there will be a more active trading market in the Company's Common Stock than there has been in Dunn's shares.

    REQUIREMENT TO MAINTAIN A SECURITY CLEARANCE. One of the Company's Government contracts requires the Company to maintain a Government security clearance. If the Company were to lose this clearance, the Company would not be able to retain its current contract, and would not be able to obtain new contracts requiring security clearances.

    PROPRIETARY INFORMATION AND TECHNOLOGICAL CHANGE. The Company believes that its business is dependent on its technical and organizational knowledge, practices and procedures, and that the future success of the Company is based, in part, on its ability to keep up to date with new technological breakthroughs and incorporate such changes in its products, services and processes. Although Dunn and IDP each seeks to protect its proprietary information by confidentiality agreements with many of its employees, there can be no assurance that these measures will prevent the unauthorized disclosure of such information.

    PREFERRED STOCK. The Company's Articles of Incorporation authorize the issuance of 2,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be fixed from time to time by amendment of the Articles of Incorporation adopted by the Company's Board of Directors. Accordingly, the Company's Board of Directors is empowered, without further stockholder approval, to cause the issuance of preferred stock with dividend, liquidation, conversion, voting or other rights that could materially and adversely affect the voting power or other rights of the holders of the Common Stock. The Company has no current plans to issue any shares of preferred stock; however, in the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. See "Description of Company's Common Stock."

    NO DIVIDENDS. To date, no dividends have been declared or paid by Dunn, or by the Company on the Common Stock, and the Company does not anticipate declaring or paying any dividends in the foreseeable future, but rather intends to reinvest profits, if any, in its business. Investors should, therefore, be aware that it is unlikely that any dividends will be paid on the Common Stock in the foreseeable future. See "Dividend Policy."

    YEAR 2000 UNCERTAINTIES. Recently, national attention has focused on the potential problems and costs resulting from computer programs being written using two digits rather than four to define the applicable year. Any computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. While the Company believes that its internal software applications and the software in the systems it sells are year 2000 compliant, there can be no assurance until the year 2000 that all systems will function adequately then. If they do not, the result could be a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. Further, if the software applications of others on whose services the Company depends (such as suppliers and subcontractors) are not year 2000 compliant, such noncompliance could have a material adverse effect on the Company.

    The year 2000 problem can be corrected either through software programming, or the application can be ported to a client/server network. The Company believes that with its technical services and its client/ server hardware product line, it will provide year 2000 solutions.

                   DUNN SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected consolidated financial data of Dunn should be read in conjunction with the consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The consolidated statement of income data set forth below with respect to the fiscal years ended October 31, 1995, 1996 and 1997 and the consolidated balance sheet data as of October 31, 1996 and 1997 is derived from and is referenced to the audited consolidated financial statements of Dunn (a predecessor to the Company) included elsewhere in this Proxy Statement/Prospectus. The consolidated statement of income data set forth below with respect to the fiscal years ended October 31, 1993 and 1994 and the consolidated balance sheet data as of October 31, 1993, 1994 and 1995 is derived from audited consolidated financial statements of Dunn not included in this Proxy Statement/Prospectus.

    In the opinion of Dunn's management, the unaudited interim financial data reflect all adjustments necessary to present fairly the results of operations for the three months ended January 31, 1997 and 1998 and Dunn's financial position at January 31, 1998. These adjustments are of a normal, recurring nature. The results of operations of the interim periods are not necessarily indicative of results that may be expected for a year.

                                                                                                           THREE MONTHS
                                                               YEAR ENDED OCTOBER 31,                   ENDED JANUARY 31,
                                                -----------------------------------------------------  --------------------
                                                  1993       1994       1995       1996       1997       1997       1998
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENT OF INCOME DATA:
Net revenues..................................  $   5,812  $   4,429  $   7,491  $  18,099  $  21,766  $   5,505  $  10,429
Costs of revenues.............................      4,858      3,444      6,046     14,103     17,549      4,199      7,990
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit..................................        954        985      1,445      3,996      4,217      1,306      2,439
Selling, general and administrative...........        761      1,005        966      1,972      2,198        434      1,290
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income from operations........................        193        (20)       479      2,024      2,019        872      1,149
Other income (expense)........................         (1)       (32)         8         (9)        98          8        (43)
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) before income taxes.........        192        (52)       487      2,015      2,117        880      1,106
Provision for (benefit from) income taxes.....         65        (11)       244        776        795        334        417
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss).............................  $     127  $     (41) $     243  $   1,239  $   1,322  $     546  $     689
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) per share (1).................  $    0.05  $   (0.01) $    0.06  $    0.31  $    0.29  $    0.14  $    0.13
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earning (loss) per share(1)--assuming
  dilution....................................  $    0.05  $   (0.01) $    0.06  $    0.31  $    0.28  $    0.13  $    0.12
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average shares outstanding(1)........      2,800      3,158      4,000      4,000      4,552      4,000      5,150
Weighted average shares outstanding(1)
  assuming dilution(1)........................      2,800      3,158      4,000      4,000      4,679      4,050      5,715

                                                                       AT OCTOBER 31,
                                                    -----------------------------------------------------
                                                                                                            AT JANUARY
                                                                                                                31,
                                                      1993       1994       1995       1996       1997         1998
                                                    ---------  ---------  ---------  ---------  ---------  -------------
CONSOLIDATED BALANCE SHEET DATA:
Working capital...................................  $     351  $     340  $     512  $   1,722  $   4,339    $   5,116
Total assets......................................      1,149      2,503      3,647      5,275     18,703       15,519
Long-term debt....................................         75         23         --         --         75           70
Total liabilities.................................        804      2,046      3,047      3,335     10,465        6,592
Stockholders' equity..............................        345        457        600      1,939      8,238        8,927

------------------------
(1) The earnings per share amounts prior to fiscal 1998 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE. For further discussion of earnings per share and the impact of Statement No. 128, see Note 2 of the notes to Dunn's consolidated financial statements included herein.

                      IDP SELECTED COMBINED FINANCIAL DATA
                                 (IN THOUSANDS)

    The following selected combined financial data of IDP should be read in conjunction with the combined financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The combined statement of income data set forth below with respect to the fiscal years ended September 30, 1995, 1996 and 1997 and the combined balance sheet data as of September 30, 1996 and 1997 are derived from and are referenced to the audited combined financial statements of IDP included elsewhere in this Proxy Statement/ Prospectus.

    The combined statement of income data set forth below with respect to the fiscal year ended February 28, 1993, the seven month period ended September 30, 1993 and the fiscal year ended September 30, 1994 and the combined balance sheet data set forth below as of February 28, 1993, and September 30, 1993, 1994 and 1995 are derived from the unaudited combined financial statements of IDP not included in this Proxy Statement/Prospectus.

    In the opinion of IDP's management, the unaudited interim combined financial data reflects all adjustments necessary to present fairly the combined results of operations for the three months ended December 31, 1996 and 1997 and IDP's combined financial position as of December 31, 1997. These adjustments are of a normal, recurring nature. The results of operations of the interim periods are not necessarily indicative of results that may be expected for a year.

                                                                                                                           THREE
                                                                                                                          MONTHS
                                                                  SEVEN                                                    ENDED
                                                     YEAR        MONTHS                                                  DECEMBER
                                                     ENDED        ENDED              YEAR ENDED SEPTEMBER 30,               31,
                                                   FEB. 28,     SEPT. 30,   ------------------------------------------  -----------
                                                     1993         1993        1994       1995       1996       1997        1996
                                                  -----------  -----------  ---------  ---------  ---------  ---------  -----------
COMBINED STATEMENT OF INCOME DATA:
Sales...........................................   $   7,860    $   6,216   $  33,354  $  80,432  $  84,292  $  71,921   $  35,999
Cost of sales...................................       6,056        4,746      28,841     69,025     71,890     58,996      30,838
                                                  -----------  -----------  ---------  ---------  ---------  ---------  -----------
Gross profit....................................       1,805        1,470       4,513     11,407     12,402     12,925       5,161
Selling, general and administrative.............       1,827        1,156       3,865      8,709     11,233     11,599       3,651
                                                  -----------  -----------  ---------  ---------  ---------  ---------  -----------
Income (loss) from operations...................         (22)         314         648      2,698      1,169      1,326       1,510
Other income (expense)..........................         (83)         (87)         92       (483)        (9)      (563)       (184)
                                                  -----------  -----------  ---------  ---------  ---------  ---------  -----------
Income (loss) before income taxes...............        (105)         227         740      2,215      1,160        763       1,326
Income tax expense (benefit)....................         (25)         106         306        278        (18)      (418)        290
                                                  -----------  -----------  ---------  ---------  ---------  ---------  -----------
Net income (loss)...............................   $     (80)   $     121   $     434  $   1,937  $   1,178  $   1,181   $   1,036
                                                  -----------  -----------  ---------  ---------  ---------  ---------  -----------
                                                  -----------  -----------  ---------  ---------  ---------  ---------  -----------


                                                      1997
                                                  -------------
COMBINED STATEMENT OF INCOME DATA:
Sales...........................................    $  25,201
Cost of sales...................................       21,100
                                                  -------------
Gross profit....................................        4,100
Selling, general and administrative.............        3,694
                                                  -------------
Income (loss) from operations...................          406
Other income (expense)..........................         (218)
                                                  -------------
Income (loss) before income taxes...............          188
Income tax expense (benefit)....................           54
                                                  -------------
Net income (loss)...............................    $     134
                                                  -------------
                                                  -------------

                                                                        AT SEPTEMBER 30,
                                  AT FEBRUARY 28,  -----------------------------------------------------------  AT DECEMBER 31,
                                       1993           1993         1994         1995        1996       1997          1997
                                  ---------------  -----------  -----------  -----------  ---------  ---------  ---------------
COMBINED BALANCE SHEET DATA:
Working capital.................     $       7      $      24    $     136    $   1,773   $   2,640  $   2,935     $   2,980
Total assets....................         2,366          2,684        9,444       22,154      25,738     27,312        39,405
Long-term debt..................            21             49          134          144         225        164           161
Total liabilities...............         2,241          2,327        8,632       19,405      21,810     22,203        34,163
Stockholders' equity............           125            247          812        2,749       3,928      5,109         5,242

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    The unaudited pro forma combined balance sheet gives effect to the Merger, the IDP Acquisition and the sale of 3,250,000 shares of Common Stock offered by the Company in the Offering (at an assumed price to the public of $9.44 per share) and the application of net proceeds therefrom, as if each had occurred on January 31, 1998.

    The unaudited pro forma combined statement of operations for the Company's fiscal year ended October 31, 1997 gives effect to the Merger and the IDP Acquisition as if each had occurred on November 1, 1996. The unaudited pro forma combined statement of operations for the Company's three month period ended January 31, 1998 gives effect to the Merger and the IDP Acquisition as if each had occurred on November 1, 1996.

    The unaudited pro forma combined balance sheet and statements of operations are based on available information and on certain assumptions and adjustments described in the accompanying notes, which the Company believes are reasonable. The unaudited pro forma combined statements of operations are provided for informational purposes only and do not purport to present the results of operations of the Company had the transactions assumed therein occurred on or as of the dates indicated, nor are they necessarily indicative of the results of operations which may be achieved in the future. The unaudited pro forma combined statements of operations should be read in conjunction with the consolidated financial statements of Dunn, including the notes thereto, the combined financial statements of IDP, including the notes thereto, and the financial statements of STMS, including the notes thereto, included elsewhere in this Proxy Statement/Prospectus.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                        HISTORICAL   HISTORICAL      ACQUISITION       OFFERING       PRO FORMA
                                         DUNN (A)      IDP (B)     ADJUSTMENTS (C)  ADJUSTMENTS (G)   COMBINED
                                        ----------  -------------  ---------------  ---------------  -----------
Assets
  Current assets:
    Cash and cash equivalents.........  $  162,359  $     891,493   $ (14,900,000)(c)  $  14,900,000 $ 1,053,852
    Accounts receivable, net..........   8,373,278     14,595,651              --               --    22,968,929
    Employee and stockholder
      advances........................          --        118,587              --               --       118,587
    Prepaid expenses and other
      assets..........................     120,052      1,735,269              --               --     1,855,321
    Inventory, net....................   2,882,118     18,652,198              --               --    21,534,316
    Income taxes receivable...........          --        401,775              --               --       401,775
    Deferred income taxes.............          --        443,415              --               --       443,415
                                        ----------  -------------  ---------------  ---------------  -----------
  Total current assets................  11,537,807     36,838,388     (14,900,000)      14,900,000    48,376,195
    Property and equipment, net.......     598,257      2,325,143              --               --     2,923,400
    Deferred income taxes.............          --         17,631              --               --        17,631
    Investments.......................     275,000         31,200              --               --       306,200
    Goodwill and other intangible
      assets, net.....................   2,920,514             --      17,492,366(d)             --   20,412,880
    Other assets......................     186,958        193,027              --               --       379,985
                                        ----------  -------------  ---------------  ---------------  -----------
  Total assets........................  $15,518,536 $  39,405,389   $   2,592,366    $  14,900,000   $72,416,291
                                        ----------  -------------  ---------------  ---------------  -----------
                                        ----------  -------------  ---------------  ---------------  -----------
Liabilities and stockholders' equity
  Current liabilities
    Accounts payable..................  $2,153,011  $  17,495,811   $     800,000(e)             --  $20,448,822
    Accrued expenses..................     483,151      2,839,493              --               --     3,322,644
    Income taxes payable..............     417,662        112,174              --               --       529,836
    Notes payable--current portion....      12,840        420,467              --               --       433,307
    Obligations under capital leases--
      current portion.................      54,319             --              --               --        54,319
    Notes payable--related parties....          --      1,579,973              --               --     1,579,973
    Line of credit....................   2,826,789     11,340,942              --      (12,732,400)    1,435,331
    Unearned revenue..................     474,345             --              --               --       474,345
    Other liabilities.................          --         69,429              --               --        69,429
                                        ----------  -------------  ---------------  ---------------  -----------
  Total current liabilities...........   6,422,117     33,858,289         800,000      (12,732,400)   28,348,006
  Notes payable--long term portion....      47,105        160,860              --               --       207,965
  Obligation under capital
    leases-long-term portion..........      22,453             --              --               --        22,453
  Deferred rent.......................          --        143,606              --               --       143,606
  Deferred tax credit.................     100,000             --              --               --       100,000
                                        ----------  -------------  ---------------  ---------------  -----------
  Total liabilities...................   6,591,675     34,162,755         800,000      (12,732,400)   28,822,030
  Commitments
  Stockholders' equity:
    Preferred Stock, $.001 par value;
      2,000,000 shares authorized, no
      shares issued and outstanding...          --             --              --               --            --
    Common Stock, $.001 par value;
      20,000,000 shares authorized,
      5,150,000 shares issued and
      outstanding, historical Dunn and
      9,150,000 shares issued and
      outstanding, pro forma combined
      basis...........................       5,150             --             750(f)          3,250        9,150
    IDP common stock, no par value;
      5,000 shares authorized, 100
      shares issued and outstanding...          --         40,000         (40,000)(f)             --          --
    PRIMO common stock, no par value;
      10,000 shares authorized, 7,000
      shares issued and outstanding...          --        132,000        (132,000)(f)             --          --
    Additional paid-in capital........   5,087,371             --       7,034,250(f)     27,629,150   39,750,771
    Retained earnings.................   3,834,340      5,070,634      (5,070,634)(f)             --   3,834,340
                                        ----------  -------------  ---------------  ---------------  -----------
Total stockholders' equity............   8,926,861      5,242,634       1,792,366       27,632,400    43,594,261
                                        ----------  -------------  ---------------  ---------------  -----------
Total liabilities and stockholders'
equity................................  $15,518,536 $  39,405,389   $   2,592,366    $  14,900,000   $72,416,291
                                        ----------  -------------  ---------------  ---------------  -----------
                                        ----------  -------------  ---------------  ---------------  -----------

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                                       FISCAL YEAR 1997
                                     ------------------------------------------------------------------------------------
                                                                        IDP                                      STMS
                                       HISTORICAL     HISTORICAL    ACQUISITION                 HISTORICAL   ACQUISITION
                                        DUNN (H)        IDP (I)     ADJUSTMENTS   SUBTOTAL (J)   STMS (K)    ADJUSTMENTS
                                     --------------  -------------  ------------  ------------  -----------  ------------

Net revenues.......................  $   21,766,465  $  71,920,739   $       --    $93,687,204  $15,419,104   $       --

Costs of revenues..................      17,549,655     58,995,644           --    76,545,299    13,532,509           --
                                     --------------  -------------  ------------  ------------  -----------  ------------

Gross profit.......................       4,216,810     12,925,095           --    17,141,905     1,886,595           --

Selling, general and administrative
  expenses.........................       2,197,704     11,598,705           --    13,796,409     3,329,452           --

Amortization of intangible
  assets...........................              --             --    1,006,761(l)   1,006,761           --      240,000(l)
                                     --------------  -------------  ------------  ------------  -----------  ------------

Income (loss) from operations......       2,019,106      1,326,390   (1,006,761)    2,338,735    (1,442,857)    (240,000)

Other income (expense):

  Interest income..................         109,877         31,359           --       141,236        88,687           --

  Interest expense.................         (11,813)      (593,012)          --      (604,825)     (215,053)          --

  Miscellaneous, net...............              --         (1,109)          --        (1,109)      (31,150)          --

  Loss on property and equipment...              --             --           --            --      (182,338)          --
                                     --------------  -------------  ------------  ------------  -----------  ------------

Net income (loss) before income
  taxes............................       2,117,170        763,628   (1,006,761)    1,874,037    (1,782,711)    (240,000)

Provision for (benefit from) income
  taxes............................         794,870       (417,447)          --       377,423            --           --
                                     --------------  -------------  ------------  ------------  -----------  ------------

Income (loss) before extraordinary
  item.............................       1,322,300      1,181,075   (1,006,761)    1,496,614    (1,782,711)    (240,000)

Extraordinary gain on debt
  settlement.......................              --             --           --            --       359,716           --
                                     --------------  -------------  ------------  ------------  -----------  ------------

Net income (loss)..................  $    1,322,300  $   1,181,075   $(1,006,761)  $1,496,614   $(1,422,995)  $ (240,000)
                                     --------------  -------------  ------------  ------------  -----------  ------------
                                     --------------  -------------  ------------  ------------  -----------  ------------

EARNINGS PER COMMON SHARE:(P)

Income (loss) before extraordinary
  item.............................  $         0.29

Extraordinary gain on debt
  settlement.......................              --
                                     --------------

Net income per common share........  $         0.29
                                     --------------
                                     --------------

EARNINGS PER COMMON SHARE--
  ASSUMING DILUTION(P):

Income (loss) before extraordinary
  item.............................  $         0.28

Extraordinary gain on debt
  settlement.......................              --
                                     --------------

Net income per common share--
  assuming dilution................  $         0.28
                                     --------------
                                     --------------


                                       PRO FORMA
                                       COMBINED
                                     -------------
Net revenues.......................  $ 109,106,308
Costs of revenues..................     90,077,808
                                     -------------
Gross profit.......................     19,028,500
Selling, general and administrative
  expenses.........................     17,125,861
Amortization of intangible
  assets...........................      1,246,761
                                     -------------
Income (loss) from operations......        655,878
Other income (expense):
  Interest income..................        229,923
  Interest expense.................       (819,878)
  Miscellaneous, net...............        (32,259)
  Loss on property and equipment...       (182,338)
                                     -------------
Net income (loss) before income
  taxes............................       (148,674)
Provision for (benefit from) income
  taxes............................        377,423
                                     -------------
Income (loss) before extraordinary
  item.............................       (526,097)
Extraordinary gain on debt
  settlement.......................        359,716
                                     -------------
Net income (loss)..................  $    (166,381)
                                     -------------
                                     -------------
EARNINGS PER COMMON SHARE:(P)
Income (loss) before extraordinary
  item.............................  $       (0.07)
Extraordinary gain on debt
  settlement.......................           0.05
                                     -------------
Net income per common share........  $       (0.02)
                                     -------------
                                     -------------
EARNINGS PER COMMON SHARE--
  ASSUMING DILUTION(P):
Income (loss) before extraordinary
  item.............................          (0.07)
Extraordinary gain on debt
  settlement.......................           0.05
                                     -------------
Net income per common share--
  assuming dilution................  $        0.02
                                     -------------
                                     -------------

                                                                                 FIRST QUARTER OF FISCAL YEAR 1998
                                                                     ----------------------------------------------------------
                                                                                                        IDP
                                                                       HISTORICAL     HISTORICAL    ACQUISITION     PRO FORMA
                                                                         DUNN(M)        IDP(N)      ADJUSTMENTS      COMBINED
                                                                     ---------------  -----------  --------------  ------------

Net revenues.......................................................  $    10,429,168  $25,200,523  $           --  $ 35,629,691

Costs of revenues..................................................        7,989,879   21,100,060              --    29,089,939
                                                                     ---------------  -----------  --------------  ------------

Gross profit.......................................................        2,439,289    4,100,463              --     6,539,752

Selling, general and administrative expenses.......................        1,235,845    3,694,449              --     4,930,294

Amortization of intangible assets..................................           54,326           --         251,690(o)      306,016
                                                                     ---------------  -----------  --------------  ------------

Income from operations.............................................        1,149,118      406,014        (251,690)    1,303,442

Other income (expense):

  Interest income..................................................               --        1,504              --         1,504

  Interest expense.................................................          (37,618)    (224,536)             --      (262,154)

  Miscellaneous, net...............................................           (5,132)       4,544              --          (588)
                                                                     ---------------  -----------  --------------  ------------

Net income (loss) before income taxes..............................        1,106,368      187,526        (251,690)    1,042,204

Provision for (benefit from) income taxes..........................          417,662       53,718              --       471,380
                                                                     ---------------  -----------  --------------  ------------

Net income (loss)..................................................  $       688,706  $   133,808  $     (251,690) $    570,824
                                                                     ---------------  -----------  --------------  ------------
                                                                     ---------------  -----------  --------------  ------------

Earnings per share.................................................  $          0.13                               $       0.07
                                                                     ---------------                               ------------
                                                                     ---------------                               ------------

Earnings per share--assuming dilution..............................  $          0.12                               $       0.06
                                                                     ---------------                               ------------
                                                                     ---------------                               ------------

            NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

------------------------

(a) Consolidated Balance Sheet of Dunn as of January 31, 1998.

(b) Combined Balance Sheet of IDP as of December 31, 1997.

(c) Represents adjustments for the IDP Acquisition based on a purchase price of approximately $14.9 million in cash and an aggregate of 750,000 shares of Common Stock. The 750,000 shares of the Company's Common Stock were valued at a price per share of $9.38, which represents the closing market price of Dunn's Common Stock on January 31, 1998, the assumed date of acquisition for pro forma presentation. The purchase price has been allocated on a preliminary basis to the assets and liabilities acquired based on fair values of such assets and liabilities which are estimated to approximate their book value.

(d) Represents certain intangible assets of IDP as determined by the Company. The amounts allocated to intangible assets were as follows: $1,000,000 to work force and $16,492,366 to goodwill and trademarks. All of the intangible assets will be amortized on a straight-line basis over lives ranging from five to twenty years.

(e) Represents $800,000 in estimated investment banking, legal, accounting and printing expenses related to the IDP Acquisition.

(f) Represents elimination of IDP's stockholders' equity accounts, and issuance of 750,000 shares of the Company's Common Stock valued at a price of $9.38 per share.

(g) Gives effect to the sale of 3,250,000 shares of Common Stock offered by the Company in the Offering (at an assumed price to the public of $9.44 per share) and the application of the net proceeds therefrom.

(h) Consolidated Statement of Operations for Dunn for the fiscal year ended October 31, 1997.

(i) Combined Statement of Operations for IDP for the fiscal year ended September 30, 1997.

(j) The Company has presented the combined statement of operations for Dunn and IDP as the Company believes that this presentation is necessary for a reader's understanding of the pro forma results of the combined entity. The Company believes that STMS' statement of operations for the period from November 1, 1996 to August 31, 1997 (effective date of the STMS Acquisition) includes certain non-recurring charges that distort the overall pro forma presentation. Futhermore, the Company believes that STMS will not operate in the future at similar net loss levels.

(k) Statement of Operations for STMS from November 1, 1996 to August 31, 1997 (effective date of STMS Acquisition).

(l) Represents amortization expense of $1,006,761 and $240,000 related to the intangible assets acquired in the IDP and STMS Acquisitions, respectively.

(m) Consolidated Statement of Operations for Dunn for the three months ended January 31, 1998.

(n) Combined Statement of Operations for IDP for the three months ended December 31, 1997.

(o) Represents amortization expense of $251,690 related to the intangible assets acquired in the IDP Acquisition.

(p) In 1997, the Financial Accounting Standards Board issued Statement No 128, EARNINGS PER SHARE. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options and warrants. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement 128 requirement.

                  SUMMARY UNAUDITED COMPARATIVE PER SHARE DATA

    The following comparative per share data sets forth for the periods presented Dunn, on an historical basis, and the Company, on a pro forma basis, giving effect to Merger and the IDP Acquisition. Neither Dunn nor the Company has ever paid cash dividends on its common stock. The data set forth below should be read in conjunction with the audited and unaudited consolidated financial statements of Dunn, including notes thereto, which are included in this Proxy Statement/Prospectus. The data should also be read in conjunction with the unaudited consolidated financial statements of Dunn as of and for the three months ended January 31, 1998 and the summary unaudited pro forma combined financial data, including notes thereto, included elsewhere in this Proxy Statement/Prospectus.

                                                                                                      THREE MONTHS
                                                                                    YEAR ENDED            ENDED
                                                                                 OCTOBER 31, 1997   JANUARY 31, 1998
                                                                                 -----------------  -----------------
Dunn Historical:
  Income from continuing operations............................................      $    0.44          $    0.22
  Income from continuing operations--assuming dilution.........................      $    0.43          $    0.20
  Book value per share(1)......................................................      $    1.60          $    1.73
Company Pro Forma:
  Earnings per share...........................................................      $    0.12          $    0.22
  Earnings per share--assuming dilution........................................      $    0.12          $    0.20
  Book value per share(2)......................................................      $      --          $    2.71
Pro Forma Equivalent(3):
  Earnings per share...........................................................      $    0.12          $    0.22
  Earnings per share--assuming dilution........................................      $    0.12          $    0.20
  Book value equivalent........................................................      $      --          $    2.71

------------------------------

(1) The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period.

(2) The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares outstanding at the end of each period.

(3) The pro forma equivalent combined share amounts are calculated by multiplying the combined pro forma per share amounts by the exchange ratio of one share of Dunn common stock for each share of Company Common Stock.

                       PRICE RANGE OF DUNN'S COMMON STOCK

    Since April 1997, Dunn's common stock has been traded in the over-the-counter market and prices are quoted on the Nasdaq National Market under the symbol DNCC. The following table sets forth the high and low selling prices for Dunn's common stock as reported by the Nasdaq National Market. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                   PRICE RANGE OF
                                    COMMON STOCK
                                 -------------------
                                  HIGH        LOW
                                 -------    --------
FISCAL 1997
  First Quarter...............       not public
  Second Quarter..............   $ 7 1/8    $ 5
  Third Quarter...............   $ 7 1/4    $ 5 5/8
  Fourth Quarter..............   $ 7 5/16   $ 5 1/2

FISCAL 1998
  First Quarter...............   $10 5/16   $ 6 21/32
  Second Quarter (through
    March 31, 1998)...........   $10        $ 8 1/4
  February 6, 1998(1).........   $ 9 1/8    $ 8 15/16
  March 6, 1998(2)............   $ 8 3/4    $ 8 11/16

------------------------------

(1) Last trading date preceding the public announcement of the IDP Acquisition.

(2) Last trading date prior to the execution of the Acquisition Agreement, which includes the form of Merger Agreement.

    On April 1, 1998, the closing price of Dunn's common stock as reported by the Nasdaq National Market was $9 13/16 per share. There were approximately 1,000 beneficial holders of Dunn's common stock as of such date.

    The Company's Common Stock has no trading history. The Common Stock will be quoted on the Nasdaq National Market under the same symbol, DNCC, which has previously been the symbol for Dunn's common stock.

                                DIVIDEND POLICY

    Neither Dunn nor the Company has ever paid or declared a dividend. The payment of cash dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements, financial condition and other relevant factors. The Company intends, for the foreseeable future, to retain future earnings for use in the Company's business. See "Risk Factors--No Dividends."

                       THE MERGER AND THE IDP ACQUISITION
                             (ITEM 1 OF PROXY CARD)

    THE FOLLOWING INFORMATION RELATING TO THE MERGER AGREEMENT AND THE ACQUISITION AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THESE AGREEMENTS WHICH ARE ATTACHED AS APPENDICES HERETO AND INCORPORATED HEREIN BY REFERENCE. PLEASE READ THESE AGREEMENTS IN FULL.

GENERAL DESCRIPTION OF THE MERGER AND IDP ACQUISITION

    Under the Merger Agreement, Dunn will be acquired by and become a wholly-owned subsidiary of the Company. The Company is a new corporate entity organized by Dunn for the purpose of effecting the IDP Acquisition. In connection with the Merger, each outstanding share of Dunn common stock (other than shares held in Dunn's treasury) will be converted into the right to receive one share of Company Common Stock. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with Delaware law, Merger Sub (a wholly owned subsidiary of the Company) will merge with and into Dunn, the separate existence of Merger Sub will cease, and Dunn will be the surviving corporation and will continue as a wholly-owned subsidiary of the Company.

    Under the Acquisition Agreement, Dunn and the Company have agreed to pay the IDP Sellers approximately $14.9 million in cash (the "Cash Portion") and 750,000 shares of Company Common Stock, subject to adjustment (the "Share Portion") to acquire all of the outstanding capital stock of IDP Co. and, through a newly-formed subsidiary, to acquire substantially all of the net assets of PRIMO. In connection with the Share Portion, the Company will grant certain of the IDP Sellers piggy-back registration rights and under certain conditions demand registration rights. The Company intends to finance the Cash Portion of the IDP Acquisition with part of the proceeds from the Offering of 3,250,000 shares of the Company's Common Stock. Upon completion of the IDP Acquisition, the Merger and the Offering, the IDP Sellers, in the aggregate, will own approximately 8.2% of the Company's outstanding Common Stock (or 8.0% if an over allotment option issued to the underwriters of the Offering is exercised in full).

    Consummation of the Merger will occur upon the filing of a certificate of merger, together with any required certificates, with the Delaware Secretary of State. The certificate of merger will be filed concurrently with the closing of the IDP Acquisition, which will occur if and when the conditions to the IDP Acquisition have been satisfied or waived, and upon the completion of the Offering. Upon completion of the Merger and the IDP Acquisition, the Company will become a holding company owning, either directly or through subsidiaries, 100% of the shares of Dunn and IDP Co. and substantially all of the net assets of PRIMO. The reorganization effected by the Merger is a necessary step towards completion of the IDP Acquisition. THE MERGER WILL OCCUR ONLY CONTEMPORANEOUSLY WITH THE SUCCESSFUL CONSUMMATION OF THE IDP ACQUISITION AND THE OFFERING.

RECOMMENDATION OF THE BOARD OF DIRECTORS; DUNN'S REASONS FOR THE IDP ACQUISITION

    DUNN'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE ACQUISITION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAS DETERMINED THAT THE MERGER AND THE IDP ACQUISITION ARE FAIR AND IN THE BEST INTERESTS OF DUNN AND ITS STOCKHOLDERS. ACCORDINGLY, DUNN'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT.

    Through the IDP Acquisition, Dunn will acquire a leading manufacturer in the Government market of portable and desktop computer systems and network servers and a provider of repair and warranty services. IDP manufactures its products in its ISO 9000 certified facility in Gaithersburg, Maryland and in its facility in Guayama, Puerto Rico. Additionally, IDP has spent the last four years developing a proprietary management system that enables it to provide build-to-order systems to the federal Government.

    According to estimates of an IT industry research group, IDP was the second leading supplier of notebook computers ahead of International Business Machine Corporation ("IBM"), Compaq Computer Corporation ("Compaq") and Dell Computer Corporation ("Dell") and was the ninth largest supplier of desktop systems to the federal Government in its fiscal 1996. IDP's customers include the agencies within the Department of Defense, Department of Justice and Social Security Administration. IDP had total revenues of approximately $71.9 million for fiscal 1997 and after giving effect to the IDP Acquisition and the STMS Acquisition, the Company's pro forma combined revenue for fiscal 1997 was $109.1 million.

    Dunn's management considers the IDP Acquisition to be consistent with Dunn's growth strategy and believes that the IDP Acquisition will result in the benefits set forth below, among others.

    DOUBLE EXISTING GOVERNMENT CUSTOMER BASE. Dunn believes the increase in the Company's Government customer base is the most important element of the IDP Acquisition. Dunn's customer base as of January 31, 1998 was over 450. As of the Closing, the Company's Government customer base will be more than 950. IDP estimates that it has sold more than 54,000 portable computers and 47,000 desktop computers to the federal Government and actively maintains over 30,000 systems. The changes in the procurement regulations of the Government have enabled Government purchasers to buy from an expanding array of vendors. Dunn believes that the vast majority of these customers will continue to purchase their computer hardware and technical services needs from those vendors with whom they have a satisfactory working relationship. By doubling its customer base early in the new procurement landscape, management believes it will obtain a competitive advantage by developing a large network of loyal and satisfied customers.

    EXPAND THE COMPANY'S PORTABLE COMPUTER PRODUCT LINE. IDP has a full line of portable notebook computers and provides the customer support organization required to further penetrate both the Government and commercial markets. Portable computers, which represent the fastest growing segment of the computer hardware market, accounted for approximately 40% of revenues in IDP's fiscal 1997. Prior to the IDP Acquisition, Dunn has not had a full line of portables, and has not had the required support organization. With the IDP Acquisition, Dunn is positioned to meet the portable computer needs of its Government and commercial customers.

    PROVIDE COST SAVINGS AND ECONOMIES OF SCALE. Dunn expects significant consolidated cost savings to result from the IDP Acquisition. For example, Dunn expects the IDP Acquisition to: (i) result in greater volume discounts on purchased part inventory; (ii) reduce overhead expense through the elimination of duplicative operations and centralization of certain general and administrative functions; (iii) create economies of scale from combined utilization of facilities and production lines; (iv) reduce outside professional fees; and (v) reduce costs from the integration of benefit plans.

PURCHASE PRICE FOR THE IDP ACQUISITION

    Dunn and the Company have agreed to pay the IDP Sellers $14.9 million in cash and 750,000 shares of Company stock to acquire all of the shares of IDP Co. and substantially all of the net assets of PRIMO. The Acquisition Agreement provides that this purchase price is subject to adjustment as described below.

    ADJUSTMENT TO SHARE PORTION. If the Average Closing Price (as defined below) for a share of Dunn common stock is less than $7.50, the Share Portion shall be adjusted upward to that number of shares which multiplied by the Average Closing Price equals $5,625,000. "Average Closing Price" shall be the average of the mean between the closing high bid and asked prices for a share of Dunn common stock as reported on the Nasdaq National Market for the twenty consecutive trading days immediately preceding the date two business days before the closing of the IDP Acquisition. If Dunn declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the Acquisition Agreement and the closing of the IDP Acquisition, the Share Portion shall be appropriately adjusted to account therefor.

    ADJUSTMENT TO CASH PORTION. The purchase price shall be adjusted downward if and to the extent that the combined balance sheet of IDP Co. and PRIMO as of the Closing reflects a net asset value (net worth) of IDP Co. and PRIMO on a combined basis of less than $5,108,826 at Closing (any such difference, the "Shortfall Amount"). The IDP Sellers shall pay to the Company the Shortfall Amount in cash or shares of Company Common Stock (valued for this purpose at $8.50 per share), or a combination thereof, as the IDP Sellers shall elect, within ten days of written acceptance by the Company of the closing balance sheet.

    The purchase price shall be adjusted upward if the combined balance sheet of IDP Co. and PRIMO as of the Closing reflects a net worth of IDP Co. and PRIMO on a combined basis of more than $5,242,634 at Closing (any such difference, the "Excess Amount"); such adjustment shall be the amount of the Excess Amount up to a maximum adjustment of $500,000. For purposes of this calculation, certain expenses relating to the entering into of the Acquisition Agreement and the Offering are to be deducted from the liabilities of IDP Co. and PRIMO on the closing balance sheet.

MERGER CONSIDERATION

    Upon consummation of the Merger each share of Dunn common stock shall be converted into the right to receive one share of the Company's Common Stock

    When the Merger is effective, all shares of Dunn common stock outstanding immediately prior to the Merger will automatically be canceled and retired and will cease to exist, and each certificate previously representing any such shares will thereafter represent only the right to receive the same number of shares of the Company's Common Stock. Upon the effectiveness of the Merger, the Company will be the sole stockholder of Dunn.

TREATMENT OF DUNN STOCK OPTIONS AND WARRANTS

    As of March 31, 1998, there were options and warrants outstanding to acquire 2,032,000 shares of Dunn common stock, including (i) 1,832,000 options outstanding under Dunn's 1997 Stock Option Plan (the "1997 Stock Option Plan"),
(ii) warrants to purchase 100,000 shares of Dunn common stock issued to JDK & Associates, Inc., as part of the consideration for consulting services provided to Dunn, and (iii) warrants to purchase, in the aggregate, 100,000 shares of Dunn common stock issued to certain underwriters in connection with Dunn's initial public offering in April 1997. Each option and warrant that is outstanding as of the effective time of the Merger will be converted into an option or warrant, as the case may be, to purchase the same number of shares of the Company's Common Stock at the same exercise price; provided, however, that in the case of any incentive stock option issued pursuant to section 422 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be further adjusted to the extent necessary to maintain incentive stock option status of the option. Any unvested options and warrants so converted will retain the same vesting schedule. Each Dunn option and warrant that is converted into an option or warrant to acquire the Company's Common Stock will be on terms and conditions substantially the same as those applicable to such Dunn option or warrant prior to the Merger. As soon as practicable after the Merger, the Company will deliver to each holder of an outstanding option and warrant an appropriate notice setting forth such holder's rights pursuant thereto. The shares of the Company's Common Stock underlying the Dunn options issued under the 1997 Stock Option Plan and converted into the Company's options will be issued under a registration statement on Form S-8.

EXCHANGE OF CERTIFICATES

    EXCHANGE AGENT. At the closing of the Merger, the Company will deposit with an exchange agent designated by the Company and reasonably acceptable to Dunn certificates evidencing the shares of the Company's Common Stock issuable in exchange for shares of Dunn common stock and new option and warrant agreements representing the right to purchase shares of the Company's Common Stock. The Company will also make available to the exchange agent from time to time as needed, any additional cash required to pay any dividends or distributions subsequent to the Merger with respect to certificates for shares of the Company's Common Stock held by the exchange agent.

    EXCHANGE PROCEDURES, NO FURTHER RIGHTS IN DUNN COMMON STOCK. Following Closing, the Company will instruct the exchange agent to mail to each holder of record of Dunn common stock, stock options and warrants a letter of transmittal and instructions to effect the surrender of the certificates representing Dunn common stock or the option or warrant agreement in exchange for certificates evidencing the Company's Common Stock or a new option or warrant agreement, as the case may be. Upon surrender thereof with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such certificate or stock option or warrant will receive in exchange therefor the certificate or certificates of shares of the Company's Common Stock, or a new option or warrant agreement, that such holder is entitled to receive as a result of the Merger. The certificate representing Dunn common stock so surrendered will forthwith be canceled. Until so surrendered, each outstanding certificate that previously represented shares of Dunn common stock will be deemed to evidence only the right to receive upon such surrender the same number of shares of the Company's Common Stock.

    DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO DUNN STOCKHOLDERS PROMPTLY FOLLOWING THE EFFECTIVE TIME OF THE MERGER AS TO THE METHOD OF EXCHANGING CERTIFICATES FORMERLY REPRESENTING SHARES OF DUNN COMMON STOCK. DUNN STOCKHOLDERS SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR SHARES TO THE EXCHANGE AGENT OR DUNN PRIOR TO RECEIPT OF THE TRANSMITTAL LETTER.

    DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED DUNN SHARES. No dividends or other distributions declared or made with respect to the Company's Common Stock with a record date after the effective time of the Merger will be paid to the holder of any unsurrendered Dunn stock certificate with respect to the shares of the Company's Common Stock such holder is entitled to receive pursuant to the Merger Agreement until such holder shall surrender such certificate. Subject to applicable law and the provisions of the Merger Agreement, following the surrender of any such certificate there will be paid to the record holder of the shares of the Company's Common Stock issued in exchange for such certificate, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Merger theretofore paid with respect to such shares of the Company's Common Stock.

    TRANSFERS OF OWNERSHIP. If any certificate for shares or the Company's Common Stock is requested to be issued in a name other than that in which the certificate representing shares of Dunn common stock surrendered in exchange therefore is registered, it will be a condition of the issuance that the certificate surrendered will be properly endorsed and otherwise in proper form for transfer. Also, the person requesting such exchange will have to pay the Company or any designated agent any transfer or other taxes required by reason of the issuance of a certificate for shares of the Company's Common Stock in any name other than that of the registered holder of the certificate surrendered.

    TERMINATION OF EXCHANGE FUND, NO LIABILITY, AND WITHHOLDING RIGHTS. At any time following six months after the effective date of the Merger, the Company will be entitled to require the exchange agent to deliver to the Company all stock certificates, and any cash for the payment of dividends or distributions subsequent to the Merger, that have been made available to the exchange agent by the Company and that have not been delivered to holders of certificates representing shares of Dunn common stock. Thereafter, such holders will be entitled to look only to the Company as general creditors thereof with respect to the stock certificates and any such cash to which they are entitled. However, neither the Company, Merger Sub nor Dunn will be liable to any holder of Dunn common stock for any stock certificates or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. The Company or the exchange agent will be entitled to deduct and withhold from any dividends or distributions otherwise payable to any Dunn stockholder such amounts as the Company or the exchange agent is required to deduct and withhold with respect to the making of such payment under any provisions of federal, state, local or foreign tax law.

    LOST, STOLEN OR DESTROYED CERTIFICATES. No one will receive a certificate for shares of the Company's Common Stock in exchange for a certificate for shares of Dunn common stock that has been lost, stolen or destroyed without first delivering an affidavit and an indemnity bond.

ANTICIPATED ACCOUNTING TREATMENT

    The IDP Acquisition will be accounted for as a "purchase" as such term is used under generally accepted accounting principles. Accordingly, from and after the Merger, IDP's combined results of operations will be included with Dunn's in the Company's consolidated results of operations. For purposes of preparing consolidated financial statements, the Company will establish a new accounting basis for IDP's assets and liabilities based upon the fair market values thereof and the Company's purchase price, including the fees and other costs associated with the IDP Acquisition at the date of consummation. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma combined financial information appearing elsewhere in this Proxy Statement/Prospectus are preliminary and have been made solely for purposes of developing such pro forma combined financial information to comply with the disclosure requirements of the Securities and Exchange Commission. Although the final allocation of the purchase price to the fair values of IDP's assets and liabilities may differ, the pro forma combined financial information reflects management's best estimate based upon currently available information. See "Summary Unaudited Pro Forma Combined Financial Data."

    In connection with the Merger, Dunn's historical financial statements will be included in the Company's consolidated financial statements based on historical carrying amounts.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of certain federal income tax consequences applicable as a result of the Merger and the IDP Acquisition to holders of Dunn common stock, Dunn and the Company. This summary is based upon the provisions of the Code, applicable Treasury Regulations thereunder, judicial decisions, and current administrative rulings.

    Jones, Day, Reavis & Pogue, counsel for Dunn, is delivering an opinion to Dunn to the effect that the description of the federal income tax consequences to holders of Dunn common stock, Dunn and the Company contained under the heading "--Treatment of Holders of Dunn Common Stock, Dunn and the Company" below correctly sets forth the material federal income tax consequences of the Merger and the IDP Acquisition for such persons. This opinion is based upon, among other things, a representation letter provided by Dunn to counsel containing customary statements relating to planned dispositions of Company stock by certain holders of Dunn stock, plans on the part of the Company to undertake or cause Dunn to undertake transactions outside of the ordinary course of business, and certain other technical requirements under the Code.

    No rulings have been or will be requested from the Internal Revenue Service (the "IRS") with respect to any of the matters discussed herein, and the opinion of counsel described above is not binding on the IRS. There can be no assurance that future legislation, regulations, administrative rulings, or court decisions will not adversely affect the accuracy of the statements contained herein.

    TREATMENT OF HOLDERS OF DUNN COMMON STOCK, DUNN AND THE COMPANY

    The following discussion does not address all aspects of federal income taxation that may be important to particular taxpayers in light of their personal investment circumstances or to taxpayers subject to special treatment under the federal income tax laws (including life insurance companies, foreign persons, tax-exempt entities, and holders who acquired their Dunn common stock pursuant to the exercise of employee stock options or otherwise as compensation) and does not address any aspect of state, local, or foreign taxation. This summary also assumes that the Dunn common stock will be held as capital assets at the effective time of the Merger.

    The Merger will be treated for federal income tax purposes as a reorganization described in section 368(a) of the Code and/or a transfer of property by the Dunn stockholders to the Company described in section 351 of the Code. Accordingly, a holder of Dunn common stock who, pursuant to the Merger, exchanges such stock for the Company's Common Stock will not recognize gain or loss upon such exchange. The tax basis of the Company's Common Stock received in the Merger by such holder will be equal to the tax basis of the Dunn common stock surrendered and the holding period of the Company's Common Stock will include the holding period of such Dunn common stock surrendered. Neither Dunn nor the Company will recognize gain or loss as a result of the Merger.

    Neither the Dunn Stockholders, Dunn nor the Company will recognize gain or loss as a result of the IDP Acquisition.

STOCK EXCHANGE LISTING

    It is a condition to the consummation of the Merger that the shares of the Company's Common Stock to be issued in connection with the Merger be approved for listing on the Nasdaq National Market, subject to official notice of issuance. It is expected that the Company's Common Stock will trade after the Closing on the Nasdaq National Market under the symbol "DNCC," the symbol used by Dunn prior to the Closing.

RESTRICTIONS ON RESALE FOR AFFILIATES

    The Company's Common Stock issuable in the Merger has been registered under the Securities Act, but this registration does not cover resales by those stockholders of Dunn or the Company who are deemed to control, be controlled by, or be under common control with Dunn or the Company, respectively, within the meaning of the Securities Act ("affiliates"). Affiliates may not sell their shares of the Company's Common Stock acquired in the Merger except pursuant to an effective registration statement under the Securities Act covering the resale of such shares, or in compliance with the resale provisions of Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act.

    In addition, all of the Company's directors, executive officers and certain security holders (who will hold securities relating to an aggregate 4,676,939 shares of the Company's Common Stock), have agreed not to sell or offer to sell or otherwise dispose of any shares of the Company's Common Stock or any securities exchangeable, convertible or exercisable into shares of Common Stock until 180 days from the date of the prospectus for the Offering without the prior approval of a representative for the underwriters of the Offering, except pursuant to gifts or pledges in which the donee or pledgee agrees to be bound by such restrictions, without the prior written consent of the underwriter of the Offering. These agreements are enforceable only by the parties thereto, and are subject to rescission or amendment at any time without approval of other stockholders.

DISSENTERS' RIGHTS

    Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") provides appraisal rights (also referred to as "dissenters' rights") to stockholders of a Delaware corporation in certain situations. However, section 262 appraisal rights are not available for shares of a corporation in a merger if the corporation's shares are listed on a national securities exchange or included on the Nasdaq National Market and if, in consideration for those shares, the stockholder receives shares of the corporation surviving or resulting from the merger and such surviving corporation's shares are also listed on a national securities exchange or included on the Nasdaq National Market. Since the Merger is being effected pursuant to the above provisions of the DGCL, appraisal rights will not be available to Dunn stockholders in connection with the Merger.

IDP ACQUISITION REPRESENTATIONS AND WARRANTIES

    The Acquisition Agreement contains, subject to certain exceptions, similar representations concerning IDP Co. and PRIMO (made by the IDP Sellers) and concerning Dunn and the Company as to, among other things: due organization and good standing; corporate authorization to enter into the contemplated transactions; approvals required in connection with the contemplated transactions; absence of any breach of organizational documents and contracts and other agreements as a result of the contemplated transactions; capitalization; ownership of shares; financial statements; status of agreements; government contracts; absence of material changes (including changes which would have a material adverse effect); absence of undisclosed material liabilities; compliance with laws and court orders; litigation; tax matters; employee matters; environmental matters; and patents and other proprietary rights.

    The IDP Sellers have agreed to indemnify the Company and the Company has agreed to indemnify the IDP Sellers until the second anniversary of the Closing of the IDP Acquisition for losses resulting from breaches of certain representations and warranties. Neither the Company nor the IDP Sellers are required to indemnify the other unless and until the aggregate amount of such losses exceeds $500,000, whereupon the Company or the IDP Sellers, as the case may be, are entitled to receive indemnity payments to the full extent of the aggregate amount of losses not to exceed $10.0 million.

CONDITIONS PRECEDENT TO THE IDP ACQUISITION

    The obligations of Dunn to consummate the IDP Acquisition are subject to the following conditions, any one or more of which may be waived by Dunn:

    (1) the representations and warranties with respect to IDP Co. and PRIMO must be true and correct in all material respects on and as of the Closing of the IDP Acquisition with the same effect as though such representations and warranties were made on and as of such date; the covenants required to be performed by the IDP Sellers must have been performed in all material respects; and no material adverse change shall have occurred with respect to the financial condition, assets or business of IDP Co. and PRIMO;

    (2) certain third-party consents shall have been obtained and there shall not have been entered a preliminary or permanent injunction, restraining order or other judicial or administrative order the effect of which would prohibit the IDP Acquisition;

    (3) IDP Co. and PRIMO shall have entered into employment agreements with two of the IDP Sellers, George D. Fuster and D. Oscar Fuster, who respectively are the President and Executive Vice President of IDP Co. and the Vice President and President of PRIMO, in the forms attached to the Acquisition Agreement pursuant to which, among other things each executive will be entitled to stock options to purchase up to 300,000 shares of the Company's Common Stock (subject to adjustment to 400,000 shares of Common Stock if the price per share for which the Company's Common Stock is sold in the Offering exceeds $10);

    (4) certain indebtedness of IDP Co. running to the IDP Sellers and certain of their relatives in the principal amount of $1,557,057 shall have been refinanced;

    (5) the prior spin-off of certain assets and liabilities of IDP Co. (described in Exhibit G to the Acquisition Agreement attached hereto) to F Squared Engineering, Corp., the outstanding stock of which will be owned by the IDP Sellers;

    (6) there shall have been furnished to Dunn a favorable opinion of Thacher Proffitt & Wood in the form attached to the Acquisition Agreement; and

    (7) the Offering shall have occurred, the net proceeds of which are at least equal to $14.9 million, the Cash Portion of the purchase price; and at the effective date of the Merger, the Company's Common Stock to be issued in connection with the Merger and the Offering shall be approved for listing on the Nasdaq National Market.

    The obligations of the IDP Sellers to consummate the IDP Acquisition are subject to the following conditions, any one or more of which may be waived by the IDP Sellers:

    (1) the Company shall have delivered to the IDP Sellers both the Cash Portion and the Share Portion of the purchase price for the IDP Acquisition;

    (2) the representations and warranties with respect to Dunn and the Company must be true and correct in all material respects on and as of the closing of the IDP Acquisition with the same effect as though such representations and warranties were made on and as of such date; the covenants required to be performed by Dunn and the Company must have been performed in all material respects; and no material adverse change shall have occurred with respect to the financial condition, assets or business of Dunn;

    (3) there shall not have been entered a preliminary or permanent injunction, restraining order or other judicial or administrative order the effect of which would prohibit the IDP Acquisition;

    (4) IDP Co. and PRIMO shall have entered into employment agreements with two executives of IDP Co. referred to above; the Company shall have entered into a registration rights agreement with the IDP Sellers in the form attached to the Acquisition Agreement; and certain IDP Sellers shall have been duly appointed to the Board of Directors of the Company;

    (5) there shall have been furnished to the IDP Sellers a favorable opinion of Jones, Day, Reavis & Pogue in the form attached to the Acquisition Agreement; and

    (6) the Offering shall have occurred, the net proceeds of which are at least equal to $14.9 million, the Cash Portion of the purchase price.

CONDUCT OF BUSINESS PENDING THE IDP ACQUISITION

    COVENANTS OF IDP. The Acquisition Agreement provides that unless otherwise consented to by Dunn, prior to the Closing of the IDP Acquisition the IDP Sellers will cause IDP to: (i) use reasonable efforts to keep the business of IDP intact and not take or knowingly permit to be taken actions other than in the ordinary course of business as the same is presently being conducted, and to maintain the goodwill and reputation associated with their business; (ii) continue their existing practices relating to the maintenance of assets used in their business; (iii) not purchase, sell, lease or dispose of, or make any contract for the purchase, sale, lease or disposition of, or subject to any lien, any assets other than in the ordinary course of their business; (iv) except as specifically provided for in the Acquisition Agreement, not increase the rates of compensation of any employee except for normal salary increases in the ordinary course of business consistent with past practice; and (v) not amend their governing documents or make any change in their capital stock or grant any option, warrant or other right to purchase or to convert any obligation into shares of capital stock.

    COVENANTS OF DUNN. The Acquisition Agreement further provides that unless otherwise consented to by the IDP Sellers, prior to the closing of the IDP Acquisition Dunn and the Company will: (i) use reasonable efforts to keep the business of Dunn intact and not take or not permit to be taken actions other than in the ordinary course of business as the same is presently being conducted, and to maintain the goodwill and reputation associated with the business of Dunn; (ii) continue its existing practices relating to the maintenance of assets used in its business; and (iii) not amend its governing documents, or make any change in its capital stock or, except pursuant to the Plan, grant any option, warrant or other right to purchase or to convert any obligation into shares of capital stock.

    JOINT COVENANTS OF DUNN AND IDP. Dunn and the IDP Sellers shall, together, use reasonable efforts to seek to have the governmental counterparties to certain IDP Co. contracts awarded under the SBA's 8(a) Program obtain waivers from the SBA for the change in ownership of IDP Co., as required for the continuation of such contracts. See "Risk Factors--Risks Related to the IDP Acquisition and Future Acquisitions."

ACQUISITION AGREEMENT TERMINATION AND AMENDMENT

    TERMINATION. The Acquisition Agreement may be terminated under certain circumstances, including (i) by the mutual consent of the Board of Directors of Dunn and the IDP Sellers; (ii) if the Offering and the IDP Acquisition are not consummated by June 30, 1998; or (iii) there shall have been entered a final non-appealable order or injunction of any court or government authority restraining or prohibiting the consummation of the transactions contemplated by the Acquisition Agreement. There can be no assurance that the conditions to the closing of the IDP Acquisition will be satisfied or waived or that the Acquisition Agreement will not be terminated prior to closing.

    AMENDMENT. The Acquisition Agreement may be amended at any time prior to the consummation of the IDP Acquisition by the written consent of the parties.

IDP ACQUISITION FEES AND EXPENSES

    Each of IDP and the IDP Sellers will pay one-half of the fees and expenses of IDP and the IDP Sellers in connection the Acquisition Agreement and the consummation of the transactions contemplated thereby (except that to the extent that payments to Gruntal & Co. for their advice and services to the IDP Sellers exceed $600,000, the excess will be solely the responsibility of the IDP Sellers). Dunn will pay its own expenses in connection with the Acquisition Agreement and the consummation of the transactions contemplated thereby.

    The Acquisition Agreement also provides that if the Acquisition Agreement is terminated because the Closing has not occurred before June 30, 1998, Dunn shall pay to the IDP Sellers a termination fee in the amount of $500,000, provided that if the Closing does not occur on or before June 30, 1998 because (i) the conditions precedent to the obligations of Dunn to consummate the IDP Acquisition were not met, or (ii) the Offering is postponed or terminated because of general market conditions on the basis of a joint decision of Ferris Baker Watts and Gruntal & Co., investment advisors to Dunn and IDP, respectively (or if such firms do not agree, upon the decision of a third investment banking firm chosen by Ferris Baker Watts and Gruntal & Co.), then no termination fee shall be paid.

                   DESCRIPTION OF THE COMPANY'S COMMON STOCK

    The following is a description of all material terms and features of the securities of the Company, but does not purport to be complete and is subject in all respects to applicable Virginia law and to the provisions of the Company's Certificate of Incorporation and Bylaws, copies of which have been filed with the Commission as Exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part. See also "Comparative Rights of Stockholders" for a description of various differences between the rights of stockholders of Dunn and the rights of shareholders of the Company.

GENERAL

    The Company is authorized by its Articles of Incorporation to issue an aggregate of 20,000,000 shares of Common Stock, $.001 par value per share, and 2,000,000 shares, $.001 par value per share, of preferred stock (the "Preferred Stock"). At the Closing, 5,097,743 shares of Common Stock will be issued in exchange for the outstanding common stock of Dunn in the Merger. See "The Merger and the IDP Acquisition." No shares of the authorized Preferred Stock are issued and outstanding. All shares of Common Stock are of the same class and have equal rights and attributes.

PREFERRED STOCK

    The Company is authorized by its Articles of Incorporation to issue a maximum of 2,000,000 shares of Preferred Stock, in one or more series and containing such rights, privileges and limitations, including voting rights, dividend rates, conversion privileges, redemption rights and terms, redemption prices and liquidation preferences, as the Board of Directors of the Company may, from time to time, fix by amendment of the Articles of Incorporation. No shares of the Preferred Stock have been issued, and the Company has no present plans to issue any Preferred Stock.

    The issuance of shares of Preferred Stock pursuant to the Board's authority described above could decrease the amount of earnings and assets available for distribution to holders of Common Stock, and, coupled with special voting rights could otherwise materially and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of the Company. The Board of Directors does not currently intend to seek stockholder approval prior to any issuance of authorized but unissued Preferred Stock.

COMMON STOCK

    The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the payment of preferential dividends with respect to any shares of Preferred Stock that may be outstanding from time to time. In the event of the dissolution, liquidation or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities of the Company, subject to the prior distribution rights of the holders of any Preferred Stock that may be outstanding at that time. All outstanding shares of Common Stock are, and the shares of Common Stock offered in the Offering when issued will be, fully paid and nonassessable.

    The holders of Common Stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if the Company were to issue additional shares of Common Stock, current Company shareholders would have no right to purchase additional shares and, as a result, their percentage equity interest in the Company would be reduced.

    The holders of Common Stock do not have cumulative voting rights. Accordingly, all directors will be elected by the affirmative vote of the holders of a majority of the Company's outstanding Common Stock. The Board is empowered to fill any vacancies on the Board created by the resignation, death or removal of directors.

    Upon completion of the Offering (but without giving effect to the exercise of the over-allotment option issued in connection with the Offering, or any outstanding stock options or warrants), the Company's executive officers and directors will beneficially own approximately 49.9% of the outstanding shares of Common Stock, and will be in a position to control the voting results of certain actions required or permitted to be taken by stockholders of the Company, including the election of directors. However, as no voting agreement exists among these executive officers and directors, each is able to vote as he or she may desire on any issue affecting the Company.

VIRGINIA ANTI-TAKEOVER LAW

    Under the Virginia Control Share Acquisition statute (Section 13.1-728 et seq. of the Virginia Stock Corporation Act ("VSCA")), a person ( the "acquiror") who makes a bona fide offer to acquire, or acquires, shares of stock of a Virginia corporation that when combined with shares already owned, would increase the acquiror's ownership to at least 20%, 33 1/3%, or a majority of the voting stock of the corporation, must obtain the approval of a majority in interest of the shares held by all shareholders (except the acquiror and officers and inside directors of the corporation) in order to vote the shares acquired. The statute does not apply to mergers pursuant to a merger or plan of share exchange effected in compliance with the relevant provision of the VSCA. The Control Share Acquisition statute permits a Virginia corporation to elect not to be governed by these provisions by including such an election in its articles of incorporation or bylaws, and does not apply to companies with less than 300 shareholders. The

Company has elected not to be governed by the Control Share Acquisition statute in its Articles of Incorporation.

    Virginia's Affiliated Transactions statute (Section 13.1-725 et seq. of the VSCA) provides that if a person acquires 10% or more of the stock of a Virginia corporation without the approval of its board of directors (an "interested shareholder"), such person may not engage in certain transactions with the corporation (including a merger and purchase or sale of greater than 5% of the corporation's assets or voting stock) for a period of three years, and then only with the specified supermajority shareholder vote, disinterested director approval or fair price and procedural protections. Virginia's statute includes certain exceptions to this prohibition; for example, if a majority of disinterested directors approves the acquisition of stock or the transaction prior to the time that the person became an interested shareholder, or if the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested shareholder, the prohibition does not apply.

    The VSCA contains provisions which permit a corporation to take the steps necessary to implement a shareholder rights plan, sometimes referred to as a "poison pill," whereby all shareholders, except for the acquiror, have certain economically powerful rights that are activated upon an acquiror obtaining a 20% (or other percentage) stock ownership position. The Company has not implemented a "poison pill." The Company's Articles of Incorporation do provide for preferred stock as to which the board of directors has authority to determine the terms of such stock, which is generally a prerequisite to implementing a "poison pill."

PERSONAL LIABILITY OF DIRECTORS

    Under the VSCA, the liability of an officer or director for a single transaction in a proceeding brought by or in the right of a corporation or on behalf of shareholders is limited to damages not exceeding the lesser of (i) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws, as a limitation on or elimination of the liability of the officer or director; or
(ii) the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director may not be so limited if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

    The Company's Articles of Incorporation include a provision eliminating, to the fullest extent permitted by law, the personal liability of directors.

    The Articles of Incorporation provide for the indemnification of, and advancement of litigation expenses to, the directors and officers of the Company to the fullest extent permitted by Virginia law. Furthermore, the Company may enter into indemnification agreements with its directors and officers for the indemnification of and advancing of expenses to such person to the fullest extent permitted by law.

    Dunn has directors' and officers' liability insurance in the amount of $1.0 million.

TRANSFER AGENT

    The Transfer Agent for the Common Stock of the Company is Continental Stock Transfer & Trust Company.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

    At the effective time of the Merger, each share of Dunn common stock will be converted into one share of the Company's Common Stock, and holders of Dunn common stock will become shareholders of the Company, a Virginia corporation. As a result, their rights as shareholders of the Company will be governed by the VSCA and the Articles of Incorporation and Bylaws of the Company, and will no longer be governed by the DGCL or the Certificate of Incorporation or Bylaws of Dunn. The following summary of certain differences which may affect the rights and interests of Dunn stockholders does not purport to be a complete discussion of such differences, but should give some basis for Dunn stockholders to evaluate their rights as shareholders of the Company upon receipt of the Company's Common Stock. References to the VSCA and DGCL below describe Virginia and Delaware law, respectively, as it is currently in effect.

BOARD OF DIRECTORS

    NUMBER. Dunn's Bylaws currently provide that the number of directors constituting the entire Board of Directors shall consist of not less than three
(3) nor more than seven (7) members, as may be determined by the stockholders from time to time. The Company's Articles of Incorporation provide that the number of directors shall consist of not less than five (5) not more than fifteen (15) directors, as may be determined or changed by the Board of Directors or by the affirmative vote of not less than 66 2/3% of the voting shareholders. Currently, the Company has 7 directors.

    REMOVAL. The DGCL provides that directors may be removed with or without cause by the vote of holders of a majority of shares entitled to vote for the election of directors. Although the VSCA also provides that directors may be removed by shareholders with or without cause unless the articles of incorporation provide otherwise, the Articles of Incorporation of the Company provide that directors may be removed only for cause and only by an affirmative vote of the holders of at least 66 2/3% of the outstanding shares of the Company then entitled to vote on the election of the directors.

    VACANCIES. In accordance with the DGCL, Dunn's Bylaws provide that vacancies may be filled by the directors then in office (other than vacancies occurring from the removal of a director by the stockholders). Pursuant to the VSCA, unless the articles of incorporation provide otherwise, if a vacancy occurs on the board of directors, including a vacancy resulting from an increase in the number of directors, such vacancy may be filled by the shareholders, the board of directors, or if the directors remaining in office constitute fewer than a quorum, the vacancy may be filled by the affirmative majority vote of such remaining directors. The Company's Articles of Incorporation provide that any vacancy in the Board of Directors (including by removal or an increase in the number of directors) may be filled by a majority vote of the remaining directors, even if less than a quorum.

    CUMULATIVE VOTING. Under the DGCL, cumulative voting in the election of directors is not mandatory. The Dunn Certificate of Incorporation does not provide for cumulative voting. Similarly, under the VSCA, shareholders do not have a right to cumulative voting unless the articles of incorporation so provide. The Articles of Incorporation of the Company do not provide for cumulative voting.

    CLASSIFIED BOARD. The DGCL allows a corporation to adopt a classified board of directors consisting of as many as three classes, without specifying any minimum number required in each class. The Dunn Certificate of Incorporation or Bylaws do not provide for a classified Board of Directors. The VSCA similarly allows a corporation's articles of incorporation to provide for staggering the terms of directors by dividing the total number of directors into two or three groups, with each group containing one-half or one-third of the total. The terms of directors in the first group expire at the first annual shareholders' meeting after their election, the terms of the second group expire at the second annual shareholders' meeting after their election, and the terms of the third, if any, expire at the third annual shareholders' meeting after their election. At each annual meeting of shareholders held thereafter, the successors to the class of directors whose term expires shall be elected to hold office for a three-year term. The Company's

Board of Directors is divided into three classes of directors and, in accordance with the VSCA, Class I, II and III directors shall hold office for a term expiring at the 1999, 2000, 2001 annual shareholders meeting, respectively. Thereafter, the successors to the class of directors whose term expires shall serve for three-year terms.

SPECIAL MEETING OF STOCKHOLDERS

    The DGCL provides that a special meeting of stockholders may be called by a corporation's board of directors or by such person or persons as may be authorized by its certificate of incorporation or bylaws. The DGCL does not provide stockholders with the right to call special meetings unless otherwise set forth in the certificate of incorporation or bylaws. In that regard, Dunn's Bylaws provide that a special meeting of stockholders may be called by the President, at the written request of 25% of the stockholders or at the written request of a majority of the Board of Directors.

    The VSCA provides that a special meeting of the shareholders may be called by the chairman of the board of directors, the board of directors or the person or persons authorized by the articles of incorporation or bylaws. The Company's bylaws provide that special meetings of shareholders may be called as provided in the Company's Articles of Incorporation. The Company's Articles of Incorporation incorporate the above VSCA provisions as well as the right of the President and a majority of the Board of Directors, even if less than a quorum, to call such a meeting. Furthermore, the Company's Articles of Incorporation provide that the holders of more than 50% of the Company's voting shares may call a special meeting; if an annual shareholder's meeting is not held within 15 months after the last annual shareholders' meeting, a special meeting may be called by the holders of 20% or more of the Company's voting shares.

STOCKHOLDER ACTION IN LIEU OF MEETING

    The DGCL provides that, unless otherwise provided in a corporation's certificate of incorporation, any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action that would be taken, is signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting.

    The VSCA permits shareholders to act without meeting only by unanimous written consent by all shareholders entitled to vote on the action.

BYLAW AMENDMENTS BY DIRECTORS

    Under the DGCL, the power to adopt, amend, or repeal bylaws is vested exclusively in the stockholders entitled to vote, unless the certificate of incorporation confers such power upon the board of directors as well. The Dunn Certificate of Incorporation provides that the Board of Directors is expressly authorized to make, alter or repeal Dunn's Bylaws.

    The VSCA provides generally that a corporation's board of directors may amend or repeal the corporation's bylaws except (i) to the extent such power is reserved to the shareholders by the articles of incorporation or the VSCA, (ii) to the extent the shareholders in adopting or amending particular bylaws provide expressly that the board of directors may not amend or repeal that bylaw, and
(iii) the corporation's shareholders may amend or repeal bylaws even though the bylaws may be amended or repealed by the board of directors. The Company's Articles of Incorporation provides that the Company's bylaws may be amended only by the Board of Directors or the affirmative vote of not less than 66 2/3% of the total number of votes of the then outstanding shares entitled to vote, voting together as a single class.

AMENDMENT OF THE CERTIFICATE OR ARTICLES OF INCORPORATION

    Under the DGCL, the affirmative vote of a majority of the outstanding stock entitled to vote is required to amend the certificate of incorporation.

    Under the VSCA, amendments to a corporation's articles of incorporation generally require the vote of at least two-thirds of each class outstanding and entitled to vote thereon or, if the articles of incorporation so provide, a greater or lesser proportion, but not less than a majority of the outstanding shares of each class. The Company's Articles of Incorporation does not alter the two-thirds rule.

PAYMENT OF DIVIDENDS; SHARE REPURCHASES

    Under the DGCL, a corporation may declare and pay dividends either out of its surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

    The DGCL permits a corporation to purchase or redeem shares of its own stock when its capital is not impaired and such purchase or redemption would not cause any impairment of the capital of the corporation, except that a corporation may purchase or redeem out of capital any of its preferred shares if such shares will be retired upon their acquisition and the capital of the corporation will be reduced in accordance to the DGCL.

    Under the DGCL, a corporation may not purchase any of its redeemable shares for more than the price at which they may then be redeemed.

    Under the VSCA, a board of directors may authorize and the corporation may make distributions to its shareholders (including dividends and share repurchases) except that no distribution may be made if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of its business or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were dissolved, to satisfy the preferential rights of holders of securities with rights superior to the corporation's common stock. The directors of a Virginia corporation may be personally liable to the corporation and its creditors to the extent that a dividend authorized by the directors exceeds such permissible amounts and is not repaid to the corporation, but may seek contribution from other directors voting in favor of the distribution and from the shareholders receiving the distribution.

VOTE ON MERGER, CONSOLIDATION OR SALE OF SUBSTANTIALLY ALL ASSETS

    The DGCL generally requires approval of any merger, consolidation or sale of substantially all the assets of a corporation at a meeting of stockholders by vote of the holders of a majority of all outstanding shares of the corporation entitled to vote thereon. The certificate of incorporation of a Delaware corporation may provide for a greater vote; the Dunn Certificate of Incorporation does not so provide.

    Under the VSCA, a sale, lease, exchange or other disposal of all or substantially all of the property of a corporation other than in the usual or regular course of business, requires the approval by the holders of more than two-thirds of all the votes entitled to be cast on the transaction (unless the board of directors requires a higher vote or the articles of incorporation provide for a greater or lesser vote so long as the vote provided for is not less than a majority of all the votes cast on the transaction by each voting group entitled to vote on the transaction at a meeting at which a quorum exists). Also under the VSCA, a plan of merger or share exchange generally must be approved by each voting group entitled to vote on the plan by more than two-thirds of all the votes entitled to be cast by that voting group (unless the board of directors requires a higher vote or the articles of incorporation provide for a greater or lesser vote so long as the vote provided for is not less than a majority of all the votes cast on the plan by each voting group entitled to vote on the transaction at a meeting at which a quorum exists). The Company's Articles of Incorporation do not alter the shareholder vote requirement relating to such transactions.

POSSIBLE ANTI-TAKEOVER EFFECTS

    Subject to certain exceptions set forth below, the DGCL provides that a corporation may not engage in any business combination with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder unless: (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or (iii) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. An interested stockholder is defined to include any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date, and the affiliates and associates of such person. Under certain circumstances, Section 203 of the DGCL makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period.

    As a Virginia corporation, the Company is subject to Virginia's Affiliated Transactions statute which provides that if a person acquires 10% or more of the stock of a Virginia corporation without the approval of its board of directors (an "interested shareholder"), such person may not engage in certain transactions with the corporation (including a merger and purchase or sale of greater than 5% of the corporation's assets or voting stock) for a period of three years, and then only with the specified supermajority shareholder vote, disinterested director approval or fair price and procedural protections. Virginia's statute includes certain exceptions to this prohibition; for example, if a majority of disinterested directors approves the acquisition of stock or the transaction prior to the time that the person became an interested shareholder, or if the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested shareholder, the prohibition does not apply.

    In addition, under the Virginia Control Share Acquisition statute, a person (the "acquiror") who makes a bona fide offer to acquire, or acquires, shares of stock of a Virginia corporation that when combined with shares already owned, would increase the acquiror's ownership to at least 20%, 33 1/3%, or a majority of the voting stock of the corporation, must obtain the approval of a majority in interest of the shares held by all shareholders (except the acquiror and officers and inside directors of the corporation) in order to vote the shares acquired. The statute does not apply to mergers pursuant to a merger or plan of share exchange effected in compliance with the relevant provision of the VSCA. The Control Share Acquisition statute permits a Virginia corporation to elect not to be governed by these provisions by including such an election in its articles of incorporation or bylaws, and does not apply to companies with less than 300 shareholders. The Company has elected out of the Control Share Acquisition statute in its Articles of Incorporation.

    The VSCA contains provisions which permit a corporation to take the steps necessary to implement a shareholder rights plan, sometimes referred to as a "poison pill," whereby all shareholders, except for the acquiror, have certain economically powerful rights that are activated upon an acquiror obtaining a 20% (or other percentage) stock ownership position. The Company has not implemented a "poison pill." The Company's Articles of Incorporation do provide for preferred stock as to which the board of directors has authority to determine the terms of such stock, which is generally a prerequisite to implementing a "poison pill." See "Description of the Company's Common Stock."

DIRECTOR LIABILITY; RELIANCE; INDEMNIFICATION

    The DGCL and the VSCA are substantially identical with regard to limitations on director liability. The DGCL and the VSCA permit a corporation to include in its certificate or articles of incorporation, as the case may be, a provision eliminating or limiting a director's liability to the corporation or its shareholders for monetary damages for breaches of fiduciary duty, including conduct which could be characterized as negligence or gross negligence. The DGCL and the VSCA expressly provide, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. Both statutes further provide that no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. The Dunn Certificate of Incorporation contains provisions which eliminate the personal liability of the directors of Dunn in certain circumstances. The Company's Articles of Incorporation contain similar provisions.

    Under the DGCL, a member of the board of directors of a corporation or a member of any committee designated by the board of directors will, in the performance of his duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports, or statements presented to the corporation by any of the corporation's officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation. The VSCA does not contain a similar provision.

    Both the DGCL and the VSCA provide that a corporation may purchase and maintain insurance on behalf of any individual who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in such capacity, whether or not the corporation would have the power to indemnify him against such liability.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Dunn or the Company pursuant to the foregoing provisions, Dunn and the Company have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PREEMPTIVE RIGHTS

    None of the stockholders of Dunn or the Company have any preemptive rights.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    THE FOLLOWING DISCUSSION IS OF THE COMPANY AS IT WILL EXIST UPON CONSUMMATION OF THE MERGER AND THE IDP ACQUISITION.

    The Company manufactures and markets build-to-order computer systems and provides related services to the Government and selected businesses. The Company provides its customers with single-source solutions by manufacturing its own brand of desktop and portable computers and high performance network client servers and by offering services, which include network consulting, project implementation, and technical support. The Company currently derives most of its revenue from hardware sales to the Government, but also provides hardware and services to medium and large businesses. The Company sells its products and services to more than 950 customers.

    Dunn was founded in 1987 and initially resold third party computers to the Government. In 1991, Dunn began to manufacture and market its own line of computers to better serve the rapidly changing Government market. Dunn completed its initial public offering in April 1997. In September 1997, Dunn completed the STMS Acquisition. The STMS Acquisition expanded Dunn's capabilities to provide a wide variety of services including network consulting, project implementation and technical support and provided new opportunities to sell computer hardware into the commercial marketplace as part of a total network solution. By manufacturing its own computer systems, the cost of which represents a significant portion of the cost of a total solution, the Company believes it has a sustainable competitive advantage over other network service providers and computer resellers.

    On March 9, 1998, Dunn entered into an agreement to acquire IDP, the second largest supplier of portable computers and the ninth largest supplier of desktop computers to the federal Government in 1996, according to industry sources. IDP has two state-of-the-art manufacturing facilities located in Gaithersburg, Maryland, and Guayama, Puerto Rico. The Gaithersburg facility is ISO 9000 certified and the Guayama facility is currently in the process of becoming ISO 9000 certified. Additionally, IDP has spent the last four years developing a proprietary management information system that enables it to provide build-to-order systems and world-wide customer support to the federal Government. With the IDP Acquisition, the Company believes it has enhanced its market position as a major supplier of computer systems and services to the federal Government and to selected businesses.

    Over 90% of the Company's revenues, on a pro forma basis, are generated from the sale of hardware. Sales to customers within the U.S. Government accounted for 70% of Dunn's revenues and 99% of IDP's revenues in their respective 1997 fiscal years. The Company's operating results are characterized by a number of factors resulting from its emphasis on the Government market. For example, both Dunn and IDP have historically experienced fluctuating quarterly results due to uneven purchasing patterns of Government customers relating to the Government's budgetary cycle. Consequently, sales for the first and fourth quarters typically account for the greatest proportions of revenues each year. In addition, the Company's Government contracts, which frequently provide for fixed prices, often have initially low gross margins which will increase over the term of a contract due to cost savings from technological improvements and shorter component life cycles. Since most of the Company's Government contracts have 30-day delivery terms, the Company is able to limit its inventory risks by purchasing components to fill firm fixed-price contracts. Further, the Government is a reliable payor, enabling the Company to predict cash flows and avoid losses from the bad debt.

    The Company's most significant costs are components used in the manufacture of desktop, portable and server systems. By manufacturing its own computer systems instead of reselling third party products, the Company believes its gross margin improves by at least 15%, which gives the Company a significant advantage over computer resellers. The Company believes the combination of Dunn and IDP will result in lower component costs because of increased volume discounts.

    The historical results of operation of IDP reflect a number of benefits resulting from PRIMO being incorporated and located in Puerto Rico. For example, the Puerto Rican government has granted PRIMO an exemption for 20 years from property taxes and 90% of Puerto Rican income taxes. In addition, the Puerto Rican government subsidizes the employment and training of certain employees. The government leases space to PRIMO for $2.20 per square foot. The Company plans to apply to the government to receive similar benefits after the IDP Acquisition and has already received positive indications that they will be granted, but there can be no assurance in this regard.

RESULTS OF OPERATIONS OF DUNN

    The following table sets forth for the fiscal years ended October 31, 1995, 1996 and 1997, and the three months ended January 31, 1997 and 1998, certain income and expense items of Dunn as a percentage of net revenues.

                                                                            THREE MONTHS ENDED
                                              YEAR ENDED OCTOBER 31,           JANUARY 31,
                                          -------------------------------  --------------------
                                            1995       1996       1997       1997       1998
                                          ---------  ---------  ---------  ---------  ---------
Net revenues............................     100.0%     100.0%     100.0%     100.0%     100.0%
Cost of revenues........................      80.7%      77.9%      80.6%      76.3%      76.6%
                                          ---------  ---------  ---------  ---------  ---------
Gross profit............................      19.3%      22.1%      19.4%      23.7%      23.4%
Selling and marketing...................       2.1%       2.6%       3.9%       3.3%       5.3%
General and administrative..............      10.8%       8.3%       6.2%       4.6%       7.1%
                                          ---------  ---------  ---------  ---------  ---------
Income from operations..................       6.4%      11.2%       9.3%      15.8%      11.0%
Other income (expense)..................       0.1%      (0.1%)      0.4%       0.2%      (0.4%)
                                          ---------  ---------  ---------  ---------  ---------
Net income before income taxes..........       6.5%      11.1%       9.7%      16.0%      10.6%
Provision for income taxes..............       3.3%       4.3%       3.6%       6.1%       4.0%
                                          ---------  ---------  ---------  ---------  ---------
Net income..............................       3.2%       6.8%       6.1%       9.9%       6.6%
                                          ---------  ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------  ---------

THREE MONTHS ENDED JANUARY 31, 1998 COMPARED TO THREE MONTHS ENDED JANUARY 31,
  1997

    Net revenues of Dunn for the first quarter ended January 31, 1998 ("first quarter 1998") increased 89.4% to $10.4 million from $5.5 million for the first quarter ended January 31, 1997 ("first quarter 1997"). This increase was primarily due to additional revenue from STMS, which was acquired in the fourth quarter of 1997, and increased revenues from certain Government contracts.

    Gross profit of Dunn for the first quarter 1998 increased 86.8% to $2.4 million from $1.3 million for the first quarter 1997. However, the gross profit as a percentage of net revenues during the same periods decreased to 23.4% from 23.7%. The decrease in gross profit margin is a result of an increase in the percentage of lower margin third party hardware sales associated with the network services business.

    Selling and marketing expense of Dunn increased for the first quarter 1998 by 204.1% to $552,000 from $182,000 for the first quarter 1997. During the same periods, as a percentage of net revenues, selling and marketing expenses increased to 5.3% from 3.3%. The increase was primarily attributable to increased sales and marketing expenses related to its network service products.

    General and administrative expenses of Dunn for the first quarter 1998 increased 192.8% to $738,000 from $252,000 for the first quarter 1997. As a percentage of net revenues, general and administrative expense increased to 7.1% for the first quarter 1998 from 4.6% for the first quarter 1997. This increase was primarily the result of additional administrative costs associated with personnel retained in the STMS Acquisition.

    Other income (expense) for the first quarter 1998 decreased to an expense of $43,000 from income of $8,000 for the first quarter 1997. The increase in cost is attributable to increased interest expense. The effective tax rate decreased to 37.8% for the first quarter 1998 from 38.0% for the first quarter 1997. The Company's net income increased by 26.2% for the first quarter 1998 to $689,000 from $546,000 for the first quarter 1997. Net income as a percentage of net revenues during the same periods declined to 6.6% from 9.9%.

FISCAL YEAR ENDED OCTOBER 31, 1997 COMPARED TO FISCAL YEAR ENDED OCTOBER 31,
  1996

    Net revenues of Dunn for the fiscal year ended October 31, 1997 ("fiscal 1997") increased 20.3% to $21.8 million from $18.1 million for fiscal year ended October 31, 1996 ("fiscal 1996"). This increase was primarily due to additional revenue resulting from the fourth quarter acquisition of STMS and increased revenues from Government contracts.

    Gross profit of Dunn for fiscal 1997 increased 5.5% to $4.2 million from $4.0 million for fiscal 1996. However, the gross profit as a percentage of net revenues during the same periods decreased to 19.4% from 22.1%. The decrease in gross profit margin is a result of an increase in the percentage of lower margin third party hardware sales, initial lower margins realized on two new contracts and increased production costs.

    Selling and marketing expense of Dunn increased for fiscal 1997 by 77.2% to $842,000 from $475,000 for fiscal 1996. During the same periods, as a percentage of net revenue, selling and marketing expenses increased to 3.9% from 2.6%. The increase was primarily attributable to increased advertising in selected publications, increased attendance at trade shows and the development of a marketing campaign aimed at selected businesses.

    General and administrative expense of Dunn for fiscal 1997 declined 9.5% to $1.4 million from $1.5 million for fiscal 1996. As a percentage of net revenue, general and administrative expense declined to 6.2% for fiscal 1997 from 8.3% for fiscal 1996. Although Dunn increased its costs in almost all aspects of general and administrative expenses, the increased costs were offset by a decline in executive officers' incentive compensation.

    Other income (expense) for fiscal 1997 increased to income of $98,000 from an expense of $9,000 for fiscal 1996. The increase was a result of use of proceeds from Dunn's initial public offering in April 1997 to reduce debt obligations and to invest in tax-exempt securities. Dunn's effective tax rate declined to 37.5% for fiscal 1997 from 38.5% for fiscal 1996 as a result of the non-taxable interest income. Dunn's net income grew by 6.7% for fiscal 1997 to $1.3 million from $1.2 million for fiscal 1996. Net income as a percentage of revenue during the same periods declined to 6.1% from 6.8%.

FISCAL YEAR ENDED OCTOBER 31, 1996 COMPARED TO FISCAL YEAR ENDED OCTOBER 31,
  1995

    Net revenues of Dunn for fiscal 1996 increased 141.6% to $18.1 million from $7.5 million for fiscal year ended October 31, 1995 ("fiscal 1995"). The increase was due to four new contracts. Three of such contracts were with commercial customers that sell to the federal Government. Net revenues in fiscal 1996 from each of these contracts were $1.6 million, $2.9 million, $3.1 million, and $2.4 million.

    Gross profit of Dunn for fiscal 1996 increased 176.6% to $4.0 million from $1.4 million for fiscal 1995. The increase was a result of increased sales and an increase in gross profit as a percentage of sales. The gross profit as a percentage of net revenues during the same periods increased to 22.1% from 19.3%. The increase in gross profit margins resulted from an increase in volume discounts for computer components and a reduction in warranty expense.

    Selling and marketing expense of Dunn for fiscal 1996 increased by 208.5% to $475,000 from $154,000 for fiscal 1995. During the same periods, as a percentage of net revenues, selling and marketing expenses increased to 2.6% from 2.1%. The increase was primarily attributable to increased sales personnel and advertising.

    General and administrative expense of Dunn for fiscal 1996 increased 84.3% to $1.5 million from $812,000 for fiscal 1995. As a percentage of net revenues, general and administrative expense declined to 8.3% for fiscal 1996 from 10.8% for fiscal 1995. The increase in expense was attributable to increased incentive compensation for executive officers.

    Other income (expense) for fiscal 1996 declined to an expense of $9,000 from an income of $8,000 for fiscal 1995 as a result of increased interest expense. Dunn's effective tax rate declined to 38.5% for fiscal 1996 from 50.1% for fiscal 1995. Dunn's net income grew by 409.8% for fiscal 1996 to $1.2 million from $243,000 for fiscal 1995. Net income as a percentage of revenue during the same periods increased to 6.8% from 3.2%.

RESULTS OF OPERATIONS OF IDP

    The following table sets forth for the fiscal years ended September 30, 1995, 1996 and 1997 and the three months ended December 31, 1996 and 1997, certain income and expense items of IDP as a percentage of net revenues.

                                                                          THREE MONTHS ENDED
                                           YEAR ENDED SEPTEMBER 30,          DECEMBER 31,
                                        -------------------------------  --------------------
                                          1995       1996       1997       1996       1997
                                        ---------  ---------  ---------  ---------  ---------
Net revenues..........................     100.0%     100.0%     100.0%     100.0%     100.0%
Cost of revenues......................      85.8%      85.3%      82.0%      85.7%      83.7%
                                        ---------  ---------  ---------  ---------  ---------
Gross profit..........................      14.2%      14.7%      18.0%      14.3%      16.3%
Operating expense.....................      10.8%      13.3%      16.1%      10.1%      14.7%
                                        ---------  ---------  ---------  ---------  ---------
Income from operations................       3.4%       1.4%       1.9%       4.2%       1.6%
Other income (expense)................      (0.6%)    --          (0.8%)     (0.5%)     (0.9%)
                                        ---------  ---------  ---------  ---------  ---------
Income before income taxes............       2.8%       1.4%       1.1%       3.7%       0.7%
Income tax expense (benefit)..........       0.4%     --          (0.5%)      0.8%       0.2%
                                        ---------  ---------  ---------  ---------  ---------
Net income............................       2.4%       1.4%       1.6%       2.9%       0.5%
                                        ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------

THREE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO THREE MONTHS ENDED DECEMBER 31,
  1996

    Net revenues of IDP for the three months ended December 31, 1997 decreased 30.0% to $25.2 million from $36.0 million for the three months ended December 31, 1996. The decrease was primarily attributable to the expiration of a large agency-specific IDIQ contract in January 1997. This contract accounted for $9.3 million of revenues for the three month period ended December 31, 1996.

    Gross profit for IDP's three months ended December 31, 1997 decreased 20.6% to $4.1 million from $5.2 million for the three months ended December 31, 1996. Gross profit as a percentage of revenues during the same periods increased to 16.3% from 14.3%. The decrease in gross profit dollars is a result of lower revenues. The increase in gross profit as a percentage of revenues is a result of lower component costs due to better negotiated supply contracts.

    Operating expense for IDP's three months ended December 31, 1997 and December 31, 1996 held flat as a gross dollar amount at $3.7 million. As a percentage of revenues for the same periods, the operating expenses increased to 14.7% from 10.1%. This increase is a result of lower revenues and having kept the infrastructure intact in order to perform on the Desktop V contract.

    An income tax expense of $54,000 was recorded for the three month period ending December 31, 1997, as compared to $290,000 for the three months ended December 31, 1996. This decrease was a result of IDP (excluding PRIMO) having a loss before income taxes of $1.2 million for the three months ended December 31, 1997 compared to income before income taxes of $618,000 for the three months ended December 31, 1996. An income tax benefit was not recorded for the IDP loss. PRIMO has a 90% exemption from Puerto Rico income taxes under the Puerto Rico Tax Incentives Act of 1987, as amended.

FISCAL YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30,
  1996

    Net revenues of IDP for the fiscal year ended September 30, 1997 ("IDP's fiscal 1997") decreased 14.7% to $71.9 million from $84.3 million for fiscal year ended September 30, 1996 ("IDP's fiscal 1996"). The decrease was attributable to the expiration of two large agency-specific IDIQ contracts, a decline in revenue from its GSA Schedule and an extraordinary delay in sales caused by a third party protest of the Desktop V contract protest. See "Business--Contracts."

    Gross profit for IDP's fiscal 1997 increased 4.2% to $12.9 million from $12.4 million for IDP's fiscal 1996. Gross profit as a percentage of net revenues during the same periods increased to 18.0% from 14.7%. The increase was primarily attributable to higher margins achieved in connection with certain service and warranty revenue.

    Operating expense for IDP's fiscal 1997 increased by 3.3% to $11.6 million from $11.2 million for IDP's fiscal 1996. During the same periods, as a percentage of net revenues, operating expenses increased to 16.1% from 13.3%. This increase was primarily related to an increase in the number of technical personnel in the customer service and sales departments.

    Other income for IDP's fiscal 1997 decreased by 96.4% to $31,000 from $870,000 for IDP's fiscal 1996. This decrease was a result of a one time bid protest settlement payment of $750,000 that was received in IDP's fiscal 1996. Other expenses for IDP's fiscal 1997 decreased by 32.4% to $594,000 from $879,000 for IDP's fiscal 1996. The decrease was largely attributable to reduced interest expense resulting from improved inventory management and an increased cash position.

    Income tax benefit for IDP's fiscal 1997 increased to $417,000 from $18,000 for IDP's fiscal 1996 as a result of IDP (excluding PRIMO) having a loss before income taxes of $1.8 million in 1997 compared to a loss before income taxes of $222,000 in 1996. Income earned by PRIMO is not subject to federal income taxes (unless and until repatriated into the U.S.). PRIMO has been granted a 90% exemption from Puerto Rico income taxes under the Puerto Rico Tax Incentives Act of 1987, as amended. As a result of the IDP Acquisition, a significant portion of the federal tax benefits that have accrued to PRIMO will not accrue to the Company.

    On January 9, 1998, IDP sold its partnership interest in the Maryland general partnership known as the Justice Technology Partners ("Partnership"), for the amount of approximately $758,000. The original investment of $31,200 made in fiscal year ended September 30, 1994 ("IDP's fiscal 1994"), equated to a 24.0% ownership. This amount will be distributed to the IDP Sellers as a performance bonus prior to the Closing.

FISCAL YEAR ENDED SEPTEMBER 30, 1996 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30,
  1995

    Net revenue for IDP's fiscal 1996 increased by 4.8% to $84.3 million from $80.4 million for the fiscal year ended September 30, 1995 ("IDP's fiscal 1995"). This growth was primarily attributable to increased sales from agency-specific contracts and its GSA Schedule.

    Gross profit for IDP's fiscal 1996 increased by 8.7% to $12.4 million from $11.4 million for IDP's fiscal 1995. Gross margin as a percentage of net revenue increased to 14.7% from 14.2% during the same period, as a result of lower component prices due to increased volume and industry-wide price reductions.

    Operating expense for IDP's fiscal 1996 increased by 29.0% to $11.2 million from $8.7 million for IDP's fiscal 1995. Operating expense as percentage of net revenue increased to 13.3% from 10.8% during the same period primarily as a result of increased staffing and larger facilities in anticipation of securing the Desktop V contract, increased professional fees, a write-off on repair service parts and increased depreciation.

    Other income for IDP's fiscal 1996 increased to $870,000 from $37,000 for IDP's fiscal 1995. The increase was substantially related to a bid protest settlement of $750,000 received in IDP's fiscal 1996. Other expenses for IDP's fiscal 1996 increased by 69.1% to $879,000 from $520,000 for IDP's fiscal 1995. This increase was largely attributable to an increase in interest expense. Income tax benefit was $17,000 for IDP's fiscal 1996 versus an income tax expense of $278,000 from IDP's fiscal 1995 as a result of IDP (excluding PRIMO) having a loss before income taxes in 1996 of $222,000 compared to income before taxes of $355,000 in 1995.

LIQUIDITY AND CAPITAL RESOURCES

    In the first quarter 1998, Dunn used net cash of $3.0 million for its operating activities. Although Dunn generated net income of $689,000 Dunn used $7.1 million in cash to reduce its accounts payable balance, which was primarily funded by increases in its line of credit facilities. For IDP, for the quarter ended December 31, 1997, net cash used in operating activities was approximately $5.7 million, which was attributable mainly to period end sales resulting in increased accounts receivable of $8.9 million, partially offset by increases in accounts payable of $4.7 million. The net cash used in operating activities was primarily financed through net drawdowns on the IDP line of credit of $5.7 million.

    In fiscal 1997 Dunn used $3.5 million in its operations. Although Dunn generated cash from its net income of $1.3 million, the increase in accounts receivable and inventories of $8.2 million was the principal use of funds. The increase in revenue for fiscal 1997 from fiscal 1996 resulted in the increase in accounts receivable in the fourth quarter. The $2.9 million increase in inventory reflects the increased requirement for components to fill orders in the first quarter of the fiscal year ended October 31, 1998 ("fiscal 1998"). The use of funds was partially offset by the increase in accounts payable of $3.9 million. The Company used $1.0 million in its investing activities, of which $900,000 was used in the STMS Acquisition and the balance used for property and equipment.

    IDP has historically met its cash flow needs through cash generated by operations and its bank credit arrangements. In IDP's fiscal 1997, IDP generated positive cash flow from operations of $3.1 million. The principal source of cash was from a decrease in accounts receivable of $912,000 and an increase in accounts payable of $1.2 million. In IDP's fiscal 1996, IDP generated positive cash flow from operations of $440,000. The principal source of cash was a decrease in accounts receivable of $9.2 million, an increase in inventory of $6.4 million and a decrease in accounts payable of $3.2 million.

    Dunn received $3.9 million in net proceeds from its initial public offering in April 1997. Other significant financing activities were provided by Dunn's bank line of credit with First Union Bank (formerly Signet Bank). In December 1997, the bank agreed to increase the line from $2.0 to $4.0 million. The line of credit expires on May 31, 1998 and currently bears interest at prime. As of March 25, 1998, Dunn had no outstanding balance on the line of credit.

    IDP has borrowing agreements with Deutsche Financial Services for an aggregate of $25.0 million, of which $15.0 million is secured by IDP's inventory and $10.0 million is secured by IDP's accounts receivable. Each of these facilities bears an annual interest rate of prime. Under the inventory financing facility, IDP normally receives 30 days free of interest when purchases are made from distributors, and 45 days free of interest when purchases are made from manufacturers. Under the accounts receivable financing facility, IDP can borrow against up to 85% of eligible receivables and is subject to various financial covenants. There is no formal expiration date on these facilities, although it is subject to annual re-evaluation. As of March 27, 1998 IDP had $9,736,200 outstanding on its line of credit.

    IDP also maintains a banking relationship with Damascus Community Bank where it holds a checking account, and has received demand loans, secured by the checking account. As of December 31, 1997, IDP had notes payable to related parties of $1.6 million bearing annual interest at rates ranging from 8.0% to 11.0% and are payable upon demand. The Company will assume $1.6 million of these notes at Closing bearing annual interest rates from 8.0% to 11.0%, and maturities from one to three years.

    On October 31, 1997, Dunn had working capital of $4.3 million. The Company believes the net proceeds from the Offering, the existing IDP and Dunn bank facilities, together with cash on hand and the cash generated from operations, will provide sufficient financial resources to finance the current operations of the Company through fiscal 1998.

    Dunn is the guarantor on $1.0 million of mortgage debt for a partnership owned and controlled by the President and Vice President of the Company. The mortgage debt is for the facilities currently occupied by Dunn in Sterling, Virginia. See "Business--Facilities." In addition, Dunn has obligations under its operating lease commitments of approximately $500,000 and obligations under its existing employment contracts of approximately $1.0 million for fiscal 1998. IDP has lease commitments of approximately

$634,000 through December 31, 1998. With the IDP Acquisition, the Company will assume annual obligations pursuant to employment agreements of approximately $420,000.

    From time to time, the Company may pursue strategic acquisitions or mergers which may require significant additional capital and, in such event, the Company may seek additional financing of debt and/or equity.

    Recently, national attention has focused on the potential problems and costs resulting from computer programs being written using two digits rather than four to define the applicable year. Any computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. While the Company believes that its internal software applications and the software in the systems it sells are Year 2000 compliant, there can be no assurance until the year 2000 that all systems will function adequately. Further, if the software applications of others on whose services the Company depends are not Year 2000 compliant, such noncompliance could have a material adverse effect on the Company. The Year 2000 problem can be corrected either through software programming or the application can be ported to a client/server network. The Company believes with its technical services and its client/server hardware product line, it provides Year 2000 solutions. See "Risk Factors--Year 2000 Uncertainties."

    The Desktop V contract was awarded to IDP in 1996 pursuant to the 8(a) Program and therefore contains a "termination for convenience" clause if the program-eligible owner(s) relinquish ownership of the firm, unless the procuring agency requests a waiver from the SBA. The Air Force has been advised of the pending change in ownership of IDP, and has requested a waiver. The Company expects that the SBA will not oppose the waiver. A protestor has asserted that IDP is bound by a settlement agreement that calls for payment of 1.8% of IDP's revenues derived from the Desktop V contract. IDP contests the assertion. See "Business--Contracts."

RECENT PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "COMPREHENSIVE INCOME," which is required to be adopted in the year ended October 31, 1998 consolidated financial statements. SFAS 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in the financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the Statement of Stockholders' Equity. The Company does not expect the adoption of SFAS 130 to be material to its financial condition and results of operations.

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION," which is required to be adopted in the year ended October 31, 1998 consolidated financial statements. SFAS 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to stockholders. The disclosures for segment information in the consolidated financial statements is not expected to be material to its financial condition and results of operations.

    In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting No. 132 ("SFAS 132"), "EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS," which is required to be adopted in the October 31, 1999 consolidated financial statements. SFAS 132 eliminates certain existing disclosure requirements, but at the same time adds new disclosures. The Company does not expect any significant impact on its financial condition and results of its operations as a result of adoption of SFAS 132.

                                    BUSINESS

    THE FOLLOWING IS A DISCUSSION OF THE BUSINESS OF THE COMPANY AS IT WILL EXIST UPON CONSUMMATION OF THE MERGER AND THE IDP ACQUISITION.

GENERAL

    The Company manufactures and markets build-to-order computer systems and provides related services to the Government and selected businesses. The Company provides its customers with single-source solutions by manufacturing its own brand of desktop and portable computers and high performance network client servers and by offering services, which include network consulting, project implementation, and technical support. The Company currently derives most of its revenue from hardware sales to the Government, but also provides hardware and services to medium and large businesses. The Company sells its products and services to more than 950 customers, including customers from agencies within the Department of Defense, Department of Justice, Administrative Office of the U.S. Courts ("U.S. Courts"), Social Security Administration, Lockheed Martin Corporation ("Lockheed"), Blue Cross and Blue Shield Association and Inova Health Care Systems, Inc.

    The Company believes that the rapid technological change and increased complexity of the computer industry will result in an increasing number of entities outsourcing total network solutions to third party providers. To position the Company as a total network solution provider, Dunn completed the STMS Acquisition in September 1997. This acquisition expanded Dunn's capabilities to provide a wide variety of services including network consulting, project implementation and technical support and provided Dunn with new opportunities to sell computer hardware into the commercial marketplace as part of a total network solution. By manufacturing its own computer systems, the cost of which represents a significant portion of the cost of a total solution, the Company believes it has a sustainable competitive advantage over other network service providers and computer resellers.

    The Company seeks to establish itself as a leading provider of network solutions to the Government and to increase sales of its hardware and services to the commercial market. One of the key elements of this strategy is integrating the Company's hardware and network services into a total solution for its Government customers, which management believes will increase revenues and improve margins. In the commercial market, management plans to leverage the Company's customer relationships developed through sales of its network services to expand sales of its hardware products. The Company will continue to focus on quality to attract and retain customers, increase efficiency and reduce costs. Consistent with its overall strategy, the Company intends to pursue strategic acquisitions that will complement its product or service capabilities and increase its overall value.

MARKET

    According to an industry research firm, sales in the worldwide market for computer hardware was projected to total approximately $117 billion in 1996 and to grow to approximately $149 billion by 1999. Sales in the U.S. computer hardware market totaled $49 billion in 1996 and is projected to grow to approximately $63 billion by 1999.

    Based upon industry projections, worldwide computer hardware shipments are expected to grow at an annual compounded growth rate of 14.4% from 1996 through 1999. Shipments of portable computers are estimated to grow at an annual compound rate of 20.3%, from approximately 11.7 million units in 1996 to approximately 20.4 million units in 1999. Desktop shipments are estimated to grow at an annual compound rate of 12.9%, from approximately 54.6 million units in 1996 to 78.5 million units in 1999. Shipments in the client server network market is estimated to grow at an annual compound growth rate of 20.3%, from 1.1 million units in 1996 to 1.9 million units in 1999.

    An industry source estimates that sales in the worldwide systems integration market increased 9.4% in 1996 to $35.3 billion and is estimated to grow at a compound annual growth rate of 11.3% over the next five years. Aggregate sales in the U.S. systems integration market, which accounts for 49.7% of the worldwide market, increased 13.0% in 1996 to $17.6 billion and is estimated to grow at a compound annual growth rate of 12.2% over the next five years.

    GOVERNMENT MARKET

    The Office of Management and Budget ("OMB") submitted to Congress a Government IT budget, which includes funding for hardware and services, of $29.5 billion for fiscal 1998. According to market researcher, Input, Inc., the IT budget is expected to grow from 3% in 1999 to 6% in 2002, to approximately $35.0 billion. These figures do not include expenditures by the intelligence community which are estimated to be significant. In addition, the Electronic Industries Association, a major industry trade association, estimated that an additional $20.0 billion would be spent in 1997 by the intelligence community, which is not required to disclose such expenditures. The Company believes that while Government down-sizing has decreased the number of federal employees, there has been a corresponding increase in the demand for productivity tools such as computers. Moreover, the Company believes the current trend toward outsourcing both products and services is expected to continue to escalate in coming years. Accordingly, the Company believes that demand for IT products and services in the Government market will continue to increase.

    The Information Technology Management Reform Act (the "ITMRA"), which took effect on August 8, 1996, has had a profound effect on the way Government procures computers and related products and services. The changes were made in an effort to reduce costs and expedite the IT procurement process. The most sweeping changes were the repeal of the Brooks Act that had granted sole authority for IT purchases to the GSA and the change in the GSA Schedule from a single year small purchase contracting program to a multi-year IDIQ contract with no limit on the value of purchases. Because all federal Government agencies may purchase IT products from vendors on the GSA Schedule, the transformation of the GSA Schedule to an IDIQ contract will permit the Company to sell an unlimited amount of products and services through the GSA Schedule to Government entities.

    Recently national attention has been focused upon the Year 2000 issue. The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. OMB has notified all Government agencies that the funds required to correct the Year 2000 programming problem must come from existing funding. In addition, the Director of OMB recently stated that no additional IT funding would be authorized until each agency adequately addressed any potential Year 2000 problem. Progress includes establishing good management plans and establishing management structures to address and solve the Year 2000 issues. The Year 2000 problem can be solved either by software programming corrections or replacement of main frame computers with client server networks. The Company believes it will be able to increase its sales of client server equipment and network services to help solve this problem in the Government.

    COMMERCIAL MARKET

    Heightened competition, deregulation, globalization and rapid technological advances are forcing organizations to make fundamental changes in their business processes. These pressures have compelled organizations to improve the quality of products and services, shorten time to market, reduce costs and strengthen client relationships. Organizations are addressing these issues by utilizing IT solutions that facilitate the rapid and flexible collection, analysis and dissemination of information. Accordingly, an organization's ability to integrate and deploy new information technologies in a cost-effective manner has become critical to competing successfully in today's rapidly changing business environment.

    At the same time, rapid technological change is challenging the capabilities of management information system departments within these organizations. The pace of this change quickly renders existing IT infrastructure obsolete and makes it more difficult for organizations to maintain the requisite internal expertise needed to evaluate, develop and integrate new technologies. The use of complex networks involving a variety of manufacturers' equipment, operating systems and applications software has made it increasingly difficult to diagnose problems and maintain the technical knowledge and repair parts necessary to provide support services. As a result, organizations are increasingly turning to third-party IT service providers to help them develop and support complex systems.

    Organizations seeking computer products increasingly require prospective vendors not only to offer products from many manufacturers and suppliers, but to have available proficient service expertise to assist them in product selection, system design, installation and post-installation support and service. The Company believes that the ability to offer customers a single-source solution to their IT needs, including the ability to work within customers' corporate environments as integral members of their management information system staff, are increasingly important in the commercial marketplace. Because the Company offers total network solutions which includes experienced technical expertise together with its own computer hardware, management believes it is well positioned to meet the growing demand for business solutions and, simultaneously, to expand its sales of desktops, portables and servers.

STRATEGY

    The Company seeks to increase revenues and profits by further penetrating the Government market and selected businesses with its own build-to-order computer systems and network services. To pursue this strategy, the Company will:

    LEVERAGE GOVERNMENT CUSTOMER BASE. The Company believes that the Government market is both quality and cost sensitive and that the ability to manufacture its own brand products provides significant cost advantages over equipment resellers. Through targeted marketing programs, the Company intends to leverage its existing relationships with customers to increase sales of its hardware and network services.

    TARGET THE COMMERCIAL MARKET. Management believes that opportunities for computer hardware sales in the commercial market are directly linked to the Company's ability to provide consulting, implementation and support services that meet the customer's IT needs. It is the Company's experience that computer hardware represents approximately 80% of the cost of a customer's total solution. The Company intends to leverage its service capabilities to expand the sales of its own brand-name computer systems as part of a total network solution. By manufacturing its own computer systems, the Company believes it has a sustainable competitive advantage over other network service providers and computer resellers.

    FOCUS ON QUALITY. The Company believes that continued commitment to quality will attract and retain customers, increase efficiency and reduce costs. This commitment is evidenced by the fact that the Company's Gaithersburg facility is ISO 9000 certified, and its Sterling and Guayama facilities are in the process of becoming ISO 9000 certified and are expected to receive certification within the next 12 months. The Company also intends to obtain ISO 9000 certification for all of its technical service operations.

    PURSUE STRATEGIC ACQUISITIONS. The Company seeks acquisitions that complement its core skills and that have the potential to increase the overall value of the Company. Examples of such companies would include those that broaden the Company's product line, service capabilities or customer base.

PRODUCTS

    The Company manufactures, markets, sells and supports a wide range of high performance desktop and notebook computer systems and network servers under Dunn and IDP's respective brand names. These systems primarily use Pentium, Pentium Pro and Pentium II microprocessors manufactured by Intel Corporation ("Intel") and are assembled according to customer specifications using various memory, storage, operating system, and application software configurations. The Company also offers a variety of other system components with their computer systems and network servers, including monitors, modems, graphics cards, disk arrays, network cards and CD-ROM drives. All computer systems are assembled and configured in the U.S. or Puerto Rico. In addition, the Company provides services, including network consulting, project implementation, and technical support. The Company's product line includes the following:

    DESKTOPS. The Company produces a complete line of state-of-the-art desktop computer systems which combine single or dual microprocessors with clock speeds of up to 300MHz. Typical features include a 17 inch monitor, a 32 MB RAM, a 24x CD-ROM, a 3.2 GB hard drive, a 3 1/2 inch floppy drive and Microsoft Windows '95 software. The systems can be expanded to 21-inch high resolution monitors, 128 MB of memory and up to 9 GB hard drives. The standard warranty for a desktop is at least one year but can be increased to up to five years for an additional fee. The desktops are priced between $1,200 and $6,500.

    SERVERS. The Company manufactures a complete line of powerful network servers. The servers can be configured with up to four microprocessors, two GB of memory, redundant disk subsystems, redundant hot swappable power supplies and Microsoft Windows NT software. The Company believes that their servers offer the latest or "best of breed" component technology with a price-performance advantage over major competition such as Hewlett Packard Company ("HP") and Compaq. Due to a higher level of required support, the Company believes that the server market provides opportunities for higher profit margins compared to other segments in the computer hardware industry. The typical system retails for approximately $20,000 and includes a three-year on-site manufacturer's warranty.

    PORTABLES. With the IDP Acquisition, the Company will offer its customers a complete line of portable computer systems and services. The notebooks typically utilize a modular design that allows the user to carry only those devices required for the specific task and generally include an Intel Pentium processor, a removable 20x CD-ROM, a removable 2.1 GB hard drive, a removable floppy drive, a 56 KB modem and Microsoft Windows '95 software. All units carry a warranty of at least two years and are priced between $1,500 and $4,500.

    NETWORK CONSULTING. The Company provides network consulting services including requirements analysis, network audits, security audits, security policy planning, network capacity planning, server capacity planning, and technology and feasibility studies. These services are generally provided on a fixed hourly fee basis.

    PROJECT IMPLEMENTATION. The Company works closely with its clients to design, install, implement, test and monitor systems that meet their specific needs. As part of its strategy, the systems will incorporate the Company's own hardware in many cases, as well as a variety of third-party network products, including those manufactured by 3COM Corporation ("3COM"), Banyan Systems Incorporated, Cisco Systems, Inc. ("Cisco") and Novell Inc., among others.

    SUPPORT SERVICES. The Company provides a wide range of support options that can be customized to each client's specific needs. Clients may purchase blocks of the Company's technical personnel hours over a period of up to three years from the purchase date, allowing clients to plan ahead and take advantage of prepaid discounts. The Company also provides full service, term maintenance contracts on third-party server and networking equipment which are based on a fixed price and include all parts and labor. Alternatively, clients may opt for a labor-only program providing standard technical resources on a one-time or recurring regular basis.

CONTRACTS

    In fiscal 1997, Dunn and IDP derived approximately 70% and 99%, respectively, of their net revenues from sales of hardware and services to the federal Government pursuant to contracts with the GSA or other agencies. Most of these contracts are IDIQ contracts with a specified estimated value. The "Estimated Value" of a specified contract is derived from the Company's prices set forth on its bid submission and the Government agency's own estimate of the quantities that are likely to be purchased pursuant to the contract over the term of the contract. Generally, the Government has no significant obligation to purchase any particular amount of any contract and sometimes awards contracts to several vendors who compete to supply all of the needs of the Government agencies purchasing pursuant to each contract. Furthermore, each Government purchaser is constrained by the amount of its funded budget allotted for IT products each year. Thus, actual amounts sold under the contract may be significantly more or less than the Estimated Value. There can be no assurance that the Company will actually realize revenues in the amount set forth as the Estimated Value of such contract. Furthermore, such Government contracts are subject to termination by the Government at its convenience and may or may not be renewed to the full extent contemplated by the Government. See "Risk Factors-- Government Contracting Risks."

    Since the repeal of the Brooks Act in August of 1996, the GSA Schedule became an important vehicle for Dunn and IDP to increase their sales of products and services to the federal Government. The GSA Schedule enables all Government IT purchasers to fulfill their requirements from any vendor holding a GSA Schedule. Dunn's and IDP's contracts were awarded in April of 1996 and both are valid through March 1999. On a pro forma combined basis, for the two fiscal years ended October 31, 1997, the Company generated GSA Schedule revenues of approximately $21.3 million, as compared to less than $5.0 million for the two years ended October 31, 1995. The Company believes that the GSA Schedule will be the most important contract vehicle for selling products and services to the federal Government and expects to generate significant revenue from its GSA Schedules in the future.

    In fiscal 1997, Dunn generated revenues of $2.4 million under its contract with Lockheed to provide computer network servers for the Department of Defense's Worldwide Defense Messaging System ("DMS"). Lockheed is the prime contractor on the DMS contract, which is expected to be the largest private messaging network in the world, supporting approximately 2 million users. The contract is a year-to-year contract which has been renewed twice and can be renewed for up to three additional years. Over the expected life of the contract Dunn estimates the total value to be approximately $33 million based upon initial requirements and terms described in the contract. As of October 31, 1997, Dunn had received an aggregate of $5.5 million from the Lockheed contract.

    In fiscal 1997, Dunn generated revenues of $4.6 million under its contract with the U.S. Courts. Pursuant to this contract, Dunn provides desktop computer systems and components, operating system software and peripheral devices and interfaces. The U.S. Courts contract has a term of three years, and expires in September 1998. The initial Estimated Value on the contract was in excess of $15.0 million and as of October 31, 1997, Dunn had earned an aggregate revenue of $10.9 million from the U.S. Courts contract.

    In fiscal 1997, Dunn generated revenues of $1.0 million under its contract with an agency of the Government responsible for certain intelligence activities. Pursuant to this contract, Dunn provides a wide array of computer equipment. This contract, which has a term of two years and expires in May 1999, has an initial Estimated Value of $24.0 million.

    In connection with this contract, Dunn's Sterling facility and certain employees obtained the necessary security clearances to perform the contract.

    During IDP's fiscal 1997, IDP derived $20.6 million, $19.4 million and $15.4 million from the Department of Justice, the Department of the Army and the Federal Bureau of Investigation contracts, respectively, which have since expired. Since expiration, IDP has continued to receive orders from the

Department of Justice and the Department of the Army pursuant to its other contract vehicles such as the GSA Schedule and expects such orders to continue.

    In May 1997, IDP was awarded a contract by the U.S. Air Force to provide high performance desktop computers, portable computers and network servers (the "Desktop V contract"). The contract has a term of five years and expires in May 2002; however, the period for ordering computer systems is the first three years. The Desktop V contract is a government-wide acquisition contract that is open to all departments and agencies of the federal Government except for the Department of the Army and the Department of the Navy. As of January 31, 1998, IDP has received orders totalling approximately $8.7 million, of which $7.6 million has been recognized as revenues. In connection with the Desktop V contract, a protestor has asserted that IDP is bound by a settlement agreement that calls for payments of 1.8% of its revenues derived from such contract. IDP contests the assertion. However, there can be no assurance that, should this matter be litigated, a court will not agree with the protestor's assertion and will not require IDP to make such payments. The Desktop V contract was awarded pursuant to the 8(a) program and therefore contains a "termination for convenience" clause in the event the program-eligible owners relinquish ownership of the firm, unless the procuring agency requests a waiver from the SBA. The Air Force has been advised of the pending change in ownership of IDP and has requested a waiver. The Company expects that the SBA will not oppose the waiver. Over the life of the Desktop V contract, IDP estimates the total value to be approximately $100.0 million. See "Risk Factors--Risks Related to the IDP Acquisition and Future Acquisitions" and "Risk Factors--Bid Protests and Settlements."

    In January 1998, IDP was awarded a desktop management contract by the Department of the Navy. This contract provides the Department of the Navy with desktop, notebook and networking systems to modernize ship and shore-based IT systems. The contract, which has a term of five years and expires in January 2003, has an Estimated Value of $21.0 million. The contract provides that the Department of the Navy will acquire all IDP equipment under a leasing program that includes technology upgrades and complete technical support. The initial order under this contract provides for approximately $12.9 million in lease payments to be received monthly over a five-year period.

SALES AND MARKETING

    The Company sells its products and services primarily through an in-house sales force, program managers and independent representatives. Historically, sales efforts have been concentrated in the Washington D.C. metropolitan area (D.C., Northern Virginia and Maryland), which accounts for approximately 60% of all Government computers procured. Currently, however, IDP receives significant revenue from its sales efforts outside the Washington, D.C. metropolitan area. The Company's government sales are the result of prime contracts, sub-contracts or agency-specific contracts and direct selling of products from the Company's GSA Schedules or other Government-wide acquisition contracts. The Company also utilizes its direct sales force to sell its products and services to selected businesses.

    The Company receives qualified network services leads through its marketing efforts and referrals from suppliers such as Microsoft Corporation ("Microsoft"), Cisco and 3COM. These leads are referred to Dunn's dedicated sales group, whose background includes both technical and sales experience. This sales group is responsible for identifying clients' needs and promoting Dunn's services to potential clients. Once potential clients are further qualified by the sales group, Dunn assembles a team consisting of sales group members, the appropriate business unit manager and a project delivery manager. This team makes the client sales call and is ultimately responsible for closing the sale.

    The Company runs major brand recognition marketing campaigns using direct mail, public relations, radio, seminars, the Internet and selective print advertising and trade shows. The campaigns promote "best value," single-source solutions, commitment to customers and "best of breed" component technology. The Company maintains several web sites wherein its GSA and other contract catalogs and products can be referenced. The Company also has an interactive web site which permits its customers to purchase goods and services electronically.

CUSTOMER SERVICE

    The Company has dedicated substantial resources to building a customer service and sales support group that currently employs 43 technical support personnel in three shifts to provide timely response to customers' requests. The Company strives to minimize callers' waiting time and to make extensive use of the Company's web site to provide on-line technical support. IDP has recently installed, and the Company intends to utilize, a knowledge-based problem solving system that builds on the customer support group's cumulative experience and allows an engineer to duplicate the customer's specific setup and provide guidance over the telephone. If the customer's issue cannot be resolved either on-line or over the telephone, the Company guarantees a 24-hour turnaround for most services performed in-house and a 48-hour turnaround on all field repairs.

COMPETITION

    The computer industry is highly competitive and has been characterized by intense pricing pressure, declining gross margins, rapid technological advances in hardware and software, frequent introduction of new products, and rapidly declining component costs. Competition in the computer industry is based primarily upon performance, price, reliability, service and support. As a result of industry standardization, the Company uses many of the same components as its competitors, typically from the same set of suppliers, which limits its ability to technologically and functionally differentiate its products. The Company uses its quality focus and customer services to differentiate itself from its competitors.

    GOVERNMENT MARKET

    Since the passage of the ITMRA, the Government has increased the amount of IT products acquired through the GSA Schedule. Although the Company believes it has benefited from this reform, the emergence of the GSA Schedule as a significant procurement vehicle has encouraged traditional mass market commercial computer companies such as Dell, Gateway 2000, Inc. ("Gateway") and Micron Electronics, Inc. to pursue the Government market.

    However, the Government continues to rely on agency-specific contracts for its more complex computer requirements. The Company believes that national brand companies often are dissuaded from bidding for these agency-specific contracts due to their complex terms and conditions and technical specifications. The Company principally competes against large regional manufacturers and system integrators such as Government Technology Solutions, Inc., Win Laboratories, Inc. and Vanstar (formerly Sysorex Information Systems, Inc.) for these agency-specific contracts. The Company believes that the Government's criteria for vendor selection include price, quality, past performance, size and financial responsibility.

    COMMERCIAL MARKET

    The Company competes in the Mid-Atlantic region with hundreds of IT service companies. These companies typically service a small geographic area and resell national brand computer hardware. By contrast, the Company manufactures its own brand name computer systems, which it intends to install as part of a total network solution.

    The Company competes with a number of computer hardware manufacturers, including Dell, Gateway, Compaq, HP, IBM and Toshiba Corporation, among others, that traditionally have sold their products through distributors, dealers and value-added resellers, retail stores and direct sales forces.

    Many of the Company's competitors offer broader product lines, have substantially greater financial, technical, marketing and other resources than the Company and may benefit from component volume purchasing and product and process technology license arrangements that are more favorable in terms of pricing and availability than the Company's arrangements. There can be no assurance that the Company will be able to compete effectively against existing competitors in the future, especially companies that have historically focused their energies on the commercial market or have greater financial resources. See "Risk Factors--Competition."

SUPPLIERS

    The Company devotes significant resources to establishing and maintaining relationships with its suppliers. The Company, where possible, purchases directly from component manufacturers such as Intel, Microsoft, Hitachi-Nissei Sanyo America, Ltd., Sony Electronics Corporation and Clevo Corporation ("Clevo"). The Company also purchases multiple products directly from large national and regional distributors such as TechData Corporation, Ingram Micro Incorporated and Decision Support Systems, Incorporated ("DSS").

    Suppliers provide the Company with incentives in the form of discounts, rebates, credits, cooperative advertising and market development funds. In accordance with the terms of certain of the Company's Government contracts, the Company provides periodic reporting of pertinent supplier contract terms and conditions to contracting officials.

    As a product reseller, the Company must continue to obtain products at competitive prices from leading suppliers in order to provide competitively priced products for its customers. During fiscal 1997, Dunn purchased approximately 13% of its components from DSS and PRIMO purchased approximately 50% of its components from Clevo. In the event that the Company is unable to continue to purchase components from these suppliers, the Company believes that alternative suppliers are readily available. The Company believes its relationships with its key suppliers to be good and believes that generally there are multiple sources of supply available should the need arise.

EMPLOYEES

    As of October 31, 1997, Dunn employed 85 persons on a full-time basis. Of such persons, three were employed in executive capacities, 20 in sales and marketing, 13 in administrative capacities, 23 in technical services and 26 in operations. As of January 31, 1998, IDP employed 228 persons on a full-time basis, including 58 in Puerto Rico. Of such persons, 49 are engaged in sales and marketing, 44 in administrative capacities, 37 in technical services and 98 in operations. Neither Dunn's nor IDP's employees are covered by a collective bargaining agreement. Dunn and IDP consider their relationships with their employees to be good.

FACILITIES

    The Company leases approximately 19,000 square feet of office space in Reston, Virginia which it uses primarily for sales, marketing and technical services, and approximately 20,000 square foot facility in Sterling, Virginia used primarily for manufacturing and administrative services. The Reston facility's lease expires in 2003 and the Sterling facility lease expires in 1999. The Company has an option to renew the Sterling lease for a period of five years. The Sterling facility is subject to a mortgage due 2019, for which the Company is a guarantor. See "Certain Transactions." In addition, the Company is presently seeking ISO 9000 certification for its Sterling facility. The Sterling facility has obtained a top secret security clearance in connection with its performance of one of its government contracts.

    The Company also leases an approximately 55,000 square-foot facility in Gaithersburg, Maryland, which it uses for sales, marketing, customer service, manufacturing, and administrative functions, and an approximately 34,000 square-foot facility in Guayama, Puerto Rico, which is used for manufacturing, technical support, and personal computer board level repair. The Gaithersburg facility lease expires in 2000 and the Guayama facility lease expires in 1999. Concurrently with the Closing of this transaction, the Company intends to enter into a new lease with the Puerto Rican government under substantially the same terms as PRIMO's current lease. The Gaithersburg facility is ISO 9000 certified, and the Company is in the process of obtaining ISO 9000 certification for its Guayama facility.

PATENTS, TRADEMARKS AND LICENSES

    The Company does not maintain a traditional research and development group, but works closely with computer product suppliers and other technology developers to stay abreast of the latest developments in computer technology. While the Company does not believe that its continued success will depend upon the rights to a patent portfolio, there can be no assurance that the Company will continue to have access to existing or new technology for use in its products.

    The Company will conduct its business under the trademarks and service marks of "Dunn," "Dunn Computer Corporation," "International Data Products," "IDP" and "Vaquero." The Company believes its trademarks and service marks have significant value and are an important factor in the marketing of its products.

    Because most software used on the Company's computers is not owned by the Company, the Company has entered into software licensing arrangements with several software manufacturers, including Microsoft.

LEGAL PROCEEDINGS

    The Company is not a party to any pending legal proceeding other than routine litigation that is incidental to its business.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information, with respect to the common stock of Dunn as of March 25, 1998, and with respect to the Common Stock of the Company, as adjusted to give effect to the Offering, the Merger and the IDP Acquisition, with respect to the beneficial ownership of each beneficial owner of more than 5% of the outstanding shares thereof, by each director, each nominee to become a director and each executive officer named in the Summary Compensation Table and by all executive officers, directors and nominees to become directors of the Company as a group both before and after giving effect to the Offering.

                                                                                        SHARES               SHARES
                                                                                  BENEFICIALLY OWNED      BENEFICIALLY
                                                                                       PRIOR TO           OWNED AFTER
                                                                                     OFFERING(4)          OFFERING(7)
                                                                                  ------------------   ------------------
NAME AND ADDRESS OF                                                               NUMBER OF            NUMBER OF
BENEFICIAL OWNER(1)                                                                SHARES    PERCENT    SHARES    PERCENT
--------------------------------------------------------------------------------  ---------  -------   ---------  -------
Thomas P. Dunne (2).............................................................  2,645,000(5)  51.9%  2,645,000   29.1%(8)
John D. Vazzana (2).............................................................  1,145,000   22.5%    1,145,000   12.6%(8)
Claudia N. Dunne (2)............................................................  2,645,000(6)  51.9%  2,645,000   29.1%
VADM E. A. Burkhalter USN (Ret.) (2)............................................     10,000(1)   *        10,000    *
Daniel Sinnott (2)..............................................................     10,000(1)   *        10,000    *
George D. Fuster (3)............................................................     -0-      -0-        375,000    4.1%(9)
D. Oscar Fuster (3).............................................................     -0-      -0-        375,000    4.1%(9)
All Executive Officers and Directors
  as a Group before Closing (5 persons).........................................  3,790,000   74.3%
  as a Group after Closing (7 persons)..........................................     --       --       4,540,000   49.9%

------------------------

*   Beneficial ownership is less than 1%

(1) Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock beneficially owned. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Accordingly, the beneficial ownership amounts include shares of stock that may be acquired pursuant to stock options exercisable within 60 days from March 25, 1998 by VADM E. A. Burkhalter USN (Ret.) (10,000 shares) and by Daniel Sinnott (10,000 shares) and all directors and executive officers as a group (20,000 shares).

(2) The address of each such individual is: c/o Dunn Computer Corporation, 1306 Squire Court, Sterling, Virginia 20166.

(3) The address of each such individual is: c/o International Data Products, Corp., 20 Firstfield Road, Gaithersburg, Maryland 20878.

(4) Calculated based upon 5,097,743 shares outstanding prior to the Closing and does not give effect to: (a) an aggregate of 2,200,000 shares of Dunn common stock reserved for issuance pursuant to Dunn's 1997 Stock Option Plan of which options to purchase 1,832,000 shares have been granted; (b) an aggregate of up to 800,000 shares of Common Stock reserved for issuance pursuant to employment agreements with George D. Fuster and D. Oscar Fuster; or (c) 200,000 shares of common stock issuable upon the exercise of certain warrants.

(5) Includes 560,000 shares of stock held by Claudia N. Dunne, the Company's Vice President, and Mr. Dunne's wife, of which Mr. Dunne disclaims beneficial ownership.

(6) Includes 2,085,000 shares of stock held by Thomas P. Dunne, the Company's Chairman, Chief Executive Officer and President, and Ms. Dunne's husband, of which Ms. Dunne disclaims beneficial ownership.

(7) Assumes 9,097,743 shares outstanding after the Closing giving effect to the issuance of 750,000 shares of Common Stock of the Company in the IDP Acquisition and 3,250,000 shares of Common Stock to be issued in the Offering and not giving effect to: (a) the exercise of an over-allotment option issued in connection with the Offering (b) an aggregate of 2,200,000 shares of Common Stock reserved for issuance pursuant to the Company's Stock Option Plan of which options to acquire 1,832,000 have been granted; (c) an aggregate of up to 800,000 shares of Common Stock of the Company reserved for issuance pursuant to employment agreements with George D. Fuster and D. Oscar Fuster or (d) 200,000 shares of common stock issuable upon the exercise of certain warrants.

(8) If the over-allotment option issued in connection with the Offering is exercised in full, Thomas P. Dunne will sell 170,625 shares and will beneficially own 2,474,375 shares representing 26.5% of the Common Stock outstanding after the Closing, and John D. Vazzana will sell 73,125 shares and will beneficially own 1,071,875 shares representing 11.5% of the Common Stock outstanding after the Closing.

(9) Represents 375,000 shares of Common Stock of the Company to be issued pursuant to the IDP Acquisition to each of D. Oscar Fuster and George D. Fuster.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires Dunn's officers and directors, and persons who own more than 10% of a registered class of Dunn's equity securities ("insiders"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Insiders are required by Commission regulation to furnish Dunn with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms furnished to Dunn, the Section 16(a) filing requirements were complied with for the fiscal year ended October 31, 1997, except that John D. Vazzana, Thomas P. Dunne, Claudia N. Dunne, VADM. E. A. Burkhalter, Jr. USN. and Daniel Sinnott inadvertently failed to timely file a Form 3, Initial Statement of Beneficial Ownership of Securities. In addition, John D. Vazzana and Thomas P. Dunne inadvertently failed to file a Form 4, Statement of Changes in Beneficial Ownership, each with respect to one transaction in Dunn's shares.

                             ELECTION OF DIRECTORS
                             (ITEM 2 OF PROXY CARD)

    Pursuant to Dunn's Certificate of Incorporation and Bylaws, Dunn's Board of Directors consists of five directors, each elected for a term of one year. The Board of Directors proposes that the nominees described below, all of whom are current directors of Dunn, be re-elected for a new one year term and until their successors are duly elected and qualified.

    Each of the nominees has consented to serve as a director of Dunn. Should any one or more of these nominees become unavailable to serve as a director, it is intended that the shares of common stock represented by the proxies will be voted for a nominee who would be designated by the Board of Directors, unless the Board instead reduces the number of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR
                                     BELOW.

    THOMAS P. DUNNE has been Chairman, Chief Executive Officer and President of Dunn since he founded the company in 1987. From 1982 to 1987, Mr. Dunne was the Director of Sales of Syntrex Inc., a corporation that supplies computer hardware and software to the legal profession. Prior thereto, Mr. Dunne spent 12 years with the computer division of Perkin Elmer Corporation, where he held several positions, including Director of North American Sales. Mr. Dunne also served in the United States Army for two years where he was a Senior Instructor with the Army Electronics Command. Mr. Dunne is married to Ms. Claudia N. Dunne, the Vice President of the Company.

    JOHN D. VAZZANA has been the Executive Vice President, Chief Financial Officer and a director of Dunn since 1994. From 1992 to 1994, Mr. Vazzana was the Chief Executive Officer of Hitchler Industry, a manufacturer of plastic lumber made from recycled plastic. From 1986 to 1992, Mr. Vazzana was founder and Chief Executive Officer of NRM Steelastic, a company engaged in the manufacture of capital equipment for the tire industry. Prior thereto, Mr. Vazzana was Executive Vice President for C3, Inc., a federal computer systems integrating company, which he joined in 1974.

    CLAUDIA N. DUNNE, a co-founder of Dunn, has been Vice President and a director of Dunn since its inception. From 1985 to 1987, Ms. Dunne was Federal Proposal Manager for Syntrex, Inc. From 1983 to 1985, Ms. Dunne was Proposal Manager for Harris & Paulson, which also sold minicomputers and proprietary time and accounting software for law firms. Ms. Dunne is married to Mr. Thomas P. Dunne, the President of the Company.

    VICE ADMIRAL E. A. BURKHALTER, JR., USN (RET.) has been a director of Dunn since January 1997. Mr. Burkhalter is currently the President of Burkhalter Associates, Inc., a consulting firm providing services in the areas of international and domestic strategy, management policy and technology applications, for both government and industry. Mr. Burkhalter spent 40 years as a member of the United States Navy, during which time he held several positions, including Director of Strategic Operations for the Chairman of the Joint Chiefs of Staff. He is currently the Chairman of the Attorney General's Policy Advisory Panel for Law Enforcement Technology, a member of the Director of Central Intelligence (DCI) Military Advisory Panel and an advisor to the Defense Intelligence Agency. He is also an officer and director of the Navy Submarine League.

    DANIEL SINNOTT has been a director of Dunn since January 1997. Mr. Sinnott is currently a consultant with Worldwide Internet Solutions Network, Inc. ("WIZnet"). WIZnet provides electronic catalogs and adaptive recognition search technology and facilitates electronic commerce linking buyers and sellers via secure mail. From 1995 until March 1998, Mr. Sinnott was Chief Executive Officer of WIZnet. In 1991 Mr. Sinnott was a founder of Sinnott Bruno & Company ("SB&C"). SB&C is a management consulting firm providing advisory services to executive and management organizations that are in the emerging transition stages of development. Mr. Sinnott worked full time with SB&C from 1991 until joining WIZnet in 1995. In 1996, Dunn purchased shares of Common Stock of WIZnet for an aggregate of $150,000. See "Certain Transactions."

    In connection with Dunn's initial public offering in April 1997, Dunn granted the underwriter, Network 1 Financial, for a three year period from the effective date of the initial public offering, the right to designate one director to serve as a member of Dunn's Board of Directors. As of the date of this Proxy Statement/Prospectus, Network 1 Financial has not named a nominee for election to board membership.

           DUNN'S BOARD OF DIRECTORS, ITS COMMITTEES AND COMPENSATION

THE BOARD OF DIRECTORS

    The Board of Directors of Dunn held four meetings during the 1997 fiscal year. The Board of Directors has two standing committees: the Compensation Committee and the Audit Committee. Dunn does not have a standing committee on nominations, but rather the full Board nominates candidates for Director. All Directors attended at least seventy-five percent of the meetings of the Board of Directors and the committees on which such Directors served.

COMMITTEES OF DUNN'S BOARD

    The Compensation Committee presently consists of VADM E.A. Burkhalter, Jr., USN (Ret.), Daniel Sinnott and Thomas P. Dunne. The Compensation Committee held one meeting during the 1997 fiscal year during which it reviewed employment agreements with Dunn's executive officers.

    The Audit Committee presently consists of VADM Burkhalter and Mr. Sinnott. The Audit Committee held one meeting during the 1997 fiscal year during which it met with Dunn's independent auditors to review preparations for the annual audit of Dunn.

COMPENSATION OF DIRECTORS

    Dunn has not paid, and the Company does not presently propose to pay, compensation to any director for acting in such capacity, except for nominal sums for attending Board of Directors meetings and reimbursement for reasonable expenses in attending those meetings. In January 1997, Dunn granted each of its two outside directors a stock option to purchase 20,000 shares of Dunn's common stock at an exercise price of $4.15 per share. Dunn believes the exercise price of $4.15 per share was the fair market value at the time of the grants.

                        THE COMPANY'S BOARD OF DIRECTORS

    The five current directors of Dunn also serve as the initial directors of the Company. Upon the Closing of the Merger and the IDP Acquisition the number of directors of the Company will be raised from five to seven and the appointment of George D. Fuster and D. Oscar Fuster, two of the IDP Sellers, as directors of the Company will become effective.

    The directors of the Company are divided into three classes with staggered terms. The current term of John D. Vazzana and Claudia N. Dunne is until the first annual meeting of shareholders after the Closing, the current term of VADM
E. A. Burkhalter, Jr., USN (Ret.) and Daniel Sinnott is until the second annual meeting after the Closing, and the current term of Thomas P. Dunne is, and the term of George D. Fuster and D. Oscar Fuster will be, until the third annual meeting after the Closing. Directors elected after the Closing will be elected to three-year terms.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information concerning the executive officers, directors and director nominees of Dunn and the Company:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Thomas P. Dunne......................................          55   Chairman, Chief Executive Officer, and President
John D. Vazzana......................................          54   Executive Vice President, Chief Financial Officer,
                                                                    Director
Claudia N. Dunne.....................................          38   Vice President, Director
George D. Fuster.....................................          38   President of IDP, Director Nominee *
D. Oscar Fuster......................................          40   Executive Vice President of IDP, Director Nominee*
VADM E. A. Burkhalter, Jr., USN (Ret.)...............          69   Director
Daniel Sinnott.......................................          63   Director

------------------------

* Will be elected as director of the Company by its sole shareholder prior to the Closing.

    Each director holds office until the annual meeting at which his term expires or until a successor is elected and qualified unless the director dies, resigns, or is removed from office. Executive officers hold office until their successors are chosen and qualified, subject to earlier removal by the Board of Directors. Biographical descriptions of the current directors and executive officers are included under the caption "Election of Directors." Set forth below is a description of the two IDP Sellers who will become executive officers and directors of the Company on the date of the Closing of the Merger and the IDP Acquisition.

    GEORGE D. FUSTER founded IDP in 1984 and has been the President since 1987. From 1983 to 1984, he was Eastern Regional Manager for Sales Support Engineering at Fujitsu Microelectronics Corporation, where his responsibilities included coordinating third party hardware and software relationships between the regional offices and the corporate office. Prior thereto, George D. Fuster served as a Systems Engineer for Advanced Technology Corporation, where he helped develop financial models for the U.S. Navy Marine Gas Turbines Program. The principal stockholders of Dunn have agreed to elect George D. Fuster as a director of the Company immediately preceding the Offering. George D. Fuster is a brother of D. Oscar Fuster, the Executive Vice President of IDP.

    D. OSCAR FUSTER has been Executive Vice President of IDP since 1986, where his primary responsibility is for the overall operations of the company. Prior to joining IDP, he was Vice President of Marketing for SMS Data Products, Financial Analyst for Electronic Data Systems, Incorporated and Accounting Manager for Genasys Corporation. The principal stockholders of Dunn have agreed to elect D. Oscar Fuster as a director of the Company immediately preceding the Offering. D. Oscar Fuster is a brother of George D. Fuster, the President and founder of IDP.

EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding compensation paid by Dunn during each of the last three fiscal years to the Chief Executive Officer and the executive officers of Dunn who earned in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                              ANNUAL COMPENSATION
                                                                                           --------------------------
NAME AND PRINCIPAL POSITION*                                                      YEAR        SALARY        BONUS
------------------------------------------------------------------------------  ---------  ------------  ------------
Thomas P. Dunne...............................................................       1997  $    240,000       0
  Chairman, Chief Executive Officer                                                  1996  $    240,000  $    275,000
  and President                                                                      1995  $    240,000       0

John D. Vazzana...............................................................       1997  $    240,000       0
  Executive Vice President, Chief                                                    1996  $    240,000  $    275,000
  Financial Officer, Director                                                        1995  $    240,000       0

------------------------

* George D. Fuster and D. Oscar Fuster have served, respectively, as President of IDP and Executive Vice President of IDP during each of the last three fiscal years. Each of them received compensation from IDP in excess of $100,000 during each of these three years.

EMPLOYMENT AGREEMENTS

    The Company has employment agreements with Thomas P. Dunne and John D. Vazzana, and will have employment agreements with George D. Fuster and D. Oscar Fuster. The agreements for Mr. Vazzana and Mr. Dunne run for a term of three years effective April 1997 and automatically renew for additional one year terms unless terminated by either Dunn or the employee. Both agreements provide for a $240,000 annual salary and a bonus at the discretion of Dunn's Board of Directors. The bonus may not exceed the lesser of 5% of the Company's pre-tax income for the preceding fiscal year or $250,000.

    The employment agreements with George D. Fuster and D. Oscar Fuster, which will be effective at Closing, have a term of three years, unless renewed, provide for a $200,000 annual salary, an annual bonus, and a stock option (the "Option") to purchase up to 300,000 shares, under certain conditions, of the Common Stock, at a price per share to be determined based upon the Nasdaq price as of the Closing, to be exercisable as to 50% of the shares subject to the Option six months from the effective date of the employment contract, and as to the remaining 50% of the shares within one year of such date. Each of the Options to be granted to the Fusters will be adjusted to cover 400,000 shares of the Company's Common Stock if the price per share for which the Common Stock is sold in the Offering exceeds $10.

    All employment contracts contain confidentiality provisions and covenants not to compete with the Company during the term of the employment and for a period of one year following the termination of the agreements.

STOCK OPTION PLAN

    Under Dunn's 1997 Stock Option Plan, options to purchase a maximum of 2,200,000 shares of common stock of Dunn (subject to the approval by Dunn's stockholders of the increase from 600,000 to 2,200,000 shares and further subject to adjustments in the event of stock splits, stock dividends, recapitalizations and other capital adjustments) may be granted to employees, officers and directors of Dunn and other persons who provide services to Dunn. As of the date of this Proxy Statement/Prospectus, options relating to 1,832,000 shares were previously granted under Dunn's 1997 Stock Option Plan at a weighted average exercise price of $6.18 per share. As of April 1, 1998, options relating to 66,250 shares are exercisable, and none of the options have been exercised. In the Merger, each outstanding option under Dunn's 1997 Stock Option Plan will be converted into an option to purchase, at the same exercise price, the same number of shares of Common Stock of the Company under a stock option plan of the Company under which options to purchase a total of 2,200,000 shares of common stock will be authorized (subject to the approval of Dunn's stockholders and further subject to adjustments in the event of stock splits, stock dividends, recapitalizations and other capital adjustments). See "The Merger and the IDP Acquisition-- Treatment of Dunn Stock Options and Warrants."

    The options to be granted under the Company's stock option plan may be designated as incentive stock options or non-incentive stock options by the Board of Directors, which also has discretion as to the persons to be granted options, the number of shares subject to the options and the terms of the option agreements. Only employees, including officers and part time employees of the Company, may be granted incentive stock options.

RETIREMENT PLANS

    Dunn established a discretionary contribution plan effective November 1, 1995 (the "401(k) Plan") for its employees who have completed one month of service with Dunn. The 401(k) Plan is administered by Benefit Plan Services, Inc. and permits pre-tax contributions by participants pursuant to Section 401(k) of the Code, up to the maximum allowable contributions as determined by the Code. Dunn may match participants' contributions on a discretionary basis. In fiscal 1995 and 1996 Dunn contributed $.25 for each $1.00 contributed by the employees.

    IDP established a discretionary contribution plan in 1993 (the "IDP 401(k) Plan") for its employees who have completed one half year of service with IDP. The IDP 401(k) Plan is administered by IDP and permits pre-tax contributions by participants pursuant to Section 401(k) of the Code up to the maximum allowable contributions as determined by the Code. IDP may match a participant's contributions, on a discretionary basis. In fiscal 1997 and 1996, IDP contributed an aggregate of $261,000 and $210,000, respectively, matching $1.00 for each $1.00 contributed by its employees.

    Effective November 1, 1995, Dunn established a defined benefit plan covering substantially all salaried employees who have completed twelve months of service with Dunn (the "Pension Plan"). The Pension Plan benefits are based on the years of service and the employee's compensation. Dunn contributes, on an annual basis, amounts sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974 ("ERISA"). Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. The assets of the Pension Plan are invested in money markets and investment-grade corporate debt and equity instruments. Dunn contributed an aggregate of approximately $135,000 for the Pension Plan years ending October 31, 1995 and 1996, which amount met the minimum funding requirements under ERISA. Dunn has accrued, but not yet paid, $51,450, which amount represents its minimum funding requirements under ERISA for fiscal 1997.

    A participant's benefit under the Pension Plan is calculated as the lesser of (i) the average of such participant's last three years' salary multiplied by 40 percent, or (ii) $60,000. The estimated annual benefits under the Pension Plan payable upon retirement at normal retirement age for each of Dunn's executive officers is $60,000.

                              CERTAIN TRANSACTIONS

    At Closing, (i) Merger Sub, a subsidiary of the Company, will merge into Dunn which will be the surviving corporation and will thereby become a wholly-owned subsidiary of the Company, and (ii) the Company will acquire all the issued and outstanding capital stock of IDP Co. and a newly-formed subsidiary of the Company will acquire substantially all of the net assets of PRIMO. The aggregate consideration that will be paid for IDP Co. and PRIMO consists of $14.9 million in cash and 750,000 shares of Common Stock of the Company, each of which is subject to adjustment, which will be paid to George D. Fuster, President of IDP Co. and director nominee of the Company, D. Oscar Fuster, Executive Vice President of IDP Co. and director nominee of the Company and to PRIMO, which is owned by the wives of George D. Fuster and D. Oscar Fuster.

    Prior to the IDP Acquisition and the Offering, substantially all of the net assets of F Squared Engineering Corp. which, as of January 31, 1998, had an aggregate value of approximately $198,000, will be transferred from IDP Co. to F Squared Engineering, Corp. and will be distributed to the individual IDP Sellers in partial redemption of their IDP Co. shares.

    At Closing, certain IDP Co. notes in the aggregate amount of $1.6 million payable to the IDP Sellers and certain related parties will be assumed by the Company. The notes will have terms of one to three years and bear interest at the annual rate of 8.0% to 11.0%.

    In connection with the IDP Acquisition, George D. Fuster and D. Oscar Fuster will enter employment agreements, pursuant to which each will be granted options to acquire 300,000 shares, subject to adjustment to 400,000 shares under certain conditions, of the Company's Common Stock at a price per share to be determined based upon the Nasdaq price as of the Closing. See "Management--Employment Agreements."

    In March 1998, Dunn repurchased 50,000 shares of its common stock and an option to acquire 25,000 shares of its common stock for $457,500 and $75,750, respectively, pursuant to contractual arrangements with two of the persons from whom Dunn purchased STMS in September 1997.

    On January 6, 1997, Dunn entered into a share exchange agreement (the "Share Exchange Agreement") with Dunn Computer Corporation (now named Dunn Computer Operating Company), a Virginia corporation incorporated in 1987, and Thomas P. Dunne, John D. Vazzana and Claudia N. Dunne, whereby such Virginia corporation became a wholly-owned subsidiary of Dunn. Pursuant to the Share Exchange Agreement, Dunn exchanged its stock on a 2,799.160251 for 1 basis with the holders of stock of the Virginia corporation.

    In November 1997, Dunn reaquired 2,257 shares of its common stock in connection with a loan forgiveness of approximately $63,000.

    In May 1996, Dunn entered into a line of credit agreement with a bank that was personally guaranteed by the principal stockholders of Dunn. In June 1997, the loan agreement was amended to cancel the personal guarantees of the principal stockholders of Dunn.

    The Company leases its Sterling facility from C&T Partnerships, an entity owned and controlled by Thomas and Claudia Dunne, both affiliates of the Company. The lease agreement terminates in October 1999, but provides for a five year renewal at Dunn's option. Rent expense under this lease was $154,000 for each of the years ended October 31, 1996 and 1997, respectively. In addition, the mortgage on the facility of approximately $1,000,000, which has a 25 year term and bears interest at 2% over prime, is guaranteed by the Company. The Company has been advised that all payments with respect to the mortgage are current. For additional terms of the lease and a description of the facility, see "Business-- Facilities."

    In 1996, Dunn made a stock investment of $150,000 in WIZnet, an Internet-related company. Daniel Sinnott, a director of the Company, is the President and Chief Executive Officer of WIZnet. Mr. Sinnott was not a director of Dunn at the time of the investment. The Company believes that the transaction was fair and reasonable.

              PROPOSAL TO AMEND THE 1997 STOCK OPTION PLAN OF DUNN
               AND AUTHORIZE THE STOCK OPTION PLAN OF THE COMPANY
                             (ITEM 3 OF PROXY CARD)

1997 STOCK OPTION PLAN

    On January 6, 1997 the Board of Directors and the stockholders of Dunn first adopted the Dunn Computer Corporation 1997 Stock Option Plan (the "1997 Stock Option Plan"). The 1997 Stock Option Plan provides for the granting of stock options to officers and other employees of Dunn and its subsidiaries and to non-employee directors, consultants, advisors and other persons who may perform significant services for or on behalf of Dunn. The Board of Directors believes that the 1997 Stock Option Plan assists Dunn in attracting and retaining personnel of high quality and ability by providing such persons incentives and rewards for superior performance.

    In September 1997 the Board of Directors increased the aggregate number of shares of Dunn common stock subject to issuance under the 1997 Stock Option Plan from a maximum of 600,000 to 2,200,000 shares (subject to adjustments in the event of stock splits, stock dividends, recapitalizations and other capital adjustments). That increase is subject to the approval of Dunn's stockholders.

    The Board of Directors believes that it is in the best interests of Dunn to continue the 1997 Stock Option Plan and recommends that the stockholders approve an amendment to the 1997 Stock Option Plan to increase the cumulative aggregate number of shares of common stock subject to issuance thereunder from a maximum of 600,000 to 2,200,000.

CONTINUING STOCK OPTION PLAN

    Dunn proposes to cause the Company, which prior to the Merger is a wholly-owned subsidiary of Dunn, to adopt a stock option plan (the "Continuing Stock Option Plan"). In the Merger, each outstanding option to purchase shares of common stock of Dunn under the 1997 Stock Option Plan will be converted into an option to purchase, at the same exercise price, the same number of shares of Common Stock of the Company under the Continuing Stock Option Plan. See "The Merger and the IDP Acquisition--Treatment of Dunn Stock Options and Warrants." No options will be granted under the Continuing Stock Option Plan if the Merger does not occur.

    The terms of the Continuing Stock Option Plan will be substantially the same as the terms of the 1997 Stock Option Plan, and will provide for the granting of stock options to officers and other employees of the Company and its subsidiaries and to non-employee directors, consultants, advisors and other persons who may perform significant services for or on behalf of the Company.

    A cumulative aggregate of 2,200,000 shares of Common Stock will be subject to issuance under the Continuing Stock Option Plan (subject to adjustments in the event of stock splits, stock dividends, recapitalizations and other capital adjustments).

VOTES REQUIRED FOR APPROVAL

    The affirmative vote of the holders of a majority of the outstanding shares of Dunn common stock present in person or by proxy at the annual meeting will be required to approve the amendment of the 1997 Stock Option Plan and to approve the adoption of the Continuing Stock Option Plan.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE 1997 STOCK OPTION PLAN AND TO ADOPT THE CONTINUING STOCK OPTION PLAN.

                           STOCK OPTION PLAN SUMMARY

    The following is a brief description of material features of the 1997 Stock Option Plan of Dunn and the proposed Continuing Stock Option Plan of the Company. As used herein, the term "Plan" shall refer to both the 1997 Stock Option Plan and the Continuing Stock Option Plan. The following summary of the Plan is qualified in its entirety by reference to the Plan which is attached as Appendix C hereto and incorporated herein by reference.

ADMINISTRATION

    The Plan provides that it is to be administered by the Board of Directors, if each member is a "non-employee director" within the meaning of Rule 16b-3 promulgated by the Commission pursuant to the Exchange Act, or a committee of two or more directors, each of whom is such a non-employee director (the "Plan Committee"). To date, all actions with respect to the 1997 Stock Option Plan have been taken by the full Board of Directors of Dunn.

OPTIONS AUTHORIZED

    The Plan authorizes the grant of both incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Code, and stock options that do not qualify for treatment as Incentive Stock Options ("Non-qualified Options"). The exercise price of each Incentive Stock Option granted under the Plan is to be not less than 100% of the fair market value of the stock subject to the option on the date the option is granted (or 110% in the case of an Incentive Stock Option granted to an employee owning more than 10% of the voting stock of the company granting the option). The exercise price of each Non-qualified Option granted under the Plan is to be not less than 85% of the fair market value of the stock subject to the option on the date the option is granted.

    Each option granted under the Plan is to be evidenced by a written stock option agreement between the company granting the option and the option holder. Each stock option agreement is to set forth, among other terms not inconsistent with the Plan, when the option subject thereto is to be exercisable and when it will expire. An Incentive Stock Option granted under the Plan may not be exercisable after the expiration of ten years after the date such option is granted. Each option granted under the Plan must become exercisable in full no later than ten years after such option is granted, and each option must become exercisable as to at least 10% of the shares covered thereby on each anniversary of the date such option is granted.

    If the shares covered by the Plan are changed into, or exchanged for, cash or a different number or kind of shares or securities of any corporation through a reorganization, merger, recapitalization, reclassification, stock split-up, reverse stock split, stock dividend, stock consolidation, stock combination, stock reclassification or similar transaction, an appropriate adjustment shall be made by the Committee in the number and kind of shares as to which options may be granted.

    In the discretion of the Board of Directors or the Plan Committee at the time an option granted under the Plan is exercised, the exercise price may be paid in full (1) in cash or by check, (2) by interest-bearing promissory note of the option holder (subject to any limitations of applicable state corporations law) delivered at the time of exercise, or (3) subject to certain limitations, by delivery of shares of the company's stock or other property. The Board of Directors or the Plan Committee may permit, subject to certain regulatory limitations, so-called cashless exercises, which involve the payment of the exercise price from the proceeds of the contemporaneous sale of the shares being issued pursuant to the exercise of the option.

    The Board of Directors or the Plan Committee may at any time suspend, amend or terminate the Plan, except that without approval of the stockholders given within twelve months before or after such action, no action of the Board of Directors or the Plan Committee may materially increase the benefits accruing to participants under the Plan, materially increase the number of securities that may be issued under the Plan, or materially modify the requirements as to eligibility for participation in the Plan.

ELIGIBILITY

    Officers and other employees of Dunn (currently approximately 85), non-employee directors (currently 2), consultants and advisors and other persons who may perform significant services on behalf of Dunn (currently approximately
3) are eligible to be granted options under the 1997 Stock Option Plan. Officers and other employees of the Company (projected to be approximately 300 upon the Merger), non-employee directors (projected to be 2 upon the Merger), consultants and advisors and other persons who may perform significant services on behalf of the Company (projected to be approximately 3 upon the Merger) are eligible to be granted options under the Continuing Stock Option Plan. Incentive Stock Options may be granted only to persons who are "employees" within the meaning of Section 3401(c) of the Code.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a brief summary of certain of the federal income tax consequences to individuals receiving grants of awards under the Plan. The following summary is based upon federal income tax laws in effect on January 1, 1998 and is not intended to be complete or describe any state or local tax consequences.

    NON-QUALIFIED STOCK OPTIONS. In general, (i) no income will be recognized by an optionee at the time a non-qualified stock option is granted; (ii) at exercise, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (iii) at sale, appreciation (or depreciation) after the date of exercise will be treated as a capital gain (or loss).

    INCENTIVE STOCK OPTIONS. No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. If shares of common stock are issued to the optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a capital gain and any loss sustained will be a capital loss.

    If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the optionee generally will be treated as a capital gain (or loss).

    TAX CONSEQUENCES TO THE COMPANY. To the extent that a participant recognizes ordinary income in the circumstances described above, the participant's employer should be entitled to a corresponding deduction, provided, among other things, such income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation.

PLAN BENEFITS

    The following table sets forth the stock options granted under the 1997 Stock Option Plan, and to be granted under the Continuing Stock Option Plan as of the effectiveness of the Merger, to each of the following persons or groups.

                                 PLAN BENEFITS

                                                                                               NUMBER OF      DOLLAR
NAME AND POSITION                                                                            STOCK OPTIONS     VALUE
-------------------------------------------------------------------------------------------  -------------  -----------
Thomas P. Dunne............................................................................             0            0
  (Chairman, Chief Executive Officer and President)
John D. Vazzana............................................................................             0            0
  (Executive Vice President, Chief Financial Officer, Director)
Claudia N. Dunne...........................................................................             0            0
  (Vice President, Director)
George D. Fuster...........................................................................             0            0
  (President of IDP, Director Nominee)
D. Oscar Fuster............................................................................             0            0
  (Executive Vice President of IDP, Director Nominee)

EXECUTIVE GROUP
VADM E.A. Burkhalter, Jr. USN (Ret.).......................................................        20,000           (1)
  (Director)
Daniel Sinnott.............................................................................        20,000           (1)
  (Director)
Non-Executive Director Group...............................................................        40,000           (1)
Non-Executive Officer Employee Group and Consultants.......................................     1,792,000           (1)

------------------------

(1) Stock options granted under the Plan at exercise prices equal to or exceeding the fair market value of the common stock subject to the option on the date of grant. The actual value, if any, a person may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. The weighted average exercise price of the 1,832,000 stock options granted to directors, non-executive officer employees and consultants as set forth above is $6.18 per share. On April 1, 1998, the last reported closing price of the Common Stock on the Nasdaq National Market was $9 13/16.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the securities offered hereby and the Merger will passed upon for Dunn and the Company by Jones, Day, Reavis & Pogue.

                              INDEPENDENT AUDITORS

    Ernst & Young LLP served as the independent auditors of Dunn for the fiscal year ended October 31, 1997 and has been selected by the Board of Directors to serve as Dunn's independent auditors for the fiscal year ending October 31, 1998 and, upon completion of the Merger, as the independent auditors of the Company. Representatives of the firm of Ernst & Young LLP are expected to be present at the meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

                                    EXPERTS

    The consolidated financial statements of Dunn Computer Corporation, a Delaware corporation, at October 31, 1996 and 1997, and for each of the three years in the period ended October 31, 1997, appearing in this Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of STMS at December 31, 1995 and 1996 and for each of the two years in the period ended December 31, 1996, appearing in this Proxy Statement/Prospectus have been audited by Davis, Sita & Company, P.A., independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The combined financial statements of International Data Products, Corp. and combined company, at September 30, 1996 and 1997, and for each of the three years in the period ended September 30, 1997, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

    The balance sheet of Dunn Computer Corporation, a Virginia corporation, at February 26, 1998, appearing in this Proxy Statement/Prospectus has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 OTHER MATTERS

    Dunn will bear the cost of preparing and mailing the Proxy
Statement/Prospectus, form of proxy and other material that may be sent to stockholders in connection with this solicitation. In addition to solicitations by mail, officers and other employees of Dunn may solicit proxies personally or by telephone or facsimile.

    The Board of Directors does not intend to present and knows of no others who intend to present at the meeting any matter of business other than those matters set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the proxy in accordance with their best judgment.

                          FUTURE STOCKHOLDER PROPOSALS

    Any stockholder who intends to submit a proposal for inclusion in the proxy materials for the 1999 annual meeting of Dunn (or the Company upon completion of the Merger) must submit such proposal to the Secretary of Dunn (or the Company) by December 9, 1998. Commission rules set forth standards as to what stockholder proposals are required to be included in a proxy statement for an annual meeting.

                             ADDITIONAL INFORMATION

    A Registration Statement on Form S-4, including amendments thereto, relating to the shares of the Company's Common Stock to be issuable in connection with the Merger, of which this Proxy Statement/ Prospectus forms a part, has been filed by the Company with the Commission. This Proxy Statement/ Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office located at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, the Northeast Regional Office located at 7 World Trade Center, 13th Floor, New York, New York 10048, and the Midwest Regional Office located at Citicorp Center, 500 West Madison Street, 14th floor, Chicago, Illinois 60661-2511, and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission. In addition, the Registration Statement may be accessed electronically at the Commission's site on the World Wide Web located at http://www.sec.gov.

    The Company currently is not a reporting company. The Company intends to furnish to its shareholders annual reports containing audited financial statements and quarterly reports containing unaudited interim financial information for each of the first three quarters of each fiscal year of the Company.

    Until the Merger, Dunn is subject to the informational requirements of the Exchange Act, and in accordance therewith files annual, quarterly and special reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed may be inspected without charge and copies may be had at the prescribed fees at the Commission's addresses set forth above and at the Commission's website. Dunn common stock is listed on the Nasdaq National Market under the symbol "DNCC", and material filed by Dunn can also be inspected at the offices of the Nasdaq National Market, 1735 K Street, Washington, D.C. 20006.

    A COPY (WITHOUT EXHIBITS) OF DUNN'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED OCTOBER 31, 1997, AS FILED BY DUNN WITH THE COMMISSION IS BEING MAILED TO DUNN'S STOCKHOLDERS AS OF APRIL 6, 1998, TOGETHER WITH THIS PROXY STATEMENT/PROSPECTUS. A COPY OF THE EXHIBITS TO THAT REPORT IS AVAILABLE WITHOUT CHARGE TO EACH STOCKHOLDER UPON WRITTEN REQUEST TO JOHN D. VAZZANA, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, DUNN COMPUTER CORPORATION, 1306 SQUIRE COURT, STERLING, VIRGINIA 20166.

                         INDEX TO FINANCIAL STATEMENTS

DUNN COMPUTER CORPORATION (A DELAWARE CORPORATION)
Report of Ernst & Young LLP, Independent Auditors....................................        F-2
Consolidated Balance Sheets as of October 31, 1996 and 1997 and as of January 31,
  1998 (unaudited)...................................................................        F-3
Consolidated Statements of Income for the three years in the period ended October 31,
  1997 and for the three months ended January 31, 1997 and 1998 (unaudited)..........        F-4
Consolidated Statements of Stockholders' Equity for the three years in the period ended October 31, 1997 and for the three months ended January 31, 1998
  (unaudited)........................................................................        F-5
Consolidated Statements of Cash Flows for the three years in the period ended
  October 31, 1997 and for the three months ended January 31, 1997 and 1998
  (unaudited)........................................................................        F-6
Notes to Consolidated Financial Statements...........................................        F-7

STMS, INC.
Report of Davis, Sita & Company, P.A., Independent Auditors .........................       F-18
Balance Sheets as of December 31, 1995 and 1996......................................       F-19
Statements of Operations for the years ended December 31, 1995 and 1996..............       F-20
Statements of Stockholders' Deficit for the years ended December 31, 1995 and 1996...       F-21
Statements of Cash Flows for the years ended December 31, 1995 and 1996..............       F-22
Notes to Financial Statements........................................................       F-23
Balance Sheet as of June 30, 1997 (unaudited)........................................       F-29
Statements of Operations for the six months ended June 30, 1996 and 1997
  (unaudited)........................................................................       F-30
Statements of Cash Flows for the six months ended June 30, 1996 and 1997
  (unaudited)........................................................................       F-31
Notes to Financial Statements (unaudited)............................................       F-32

DUNN COMPUTER CORPORATION (A VIRGINIA CORPORATION)
Report of Ernst & Young LLP, Independent Auditors....................................       F-33
Balance Sheet as of February 26, 1998................................................       F-34
Note to Financial Statement..........................................................       F-35

INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY..............................
Report of KPMG Peat Marwick LLP, Independent Auditors................................       F-36
Combined Balance Sheets as of September 30, 1996 and 1997 and as of December 31, 1997
  (unaudited)........................................................................       F-37
Combined Statements of Income and Retained Earnings for the three years in the period ended
  September 30, 1997 and for the three months ended December 31, 1996 and 1997
  (unaudited)........................................................................       F-38
Combined Statements of Cash Flows for the three years in the period ended September
  30, 1997 and for the three months ended December 31, 1996 and 1997 (unaudited).....       F-39
Notes to Combined Financial Statements...............................................       F-40

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors

    We have audited the accompanying consolidated balance sheets of Dunn Computer Corporation (a Delaware corporation) as of October 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the three years in the period ended October 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dunn Computer Corporation as of October 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for the three years in the period ended October 31, 1997 in conformity with generally accepted accounting principles.

                                                           /s/ Ernst & Young LLP

Vienna, Virginia
January 7, 1998, except for Notes
2 and 11, with respect to the
earnings per share calculations, as
to which the date is March 5, 1998

                           DUNN COMPUTER CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                              OCTOBER 31,            JANUARY 31,
                                                                      ----------------------------  -------------
                                                                          1996           1997           1998
                                                                      -------------  -------------  -------------

                                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.........................................  $     897,664  $     341,966  $     162,359
  Accounts receivable, net..........................................      3,174,060      9,712,010      8,373,278
  Inventory, net....................................................        985,603      4,487,301      2,882,118
  Prepaid expenses and other assets.................................       --               87,457        120,052
                                                                      -------------  -------------  -------------
Total current assets................................................      5,057,327     14,628,734     11,537,807
Property and equipment, net.........................................         63,763        633,428        598,257
Goodwill and other intangible assets, net...........................       --            2,974,840      2,920,514
Investments.........................................................        150,000        275,000        275,000
Other assets........................................................          3,540        191,075        186,958
                                                                      -------------  -------------  -------------
Total assets........................................................  $   5,274,630  $  18,703,077  $  15,518,536
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................................  $   2,452,161  $   9,296,497  $   2,153,011
  Accrued expenses..................................................        285,244        490,970        483,151
  Income taxes payable..............................................        519,308       --              417,662
  Deferred tax credit...............................................         11,086       --             --
  Line-of-credit....................................................       --             --            2,826,789
  Notes payable--current portion....................................       --               12,840         12,840
  Obligations under capital leases-current portion..................       --               66,294         54,319
  Unearned revenue..................................................         67,640        422,907        474,345
                                                                      -------------  -------------  -------------
Total current liabilities...........................................      3,335,439     10,289,508      6,422,117

Notes payable-long-term portion.....................................       --               49,952         47,105
Obligations under capital leases-long-term portion..................       --               25,462         22,453
Deferred tax credit.................................................       --              100,000        100,000
Stockholders' equity:
  Preferred Stock, $.001 par value; 2,000,000 shares authorized, no
    shares issued and outstanding...................................       --             --             --
  Common Stock, $.001 par value; 20,000,000 shares authorized,
    4,000,000 and 5,150,000 and 5,150,000 shares issued and
    outstanding at October 31, 1996 and 1997 and January 31, 1998,
    respectively....................................................          4,000          5,150          5,150
  Additional paid-in capital........................................        111,857      5,087,371      5,087,371
  Retained earnings.................................................      1,823,334      3,145,634      3,834,340
                                                                      -------------  -------------  -------------
Total stockholders' equity..........................................      1,939,191      8,238,155      8,926,861
                                                                      -------------  -------------  -------------
Total liabilities and stockholders' equity..........................  $   5,274,630  $  18,703,077  $  15,518,536
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                            See accompanying notes.

                           DUNN COMPUTER CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                         THREE MONTHS ENDED
                                                 YEARS ENDED OCTOBER 31,                    JANUARY 31,
                                        ------------------------------------------  ----------------------------
                                            1995          1996           1997           1997           1998
                                        ------------  -------------  -------------  -------------  -------------

                                                                                     (UNAUDITED)    (UNAUDITED)
Net revenues..........................  $  7,491,452  $  18,098,638  $  21,766,465  $   5,505,350  $  10,429,168
Costs of revenues.....................     6,046,480     14,102,442     17,549,655      4,199,577      7,989,879
                                        ------------  -------------  -------------  -------------  -------------
Gross profit..........................     1,444,972      3,996,196      4,216,810      1,305,773      2,439,289
Selling and marketing.................       154,110        475,471        842,281        181,507        551,881
General and administrative............       812,046      1,496,979      1,355,423        252,119        738,290
                                        ------------  -------------  -------------  -------------  -------------
Income from operations................       478,816      2,023,746      2,019,106        872,147      1,149,118
Other income (expense):
  Other income (expense)..............        34,512         49,343       --                7,668         (5,132)
  Interest income.....................       --            --              109,877       --             --
  Interest expense....................       (26,246)       (57,925)       (11,813)      --              (37,618)
                                        ------------  -------------  -------------  -------------  -------------
Net income before income taxes........       487,082      2,015,164      2,117,170        879,815      1,106,368
Provision for income taxes............       244,000        776,000        794,870        334,000        417,662
                                        ------------  -------------  -------------  -------------  -------------
Net income............................  $    243,082  $   1,239,164  $   1,322,300  $     545,815  $     688,706
                                        ------------  -------------  -------------  -------------  -------------
                                        ------------  -------------  -------------  -------------  -------------
Earnings per share....................  $       0.06  $        0.31  $        0.29  $        0.14  $        0.13
                                        ------------  -------------  -------------  -------------  -------------
                                        ------------  -------------  -------------  -------------  -------------
Earnings per share--
  assuming dilution...................  $       0.06  $        0.31  $        0.28  $        0.13  $        0.12
                                        ------------  -------------  -------------  -------------  -------------
                                        ------------  -------------  -------------  -------------  -------------

                            See accompanying notes.

                           DUNN COMPUTER CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                  COMMON STOCK        ADDITIONAL   RECEIVABLE
                                              ---------------------    PAID-IN        FROM        RETAINED
                                                SHARES     AMOUNT      CAPITAL     STOCKHOLDER    EARNINGS       TOTAL
                                              ----------  ---------  ------------  -----------  ------------  ------------
Balance at October 31, 1994.................   4,000,000  $   4,000  $    111,857   $(132,538)  $    341,088  $    324,407
Cash receipts from Stockholder..............      --         --           --           32,538        --             32,538
Net Income..................................      --         --           --           --            243,082       243,082
                                              ----------  ---------  ------------  -----------  ------------  ------------
Balance at October 31,1995..................   4,000,000      4,000       111,857    (100,000)       584,170       600,027
Cash receipts from stockholder..............      --         --           --          100,000        --            100,000
Net income..................................      --         --           --           --          1,239,164     1,239,164
                                              ----------  ---------  ------------  -----------  ------------  ------------
Balance at October 31, 1996.................   4,000,000      4,000       111,857      --          1,823,334     1,939,191
Issuance of common stock, net of offering
  expenses of $1,083,336....................   1,000,000      1,000     3,916,664      --            --          3,917,664
Issuance of stock related to acquisition of
  STMS......................................     150,000        150       974,850      --            --            975,000
Issuance of options related to STMS
  acquisition recorded at fair value........      --         --            84,000      --            --             84,000
Net income..................................      --         --           --           --          1,322,300     1,322,300
                                              ----------  ---------  ------------  -----------  ------------  ------------
Balance at October 31, 1997.................   5,150,000      5,150     5,087,371      --          3,145,634     8,238,155
Net income (unaudited)......................      --         --           --           --            688,706       688,706
                                              ----------  ---------  ------------  -----------  ------------  ------------
Balance at January 31, 1998 (unaudited).....   5,150,000  $   5,150  $  5,087,371   $  --       $  3,834,340  $  8,926,861
                                              ----------  ---------  ------------  -----------  ------------  ------------
                                              ----------  ---------  ------------  -----------  ------------  ------------

                            See accompanying notes.

                           DUNN COMPUTER CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   THREE MONTHS ENDED
                                                                  YEARS ENDED OCTOBER 31,             JANUARY 31,
                                                             ---------------------------------  ------------------------
                                                               1995        1996        1997        1997         1998
                                                             ---------  ----------  ----------  -----------  -----------

                                                                                                (UNAUDITED)  (UNAUDITED)
OPERATING ACTIVITIES
Net income.................................................  $ 243,082  $1,239,164  $1,322,300   $ 545,815    $ 688,706
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Depreciation and amortization of property and
    equipment..............................................     25,441      32,300      46,029       6,450       47,832
  Amortization of goodwill and other intangible assets.....     --          --          22,448      --           54,326
  Changes in operating assets and liabilities:
    Accounts receivable....................................   (734,660)   (951,553) (5,354,279)  1,782,772    1,338,732
    Inventory..............................................   (515,426)    211,763  (2,865,750)   (339,822)   1,605,183
    Prepaid expenses and other assets......................     (8,000)      9,460     (85,966)    (88,039)     (28,478)
    Accounts payable.......................................    652,864     471,636   3,920,267    (344,813)  (7,143,486)
    Accrued expenses.......................................    309,471    (193,084)     51,930      35,823       (7,819)
    Income taxes payable...................................    223,582     260,947    (519,308)   (136,150)     417,662
    Deferred tax credit....................................      9,399     (66,276)     88,914      (8,850)      --
    Unearned revenue.......................................     --          67,640    (110,734)    (67,640)      51,438
                                                             ---------  ----------  ----------  -----------  -----------
Net cash provided by (used in) operating activities........    205,753   1,081,997  (3,484,149)  1,385,546   (2,975,904)

INVESTING ACTIVITIES
Purchases of property and equipment........................    (15,617)    (21,040)    (93,389)     --          (12,661)
Acquisition of STMS, net of cash acquired..................     --          --        (928,550)     --           --
Purchase of investments....................................     --        (150,000)     --          --           --
                                                             ---------  ----------  ----------  -----------  -----------
Net cash used in investing activities......................    (15,617)   (171,040) (1,021,939)     --          (12,661)

FINANCING ACTIVITIES
Net proceeds from issuance of common stock.................     --          --       3,917,664      --           --
Proceeds of loans for purchase of certain asset............     --          --          64,226      --           --
Payments on notes payable..................................     --          --         (10,551)     --           (2,847)
Proceeds from bank line of credit..........................     --       2,122,245      --         200,000    2,826,789
Payments on bank line of credit............................   (194,809) (2,374,476)     --        (200,000)      --
Repayment from stockholder.................................     32,538     100,000      --          --           --
Payments on capital leases.................................     --          --         (20,949)     --          (14,984)
                                                             ---------  ----------  ----------  -----------  -----------
Net cash (used in) provided by financing activities........   (162,271)   (152,231)  3,950,390      --        2,808,958
Net increase (decrease) in cash and cash equivalents.......     27,865     758,726    (555,698)  1,385,546     (179,607)
Cash and cash equivalents at beginning of the period.......    111,073     138,938     897,664     897,664      341,966
                                                             ---------  ----------  ----------  -----------  -----------
Cash and cash equivalents at end of the period.............  $ 138,938  $  897,664  $  341,966   $2,283,210   $ 162,359
                                                             ---------  ----------  ----------  -----------  -----------
                                                             ---------  ----------  ----------  -----------  -----------
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid..............................................  $  26,246  $   57,925  $   11,813   $  --        $  38,473
                                                             ---------  ----------  ----------  -----------  -----------
                                                             ---------  ----------  ----------  -----------  -----------
Income taxes paid..........................................  $  --      $  581,000  $1,323,308   $ 479,000    $  --
                                                             ---------  ----------  ----------  -----------  -----------
                                                             ---------  ----------  ----------  -----------  -----------

                            See accompanying notes.

                           DUNN COMPUTER CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

    Dunn Computer Corporation (the "Corporation") was incorporated on July 27, 1987 under the laws of the Commonwealth of Virginia.

    On January 3, 1997, Dunn Computer Corporation (the "Company"), a Delaware corporation, was formed as a holding company for the stock of Dunn Computer Corporation, the Virginia corporation. On January 6, 1997, the Board of Directors and stockholders of the Corporation approved and effected a 2,799.160251 for 1 stock exchange with the Company whereby the holders of the Corporation's Common Stock would receive 2,799.160251 shares of Common Stock in the Company for each share of Common Stock in the Corporation. All references in the accompanying consolidated financial statements as to the number of shares of Common Stock and per-share amounts have been restated to reflect the stock exchange. Also, the Company authorized 2,000,000 shares of Preferred Stock with rights and preferences to be determined by the Board of Directors at a later date.

    The Company is engaged in the business of providing build-to-order computer systems and related equipment to businesses and government agencies.

2. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions eliminate upon consolidation.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

INVESTMENTS

    At October 31, 1996 and 1997, investments consisted of shares of common stock of a privately-held internet company, Worldwide Internet Solutions Network, Inc. ("WIZnet"), with a cost basis of approximately $150,000. The Company believes that this carrying amount represents the lower of cost or market. The Company is accounting for this investment using the cost method since the Company's investment represents less than 20% of the privately-held internet company's outstanding stock. The President and Chief Executive Officer of WIZnet is a member of the Company's Board of Directors.

    In connection with the acquisition of STMS, the Company also purchased a 47% interest in Glacier Corporation. This investment was recorded at its fair value of $125,000 on the purchase date. The Company is accounting for this investment using the equity method. The Company believes that the carrying amount represents the lower of cost or market at October 31, 1997. During the period from the

                           DUNN COMPUTER CORPORATION

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) acquisition date (September 12, 1997) to October 31, 1997, the Company's portion of net income (loss) related to the Glacier investment was immaterial to the financial statements.

INVENTORY

    Inventory is stated at the lower of cost or market as determined by the first-in first-out (FIFO) method. The Company periodically evaluates its inventory obsolescence reserve to ensure inventory is recorded at net realizable amounts.

GOODWILL AND OTHER INTANGIBLE ASSETS

    Goodwill and other intangible assets (contracts), which resulted from the Company's acquisition of STMS, Inc. ("STMS") in September 1997, are being amortized on a straight-line basis over twenty and five years, respectively. At October 31, 1997, intangible assets were comprised of:

Goodwill........................................................  $2,397,287
Contracts.......................................................    600,000
Less accumulated amortization...................................    (22,447)
                                                                  ---------
                                                                  $2,974,840
                                                                  ---------
                                                                  ---------

IMPAIRMENT OF LONG-LIVED ASSETS

    Each year, management determines whether any property and equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards No. 121, ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of." The Company made no adjustments to the carrying values of the assets during the years ended October 31, 1995, 1996 and 1997.

STOCK COMPENSATION

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation" which is effective for the Company's fiscal 1997 consolidated financial statements. SFAS 123 allows companies to account for stock-based compensation under either the new provisions of SFAS 123 or the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees," but requires pro forma disclosure in the footnotes to the consolidated financial statements as if the measurement provisions of SFAS 123 had been adopted. The Company intends to continue accounting for its stock-based compensation in accordance with the provisions of APB 25.

REVENUE RECOGNITION

    The Company generally recognizes revenues based on shipment of products. Revenues are earned principally pursuant to various contracts with agencies of the Federal government and commercial customers. The Company generally does not require collateral on such contracts. The length of the Company's contracts generally range from one to three years.

                           DUNN COMPUTER CORPORATION

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The products sold are generally covered by a warranty for periods ranging from two to three years. The Company accrues a warranty reserve for revenues recognized during the year to record estimated costs to provide warranty services.

    Unearned revenue relates to cash received from credit card sales as of year end for which the related inventory was shipped subsequent to year end.

    During the year ended October 31, 1995, the Company had revenues from two agencies of the Federal government which represented 73% and 12% of total revenues. During the year ended October 31, 1996, the Company had revenues from two agencies of the Federal government which represented 22% and 14% of total revenues. In addition, during 1996, the Company had revenues from one Federal government contractor and one commercial customer which represented 17% and 16% of total revenues, respectively. As of October 31, 1996, accounts receivable from agencies of the Federal government represented 92% of total accounts receivable. During the year ended October 31, 1997, the Company had revenues from one agency of the Federal government and one Federal government contractor which represented 21% and 11% of total revenues, respectively. As of October 31, 1997, accounts receivable from agencies of the Federal government represented 64% of total accounts receivable.

INCOME TAXES

    The Company provides for income taxes in accordance with the liability method.

FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, investments and accounts receivable. The cash is held by high credit quality financial institutions. For accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company maintains reserves for credit losses, and such losses have been within management's expectations. The concentration of credit risk is mitigated by the diverse customer base and the amount of receivables due by the Federal government. The carrying amount of the receivables approximates their fair value.

EARNINGS PER SHARE

    In 1997, the Financial Accounting Standards Board issued Statement No. 128, EARNINGS PER SHARE. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement 128 requirements.

RECENT PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Comprehensive Income", which is required to be adopted in the year ended October 31, 1998 consolidated financial statements. SFAS 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in the financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional

                           DUNN COMPUTER CORPORATION

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) paid-in capital in the Statement of Stockholders' Equity. The Company will be required to restate earlier periods provided for comparative purposes, but doesn't believe that the adoption of SFAS 130 will be material to the Company's financial statements.

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information", which is required to be adopted in the year ended October 31, 1998 consolidated financial statements. SFAS 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to stockholders. The disclosure for segment information on the consolidated financial statements is not expected to be material.

INTERIM FINANCIAL INFORMATION

    The unaudited consolidated balance sheet, statements of income, stockholders' equity and cash flows as of January 31, 1998 and for the three months ended January 31, 1997 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions of Regulation S-X. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the interim period are not necessarily indicative of the results that may be expected for any future period, including the year ended October 31, 1998.

3. PROPERTY AND EQUIPMENT

    Property and equipment, including leasehold improvements, are stated at cost. Property and equipment are depreciated and amortized using the straight-line method over the estimated useful lives of five years. Leasehold improvements are amortized over the lesser of the related lease term or the useful life.

    Property and equipment consists of the following:

                                                                             OCTOBER 31,
                                                                        ----------------------
                                                                           1996        1997
                                                                        ----------  ----------
Computer and office equipment.........................................  $   69,626  $  505,920
Furniture and fixtures................................................      20,663      57,076
Leasehold improvements................................................      27,424      96,326
Other.................................................................      78,742     143,060
                                                                        ----------  ----------
                                                                           196,455     802,382
Less accumulated depreciation and amortization........................    (132,692)   (168,954)
                                                                        ----------  ----------
                                                                        $   63,763  $  633,428
                                                                        ----------  ----------
                                                                        ----------  ----------

4. ACQUISITION OF STMS, INC.

    On September 12, 1997, the Company acquired all of the outstanding stock of STMS, Inc., a Virginia corporation ("STMS"), for 150,000 shares of the Company's Common Stock, an option to purchase 25,000 shares of the Company's Common Stock, and $1,044,500 in cash used specifically to repay certain debt of STMS. The transaction was accounted for using the purchase method. The 150,000 shares of Common

                           DUNN COMPUTER CORPORATION

4. ACQUISITION OF STMS, INC. (CONTINUED)
Stock were valued at the market price of the Company's common stock or $975,000 on the date of transaction. The options to purchase 25,000 shares of Common Stock were issued to a stockholder/creditor of STMS and was valued at fair value of $84,000 using the Black-Scholes option-pricing model. The purchase price was allocated to the assets and liabilities acquired based on their estimated fair values. In conjunction with the acquisition, the Company recorded goodwill in the amount of $2,397,287 and other intangible assets (contracts) in the amount of $600,000. The operations of STMS are included in the consolidated financial statements of the Company as of and for the year ended October 31, 1997.

    The Company granted options to purchase an aggregate of 1,330,000 shares of the Company's Common Stock, at an exercise price equivalent to its fair market value at the date of grant, to the former stockholders of STMS in conjunction with their three-year employment agreements (see Note 7). The options vest over a three-year period.

    The selected pro forma information for the years ended October 31, 1996 and 1997 includes the operating results of STMS as if the Company acquired STMS on November 1, 1995.

                                                                                       YEARS ENDED OCTOBER 31,
                                                                                     ----------------------------
                                                                                         1996           1997
                                                                                     -------------  -------------

                                                                                             (UNAUDITED)
Pro Forma net revenues.............................................................  $  38,348,000  $  37,186,000
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Pro Forma net income (loss)........................................................  $   1,548,000  $    (101,000)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Pro Forma earnings per share.......................................................  $        0.37  $       (0.02)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Pro Forma earnings per share--assuming dilution....................................  $        0.37  $       (0.02)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Pro Forma weighted average shares outstanding......................................      4,150,000      4,681,507
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Pro Forma weighted average shares outstanding--assuming dilution...................      4,150,000      4,808,295
                                                                                     -------------  -------------
                                                                                     -------------  -------------

5. BANK LINES OF CREDIT AND NOTES PAYABLE

    In April 1996, the Company entered into a line of credit agreement with a bank whereby the Company could borrow up to $2,000,000. Outstanding borrowings bear interest at the prime rate. As of October 31, 1997, there were no outstanding borrowings under this line of credit facility. The Company pays a commitment fee equivalent to a certain percentage (approximately . 3/8%) of the unused borrowings under the line of credit facility. The line of credit is secured by all assets of the Company. Under the line of credit agreement, the Company is required to maintain a net worth of $1,250,000 as well as submit periodic financial statements. For the years ended October 31, 1996 and 1997, the Company is in compliance with these covenants. The line of credit agreement expires May 31, 1998.

    During July 1997, the Company obtained a certain asset in the amount of $64,227 through loan proceeds bearing interest annually at 7.9%. The Company is required to make monthly payments of $1,303 until July, 2004.

6. RELATED PARTY TRANSACTION

    Thomas Dunne, the Company's President, and his wife, Claudia Dunne, the Company's Vice President, acquired a building for the purpose of leasing office space to the Company. In connection with

                           DUNN COMPUTER CORPORATION

6. RELATED PARTY TRANSACTION (CONTINUED) the acquisition of the building, the Company guaranteed the building's $1 million mortgage. The term of the mortgage is 25 years. The Company subsequently executed a noncancelable operating lease with Mr. and Mrs. Dunne. The Company believes that the lease agreement is on terms no less favorable to the Company than could be obtained from unaffiliated third parties (see Note 7).

7. COMMITMENTS

OPERATING LEASES

    The Company leases office space under a noncancelable operating lease agreement with two stockholders (see Note 6). The lease agreement terminates in October 1999, but provides for a five year renewal at the Company's option. Additionally, the Company leases various office equipment under non-cancelable operating leases. Rent expense under these leases was $144,000, $154,000 and $175,000 for the years ended October 31, 1995, 1996, and 1997, respectively.

    Future minimum lease payments under noncancelable operating leases, including the lease assumed in the STMS purchase, at October 31, 1997 are as follows:

1998............................................................  $ 468,995
1999............................................................    454,982
2000............................................................    286,170
2001............................................................    285,709
2002............................................................    293,843
Thereafter......................................................    225,304
                                                                  ---------
Total                                                             $2,015,003
                                                                  ---------
                                                                  ---------

CAPITAL LEASES

    In connection with the acquisition of STMS, the Company assumed certain capital lease obligations. The capital leases are related to the use of certain computer equipment, and are included in fixed assets and depreciated accordingly. The total obligation under capital lease agreements at October 31, 1997 was $91,756, at an imputed interest rate of 8%. Future minimum lease payments are $66,294 and $25,462 for the years ending October 31, 1998 and 1999, respectively.

EMPLOYMENT AGREEMENTS

    During the year ended October 31, 1997, the Company executed employment agreements with certain key executives under which the Company is required to pay the following base salaries annually over the next three years:

1998............................................................................  $1,005,000
1999............................................................................  1,005,000
2000............................................................................    637,501
                                                                                  ---------
Total...........................................................................  $2,647,501
                                                                                  ---------
                                                                                  ---------

                           DUNN COMPUTER CORPORATION

8. STOCKHOLDERS' EQUITY

EQUITY TRANSACTIONS

    On April 21, 1997, the Company sold 1,000,000 shares of Common Stock in an initial public offering for net proceeds of $3,917,664. In connection with the offering, warrants were issued to the underwriter for 100,000 shares of Common Stock at an exercise price of $6.00 per share. Beginning April 21, 1998, the warrants are exercisable for a period of four years.

STOCK OPTION PLAN

    On January 6, 1997, the Company adopted the 1997 Stock Option Plan (the "Option Plan") which permits the Company to grant up to 600,000 options to officers, directors and employees who contribute materially to the success of the Company. In September 1997, the Company increased the number of options available for grant under the plan to 2,200,000. Stock options are generally granted at prices which the Company's Board of Directors believes approximates the fair market value of its Common Stock at the date of grant. The options vest over a stated period of time not to exceed four years. The contractual term of the options is ten years.

    Common stock option activity was as follows:

                                                                                    WEIGHTED-
                                                                                     AVERAGE
                                                                                    EXERCISE
                                                                       SHARES         PRICE
                                                                     ----------  ---------------
Outstanding at October 31, 1996....................................      --         $
Options granted....................................................   1,927,000          6.11
Options exercised..................................................      --            --
Options canceled or expired........................................      70,000          4.15
                                                                     ----------         -----
Outstanding at October 31, 1997....................................   1,857,000     $    6.18
                                                                     ----------         -----
Exercisable at October 31, 1997....................................      --         $  --
                                                                     ----------         -----
                                                                     ----------         -----

    As of October 31, 1997, there were 343,000 options available for future grants under the Option Plan.

    The following table summarizes information about fixed-price stock options outstanding at October 31, 1997:

                          OPTIONS OUTSTANDING
------------------------------------------------------------------------
                      NUMBER              AVERAGE           WEIGHTED-
   RANGE OF       OUTSTANDING AT         REMAINING           AVERAGE
   EXERCISE        OCTOBER 31,          CONTRACTUAL         EXERCISE
    PRICES             1997                LIFE               PRICE
--------------  ------------------  -------------------  ---------------
 $4.01--$6.00           275,000               4.20          $    4.44
 $6.01--$8.00         1,582,000               4.96               6.48
                     ----------                ---              -----
 $4.01--$8.00         1,857,000               4.67          $    6.18
                     ----------                ---              -----
                     ----------                ---              -----

                           DUNN COMPUTER CORPORATION

8. STOCKHOLDERS' EQUITY (CONTINUED)
    Had compensation expense related to the stock option plan been determined based on the fair value at the grant date for options granted during the years ended October 31, 1996 and 1997 consistent with the provisions of SFAS 123, the Company's net income and earnings per share would have been as follows:

                                                                     YEARS ENDED OCTOBER 31,
                                                                    --------------------------
                                                                        1996          1997
                                                                    ------------  ------------
Net income--pro forma.............................................  $  1,239,164  $  1,098,900
                                                                    ------------  ------------
Earnings per share--pro forma.....................................  $       0.31  $       0.24
                                                                    ------------  ------------
                                                                    ------------  ------------
Earnings per share--assuming dilution--pro forma..................  $       0.31  $       0.23
                                                                    ------------  ------------
                                                                    ------------  ------------

    The effect of applying SFAS 123 on pro forma net income as stated above is not necessarily representative of the effects on reported net income for future years due to, among other things, the vesting period of the stock options and the fair value of additional stock options in future years.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing fair value model with the following weighted-average assumptions used for grants in 1997: dividend yield of 0%, expected volatility of 46%; risk-free interest rate of 5.75%; and expected life of the option term of 5 years. The weighted average fair values of the options granted in 1997 with a stock price equal to the exercise price is $6.18.

9. INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

    Components of the Company's net deferred tax asset (credit) balance are as follows:

                                                                             OCTOBER 31,
                                                                       -----------------------
                                                                          1996        1997
                                                                       ----------  -----------
Deferred tax assets:
  Accrued expenses...................................................  $   50,037  $    24,800
  Net operating loss carryforwards...................................      --          454,000
  Asset reserves.....................................................      14,000       14,000
                                                                       ----------  -----------
Total deferred assets................................................      64,037      492,800
Deferred tax credit:
  Acquisition of intangible assets...................................      --         (100,000)
  Change from cash to accrual method for tax purposes................     (75,123)     (38,800)
Valuation allowance..................................................      --         (454,000)
                                                                       ----------  -----------
  Net deferred tax asset (credit)....................................  $  (11,086) $  (100,000)
                                                                       ----------  -----------
                                                                       ----------  -----------

    As of October 31, 1997, the Company had approximately $1,100,000 in net operating loss carryforwards primarily related to STMS, which expire at varying dates through 2012. These carryforwards may be significantly limited under
Section 382 of the Internal Revenue Service Code and the SRLY rules. The Company has fully reserved the net deferred tax assets because realizability of such assets is uncertain.

                           DUNN COMPUTER CORPORATION

9. INCOME TAXES (CONTINUED)
    The components of the provision for income taxes are as follows:

                                                                                    YEARS ENDED OCTOBER 31,
                                                                              ------------------------------------
                                                                                 1995        1996         1997
                                                                              ----------  -----------  -----------
Current tax expense:
Federal.....................................................................  $  188,242   $ 709,195    $ 671,070
State.......................................................................      35,340     133,081      125,900
                                                                              ----------  -----------  -----------
                                                                                 223,582     842,276      796,970
Deferred tax expense:
Federal.....................................................................      17,355     (55,800)      (1,800)
State.......................................................................       3,063     (10,476)        (300)
                                                                              ----------  -----------  -----------
                                                                                  20,418     (66,276)      (2,100)
                                                                              ----------  -----------  -----------
Total provision for income taxes............................................  $  244,000   $ 776,000    $ 794,870
                                                                              ----------  -----------  -----------
                                                                              ----------  -----------  -----------

    The reconciliation of income tax from the statutory rate of 34% is:

                                                                                    YEARS ENDED OCTOBER 31,
                                                                              -----------------------------------
                                                                                 1995        1996        1997
                                                                              ----------  ----------  -----------
Tax at statutory rates......................................................  $  165,608  $  685,156  $   719,838
Non-deductible expenses.....................................................      58,675       9,610        8,291
State income tax net of federal benefit.....................................      19,717      81,234       66,741
                                                                              ----------  ----------  -----------
                                                                              $  244,000  $  776,000  $   794,870
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

10. RETIREMENT PLANS

401(K) PLAN

    Effective April 1, 1995, the Company adopted a 401(k) Plan (the "Plan"). Employees are eligible to participate after completing six months of service and attaining age 18. Employees can defer up to 15 percent of compensation. Employee contributions are subject to Internal Revenue Service limitations. All employees who contribute to the Plan are eligible to share in discretionary Company matching contribution. During the years ended October 31, 1995, 1996 and 1997, the Company contributed $4,469, $3,300 and $11,855, respectively, to the Plan.

DEFINED BENEFIT PLAN

    During the fiscal year ended October 31, 1995, the Company implemented a defined benefit plan (the "Pension Plan") covering substantially all salaried employees. The Pension Plan benefits are based on years of service and the employee's compensation. The Company's funding policy is to annually contribute amounts sufficient to meet minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974 ("ERISA"). Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. The assets of the Pension Plan are invested in money markets and corporate debt and equity instruments. The Company contributed, in the aggregate, approximately $135,000, for the Pension Plan years ending October 31, 1995 and 1996, which amount met the minimum funding requirements under ERISA. Dunn has accrued, but not yet paid, $51,450, which amount represents its minimum funding requirements under ERISA for fiscal 1997.

                           DUNN COMPUTER CORPORATION

10. RETIREMENT PLANS (CONTINUED)
    On January 6, 1997, the Company amended the Pension Plan to change the benefits to be paid out after retirement from 100% to 40% of its initial liability. This will result in a reduction of the projected benefit obligation by $150,000.

    The following table sets forth the Pension Plan's funded status as reported on activity, and amounts recognized in the Company's consolidated financial statements:

                                                                                                OCTOBER 31,
                                                                                          ------------------------
                                                                                             1996         1997
                                                                                          -----------  -----------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits of ($238,619) and ($171,593)
    at October 31, 1996 and 1997, respectively..........................................  $  (320,973) $  (321,599)
                                                                                          -----------  -----------
                                                                                          -----------  -----------
Projected benefit obligation............................................................     (320,973)    (321,559)
Pension Plan assets at fair value.......................................................      168,336      147,041
                                                                                          -----------  -----------
Funded status--projected benefit obligation in excess of fair value of Pension Plan assets................................................................................  $  (152,637) $  (174,518)
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                                                                                       YEARS ENDED OCTOBER 31,
                                                                                   -------------------------------
                                                                                     1995       1996       1997
                                                                                   ---------  ---------  ---------
Net periodic pension cost:
Service cost.....................................................................  $  54,945  $  59,066  $  44,140
Interest cost....................................................................     12,810     17,892     19,355
Actual return on assets..........................................................     --        (33,982)    21,295
Net amortization and deferral....................................................      6,832     38,127    (33,340)
                                                                                   ---------  ---------  ---------
Total net periodic pension cost..................................................  $  74,587  $  81,103  $  51,450
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

Key assumptions used in the actuarial valuation were:

                                                                                                        OCTOBER 31,
                                                                                                    --------------------
                                                                                                      1996       1997
                                                                                                    ---------  ---------
Weighted average discount note....................................................................       7.5%       7.5%
Rate of return on assets:
  Pre-retirement..................................................................................       8.0%       8.0%
  Post-retirement.................................................................................       8.0%       8.0%

                           DUNN COMPUTER CORPORATION

11. EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share:

                                                                                           THREE MONTHS ENDED
                                                     YEARS ENDED OCTOBER 31,                  JANUARY 31,
                                             ----------------------------------------  --------------------------
                                                 1995          1996          1997          1997          1998
                                             ------------  ------------  ------------  ------------  ------------
Numerator:
  Net income...............................  $    243,082  $  1,239,164  $  1,322,300  $    545,815  $    688,706
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
Denominator:
  Denominator for basic earnings per
    share--weighted-average shares.........     4,000,000     4,000,000     4,552,055     4,000,000     5,150,000
  Effect of dilutive securities:
      Employee stock options...............            --            --       124,906        50,150       539,535
      Warrants.............................            --            --         1,887            --        25,373
                                             ------------  ------------  ------------  ------------  ------------
  Dilutive potential common shares.........            --            --       126,793        50,150       564,908
      Denominator for diluted earnings per
        share--adjusted weighted-average
        shares and assumed conversions.....     4,000,000     4,000,000     4,678,848     4,050,150     5,714,908
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
Basic earnings per share...................         $0.06         $0.31         $0.29         $0.14         $0.13
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
Diluted earnings per share.................         $0.06         $0.31         $0.28         $0.13         $0.12
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------

12. SUBSEQUENT EVENT

    On December 10, 1997, the Company increased the amount available under the current line-of-credit arrangement with a bank from $2,000,000 to $4,000,000.

          REPORT OF DAVIS, SITA & COMPANY, P.A., INDEPENDENT AUDITORS

The Board of Directors
STMS, Inc.

    We have audited the accompanying balance sheets of STMS, Inc. as of December 31, 1995 and 1996, and the related statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of STMS, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ Davis, Sita & Company, P.A.

Greenbelt, Maryland
August 25, 1997,
except for Note 9, as to which
the date is September 12, 1997

                                   STMS, INC.

                                 BALANCE SHEETS

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1995          1996
                                                                                        ------------  ------------
ASSETS
Current assets:
  Cash and cash equivalents...........................................................  $    178,167  $    188,495
  Trade accounts receivable, net of $21,744 and $22,363 at December 31, 1995 and 1996,
    respectively......................................................................     2,192,497     6,349,779
  Inventory...........................................................................       698,091       263,108
  Loans to stockholders...............................................................        89,274       158,402
  Prepaid expenses and other current assets...........................................         7,232        76,115
  Deposits............................................................................        22,363        17,444
                                                                                        ------------  ------------
Total current assets..................................................................     3,187,624     7,053,343
Property and equipment:
  Equipment...........................................................................       201,751       423,464
  Furniture and fixtures..............................................................        83,019        94,869
  Equipment under capital leases......................................................        46,695        61,928
  Leasehold improvements..............................................................        60,007        82,665
                                                                                        ------------  ------------
Less accumulated depreciation and amortization........................................      (108,922)     (190,731)
                                                                                        ------------  ------------
                                                                                             282,550       472,195
Capitalized software development costs, net of accumulated amortization of $4,588 and
  $22,941, at December 31, 1995 and 1996, respectively................................       148,369       101,438
                                                                                        ------------  ------------
Total assets..........................................................................  $  3,618,543  $  7,626,976
                                                                                        ------------  ------------
                                                                                        ------------  ------------
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses...............................................  $  2,281,644  $  6,190,597
  Current portion of notes payable....................................................       971,030        54,895
  Current portion of capital lease obligations........................................        16,761        22,020
  Deferred revenue....................................................................       323,222       382,176
                                                                                        ------------  ------------
Total current liabilities.............................................................     3,592,657     6,649,688
  Notes payable, less current portion.................................................        58,465         4,569
  Capital lease obligations, less current portion.....................................         5,395        19,012
  Deferred revenue....................................................................       246,521       --
Commitments
Redeemable convertible Preferred Stock, 18% cumulative, $1,000 par value; 1,235 shares
  authorized, issued and outstanding at December 31, 1996.............................       --          1,235,000
Stockholders' deficit:
  Class A Common Stock, no par value; 10,000,000 shares authorized, 8,065,600 shares
    issued and outstanding............................................................         1,000         1,000
  Class B Common Stock, $1 par value; 100 shares authorized, issued and outstanding at
    December 31, 1996.................................................................       --                100
  Additional paid-in capital..........................................................       --              9,900
  Accumulated deficit.................................................................      (285,495)     (292,293)
                                                                                        ------------  ------------
Total stockholders' deficit...........................................................      (284,495)     (281,293)
                                                                                        ------------  ------------
Total liabilities and stockholders' deficit...........................................  $  3,618,543  $  7,626,976
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                            See accompanying notes.

                                   STMS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                      YEARS ENDED DECEMBER 31,
                                                                                    ----------------------------
                                                                                        1995           1996
                                                                                    -------------  -------------
Net revenues......................................................................  $  10,371,065  $  20,249,828
Costs of revenues.................................................................      8,354,253     16,716,376
                                                                                    -------------  -------------
Gross profit......................................................................      2,016,812      3,533,452
                                                                                    -------------  -------------
General and administrative........................................................      1,361,340      1,280,997
Selling and marketing.............................................................        716,046      2,026,287
                                                                                    -------------  -------------
Income (loss) from operations.....................................................        (60,574)       226,168
Interest expense..................................................................        235,665        232,966
                                                                                    -------------  -------------
Net loss..........................................................................  $    (296,239) $      (6,798)
                                                                                    -------------  -------------
                                                                                    -------------  -------------

                            See accompanying notes.

                                   STMS, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                              CLASS A           CLASS B
                                                         -----------------  ---------------
                                                           COMMON STOCK      COMMON STOCK     ADDITIONAL
                                                         -----------------  ---------------    PAID-IN     ACCUMULATED
                                                          SHARES    AMOUNT  SHARES   AMOUNT    CAPITAL       DEFICIT       TOTAL
                                                         ---------  ------  ------   ------   ----------   -----------   ---------
Balance at December 31, 1994...........................  8,065,600  $1,000   --       $--       $--         $  10,744    $  11,744
  Net loss.............................................     --        --     --       --         --          (296,239)    (296,239)
                                                         ---------  ------  ------   ------   ----------   -----------   ---------
Balance at December 31, 1995...........................  8,065,600   1,000   --       --         --          (285,495)    (284,495)
  Issuance of common stock.............................     --        --     100       100       9,900         --           10,000
  Net loss.............................................     --        --     --       --         --            (6,798)      (6,798)
                                                         ---------  ------  ------   ------   ----------   -----------   ---------
Balance at December 31, 1996...........................  8,065,600  $1,000   100      $100      $9,900      $(292,293)   $(281,293)
                                                         ---------  ------  ------   ------   ----------   -----------   ---------
                                                         ---------  ------  ------   ------   ----------   -----------   ---------

                            See accompanying notes.

                                   STMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                        -------------------------
                                                                                            1995         1996
                                                                                        ------------  -----------
OPERATING ACTIVITIES
Net loss..............................................................................  $   (296,239) $    (6,798)
Adjustments to reconcile net loss to net cash provided by operations:
  Depreciation and amortization.......................................................        33,570      100,162
  Write-off of capitalized software development costs.................................       --            99,412

Changes in operating assets and liabilities:
  Trade accounts receivable...........................................................       298,087   (4,157,282)
  Inventory...........................................................................      (549,672)     434,983
  Deposits............................................................................          (250)       4,919
  Prepaid expenses and other current assets...........................................         9,633      (68,883)
  Accounts payable and accrued expenses...............................................       462,288    3,908,953
  Deferred revenue....................................................................       486,478     (187,567)
                                                                                        ------------  -----------
Net cash provided by operating activities.............................................       443,895      127,899

INVESTING ACTIVITIES
Advances to stockholders..............................................................       --           (69,128)
Purchase of property and equipment....................................................       (77,891)    (271,454)
Capitalized software development costs................................................      (152,957)     (70,834)
                                                                                        ------------  -----------
Net cash used in investing activities.................................................      (230,848)    (411,416)

FINANCING ACTIVITIES
Proceeds from issuance of Common Stock................................................       --            10,000
Proceeds from borrowing on notes payable, net of payments.............................       (70,650)     283,845
                                                                                        ------------  -----------
Net cash (used in) provided by financing activities...................................       (70,650)     293,845
                                                                                        ------------  -----------
Net increase in cash..................................................................       142,397       10,328
Cash at beginning of year.............................................................        35,770      178,167
                                                                                        ------------  -----------
Cash at end of year...................................................................  $    178,167  $   188,495
                                                                                        ------------  -----------
                                                                                        ------------  -----------
Supplemental disclosures:
Interest paid.........................................................................  $    235,665  $   209,495
                                                                                        ------------  -----------
                                                                                        ------------  -----------
Significant non-cash transactions:
Notes payable exchanged for convertible Preferred Stock...............................  $  1,235,000  $   --
                                                                                        ------------  -----------
                                                                                        ------------  -----------

                            See accompanying notes.

                                   STMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    STMS, Inc. (the "Corporation") was incorporated under the laws of the Commonwealth of Virginia on November 1, 1990. The Corporation is in the business of selling and installing networked micro computer systems. The Corporation offers hardware, software, training, on-going support and related consulting to its customers and provides comprehensive hardware, software and network maintenance services. The Corporation is headquartered in Sterling, Virginia, but offers its products and services on a national basis.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

INVENTORY

    Inventory consists of computers, computer software, accessories and other related items. The inventory is stated at the lower of cost or market as determined by the first-in, first-out method. Administrative, storage and material handling costs have been added to inventory in the amount of $22,934 and $8,651 as of December 31, 1995 and 1996, respectively.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

    The Corporation accumulates the costs associated with the development of new software which it plans to offer for sale. Costs to establish the technological feasibility of the developing product are considered to be research and development costs and accordingly, are charged to current year operations when incurred. Once technological feasibility has been established, cost incurred to produce a master, including coding and testing, are capitalized. When the product is ready for general release to the public, the capitalization of costs ends. The Corporation's policy is to amortize capitalized software costs by the greater of (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product (three year period) including the period being reported on. During 1996, the Corporation amortized the costs of software development over a three year period on the straight-line basis. Software development costs are reflected on the financial statements at the lower of the unamortized costs or the net realizable value. During 1996, the Corporation also discontinued one product and accordingly, wrote off the accumulated costs of $99,412.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Property and equipment are depreciated using the straight-line method over the estimated lives of five to seven years and leasehold improvements are amortized over the lesser of the related lease term or the useful life of 20 years.

IMPAIRMENT OF LONG-LIVED ASSETS

    In the event that facts and circumstances indicate that long-lived assets or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down is required. If a write-down is required, the Corporation would prepare a discounted cash flow analysis to determine the amount of the write-down.

                                   STMS, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Corporation to significant concentrations of credit risk primarily consist of cash equivalents and trade accounts receivable. The Corporation periodically performs credit evaluations of its customers' financial condition and generally requires no collateral. At December 31, 1996, the Corporation maintained cash balances at $88,495 in excess of the Federal insurance limits. From time to time during the year cash balances exceeded the Federal insurance limit of $100,000.

DEFERRED REVENUE

    The Corporation offers computer hardware, software and network maintenance services to customers. The services are paid in advance and are packaged in various arrangements including hours, period of coverage and availability. The maintenance contracts can extend up to three years. The Corporation records the maintenance contract revenue when service is provided. At year end, the unearned portion of each contract is allocated between current and long-term based on the time remaining on the contract and assuming a straight-line amortization. At the end of the contract, any unused portion is considered to be revenue in the year the contract ends.

REVENUE RECOGNITION

    The Corporation generally recognizes revenues based on shipment of products. Revenues are earned pursuant to various contracts with agencies of the Federal government and commercial customers. The Corporation generally does not require collateral on such contracts. The length of the Corporation's contracts are generally range for one year.

STOCK-BASED COMPENSATION

    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock Based Compensation" which is effective for any complete set of financial statements for any period presented subsequent to December 15, 1995. SFAS No. 123 allows companies to account for stock-based compensation under either the new provisions of SFAS No. 123 or the provisions of APB No. 25, but disclosure in the footnotes to the financial statements as if the measurement provisions of SFAS No. 123 had been adopted. The Corporation intends to continue accounting for stock based compensation in accordance with the provision of APB No. 25. As such, the implementation of SFAS No. 123 will not materially impact the financial position or results of operations of the Company.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. INCOME TAXES

    The Corporation provides for income taxes in accordance with the liability method.

                                   STMS, INC.

2. INCOME TAXES (CONTINUED)
    The Corporation incurred net operating losses of $296,239 in the year ended December 31, 1995 and $6,798 in the year ended December 31, 1996. A net operating loss results in an income tax benefit due to reductions in either prior or future income taxes.

                                                                                                   DECEMBER 31,
                                                                                               ---------------------
                                                                                                  1995       1996
                                                                                               ----------  ---------
Deferred tax assets:
Net operating loss carryforwards.............................................................  $  109,625  $   1,211
                                                                                               ----------  ---------
Total deferred assets........................................................................     109,625      1,211
Deferred tax credit:
Valuation allowance..........................................................................    (109,625)    (1,211)
                                                                                               ----------  ---------
Net deferred tax asset.......................................................................  $   --      $  --
                                                                                               ----------  ---------
                                                                                               ----------  ---------

    Prior to December 31, 1994, the Corporation elected to be treated as an S Corporation for income tax purposes. S Corporations are generally not taxable at the corporate level, but instead, income is taxable to the stockholders. Accordingly, as of December 31, 1994, there was no provision for an income tax liability. Effective January 1995, the Corporation voluntarily terminated its S Corporation status, and as such, became subject to corporate income taxes as of that date.

3. TRANSACTIONS WITH RELATED PARTIES

    As of December 31, 1996, the Corporation had loaned $133,507 to certain officer/stockholders. The loans are unsecured. Payments on these loans are due on demand. Effective January 1, 1996, interest is being charged at 6% per annum.

    The Corporation purchases inventory from Primary Telecommunications, Inc., a company which is owned by a principal stockholder of STMS, Inc. Purchases during 1996 amounted to $341,427. At December 31, 1996, the Corporation owed $160,426 to Primary Telecommunications, Inc.

4. NOTES PAYABLE

    At December 31, 1995, notes payable consisted of the following loans from Barry D. and Jacqueline L. Bergman:

Term loans......................................................  $ 144,495
Credit line loan................................................    885,000
                                                                  ---------
                                                                  $1,029,495
                                                                  ---------
                                                                  ---------

                                   STMS, INC.

4. NOTES PAYABLE (CONTINUED)
    As of December 31, 1996, notes payable consisted of a term loan from Barry
D. Bergman and Jacqueline L. Bergman dated July 11, 1994, in the amount of $125,000, secured by the personal guarantees of the stockholders, payable in monthly installments of $4,645 which includes interest at 12% per annum.

    Annual principal curtails are as follows:

1997...............................................................  $  54,895
1998...............................................................      4,569
                                                                     ---------
                                                                     $  59,464
                                                                     ---------
                                                                     ---------

5. CAPITAL LEASE OBLIGATIONS

    Capital lease obligations at December 31, 1996 are as follows:

1997...............................................................  $  28,917
1998...............................................................     23,845
                                                                     ---------
                                                                        52,762
Amounts representing interest......................................    (11,730)
                                                                     ---------
                                                                     $  41,032
                                                                     ---------
                                                                     ---------

    Amortization of assets recorded under capital lease obligations is included in depreciation and amortization expense.

6. OPERATING LEASES

    The Corporation is currently obligated under a lease for its office space which expires in April 1999. However, under the provisions of a termination option in the lease, the Corporation has terminated its lease effective during June 1997. The Corporation has entered into a new lease for 19,195 square feet of office and warehouse space in Reston, Virginia to be effective upon the vacating of its current space.

    The Corporation is obligated under non-cancelable, long-term leases for office space with the following minimum annual lease payments as of December 31, 1996:

1997............................................................  $ 151,160
1998............................................................    266,906
1999............................................................    274,913
2000............................................................    283,160
2001............................................................    291,655
                                                                  ---------
                                                                  $1,267,794
                                                                  ---------
                                                                  ---------

    Rent expense under operating leases were $90,719 and $90,055 for the years ended December 31, 1995 and 1996, respectively.

                                   STMS, INC.

7. CAPITAL STOCK

REDEEMABLE CONVERTIBLE PREFERRED STOCK

    In December 1996 the Corporation authorized and issued 1,235 shares of $1,000 par value Preferred Stock. The stock provides for cumulative dividends at 18%, payable monthly. The stock is held by a single stockholder who has the option to convert the Preferred Stock into a senior debt instrument (promissory note payable) on demand. At the stockholder's option, the stock will convert into a one year note with interest only payable at 18% per annum until maturity.

COMMON STOCK

    On October 1, 1995, the Corporation amended its articles of incorporation to provide for the authorization of new issues of Common Stock as follows:

CLASS A

    10,000,000 shares of no par Common Stock were authorized. Each share of the previously authorized and issued common stock was exchanged for 6,930 shares of the new Class A Common Stock. All Common Stock issued prior to October 1, 1995, was retired.

CLASS B

    100 shares of Class B no par Common Stock were authorized. The holders of Class B Common Stock are limited to a maximum of 10% of the total votes of the Corporation. Class B stock can be converted to Class A stock upon the occurrence of the Company achieving certain stated levels of outside financing, as defined in the amendment to articles of incorporation.

INCENTIVE STOCK OPTION PLAN

    In January 1996, the Corporation adopted an Incentive Stock Option Plan ("the Plan") in order to advance the interests of the Corporation by providing eligible employees with an opportunity to acquire a proprietary interest in the Corporation. The Corporation has reserved 500,000 shares of its Class A Common Stock for this purpose. Options are granted at the fair market value of the Corporation's Common Stock on the date of grant. The term of the stock options granted under the Plan may not exceed 10 years. The stock options granted as of December 31, 1996, vest over a 4 year period.

    Additional information with respect to stock option activity is summarized as follows:

                                                                                                      WEIGHTED-AVERAGE
                                                                                           SHARES      EXERCISE PRICE
                                                                                         -----------  -----------------
Outstanding at beginning of period.....................................................      --              --
Options granted........................................................................       9,500       $    0.13
Options exercised......................................................................      --              --
Outstanding at end of period...........................................................       9,500       $    0.13
                                                                                              -----           -----
Options exercisable at end of period                                                         --              --
                                                                                              -----           -----

    At December 31, 1996, there were 490,500 options available for future grants under the Plan. The Corporation applies APB No. 25 in accounting for the incentive stock option plan, and, accordingly, recognizes compensation expense for the difference between the deemed fair market value of the

                                   STMS, INC.

7. CAPITAL STOCK (CONTINUED)
underlying Common Stock and the grant price of the option at the date of grant. During the year ended December 31, 1996, the Corporation did not grant any options at exercise prices which were less than the fair market value of the Common Stock at the grant date.

    The Corporation has adopted the disclosure provisions only of SFAS No. 123. The effect of applying SFAS No. 123 for the year ended December 31, 1996 on pro forma net loss is not necessarily representative of the effects on reported net loss for future years due to, among other things, (1) the vesting period of the stock options and the (2) fair value of additional stock options in future years.

    Had compensation expense for the Corporation's stock options been determined based upon the fair value at the grant date for awards under the Plan consistent with the underlying methodology prescribed under SFAS No. 123, the Corporation's net loss for the year ended December 31, 1996 would have been approximately $7,110. The fair value of each options grant is estimated on the date of grant using the Minimum Value option pricing model with the following weighted-average assumptions for 1996: average risk-free interest rate of 6%, dividend yield 0%, and expected life of option four years, and a five year contractual life.

8. 401(K) PLAN

    The Corporation sponsors a 401(k) plan which covers substantially all employees who have provided at least six months service and attained the age of twenty-one. Participants may contribute up to 15% of their annual compensation. Participants are immediately vested in their voluntary contributions plus their earnings thereon. The Corporation may make discretionary contributions at the option of the Board of Directors.

9. SUBSEQUENT EVENTS

SIGNIFICANT CHANGE IN OWNERSHIP

    On September 12, 1997, all of the outstanding common stock of STMS, Inc. was purchased by Dunn Computer Corporation through an exchange of stock in which the shareholders of STMS, Inc. received 150,000 shares of Dunn Computer Corporation in exchange for all shares of STMS, Inc.

CONVERSION OF PREFERRED STOCK

    As of September 12, 1997, the holder of the preferred stock described in
Note 6 exercised the option which allowed him to convert the preferred stock into a one year promissory note. Subsequently the note was paid in full.

                                   STMS, INC.

                                 BALANCE SHEET

                                                                                                        JUNE 30,
                                                                                                          1997
                                                                                                      ------------
ASSETS
Current assets:
  Cash and cash equivalents.........................................................................  $    104,008
  Trade accounts receivable, net of allowance for doubtful accounts of $22,190                           3,300,116
  Inventory.........................................................................................       426,902
  Prepaid expenses and other current assets.........................................................        43,062
  Loans to stockholders.............................................................................       148,197
                                                                                                      ------------
Total current assets................................................................................     4,022,285
Property and equipment, net.........................................................................       474,264
Capitalized software development costs, net.........................................................       165,832
                                                                                                      ------------
Total assets........................................................................................  $  4,662,381
                                                                                                      ------------
                                                                                                      ------------
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..................................................................................  $  3,832,692
  Accrued expenses..................................................................................       185,766
  Current portion of note payable...................................................................     1,253,525
  Current portion of capital lease obligations......................................................        16,037
  Deferred revenue..................................................................................       492,269
                                                                                                      ------------
Total current liabilities...........................................................................     5,780,289
Capital lease obligations, less current portion.....................................................         8,082
Note payable, less current portion..................................................................        29,146

Commitments.........................................................................................       --

Stockholders' deficit:
  Common Stock......................................................................................         1,100
  Additional paid-in capital........................................................................       --
  Accumulated deficit...............................................................................    (1,156,236)
                                                                                                      ------------
Total stockholders' deficit.........................................................................    (1,155,136)
                                                                                                      ------------
Total liabilities and stockholders' deficit.........................................................  $  4,662,381
                                                                                                      ------------
                                                                                                      ------------

                            See accompanying notes.

                                   STMS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                     SIX MONTHS      SIX MONTHS
                                                                                   ENDED JUNE 30,  ENDED JUNE 30,
                                                                                        1996            1997
                                                                                   --------------  --------------
Net revenues.....................................................................   $  5,957,622    $  7,812,531
Costs of revenues................................................................      4,932,821       5,721,002
                                                                                   --------------  --------------
Gross profit.....................................................................      1,024,801       2,091,529
General and administrative.......................................................        353,990       1,034,507
Selling and marketing............................................................        689,256       1,772,964
                                                                                   --------------  --------------
Loss from operations.............................................................        (18,445)       (715,942)
Other income (expense)...........................................................            133         (21,372)
Interest expense.................................................................       (119,200)       (118,003)
                                                                                   --------------  --------------
Net loss.........................................................................   $   (137,512)   $   (855,317)
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                             See accompanying note.

                                   STMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                     SIX MONTHS      SIX MONTHS
                                                                                   ENDED JUNE 30,  ENDED JUNE 30,
                                                                                        1996            1997
                                                                                   --------------  --------------
OPERATING ACTIVITIES
Net loss.........................................................................   $   (137,512)   $   (855,317)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
    Depreciation and amortization................................................         30,297          60,427
  Changes in operating assets and liabilities:
    Trade accounts receivable....................................................        440,528       3,049,663
    Inventory....................................................................        444,410        (163,794)
    Loans to stockholders........................................................        (10,553)         10,205
    Prepaid expenses and other current assets....................................         (5,850)         50,497
    Accounts payable.............................................................       (823,096)     (2,357,905)
    Accrued expenses.............................................................         77,376         185,766
    Deferred revenue.............................................................        (70,694)        110,093
                                                                                   --------------  --------------
Net cash (used in) provided by operating activities..............................        (55,094)         89,635

INVESTING ACTIVITIES
Purchases of property and equipment..............................................         (8,542)        (62,496)
Capitalized software development costs...........................................        (17,463)        (64,394)
                                                                                   --------------  --------------
Net cash used in investing activities............................................        (26,005)       (126,890)

FINANCING ACTIVITIES
Proceeds from long-term debt.....................................................         42,974          24,577
Payments on capital lease obligations............................................         (8,291)        (16,913)
Payments on long-term debt.......................................................        (86,030)        (54,896)
Distributions to stockholders....................................................        (37,400)        --
                                                                                   --------------  --------------
Net cash used in financing activities............................................        (88,747)        (47,232)
Net decrease in cash and cash equivalents........................................       (169,846)        (84,487)
Cash and cash equivalents at beginning of the period.............................        178,167         188,495
                                                                                   --------------  --------------
Cash and cash equivalents at end of the period...................................   $      8,321    $    104,008
                                                                                   --------------  --------------
                                                                                   --------------  --------------
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid....................................................................   $    119,200    $    123,069
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                            See accompanying notes.

                                   STMS, INC.

                          NOTE TO FINANCIAL STATEMENTS

NOTE A:

INTERIM FINANCIAL INFORMATION

    The accompanying financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the interim period are not necessarily indicative of the results that may be expected for any future period, including the year ended December 31, 1997. For further information, refer to the audited financial statements and footnotes thereto included elsewhere herein.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors

    We have audited the accompanying balance sheet of Dunn Computer Corporation (a Virginia Corporation) as of February 26, 1998. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Dunn Computer Corporation as of February 26, 1998 in conformity with generally accepted accounting principles.

                                                           /s/ Ernst & Young LLP

Vienna, Virginia
February 26, 1998

                           DUNN COMPUTER CORPORATION

                                 BALANCE SHEET

                               FEBRUARY 26, 1998

ASSETS
  Cash.............................................................................   $       1
                                                                                     -----------
                                                                                     -----------

LIABILITIES AND STOCKHOLDER'S EQUITY
  Preferred stock; $.001 par; 2,000,000 shares authorized;
    no shares issued and outstanding...............................................   $  --
  Common stock; $.001 par; 20,000,000 shares authorized; one share issued and
    outstanding....................................................................      --
  Additional paid-in capital.......................................................           1
                                                                                     -----------
                                                                                      $       1
                                                                                     -----------
                                                                                     -----------

                             See accompanying note.

                           DUNN COMPUTER CORPORATION

                          NOTE TO FINANCIAL STATEMENT

                               FEBRUARY 26, 1998

1. ORGANIZATION

    Dunn Computer Corporation was incorporated in the Commonwealth of Virginia on February 26, 1998 to become a holding company for Dunn Computer Corporation, a Delaware Corporation, and International Data Products Corp., a Maryland corporation, as provided in the Acquisition Agreement.

             REPORT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS

The Boards of Directors
International Data Products, Corp. and Puerto Rico Industrial Manufacturing Operations, Corp.:

    We have audited the accompanying combined balance sheets of International Data Products, Corp. and combined company as of September 30, 1996 and 1997, and the related combined statements of income and retained earnings and cash flows for each of the years in the three-year period ended September 30, 1997. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of International Data Products, Corp. and combined company as of September 30, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1997 in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

McLean, Virginia
November 7, 1997

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                            COMBINED BALANCE SHEETS

                                                                              SEPTEMBER 30,         DECEMBER 31,
                                                                       ---------------------------  -------------
  ASSETS                                                                   1996           1997          1997
---------------------------------------------------------------------  -------------  ------------  -------------
                                                                                                     (UNAUDITED)
Current assets:
  Cash and cash equivalents..........................................  $     314,677     1,013,198        891,493
  Accounts receivable--trade (net of allowance of $127,733 as of
    September 30, 1996 and $131,821 as of September 30, 1997)              6,635,990     5,724,022     14,595,651
  Employee and stockholder advances..................................        109,883       119,390        118,587
  Inventory, net.....................................................     15,339,842    15,991,331     18,652,198
  Income taxes receivable............................................       --             401,775        401,775
  Deferred income taxes..............................................          9,557       443,415        443,415
  Prepaid expenses...................................................      1,368,640       790,160      1,631,934
  Other current assets...............................................        210,486       327,150        103,335
                                                                       -------------  ------------  -------------
Total current assets.................................................     23,989,075    24,810,441     36,838,388
Fixed assets, net of accumulated depreciation and amortization.......      1,640,423     2,252,851      2,325,143
Deferred income taxes................................................       --              17,631         17,631
Investment in joint venture, at cost.................................         31,200        31,200         31,200
Other assets.........................................................         77,570       199,732        193,027
                                                                       -------------  ------------  -------------
  Total assets.......................................................  $  25,738,268    27,311,855     39,405,389
                                                                       -------------  ------------  -------------
                                                                       -------------  ------------  -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit.....................................................  $   6,585,689     5,634,687     11,340,942
  Accounts payable--trade............................................     11,654,404    12,810,200     17,495,811
  Accrued expenses...................................................        745,797     1,446,074      2,839,493
  Income taxes payable...............................................        180,372        58,456        112,174
  Notes payable--current portion.....................................        425,554       368,792        420,467
  Notes payable--related parties.....................................      1,604,462     1,498,397      1,579,973
  Other liabilities..................................................        152,553        58,950         69,429
                                                                       -------------  ------------  -------------
Total current liabilities............................................     21,348,831    21,875,556     33,858,289
Long-term liabilities:
  Notes payable, net of current portion..............................        224,926       164,308        160,860
  Deferred income taxes..............................................         10,538       --            --
  Deferred rent......................................................        226,222       163,165        143,606
                                                                       -------------  ------------  -------------
Total liabilities....................................................     21,810,517    22,203,029     34,162,755
                                                                       -------------  ------------  -------------
Commitments and contingencies
Stockholders' equity:
  International Data Products, Corp. common stock, no par value,
    5,000 shares authorized, 100 shares issued and outstanding.......         40,000        40,000         40,000
  Puerto Rico Industrial Manufacturing Operations Corp. common stock, no par value, 10,000 shares authorized, 7,000 shares issued and
    outstanding......................................................        132,000       132,000        132,000
  Retained earnings..................................................      3,755,751     4,936,826      5,070,634
                                                                       -------------  ------------  -------------
Total stockholders' equity...........................................      3,927,751     5,108,826      5,242,634
                                                                       -------------  ------------  -------------
Total liabilities and stockholders' equity...........................  $  25,738,268    27,311,855     39,405,389
                                                                       -------------  ------------  -------------
                                                                       -------------  ------------  -------------

            See accompanying notes to combined financial statements.

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                                          THREE MONTHS ENDED
                                                   YEARS ENDED SEPTEMBER 30,          --------------------------
                                           -----------------------------------------  DECEMBER 31,  DECEMBER 31,
                                               1995           1996          1997          1996          1997
                                           -------------  ------------  ------------  ------------  ------------
                                                                                      (UNAUDITED)   (UNAUDITED)
Sales....................................  $  80,432,480    84,291,838    71,920,739   35,999,417    25,200,523
Cost of sales............................     69,024,772    71,889,685    58,995,644   30,838,159    21,100,060
                                           -------------  ------------  ------------  ------------  ------------

Gross profit.............................     11,407,708    12,402,153    12,925,095    5,161,258     4,100,463

Operating expenses.......................      8,709,038    11,232,702    11,598,705    3,650,900     3,694,449
                                           -------------  ------------  ------------  ------------  ------------

Income from operations...................      2,698,670     1,169,451     1,326,390    1,510,358       406,014

Other income (expenses):
  Bid protest settlement.................       --             750,000       --
  Interest income........................         36,736       120,369        31,359        1,442         1,504
  Interest expense.......................       (524,329)     (884,818)     (593,012)    (222,876)     (224,536)
  Miscellaneous, net.....................          4,411         5,742        (1,109)      37,169         4,544
                                           -------------  ------------  ------------  ------------  ------------

Income before income taxes...............      2,215,488     1,160,744       763,628    1,326,093       187,526

Income tax expense (benefit).............        278,305       (17,708)     (417,447)     289,915        53,718
                                           -------------  ------------  ------------  ------------  ------------

Net income...............................      1,937,183     1,178,452     1,181,075    1,036,178       133,808

Retained earnings, beginning of year.....        640,116     2,577,299     3,755,751    3,755,751     4,936,826
                                           -------------  ------------  ------------  ------------  ------------

Retained earnings, end of year...........  $   2,577,299     3,755,751     4,936,826    4,791,929     5,070,634
                                           -------------  ------------  ------------  ------------  ------------
                                           -------------  ------------  ------------  ------------  ------------

            See accompanying notes to combined financial statements.

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                                         THREE MONTHS ENDED
                                                                  YEARS ENDED SEPTEMBER 30,          --------------------------
                                                           ----------------------------------------  DECEMBER 31,  DECEMBER 31,
                                                               1995          1996          1997          1996          1997
                                                           ------------  ------------  ------------  ------------  ------------
                                                                                                     (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
  Net income.............................................  $  1,937,183     1,178,452     1,181,075    1,036,178       133,808
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
      Depreciation and amortization......................       259,356       411,979       573,228      120,980       205,968
      Deferred income taxes..............................       (21,602)     (363,121)     (462,026)     (10,538)       --
      Loss on disposal of fixed assets...................         3,167         3,963       --            --            --
      (Increase) decrease in:
        Accounts receivable -- trade, net................    (8,083,405)    9,167,428       911,968   (7,376,401)   (8,871,629)
        Employee and stockholder advances................      (139,101)      102,282        (9,507)      20,249           803
        Inventory, net...................................    (4,253,509)   (6,374,158)     (651,489)   3,972,991    (2,660,867)
        Prepaid expenses and other assets................       (90,802)     (731,624)      339,654    1,419,743      (611,254)
        Income taxes receivable..........................        76,000       --           (401,775)      --            --
      Increase (decrease) in:
        Accounts payable -- trade........................     5,465,918    (3,151,190)    1,155,796    1,218,782     4,685,611
        Accrued expenses.................................       105,756       148,761       700,277      (52,593)    1,393,419
        Other liabilities................................      (141,337)      184,064      (156,660)    (139,043)       (9,080)
        Income taxes payable.............................       317,641      (137,269)     (121,916)     419,509        53,718
                                                           ------------  ------------  ------------  ------------  ------------
Net cash provided by (used in) operating activities......    (4,564,735)      439,567     3,058,625      629,857    (5,679,503)
                                                           ------------  ------------  ------------  ------------  ------------
Cash flows from investing activities:
  Acquisitions of fixed assets...........................      (664,085)     (882,550)   (1,186,157)    (434,769)     (278,260)
  Proceeds from sale of fixed assets.....................        32,378        15,723       --            --            --
                                                           ------------  ------------  ------------  ------------  ------------
Net cash used in investing activities....................      (631,707)     (866,827)   (1,186,157)    (434,769)     (278,260)
                                                           ------------  ------------  ------------  ------------  ------------
Cash flows from financing activities:
  Net (repayments) borrowings on line of credit..........       524,098    (1,336,363)     (951,002)      39,425     5,706,255
  Proceeds from notes payable............................     4,677,424     2,789,644       320,758      118,286       309,466
  Principal payments on notes payable....................      (179,977)     (811,781)     (543,703)     (67,488)     (179,663)
                                                           ------------  ------------  ------------  ------------  ------------
Net cash (used in) provided by financing activities......     5,021,545       641,500    (1,173,947)      90,223     5,836,058
                                                           ------------  ------------  ------------  ------------  ------------
Net increase (decrease) in cash and cash equivalents.....      (174,897)      214,240       698,521      285,311      (121,705)
Cash and cash equivalents, beginning of year.............       275,334       100,437       314,677      314,677     1,013,198
                                                           ------------  ------------  ------------  ------------  ------------
Cash and cash equivalents, end of year...................  $    100,437       314,677     1,013,198      599,988       891,493
                                                           ------------  ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------  ------------

Supplemental Cash Flow Information:

    The Company paid income taxes of approximately $26,000, $224,000 and $713,000, and paid interest of approximately $365,000, $629,000 and $496,000, during the years ended September 30, 1995, 1996, and 1997, respectively.

            See accompanying notes to combined financial statements.

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                       SEPTEMBER 30, 1995, 1996, AND 1997

(1) BASIS OF PRESENTATION AND RELATED MATTERS

ORGANIZATION

    The International Data Products, Corp. combined financial statements include the accounts of International Data Products, Corp. ("IDP") and Puerto Rico Industrial Manufacturing Operations, Corp. ("PRIMO"). IDP and PRIMO are under common family ownership control. All material intercompany accounts and transactions have been eliminated in combination. IDP and PRIMO combined is hereinafter referred to as the "Company".

    IDP was incorporated in Maryland on February 27, 1984. The Company sells computer equipment and provides computer training and maintenance service primarily to agencies and suppliers of the federal government. For each of the three years ended September 30, 1995, 1996 and 1997, approximately 1 percent, 8 percent and 6 percent, respectively, of the Company's revenue was from federal contracts that were awarded under section 8(a) of the Small Business Act.

    Puerto Rico Industrial Manufacturing Operations, Corp. is incorporated under the laws of the Commonwealth of Puerto Rico. PRIMO manufactures computers and peripheral equipment for IDP. Substantially all of PRIMO's sales are to IDP, which have been eliminated in the accompanying combined financial statements.

    The Company operates in a competitive environment subject to technological change and the emergence of new technologies, although the Company believes that its products and services are, or would be, upgradable to new technologies.

CASH AND CASH EQUIVALENTS

    The Company maintains demand deposits with several financial institutions. At times, deposits exceed federally insured limits, but management does not consider this a significant concentration of credit risk. Cash equivalents consist of highly liquid investments with original maturities of 90 days or less. The fair market value of such instruments approximates cost.

INVENTORY

    Inventory consists of parts and material and is stated at the lower of cost, using weighted average cost method, or market. The Company has established reserves for obsolete and excess inventory at $0 and $796,404 as of September 30, 1996 and 1997, respectively.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost and depreciated using the straight-line method based on estimated useful lives of three to seven years. Maintenance and repair costs are charged to expense as incurred. Leasehold improvements are capitalized and amortized over the lesser of the life of the improvement or the remaining term of the lease.

REVENUE RECOGNITION

    The Company recognizes revenues from hardware and software sales at time of receipt by the customer. Service revenues are recognized over the contractual period as the service is provided.

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                       SEPTEMBER 30, 1995, 1996, AND 1997

(1) BASIS OF PRESENTATION AND RELATED MATTERS (CONTINUED)
ADVERTISING

    The Company expenses the production costs of advertising the first time the advertising is published, except for direct response advertising, which is capitalized and amortized over its expected period of future benefit (generally three months) based on the ratio of current direct response revenue to estimated total direct response revenue. Direct response advertising consists primarily of magazine advertisements which include item order numbers unique to the advertising campaign.

    At September 30, 1996, approximately $246,000 of advertising costs were reported as prepaid expenses. There were no advertising costs reported as prepaid expenses at September 30, 1997. For the years ended September 30, 1995, 1996 and 1997, total advertising expense was approximately $252,000, $255,000, and $535,000, respectively.

WARRANTY EXPENSE

    The Company reserves for estimated future warranty costs that may be required to satisfy contractual requirements. Such provisions are accrued as the related revenue is recognized. The typical warranty period ranges from one to three years.

INCOME TAXES

    The Company applies the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts and income tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The income tax provisions for IDP and PRIMO are prepared separately and combined for financial reporting purposes.

    PRIMO has been granted a tax exemption, with certain normal reservations, from Puerto Rico income (90%), property (90%), and municipal license taxes (60%) on its manufacturing operations under the Puerto Rico Tax Incentives Act of 1987, Act No. 8, as amended. This tax exemption is for a period of 20 years ending on September 12, 2014.

CHANGE IN REPORTING PERIODS

    PRIMO's reporting periods, as previously audited, were the year ended December 31, 1995 and the nine months ended September 30, 1996. For purposes of presenting the combined financial statements of the Company, PRIMO's financial statements were conformed to reflect each of the years ended September 30, 1995 and 1996, respectively.

USE OF ESTIMATES

    The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported assets

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                       SEPTEMBER 30, 1995, 1996, AND 1997

(1) BASIS OF PRESENTATION AND RELATED MATTERS (CONTINUED) and liabilities and disclosures of contingent assets and liabilities. Actual results may differ from those estimates.

UNAUDITED INTERIM FINANCIAL INFORMATION

    The unaudited combined balance sheet, statements of income and retained earnings and cash flows as of December 31, 1997 and for the three months ended December 31, 1996 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions of Regulation S-X. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the interim period are not necessarily indicative of the results that may be expected for any future period, including the year ending September 30, 1998.

(2) ACCOUNTS RECEIVABLE

    Accounts receivable, which are substantially all billed or billable, at September 30, 1996 and 1997 consist of the following:

                                                                         1996         1997
                                                                     ------------  ----------
U.S. Government and agencies.......................................  $  3,934,632   5,236,309
Commercial.........................................................       270,201     327,535
JTP Joint Venture (note 3).........................................     2,431,157     160,178
                                                                     ------------  ----------
                                                                     $  6,635,990   5,724,022
                                                                     ------------  ----------
                                                                     ------------  ----------

    Management of the Company believes that substantially all of the outstanding accounts receivable will be collected within one year.

    Revenues from several U.S. government agencies totaled approximately $72,820,000, $69,111,000 and $57,871,000, for the years ended September 30,
1995, 1996 and 1997, respectively, including approximately $22,298,000, $22,117,000 and $15,282,000 from the JTP Joint Venture in 1995, 1996 and 1997, respectively (see note 3).

(3) INVESTMENT IN JOINT VENTURE

    In November 1993, IDP formed a joint venture entity, Justice Technology Partners Joint Venture ("JTP") with two other companies for the purpose of obtaining and performing under a certain contract. JTP has a contract with a federal government agency involving the sale and maintenance of computer equipment. IDP provides the computer equipment to the joint venture and records sales at cost plus its estimated share of the joint venture profits.

    IDP has a 24 percent interest in JTP and the initial investment of $31,200 is recorded at cost. IDP's equity in the estimated earnings of the joint venture is included in accounts receivable.

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                       SEPTEMBER 30, 1995, 1996, AND 1997

(3) INVESTMENT IN JOINT VENTURE (CONTINUED)
    Summarized financial information for this unconsolidated joint venture entity, as of and for the years ended December 31, 1995 and 1996, is as follows:

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1995       1996
                                                                           ---------  ---------

                                                                              (IN THOUSANDS)
Contract revenue.........................................................  $  44,574     43,417
Net income...............................................................      7,902      5,992
Total current assets.....................................................      3,437     12,252
Total assets.............................................................      3,487     12,293
Total liabilities........................................................      3,006      9,979
                                                                           ---------  ---------
                                                                           ---------  ---------

    Distributions received in excess of profit recognized, amounting to approximately $59,000 is included as a reduction of accounts receivable at September 30, 1996; and profits recognized in excess of distributions received, amounting to approximately $116,000 is included in accounts receivable at September 30, 1997.

(4) FIXED ASSETS

    Fixed assets as of September 30, 1996 and 1997 consist of the following:

                                                                        1996         1997
                                                                    ------------  -----------
Furniture and equipment...........................................  $  1,499,006    2,385,410
Transportation equipment..........................................       425,404      445,353
Leasehold improvements............................................       230,105      357,123
Testing lab and equipment.........................................       195,152      340,072
Production equipment..............................................       159,931      143,585
                                                                    ------------  -----------
Total.............................................................     2,509,598    3,671,543

Less accumulated depreciation and amortization....................      (869,175)  (1,418,692)
                                                                    ------------  -----------
Fixed assets, net.................................................  $  1,640,423    2,252,851
                                                                    ------------  -----------
                                                                    ------------  -----------

(5) INDEBTEDNESS

    Notes payable consists of the following:

                                                                          SEPTEMBER 30,
                                                                    --------------------------
                                                                        1996          1997
                                                                    ------------  ------------
Secured demand bank loan, interest at 10.25%......................  $    374,760       291,689
Secured automobile loans, interest ranging from 3.7% to 11.5%.....       275,720       241,411
                                                                    ------------  ------------
Total notes payable...............................................       650,480       533,100
Less current portion..............................................       425,554       368,792
                                                                    ------------  ------------
Notes payable, noncurrent.........................................  $    224,926       164,308
                                                                    ------------  ------------
                                                                    ------------  ------------

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                       SEPTEMBER 30, 1995, 1996, AND 1997

(5) INDEBTEDNESS (CONTINUED)
    Principal payments on the long-term debt for each of the fiscal years from 1998 to 2002 and thereafter are due as follows:

YEAR ENDING SEPTEMBER 30,
----------------------------------------------------------------------------------
1998..............................................................................  $  368,792
1999..............................................................................      65,723
2000..............................................................................      49,292
2001..............................................................................      42,598
2002..............................................................................       6,695
                                                                                    ----------
                                                                                    $  533,100
                                                                                    ----------
                                                                                    ----------

    Other notes payable consist of automobile loans and a demand bank loan. The automobile loans are secured by the respective automobile, and the demand loan is secured by the Company's accounts at the respective bank. The notes mature at intervals between November 1997 and September 2001. Interest rates on the notes range from 3.7 percent to 11.5 percent.

    Notes payable to related parties are payable to certain stockholders and their relatives, and employees. All notes payable to related parties are classified as current liabilities as they are callable by the holder at any time. Notes payable to related parties bear interest at rates ranging from 8 to 11 percent. The total amounts outstanding on these related party notes payable were approximately $1,604,000 and $1,498,000 at September 30, 1996 and 1997, respectively.

    The Company has a line of credit facility of $15,000,000, of which $5,000,000 is secured by the Company's inventory and $10,000,000 is secured by accounts receivable. The outstanding balance on this line of credit at September 30, 1996 and 1997 was approximately $6,586,000 and $5,635,000, respectively. The interest rates applicable to this line of credit as of September 30, 1996 and 1997 were 8.25 percent and 8.5 percent, respectively. Subsequent to year-end, the amounts available under this credit facility were increased to $25,000,000 with an additional temporary overline of $7,000,000 available through January 31, 1998. There is no formal expiration date on this facility although it is subject to annual re-evaluation by the financial institution.

(6) INCOME TAXES

    For combined financial reporting purposes, income (loss) before income taxes for the years ended September 30, 1995, 1996 and 1997 include the following components:

                                                           1995         1996        1997
                                                       ------------  ----------  -----------
Income (loss) before income taxes:
  Domestic (IDP).....................................  $    355,436    (222,933)  (1,769,240)
  Foreign (PRIMO)....................................     1,860,052   1,383,677    2,532,868
                                                       ------------  ----------  -----------
                                                       $  2,215,488   1,160,744      763,628
                                                       ------------  ----------  -----------
                                                       ------------  ----------  -----------

    As discussed in Note 2, PRIMO has been granted a 90 percent exemption, with certain reservations, for income taxes on its manufacturing operations under the Tax Incentives Act of Puerto Rico of 1987, Act No. 8, as amended. This exemption is for a period of twenty years and ends in September 2014. Further,

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                       SEPTEMBER 30, 1995, 1996, AND 1997

(6) INCOME TAXES (CONTINUED)
PRIMO has no temporary differences that would create deferred tax assets or liabilities as of September 30, 1996 or 1997.

    The components of income tax expense (benefit) for the Company for the years ended September 30, 1995, 1996 and 1997 are as follows:

                                                               1995        1996        1997
                                                            ----------  ----------  ----------
Current:
  Federal.................................................  $  197,116     232,015     (60,439)
  State...................................................      43,637      51,363     (13,380)
  Foreign (PRIMO).........................................      59,154      62,035     118,398
                                                            ----------  ----------  ----------
                                                               299,907     345,413      44,579
                                                            ----------  ----------  ----------
Deferred:
  Federal.................................................     (17,687)   (297,303)   (356,045)
  State...................................................      (3,915)    (65,818)   (105,981)
                                                            ----------  ----------  ----------
                                                               (21,602)   (363,121)   (462,026)
                                                            ----------  ----------  ----------
                                                            $  278,305     (17,708)   (417,447)
                                                            ----------  ----------  ----------
                                                            ----------  ----------  ----------

    Income tax expense (benefit) amounted to $278,305 for 1995, an effective rate of 13 percent; ($17,708) for 1996, an effective rate of (2) percent; and ($417,447) for 1997, an effective rate of (55) percent. The actual expense (benefit) differs from the "expected expense (benefit)" for those years, computed by applying the U.S. federal corporate tax rate of 34 percent in 1995, 1996 and 1997 to earnings (loss) before income tax expense, as follows:

                                                                                       1995        1996        1997
                                                                                    ----------  ----------  ----------
Computed "expected" tax expense (benefit).........................................  $  753,266     394,653     259,634
Increase (decrease) in income taxes resulting from:
  Foreign income not subject to U.S. federal taxes, net of foreign taxes..........    (573,264)   (408,416)   (742,756)
  State and local income tax expense (benefit), net of federal benefit............      24,881     (15,605)    (78,710)
  Increase in valuation allowance.................................................      --          --         122,690
  Nondeductible meals and entertainment expenses..................................      31,645      27,199      17,581
  Other, net......................................................................      41,777     (15,539)      4,114
                                                                                    ----------  ----------  ----------
                                                                                    $  278,305     (17,708)   (417,447)
                                                                                    ----------  ----------  ----------
                                                                                    ----------  ----------  ----------

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                       SEPTEMBER 30, 1995, 1996, AND 1997

(6) INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at September 30, 1996 and 1997 are presented below:

                                                                           1996        1997
                                                                        ----------  ----------
Deferred tax assets:
  Inventory obsolescence reserve......................................  $   --         267,870
  Warranty reserve....................................................      --          76,799
  Accrued interest on related party notes.............................      67,207     116,331
  Deferred rent.......................................................      90,266      85,779
  Section 263(A) inventory adjustment.................................      26,682      45,020
  Accrued vacation....................................................      42,319      43,977
  Allowance for doubtful accounts.....................................      49,330      50,908
  Other...............................................................      --          30,242
                                                                        ----------  ----------
Total gross deferred tax assets.......................................     275,804     716,926
Less: valuation allowance.............................................      --        (122,690)
                                                                        ----------  ----------
Net deferred tax assets...............................................     275,804     594,236
                                                                        ----------  ----------
Deferred tax liabilities:
  Income from JTP joint venture.......................................    (266,247)   (133,190)
  Other...............................................................     (10,538)     --
                                                                        ----------  ----------
Total deferred tax liabilities........................................    (276,785)   (133,190)
                                                                        ----------  ----------
Net deferred tax asset (liability)....................................  $     (981)    461,046
                                                                        ----------  ----------
                                                                        ----------  ----------

    The net deferred tax asset (liability) is reflected in the accompanying balance sheets as:

                                                                             1996       1997
                                                                           ---------  ---------
Current deferred tax assets..............................................  $   9,557    443,415
Noncurrent deferred tax assets...........................................     --         17,631
Noncurrent deferred tax liabilities......................................    (10,538)    --
                                                                           ---------  ---------
Net deferred tax asset (liability).......................................  $    (981)   461,046
                                                                           ---------  ---------
                                                                           ---------  ---------

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Management considers scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies that can be implemented by IDP in making this assessment. Management has established a valuation allowance of $122,690 in 1997 to reduce the deferred tax asset to a level where based upon the level of historical taxable income, scheduled reversal of deferred tax liabilities, and projections of future taxable income over the periods in which the temporary differences become deductible based on available tax planning strategies, management presently believes that it is more likely than not that IDP will realize the benefits of these deductible differences.

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                       SEPTEMBER 30, 1995, 1996, AND 1997

(7) COMMITMENTS AND CONTINGENCIES

LEASES

    The Company is obligated under various noncancelable operating leases for office/warehouse space and office equipment. The future minimum lease obligations under these noncancelable operating leases as of September 30, 1997 are approximately as follows:

YEAR ENDING SEPTEMBER 30,
--------------------------------------------------------------------------------
1998............................................................................  $    625,283
1999............................................................................       661,680
2000............................................................................       292,397
2001............................................................................        38,568
2002 and thereafter.............................................................       --
                                                                                  ------------
                                                                                  $  1,617,928
                                                                                  ------------
                                                                                  ------------

    Rent expense under these operating leases amounted to approximately $453,000, $556,000, and $538,000 for the periods ended September 30, 1995, 1996, and 1997, respectively. Rent payments are being expensed on a straight-line basis over the life of the lease, with the difference recorded as deferred rent.

BID PROTEST SETTLEMENT

    During the year ended September 30, 1996, IDP settled a contract award dispute with a third party and recorded a $750,000 gain on settlement. Costs relating to the bid protest were expensed in the period incurred and recorded as operating expenses.

(8) RETIREMENT PLAN

    IDP maintains a tax-deferred savings plan under Section 401(k) of the Internal Revenue Code which is offered to all employees who have attained the age of 21. The plan provides for contributions by employees as well as matching and discretionary contributions by IDP. IDP made contributions of approximately $150,000, $210,000, and $261,000 to the plan during the years ended September 30, 1995, 1996, and 1997.

                              INDEX TO APPENDICES

                                                          ITEM
------------------------------------------------------------------------------------------------------------------------

       A.  Merger Agreement

       B.  Acquisition Agreement

       C.  1997 Stock Option Plan

                                                                      APPENDIX A

                              AGREEMENT OF MERGER
                                       OF
                           DUNN COMPUTER CORPORATION
                           (A VIRGINIA CORPORATION),
                               DUNN MERGER CORP.
                            (A DELAWARE CORPORATION)
                                      AND
                           DUNN COMPUTER CORPORATION
                            (A DELAWARE CORPORATION)

    AGREEMENT OF MERGER dated as of March 18, 1998, by and among Dunn Computer Corporation, a Virginia corporation ("Parent"), Dunn Merger Corp., a Delaware corporation ("Sub"), and Dunn Computer Corporation, a Delaware corporation ("Company").

    WHEREAS the total number of shares of stock which Parent has authority to issue is 22,000,000, 20,000,000 of which are shares of common stock with a par value of $.001 each ("Parent Common Stock") and 2,000,000 of which are shares of preferred stock with a par value of $.001 each; and

    WHEREAS the total number of shares of stock which Sub has authority to issue is 100, all of which are of one class without par value ("Sub Common Stock"); and

    WHEREAS the total number of shares of stock which Company has authority to issue is 22,000,000, 20,000,000 of which are shares of common stock with a par value of $.001 each ("Company Common Stock") and 2,000,000 of which are shares of preferred stock with a par value of $.001 each; and

    WHEREAS, the respective Boards of Directors of Parent, Sub and Company each have approved the merger of Sub with and into Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement, whereby (a) each issued and outstanding share of Company Common Stock owned by Company will be retired and canceled, (b) each issued and outstanding share of Company Common Stock will be converted into the right to receive Parent Common Stock, (c) each outstanding option to purchase Company Common Stock will be converted into an option to purchase a like number of shares of Parent Common Stock, (d) each warrant to purchase shares of Company Common Stock will be converted into a warrant to purchase shares of Parent Common Stock and (e) each issued and outstanding share of Sub Common Stock will be converted into a share of common stock of the Surviving Corporation (as defined in Section 1.1); and

    WHEREAS, the respective Boards of Directors of Parent, Sub and Company have determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are in the best interest of their respective stockholders; and

    WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the Delaware General Corporation Law ("DGCL"), Sub shall be merged with and into Company at the Effective Time (as defined in Section 1.2). Following the Effective Time, Company shall be the surviving corporation (the "Surviving Corporation") which shall continue to exist under the name Dunn Computer Corporation and which shall become a wholly-owned subsidiary of Parent and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. The separate existence of Sub shall cease at the Effective Time in accordance with the provisions of the DGCL.

    Section 1.2 THE EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on the date of the closing under the Acquisition Agreement dated March 9, 1998 among, INTER ALIA, Parent and Company, the parties shall cause the Merger to be consummated by filing a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as Parent, Sub and Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

    Section 1.3 EFFECT OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

    Section 1.4 CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION. The Certificate of Incorporation of the Company as now in force and effect shall continue to be the Certificate of Incorporation of the Surviving Corporation, and said Certificate of Incorporation shall continue in full force and effect until further amended and changed as provided therein or by applicable law.

    Section 1.5 BY-LAWS OF THE SURVIVING CORPORATION. The by-laws of the Company as in effect immediately prior to the Effective Time will become the by-laws of the Surviving Corporation at the Effective Time and will continue in full force and effect until changed, altered or amended as provided therein or by applicable law.

    Section 1.6 DIRECTORS AND OFFICERS. The directors and officers in office of the Company shall, at the Effective Time, become the members of the first Board of Directors and the first officers of the Surviving Corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the by-laws of the Surviving Corporation.

                                   ARTICLE II
                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                             OPTIONS AND WARRANTS;
                            EXCHANGE OF CERTIFICATES

    Section 2.1 EFFECT ON CAPITAL STOCK, OPTIONS AND WARRANTS. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock, Company Stock Options (as hereinafter defined), Bergman Stock Options (as hereinafter defined) or Warrants (as hereinafter defined):

    (a) CANCELLATION OF TREASURY STOCK. Each share of Company Common Stock that is owned directly or indirectly by the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

    (b) CONVERSION OF COMPANY COMMON STOCK. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(a)) shall be converted into the right to receive one validly issued, fully paid and nonassessable share of Parent Common Stock. Subject to 2.1(a), as of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the same number of shares of Parent Common Stock upon surrender of such certificate in accordance with Section 2.2 and any dividends or distributions to which such holder is entitled pursuant to Section 2.2 (c).

    (c)  CONVERSION OF COMPANY STOCK OPTIONS.  The option holders listed on
Schedule 1 attached hereto each hold outstanding stock options as of the date hereof, whether or not fully exercisable, to purchase shares of Company Common Stock (the "Company Stock Options") heretofore granted or assumed by Company pursuant to a stock option, stock purchase or similar plan adopted, assumed or maintained at any time by Company, any of its controlled affiliates or any of their respective predecessors in interest, including but not limited to the Dunn Computer Corporation 1997 Stock Option Plan, as amended and in effect on the date hereof (collectively, the "Company Stock Option Plans"). The option exercise price, the number of shares subject to the option, any related stock appreciation rights, the dates of grant, vesting, exercisability and expiration of the option and whether the option is an incentive stock option or a non-qualified stock option with respect to each Company Stock Option are set forth in the respective stock option agreement between such option holder and Company. All rights under the Company Stock Options shall be treated as provided herein, and to the extent the terms of the Company Stock Option Plans and/or of any related agreements are inconsistent with the treatment to be accorded to the Company Stock Options as provided herein, then Company shall cause the Company Stock Option Plans and/or any related agreements with affected participants to be amended, and all required third party, governmental and regulatory body consents or approvals to such amendments to be procured, such that all such inconsistencies shall be eliminated by the Effective Time.

    Each Company Stock Option outstanding immediately prior to the Effective Time shall be converted at the Effective Time into an outstanding option to purchase Parent Common Stock ("Parent Stock Option"), so that (i) from and after the Effective Time, each such Company Stock Option may be exercised only for shares of Parent Common Stock notwithstanding any contrary provision of the Company Stock Option Plans or stock option agreements executed in connection therewith and (ii) each such Parent Stock Option shall at the Effective Time be, on substantially the same terms and conditions as were applicable to the Company Stock Option to which it relates, an option to purchase an equal number of shares of Parent Common Stock at an exercise price per share equal to the exercise price per share applicable to the Company Stock Option to which it relates; PROVIDED, HOWEVER, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be further adjusted to the extent necessary in order to comply with Section 424(a) of the Code; and PROVIDED FURTHER, that the number of shares of Parent Common Stock that may be purchased upon exercise of such stock option shall not include any fractional share and, upon exercise of such stock option, a cash payment shall be made for any fractional share based upon the closing price of a share of Parent Common Stock on the last trading day of the calendar month immediately preceding the date of exercise.

    (d) CONVERSION OF JDK WARRANTS. JDK & Associates, Inc., holds outstanding warrants as of the date hereof, whether or not fully exercisable, to purchase shares of Company Common Stock (the "JDK Warrants") heretofore granted by Company pursuant to the Investor Relations Consulting Agreement dated as of
October   , 1997 between the Company and JDK & Associates, Inc. (the "Consulting
Agreement"). The warrant exercise price, the number of shares subject to the warrant, any related stock appreciation rights and the dates of grant, vesting, exercisability and expiration of the warrant with respect to each JDK Warrant are set forth in the Consulting Agreement. All rights under the JDK Warrants shall be treated as provided herein, and to the extent the terms of the Consulting Agreement are inconsistent with the treatment to be accorded to the JDK Warrants as provided herein, then Company shall cause the Consulting Agreement to be amended, and all required third party, governmental and regulatory body consents or approvals to such amendments to be procured, such that all such inconsistencies shall be eliminated by the Effective Time.

    At the Effective Time, the JDK Warrants shall be assumed by Parent. Notwithstanding any contrary provision of the Consulting Agreement, the JDK Warrants shall, at and after the Effective Time, evidence a warrant to purchase 100,000 shares of Parent Common Stock on the same terms and conditions as stated in the Consulting Agreement.

    (e) CONVERSION OF WARRANTS. Richard Hunt, Network 1 Financial Services, Inc., William Hunt and Damon Testaverde each hold outstanding warrants as of the date hereof, whether or not fully exercisable, to purchase shares of Company Common Stock (collectively, the "Warrants") heretofore granted or assumed by Company pursuant to the Underwriting Agreement between Company and Network 1 Financial Securities, Inc. dated April 21, 1997 (the "Underwriting Agreement"). The warrant exercise price, the number of shares subject to the warrant, any related stock appreciation rights, the dates of grant, vesting, exercisability and expiration of the warrant are set forth in the respective Underwriter's Warrant to Purchase 100,000 shares of Company Common Stock. All rights under the Warrants shall be treated as provided herein, and to the extent the terms of the Underwriting Agreement and/or of any related agreements are inconsistent with the treatment to be accorded to the Warrants as provided herein, then Company shall cause the Underwriting Agreement and/or any related agreements to be amended, and all required third party, governmental and regulatory body consents or approvals to such amendments to be procured, such that all such inconsistencies shall be eliminated by the Effective Time.

    At the Effective Time, the Warrants shall be assumed by Parent. Notwithstanding any contrary provision of the Underwriting Agreement or any related agreements executed in connection therewith, the Warrants shall, at and after the Effective Time, evidence a warrant to purchase 100,000 shares of Parent Common Stock on the same terms and conditions as stated in the respective Underwriter's Warrant to Purchase 100,000 shares of Company Common Stock.

    (f) CONVERSION OF SUB COMMON STOCK. Each issued and outstanding share of Sub Common Stock shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

    Section 2.2 EXCHANGE OF CERTIFICATES. (a) EXCHANGE AGENT. As of the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably satisfactory to Company (the "Exchange Agent"), which shall provide that Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, Company Stock Options, JDK Warrants, and Warrants, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1 (b) in exchange for outstanding shares of Company Common Stock, new option agreements representing options to purchase Parent Common Stock executed and delivered pursuant to Section 2.1(c) in exchange for outstanding Company Stock Options and new warrants representing the right to purchase shares of Parent Common Stock pursuant to Sections 2.1(d) and (e) in exchange for the JDK Warrants and the Warrants (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, new option agreements and new warrants being hereinafter referred to as the "Exchange Fund").

    (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a stock certificate, option agreement or warrant which immediately prior to the Effective Time represented rights with respect to shares of Company Common Stock ("Certificates") whose shares, options or warrants, as the case may be, were converted into similar rights with respect to Parent Common Stock pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company and Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for Parent Common Stock, a new option agreement or a new warrant, as the case may be. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock, a new option agreement or a new warrant which such holder has the right to receive pursuant to the provisions of this Article II and dividends or other distributions on such shares of Parent Common Stock which such holder has the right to receive pursuant to Section 2.2(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a surrender of a Certificate which is not registered in the transfer records of Company or otherwise documented in the books and records of the Company under the name of the person surrendering such Certificate, a new stock certificate, new option agreement or new warrant, as the case may be, representing the proper number of shares of Parent Common Stock to which the Certificate relates may be issued or delivered, as the case may be, to a person other than the person in whose name the Certificate so surrendered is registered or recorded if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance and/or delivery shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock or delivery of an option agreement or warrant to purchase Parent Common Stock to a person other than the registered or recorded holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Parent Common Stock, the new option agreement or the new warrant, as the case may be, in respect of such Certificate pursuant to the provisions of this Article II and dividends or other distributions in respect of such Parent Common Stock which such Certificate holder has the right to receive pursuant to Section 2.2(c). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

    (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock issuable hereunder in respect thereof, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II, subject to Section 2.2(e). Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

    (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK, COMPANY STOCK OPTIONS, JDK WARRANTS OR WARRANTS. All shares of Parent Common Stock, new option agreements and new warrants issued or delivered upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been issued or delivered in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock which remain unpaid at the Effective Time, and there shall be no further registration or recordation of transfers on the stock transfer books or other records of the Surviving Corporation of the shares of Company Common Stock, the Company Stock Options, the JDK Warrants and the Warrants which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason other than the exchange as provided in this Article II, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

    (e) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim with respect to Parent Common Stock or any dividends or distributions with respect to Parent Common Stock.

    (f) NO LIABILITY. None of Parent, Sub, Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock, any dividends or distributions with respect thereto, any new options, any new warrants or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (g) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent (provided that such cash shall be invested only in high quality short-term instruments with low risk of loss of principal), on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. If, as a result of any loss resulting from such investments, the amount of cash remaining in the Exchange Fund is insufficient to pay the full amount to which holders of certificates formerly representing rights with respect to Company Common Stock are entitled, Parent shall, promptly upon demand by the Exchange Agent, deposit additional cash into the Exchange Fund in an amount sufficient to satisfy its obligations to such holders.

    (h) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Parent Common Stock, any unpaid dividends and distributions related thereto, new option agreement or new warrant deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III
                                 MISCELLANEOUS

    Section 3.1 FURTHER ASSURANCES. In the event that this Agreement shall have been fully approved and adopted upon behalf of Parent, Sub and Company in accordance with the provisions of DGCL, such corporations agree that they will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of Delaware, and that they will cause to be performed all necessary acts within the State of Delaware and elsewhere to effectuate the merger herein provided for.

    Section 3.2. AUTHORIZATION. The Board of Directors and the proper officers of Parent, Sub and Company are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file and record any and all instruments, papers and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement or of the merger herein provided for.

    Section 3.3. TERMINATION. Notwithstanding the full adoption of this Agreement, this Agreement may be terminated at any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in the event that such Agreement is abandoned by action of the Board of Directors of each corporation party hereto, whether before or after approval by the stockholders of any or all of such corporations.

    IN WITNESS WHEREOF, this Agreement of Merger is hereby executed and acknowledged on behalf of each of the corporations party hereto.

Dated: as of March 18, 1998.

                                DUNN MERGER CORP.

                                By:             /s/ JOHN D. VAZZANA
                                     ------------------------------------------
                                                  John D. Vazzana
                                                 Vice President and
                                                     Treasurer

                                DUNN COMPUTER CORPORATION
                                                     (Delaware)

                                By:             /s/ JOHN D. VAZZANA
                                     ------------------------------------------
                                                  John D. Vazzana
                                              Executive Vice President

                                DUNN COMPUTER CORPORATION
                                                     (Virginia)

                                By:             /s/ JOHN D. VAZZANA
                                     ------------------------------------------
                                                  John D. Vazzana
                                              Executive Vice President

                                                                      APPENDIX B

                             ACQUISITION AGREEMENT

    This ACQUISITION AGREEMENT (the "Agreement") is made and entered into on the 9th day of March, 1998 among George Fuster, an individual resident in Maryland,
D. Oscar Fuster, an individual resident in Maryland, Carol N. Fuster, an individual resident in Maryland and Wendy E. Fuster, an individual resident in Maryland (collectively the "Sellers", and individually each a "Seller"), Dunn Computer Corporation, a Delaware corporation, with its principal place of business in Virginia (the "Purchaser") and Dunn Computer Corporation, a Virginia corporation ("AHC");

                                    RECITALS

    A. George Fuster and D. Oscar Fuster (the "IDP Sellers") together own all of the issued and outstanding capital stock of International Data Products, Corp., a Maryland corporation ("IDP");

    B. Carol N. Fuster and Wendy E. Fuster (the "PRIMO Sellers") together own all of the issued and outstanding capital stock of Puerto Rico Industrial Manufacturing Operations Corp., a Puerto Rican corporation ("PRIMO");

    C. The Purchaser has caused to be established AHC, and AHC will cause to be established two wholly-owned subsidiaries of AHC, Dunn Computer Merger Subsidiary, Inc., a Delaware corporation ("Merger Sub"), a company set up solely for the purpose of carrying out the merger contemplated in Section 1.2 hereof, and a Puerto Rican corporation to which will be transferred the PRIMO Assets and the PRIMO Liabilities at Closing (as such terms are defined below) ("PAC"), all with a view to carrying out the following transactions concurrently with the closing of the initial public offering of shares of common stock of AHC referred to in Sections 5.1(i) and 5.2(j) hereof (the "IPO"): (i) Merger Sub will merge into the Purchaser which will be the surviving corporation (and all of the outstanding securities of the Purchaser will be converted into and become securities of AHC), (ii) all of the outstanding capital stock of IDP after giving effect to the Redemption (as defined in Section 1.9 hereof) (the "IDP Shares") will be contributed by the IDP Sellers to AHC in exchange for shares of AHC and cash and (iii) the PRIMO Sellers will cause all of the assets of PRIMO (as defined in Section 2.11(h) hereof) except for the Inter-company Indebtedness (as defined in Section 1.7 hereof) (the "PRIMO Assets"), and all of the liabilities of PRIMO reflected on the audited balance sheet of PRIMO as of September 30, 1997 attached hereto as Schedule A, and liabilities incurred by PRIMO in the ordinary course of business in arms length transactions, or incurred by PRIMO with the consent of the Purchaser in accordance with Section
4.4 hereof, since September 30, 1997, (the "PRIMO Liabilities") to be transferred to PAC for cash, all with the result that AHC will acquire and own all of the capital stock of the Purchaser and of IDP and PAC will acquire and own all of the PRIMO Assets and assume all of the PRIMO Liabilities.

    NOW, THEREFORE, in consideration of the mutual promises, representations and covenants set forth herein, and other good and valuable consideration, the parties hereto hereby agree as follows:

I. THE ACQUISITION TRANSACTIONS

    1.1 THE CLOSING. Each of the transactions described in Sections 1.2-1.4 hereof (collectively, the "Closing") shall take place concurrently with the closing of the IPO (the "Closing Date").

    1.2 THE MERGER. On the terms and conditions of the Agreement of Merger attached hereto as Exhibit A (the "Agreement of Merger"), Merger Sub will be merged into the Purchaser which will be the surviving corporation, and which will be named Dunn Computer Corporation (the "Merger"). Pursuant to the Merger the shareholders of Purchaser will receive solely AHC voting stock in exchange for their Purchaser stock.

    1.3 CONTRIBUTION OF IDP SHARES. On the terms and conditions hereof, the IDP Sellers shall contribute to AHC the IDP Shares. In consideration of the contribution of the IDP Shares, AHC shall issue to the IDP Sellers 750,000 shares of AHC (Dunn Computer Corporation) common stock, par value $.001 per share ("Dunn Common") (the "Share Portion") and shall pay to the IDP Sellers in cash the "IDP Cash Amount" as determined as provided on Exhibit B hereto. If AHC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Closing Date, the Share Portion shall be appropriately adjusted to account therefor.

    1.4 TRANSFER OF PRIMO ASSETS AND LIABILITIES. On the terms and conditions hereof, the PRIMO Sellers shall cause PRIMO to transfer to PAC (i) good and valid, and as to owned real property, marketable, title to all of the PRIMO Assets, free and clear of any mortgage, claim, lien, security interest or other encumbrance whatsoever (collectively, "Liens"), except as provided in Section 2.11(g) hereof, and (ii) the PRIMO Liabilities. All of the other liabilities of PRIMO shall be retained by and shall be the sole responsibility of PRIMO. In consideration of the transfer of the PRIMO Assets and the other undertakings of the Sellers herein, AHC shall pay to the PRIMO Sellers in cash $2,500,000, the "PRIMO Cash Amount".

    1.5 ADJUSTMENT TO SHARE PORTION. If the Average Closing Price (as defined below) for a share of Dunn Computer Corporation (the Purchaser) common stock, par value $.001 per share ("Purchaser Common") is less than $7.50, the Share Portion shall be adjusted upward to that number of shares which multiplied by the Average Closing Price equals $5,625,000. "Average Closing Price" shall be the average of the mean between the closing high bid and asked prices for a share of Purchaser Common, as reported on the Nasdaq National Market System for the twenty consecutive trading days immediately preceding the date two business days before the Closing Date. If the Purchaser declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Closing Date, the Share Portion shall be appropriately adjusted to account therefor.

    1.6  ADJUSTMENT TO PURCHASE PRICE.

    (a) The "Purchase Price" shall mean the Share Portion plus the sum of the IDP Cash Amount, the PRIMO Cash Amount and the Inter-company Indebtedness (which sum shall equal $14,900,000).

    (b) The Purchase Price shall be adjusted downward if and to the extent that the Closing Balance Sheet (as defined in Section 1.6(c) hereof) reflects a net asset value (net worth) of IDP and PRIMO on a combined basis of less than $5,108,826 at Closing (any such difference, the "Shortfall Amount"), and the Sellers shall pay to AHC the Shortfall Amount, in cash or shares of Dunn Common (valued for this purpose at $8.50 per share), or a combination thereof, as the IDP Sellers shall elect, within ten days of written acceptance by AHC of the Closing Balance Sheet or within ten days of completion of the Revised Closing Balance Sheet (as defined in Section 1.6(d) hereof), as the case may be.

    (c) Within thirty days after the Closing Date, the Sellers shall cause to be delivered to AHC a combined balance sheet of IDP and PRIMO as at the Closing Date prepared on the basis of the same accounting principles, consistently applied, as were used in the preparation of the Sellers' Balance Sheet (as defined in Section 2.4 hereof) and reviewed by KPMG Peat Marwick, LLP ("Sellers' Accountants") (the "Closing Balance Sheet").

    (d) Sellers' Accountants shall make available to the Purchaser's independent public accountants, Ernst & Young ("Purchaser's Accountants") all work papers used in connection with the preparation of the Closing Balance Sheet. Upon review of the Closing Balance Sheet and such work papers, if Purchaser's Accountants disagree with the Closing Balance Sheet and if Purchaser's Accountants and Sellers' Accountants fail to resolve such disagreement within thirty days following receipt by the Purchaser of the Closing Balance Sheet and the work papers of Sellers' Accountants, then at the request of either Purchaser or

Sellers, a third independent public accountant, selected jointly by the Sellers' Accountants and the Purchaser's Accountants shall resolve the disagreement between Purchaser's Accountants and Sellers' Accountants and shall revise the Closing Balance Sheet (the "Revised Closing Balance Sheet") to reflect the resolution. On the basis of the Closing Balance Sheet, if Purchaser advises Sellers in writing that the Closing Balance Sheet is accepted (either after review or after Purchaser's Accountants and Sellers' Accountants have resolved any disagreements in respect of the Closing Balance Sheet) or, if required, on the basis of the Revised Closing Balance Sheet, it shall be determined whether or not there is a Shortfall Amount.

    (e) The Purchase Price shall be adjusted upward if the Closing Balance Sheet, or if there is a Revised Closing Balance Sheet, the Revised Closing Balance Sheet, reflects a net asset value (net worth) of IDP and PRIMO on a combined basis of more than $5,242,634 at Closing (any such difference, the "Excess Amount"); such adjustment shall be the amount of the Excess Amount up to a maximum adjustment of $500,000. For purposes of this Section 1.6(e) there shall be deducted from the liabilities reflected on the Closing Balance Sheet (or the Revised Closing Balance Sheet, as the case may be) any amounts reflected in the liabilities for accounting, investment banking and legal fees in connection with this Agreement and the IPO.

    1.7 DISCHARGE OF IDP INDEBTEDNESS. Promptly after the Closing, AHC shall pay to PRIMO on behalf of IDP, and in full discharge thereof, the inter-company indebtedness running from IDP to PRIMO, which amount shall be agreed in good faith by the Sellers and the Purchaser two business days before Closing (the "Inter-company Indebtedness"). The Inter-company Indebtedness shall not exceed $12,400,000 as provided on Exhibit B hereto.

    1.8  PAYMENTS BY WIRE TRANSFER.  All of the cash payments to be made in this
Article I shall be made by bank wire transfers to accounts designated by the appropriate Seller to AHC prior to the Closing.

    1.9 REDEMPTION. The IDP Sellers shall surrender to IDP for redemption an appropriate number of IDP Shares (the "IDP Redemption Shares") pursuant to the procedures, and in exchange for the consideration, described in Section 1.10 hereof (the "Redemption"), so that after the Redemption the IDP Shares shall constitute all of the then issued and outstanding shares of capital stock of IDP.

    1.10 REDEMPTION PROCEDURES AND CONSIDERATION. Prior to the Closing, IDP shall transfer and assign all of the assets and liabilities of its IDP F2 Engineering division (as described in Exhibit G hereto) to F2 Engineering Corp., an inactive corporation previously formed by IDP which has issued no shares of capital stock, has no assets or liabilities and has conducted no activities, and at the Closing, IDP shall transfer, or cause F2 Engineering Corp. to issue, all of the authorized shares of capital stock of F2 Engineering Corp. to the IDP Sellers as consideration for the IDP Redemption Shares.

II. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

    Each Seller hereby jointly and severally represents and warrants to the Purchaser as follows:

    2.1 ORGANIZATION OF IDP AND PRIMO AND RELATED MATTERS. IDP is a corporation duly organized, validly existing and in good standing under the laws of Maryland; PRIMO is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico; each of IDP and PRIMO has all requisite power and authority to own, operate and lease its assets, and to carry on its business as heretofore and as presently conducted. True and complete copies of the currently effective articles of incorporation and bylaws of IDP and PRIMO are attached to this Agreement as Schedules 2.1(a) and (b). Each of IDP and PRIMO is duly authorized, qualified or licensed as a foreign corporation and is in good standing in each jurisdiction where its business, operations or assets requires it so to be. Schedule 2.1(c) identifies all of the jurisdictions in which IDP and PRIMO, respectively, are authorized, qualified or licensed as a foreign corporation. Neither IDP nor PRIMO has any subsidiaries or equity interests in any other entity.

    2.2  THE SHARES.

    (a) Each Seller owns of record and beneficially, free and clear of any Liens, the number of IDP Shares (before giving effect to the Redemption, which shall reduce such number of Shares by the number of IDP Redemption Shares) or PRIMO Shares listed by such Seller's name on Exhibit C; collectively the Sellers so own all of the Shares. The only authorized, issued and outstanding capital stock of IDP are the IDP Shares; the only authorized, issued and outstanding capital stock of PRIMO are the PRIMO Shares.

    (b) Each of the Shares is duly authorized, validly issued and outstanding, fully paid and non-assessable. None of the Shares has been issued in violation of, or is subject to, any preemptive or subscription rights and there are no outstanding convertible or exchangeable securities, calls, preferential rights, options or warrants relating to any of the Shares. Except as set forth on
Schedule 2.2, there are no voting trust agreements or other agreements restricting or otherwise relating to the voting, dividend rights or the disposition of any of the Shares.

    2.3 DUE AUTHORIZATION AND EXECUTION; NO CONFLICT; CONSENTS. Each Seller has all requisite power and authority and full capacity to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by each Seller, and constitutes a valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms except to the extent that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally. Except as set forth on Schedule 2.3, the execution, delivery and performance of this Agreement will not (a) conflict with or violate
(i) the articles of incorporation or bylaws of IDP or PRIMO, (ii) any term of any agreement, contract, instrument, lease, commitment or other obligation to which IDP, PRIMO or any Seller is a party or by which IDP, PRIMO or any Seller is bound, (iii) any order, judgment or decree to which IDP, PRIMO or any Seller is a party or subject, or by which any properties and assets of IDP or PRIMO are bound or (iv) any provision of any applicable law, statute, ordinance, rule or regulation or common law obligation and (b) will not result in the creation or imposition of any Lien in favor of any third party with respect to any of the properties and assets of IDP or PRIMO. Except as described on Schedule 2.3, (y) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Sellers will not require the consent or approval of or notice to any governmental authority, or constitute a violation of any law, regulation or order of any such authority, by IDP, PRIMO, or any Seller; and (z) none of IDP, PRIMO or any Seller is a party to or bound by any agreement, instrument, order, judgment or decree which would require the consent of another person to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

    2.4 FINANCIAL STATEMENTS. The Sellers have delivered to the Purchaser the combined statements of profit and loss for the years ended September 30, 1996 and 1997 and the combined balance sheet as at September 30, 1996 and 1997 (the balance sheet at September 30, 1997 shall be referred to as the "Sellers' Balance Sheet" and September 30, 1997 shall be referred to as the "Sellers' Balance Sheet Date") of IDP and PRIMO, as audited by Sellers' Accountants, and the respective individual statements of profit and loss and balance sheets for IDP and PRIMO for such period and at such date, as audited by Sellers' Accountants (collectively, the "Sellers' Financial Statements"). The Sellers' Financial Statements were prepared in accordance with generally accepted accounting principles, consistently applied as in prior periods, are correct and complete, and fairly present the financial condition of IDP and PRIMO on a combined basis, and of IDP and PRIMO individually, as the case may be, and the results of their combined operations, or their respective operations, as the case may be, as of the dates and for the periods indicated therein.

    2.5 LIABILITIES. Except as set forth on Schedule 2.5 hereto, neither IDP nor PRIMO has any liabilities or obligations (whether accrued, absolute, contingent, known, unknown, derivative or otherwise) other than those (i) reflected in the Sellers' Balance Sheet and not since paid or otherwise discharged,

(ii) listed or described on any Schedule hereto and (iii) liabilities arising after the Sellers' Balance Sheet Date in the ordinary course of business of IDP or PRIMO.

    2.6  INTERIM OPERATIONS.

    (a) ORDINARY COURSE. Except as described on Schedule 2.6 hereto, the business of each of IDP and PRIMO has been conducted only in the ordinary course since the Sellers' Balance Sheet Date.

    (b) ABSENCE OF ADVERSE CHANGE. There has not been, since the Sellers' Balance Sheet Date, any material adverse change in the business, assets or financial condition of IDP and PRIMO considered as one entity. To the knowledge of Sellers, there has been no occurrence, circumstance or combination thereof which might reasonably be expected to result in any such material adverse change.

    2.7 LITIGATION. Except as set forth on Schedule 2.7 hereto, there is no action, suit, proceeding, arbitration, demand, claim or investigation pending or, to any Seller's knowledge, threatened against or involving IDP or PRIMO or affecting or which might materially adversely affect this Agreement or the business or assets of IDP or PRIMO or the consummation of the transactions contemplated hereby before any court or arbitral tribunal or before or by any governmental department, agency or body, or otherwise. Neither IDP nor PRIMO is subject to any judgment, order, writ, injunction, decree, settlement agreement, compliance agreement or consent decree of any court, administrative or governmental authority or arbitrator except as set forth on Schedule 2.7 hereto.

    2.8  AGREEMENTS AND COMMITMENTS.

    (a) WRITTEN AND ORAL AGREEMENTS AND COMMITMENTS. Schedules 2.8(a)(i) through and including 2.8(a)(xii) hereto set forth a complete list as of the date hereof of all written agreements (true and correct copies of each of which have heretofore been delivered to Purchaser) and describe all oral agreements and commitments of IDP and of PRIMO in force as of the date hereof, as follows:

    (i) SUPPLY CONTRACTS; PURCHASE ORDERS. Each outstanding supply contract or purchase order and commitment as of December 31, 1997 exceeding $250,000 for the purchase by IDP or PRIMO of capital assets, inventory, semi-finished goods, supplies, services or other items.

    (ii) CUSTOMER CONTRACTS. Each outstanding contract and commitment as of December 31, 1997 exceeding $150,000 for the sale by IDP or PRIMO of goods or services, including all Government Contracts (as defined in Section 2.9(g)).

    (iii) LICENSES. Each patent, trademark, copyright, technology and other license agreement to which IDP or PRIMO is a party, either as licensor or as licensee.

    (iv) REAL ESTATE DOCUMENTS. Each lease and sublease relating to the real estate interests of IDP and of PRIMO; neither IDP nor PRIMO owns any real estate.

    (v) LEASES. Each lease to which either IDP or PRIMO is a party, either as lessor or as lessee not identified in response to Section 2.8(a)(iv);

    (vi) DISTRIBUTORSHIP AND SALES REPRESENTATION AGREEMENTS. Each distributorship, sales representation and similar agreement to which either IDP or PRIMO is a party.

    (vii) INDEBTEDNESS. Each outstanding loan, loan agreement, credit agreement, note, guarantee, security agreement, book entry advance in respect of borrowing or commitment (including, without limitation, any amounts owing to IDP or PRIMO from, or owed by IDP or PRIMO to, any affiliated individual or entity) to which either IDP or PRIMO is a party or by which any of the assets of either are bound.

    (viii) EMPLOYMENT AND BENEFIT AGREEMENTS. Each employment, consulting, or collective bargaining agreement to which either IDP or PRIMO is a party, and each, pension, retirement, profit sharing, deferred compensation, bonus, life insurance and other benefit plan or agreement which applies in any way to past or present directors, officers, employees or consultants of either IDP or PRIMO.

    (ix) STOCK OPTION PLANS. Each stock option plan and each option granted under each stock option plan of IDP or PRIMO.

    (x) INSURANCE CONTRACTS. Each insurance contract to which either IDP or PRIMO is a party.

    (xi) PRODUCT AND SERVICE WARRANTIES. A sample of each type of product, service or other guarantee, warranty or indemnity by which IDP or PRIMO is bound.

    (xii) OTHER AGREEMENTS. Each material contract, agreement, and commitment to which either IDP or PRIMO is a party or by which the assets of either are bound other than those disclosed pursuant to the preceding clauses of this
Section 2.8.

    (b) STATUS OF AGREEMENTS. Except as set forth on Schedule 2.8(b) hereto, each of the contracts, agreements, commitments, licenses and leases to which either IDP or PRIMO is a party, is a valid, legally binding and enforceable obligation of IDP or PRIMO, and is in full force and effect. There is no default by either IDP or PRIMO or, to the knowledge of any Seller, by the other parties thereto under the terms of any such material contract, commitment, license or lease, and no condition (including without limitation, the execution, delivery and performance of this Agreement) exists which, with the passage of time, the giving of notice, or both, is likely to result in a default by IDP or PRIMO, as the case may be, under the terms of any thereof.

    2.9  GOVERNMENT CONTRACTS.

    (a) Except as set forth on Schedule 2.9 hereto, to the knowledge of the Sellers, each of IDP and PRIMO has complied in all material respects with all applicable laws, rules, policies, procedures, regulations, accounting standards, cost principles, cost accounting standards, solicitation provisions and contract clauses in conducting all past and present activities relating to Government Contracts (as defined in Section 2.9(g)) and Government Contract procurements, including, without limitation, accounting and record keeping activities, disclosures, reports, wage and hour regulations, certifications and representations, product testing, marketing activities, proposal and bid preparation and submissions, negotiations and contract performance. To the knowledge of the Sellers, all proposals, representations, statements, disclosures, reports, invoices and certifications made in connection with Government Contracts were, when made, current, accurate and complete in all material respects. Except as set forth on Schedule 2.9 hereto, there are not now, nor have there been since the formation of IDP or PRIMO, as the case may be, any government investigations or audits of the IDP or PRIMO, or any officer or employee of either in connection with Government Contract activities. Each Government Contract of IDP and of PRIMO, as the case may be, is expected to finish on schedule and within budget and neither IDP nor PRIMO presently has any basis to conclude that existing schedules or budgets are not reasonable.

    (b) To the knowledge of the Sellers, neither IDP nor PRIMO has been determined by a governmental agency to be "non-responsible" in connection with any Government Contract procurement. Neither IDP nor PRIMO has received any notice, and neither IDP, nor PRIMO, nor any Seller is aware of any circumstances that reasonably would be expected to justify such a notice, that any of its Government Contracts have been or may be terminated for default. Neither IDP nor PRIMO is debarred or suspended, or proposed for debarment or suspension from procurements or other activities at the federal, state or local governmental levels, and none of IDP, PRIMO or any Seller is aware of any circumstances that would justify a proposal or decision to suspend or debar IDP or PRIMO from procurement or other activities. IDP and PRIMO and their respective personnel have all necessary security clearances to perform outstanding Government Contracts and neither IDP, nor PRIMO, nor any Seller is aware of any circumstances (including the transfer of the IDP Shares to the Purchaser) that may lead to the suspension or revocation of such security clearances. Neither IDP nor PRIMO has engaged in any illegal or fraudulent conduct in connection with Government Contract activities.

    (c) Each Government Contract of IDP and of PRIMO that was awarded, or is being considered for award, on the basis that IDP or PRIMO, as the case may be, is classified as a small business, a small disadvantaged business or a minority-owned business under a set aside or similar program under any federal, state or local laws or procurement regulations is identified on Schedule 2.9 hereto.

    (d) Neither IDP, nor PRIMO, nor any Seller has received written notice from, or engaged in any discussions with, any Governmental Authority (as defined in Section 2.9(g)) regarding the termination of any Government Contract, the cessation of any delivery orders thereunder, any reduction by any Governmental Authority in the amount of its business with IDP or PRIMO or allegations of defective pricing in connection with Government Contract activities.

    (e) Except as set forth on Schedule 2.9 hereto, there have been no outstanding claims (as defined by the Federal Acquisition Regulations) by any government procurement agency submitted by or against IDP or PRIMO in connection with its Government Contract activities and neither IDP nor PRIMO has any basis to conclude that any claims may be submitted by or against either company in connection with past or present government contracting activities.

    (f) To the knowledge of Sellers, each of IDP and PRIMO has at all times complied in all material respects with all governmental and state rules, laws and regulations relating to the payment of commissions or contingent fees and those relating to disclosure of the payment of commissions or contingent fees in connection with Government Contract activities.

    (g) For purposes of this Agreement, (i) "Government Contracts" shall mean contracts for procurements by or on behalf of any Governmental Authority, including instances when IDP, PRIMO or Purchaser, as the case may be, has acted as a subcontractor at any tier, and (ii) "Governmental Authority" shall mean any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

    2.10  CERTAIN GOVERNMENTAL MATTERS.

    (a)  TAXES.

    (i) Each of IDP and PRIMO has filed all federal, state and local returns, reports, schedules, declarations and estimates related to taxes ("Tax Returns") required to be filed. All such Tax Returns were correct and complete in all respects. All taxes owed by IDP and PRIMO, as the case may be, for all periods (and any portion of any period) have been paid or reflected as a liability on the Sellers' Balance Sheet or will be reflected as a liability on the Closing Balance Sheet. No claim has ever been made by an authority in a jurisdiction where either IDP or PRIMO does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of IDP or PRIMO that arose in connection with any failure (or asserted failure) to pay any tax.

    (ii) Each of IDP and PRIMO has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

    (iii) There is no dispute or claim concerning any tax liability of either of IDP or PRIMO either (A) claimed or raised by any authority in writing or (B) as to which any of the Sellers has knowledge based upon personal contact with any agent of such authority. Schedule 2.10(a) lists all federal, state, local, and foreign income tax returns filed with respect to either IDP or PRIMO for taxable periods ended on or after January 1, 1992, indicates those tax returns that have been audited, and indicates those tax returns that currently are the subject of audit. The Sellers have delivered to the Purchaser correct and complete copies of all federal, state, and foreign income tax returns, examination reports, and statements of deficiencies assessed against or agreed to by IDP or PRIMO since January 1, 1992.

    (iv) Neither IDP nor PRIMO has waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

    (v) Neither IDP nor PRIMO has filed a consent under Code Section 341(f) concerning collapsible corporations. Neither IDP nor PRIMO has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). Neither IDP nor PRIMO has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither IDP nor PRIMO is a party to any tax allocation or sharing agreement. Neither IDP nor PRIMO (A) has been a member of an affiliated group filing a consolidated federal income tax return, or (B) has any liability for the taxes of any person under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

    (vi) For purposes of this Agreement, the following definitions shall apply:
"tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; and "tax return" means any return, declaration, report, claim for refund, or information return or statement relating to taxes, including any schedule or attachment thereto, including any amendment thereof.

    (b) COMPLIANCE WITH LEGAL REQUIREMENTS. The business and operations of each of IDP and PRIMO have not involved and do not now involve, and, assuming that no changes occur in applicable law, the continuation thereof in the manner in which they are now conducted will not involve, a violation of any material legal requirement of or administered by any federal, state or local governmental agency. To the extent that compliance with this Section 2.10 (b) depends upon the existence or continuing validity of any governmental permit or other authorization, each such permit or authorization is identified on Schedule 2.10
(b) hereto, and the Sellers have heretofore delivered or have caused to be delivered to Purchaser true and correct copies of each thereof. Except as set forth on Schedule 2.10(b), each such permit and other authorization is valid and in full force and effect, and will not be affected by the execution, delivery and performance of this Agreement and the change in control of IDP and PRIMO resulting therefrom. All material obligations with respect to such permits and other authorizations have been fulfilled, and no event has occurred which allows, or after notice or lapse of time or both, would allow suspension, revocation, material adverse variation or termination thereof or result in any other impairment of the rights of IDP or PRIMO, and no Seller is aware of any facts or circumstances which will or are likely to result in any of such permits or other authorizations being suspended, revoked, materially and adversely varied or terminated, or which may prejudice their renewal. To the knowledge of the Sellers, all certificates of occupancy and permits necessary for the present use and occupancy of any building by IDP or PRIMO have been obtained.

    (c) ERISA. Schedule 2.10(c) attached hereto is a complete list of all employee benefit plans, as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), life insurance, hospitalization, medical and dental plans, severance, executive compensation, bonus, deferred compensation, pension, retirement, profit sharing, excess benefit, stock purchase and option plans (including multi-employer and multiple employer plans), and all other plans, arrangements or practices whether written or oral, qualified or nonqualified, sponsored, maintained, contributed to or required to be contributed to by IDP or PRIMO or any trade or business whether or not incorporated that together with IDP and/or PRIMO is treated as a "single employer" under Section 414(b), (c), (m) or (o) of the Code and the rules and regulations promulgated thereunder (referred to as "ERISA Affiliate") (each such plan is hereinafter referred to as an "Employee Benefit Plan"). Neither IDP nor PRIMO nor its

ERISA Affiliates maintains or has any liability in respect of any Employee Benefit Plan which is not disclosed on Schedule 2.10(c) hereto. Each Employee Benefit Plan has been operated and administered in accordance with its provisions and is in compliance in all respects with all applicable federal and state laws, rules and regulations governing each such plan including but not limited to ERISA, the Code, and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") except to the extent that failure to so qualify, administer or comply would not have a material adverse effect on the business of IDP and PRIMO taken as a whole.

    There have been no non-exempt "prohibited transactions" within the meaning of Section 4975 of the Code or Section 406 of ERISA resulting in the imposition of excise taxes or other monetary liability on IDP or PRIMO. Neither IDP nor PRIMO nor any ERISA Affiliate has sponsored, ever maintained, or contributed to an Employee Benefit Plan that is subject to Title IV of ERISA. Each Employee Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. No Employee Benefit Plan provides benefits, including without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the company or any ERISA Affiliate beyond their retirement or other termination of service other than coverage mandated by COBRA or applicable state or local law. There is no pending or, to the knowledge of Sellers threatened assessment, complaint, proceeding, voluntary compliance application or investigation of any kind in any court or government agency with respect to any Employee Benefit Plan. All benefits, expenses and other amounts due and payable under any Employee Benefit Plan and all contributions, transfers or payments required to be made, accrued or booked to any Employee Benefit Plan, have been paid or made, accrued and booked. With respect to each Employee Benefit Plan, Sellers have heretofore delivered to the Purchaser true and complete copies of any documents requested by the Purchaser.

    (d) WORKER'S COMPENSATION. Except as described on Schedule 2.10(d) hereto, worker's compensation and unemployment compensation matters with respect to IDP or PRIMO have been conducted and are being conducted so as to be in compliance in all material respects with all laws and regulations applicable thereto.

    (e) PLANT CLOSING LEGISLATION. As of the Closing Date, no employee of IDP or PRIMO, without 60 days written notice, shall have suffered, an "employment loss" as a result of a "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. SectionSection 2101-2109 ("WARN") in either case during the six month period ending with and including the Closing Date. Each of IDP and PRIMO is in compliance in all material respects with the requirements of WARN.

    (f) ENVIRONMENTAL MATTERS. Each of IDP and PRIMO and any other person or entity for whose conduct they are or may be held responsible, have no liability under, have never violated, and are presently in compliance in all material respects with all Environmental Laws (as defined below) applicable to the properties owned, leased or used by such parties (collectively, the "Sellers' Properties") and any facilities and operations thereon, and, except as set forth on Schedule 2.10(f) hereto, to the best of each Seller's knowledge, there exists no Environmental Condition (as defined below) with respect to the Sellers' Properties or any facilities or operations thereon, or with respect to any property at which materials from the Sellers' Properties have been disposed. Neither IDP, nor PRIMO, nor any Seller has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, or processed any Hazardous Material (as defined below) or any solid waste on, under or about the Sellers' Properties. Seller has no knowledge of the Release or threat of Release (as defined below) of any Hazardous Material at the Sellers' Properties. Neither IDP, nor PRIMO, nor any Seller has received notice under the citizen suit provision of any Environmental Law in connection with the Sellers' Properties or any facilities or operations thereon.

    For purposes of this Agreement, (i) "Environment" shall mean soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium, (ii)

"Environmental Condition" shall mean any condition with respect to the Environment on or off the Sellers' Properties or Purchaser Properties, as the case may be, that could or does result in any damage, loss, cost, expense, claim, demand, order or liability to any Seller, IDP, PRIMO or Purchaser by any third party (including, without limitation, any government entity), including, without limitation, any condition resulting from the operation of the business of IDP, PRIMO or Purchaser, as the case may be, or any activity or operation in the vicinity of the Sellers' Properties or the Purchaser Properties, as the case may be, or any activity or operation formerly conducted by any person or entity on or off the Sellers' Properties or the Purchaser Properties, as the case may be, (iii) "Environmental Law" shall mean any environmental or health and safety related law, regulation, rule, ordinance, bylaw, order or determination of any governmental or judicial authority at the federal, state or local level, whether existing as of the date hereof, previously enforced or subsequently enacted,
(iv) "Hazardous Material" shall include, without limitation, any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, hazardous substance, petroleum or petroleum product, asbestos, polychlorinated biphenyls, underground storage tanks and the contents thereof or any other material defined in or regulated pursuant to any Environmental Law, whether existing as of the date hereof, previously enforced, or subsequently enacted, including, without limitation, the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Clean Water Act, as amended, and the Toxic Substances Control Act, as amended, and (v) "Release" shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, dumping or migrating into the Environment.

    2.11  ASSETS.

    (a) REAL ESTATE. Schedule 2.11(a) hereto sets forth a true and complete list and a description of all of the land and interests in land of IDP and of PRIMO (the "Sellers' Land") and a description of all of the buildings and other structures of IDP and of PRIMO including leases of buildings and other structures (and fixtures therein and improvements thereto), and the improvements on and to the Sellers' Land (the "Sellers' Buildings"). The Sellers' Buildings are located entirely on the Sellers' Land and, except as provided in Schedule 2.11(a) hereto, none of the Sellers' Buildings is subject to any mortgages, liens, encumbrances, equities, restrictions, easements, rights-of-way or other conflicting interests except (i) those items that secure liabilities that are reflected in the Sellers' Balance Sheet, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. To the knowledge of Sellers, the Sellers' Buildings are in good structural condition except as set forth on Schedule 2.11(a) hereto.

    (b) INVENTORIES. Schedule 2.11(b) hereto sets forth a description of all of the inventories as of December 31, 1997, of raw materials, parts, supplies, work-in-progress and finished goods of IDP and PRIMO (the "Sellers' Inventories"), and identifies all such inventories that, as of December 31, 1997, are more than 90 days old. Substantially all of the Sellers' Inventories consist of quantities and qualities usable and salable in the ordinary course of the business of IDP and PRIMO. Except as set forth on Schedule 2.11(b) hereto, all of the Sellers' Inventories are located in the Sellers' Buildings.

    (c) MACHINERY, EQUIPMENT AND OTHER TANGIBLES. Schedule 2.11(c) hereto sets forth a description as of December 31, 1997 (including the location) of all of the machinery, equipment and other tangible assets of every kind and description and wheresoever situated (whether real or personal and whether attached or unattached to real estate) which at December 31, 1997 were used or useful in the business of IDP or PRIMO (the "Sellers' Machinery, Equipment and Other Tangibles"). The Sellers' Machinery, Equipment and Other Tangibles are in good operating condition and repair, ordinary wear and tear excepted, and are free of any material defects, and are located in the Sellers' Buildings.

    (d) INTELLECTUAL PROPERTY. The business and operations of neither IDP nor PRIMO have infringed or violated or required the use of, except as set forth on
Schedule 2.11(d) hereto, and do not now infringe or violate or require the use of, except as set forth on Schedule 2.11(d) hereto, any patent, copyright, trademark, trade name, invention, discovery, trade secret, secret process or other proprietary asset of any other person. Except as set forth in Schedule 2.11(d) hereto, there are no patents or patentable inventions developed by any director, officer or employee of IDP or PRIMO used or useful in the business of IDP and PRIMO considered as one enterprise which have not been transferred to, and are not owned free of any encumbrances by, IDP or PRIMO.

    (e) ACCOUNTS AND NOTES RECEIVABLE. All accounts and notes receivable reflected in the Sellers' Balance Sheet and all accounts and notes receivable arising subsequent to the Sellers' Balance Sheet Date (the "Sellers' Accounts and Notes Receivable"), have arisen in the ordinary course of business of IDP or PRIMO and represent valid obligations due to IDP or PRIMO, as the case may be, and, except as set forth on Schedule 2.11(e) hereto, have been collected or are collectible in accordance with their terms in the ordinary course of business of IDP or PRIMO, as the case may be, in the aggregate recorded amounts thereof less the bad debt reserve shown on the Sellers' Balance Sheet or accrued after the Sellers' Balance Sheet Date in accordance with past practice.

    (f) ASSETS USED IN BUSINESS. Since one year before the Sellers' Balance Sheet Date, neither IDP nor PRIMO has utilized any assets in the conduct of its business and operations other than (i) assets reflected on the Sellers' Balance Sheet or the combined balance sheet of IDP and PRIMO as of September 30, 1996 included in the Sellers' financial statements, (ii) assets set forth on Schedules 2.11(a) through and including 2.11(f) hereto and (iii) supplies and inventories consumed or disposed of by IDP or PRIMO in the ordinary course of business.

    (g) TITLE TO ASSETS. Except as set forth on Schedule 2.11(g) hereto, either IDP or PRIMO has good, and as to owned real property, marketable, title to, or in the case of property held under lease, a valid and enforceable right to use, all of the Sellers' Land, Buildings, Inventories, Machinery, Equipment and Other Tangibles, Intellectual Property, Accounts and Notes Receivable and all assets reflected in the Sellers' Balance Sheet except those disposed of in the ordinary course of business since the Sellers' Balance Sheet Date, and such assets are not subject to any Liens except as set forth on Schedule 2.11(g) hereto except (i) those items that secure liabilities that are reflected in the Sellers' Balance Sheet and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. None of the assets of either IDP or PRIMO are subject to any pending or, to the knowledge of Sellers, threatened judicial order, ordinance or planning restriction as to which any Seller has knowledge which might have a material adverse effect on the business of IDP and PRIMO. Except as affected by the transactions contemplated hereby, IDP and PRIMO as lessees have the right under valid and subsisting leases to occupy, use, possess and control all real property leased by IDP and PRIMO as presently occupied, used, possessed and controlled by IDP and PRIMO.

    (h) PRIMO ASSETS. The assets of PRIMO reflected on the PRIMO Balance Sheet, the names "PRIMO" and "Puerto Rico Industrial Manufacturing Operations Corp.", and all other assets of PRIMO and all contracts to which PRIMO is a party, other than assets disposed of in the ordinary course of business since the date of the PRIMO Balance Sheet, are the "PRIMO Assets."

    2.12 INSURANCE. All of the assets of IDP and of PRIMO are insured in accordance with good industry practice with respect to loss due to fire and other risks (except that PRIMO does not have product liability insurance), in amounts and coverage which are reasonable and customary in light of the business conducted by IDP or PRIMO, as the case may be, pursuant to the policies of insurance listed and described on Schedule 2.8(a)(x) hereto. All insurance policies in effect on the date hereof which relate to product liability of IDP, together with the amounts reserved on the Sellers' Balance Sheet for product liability and expenses to contest product liability, are in amounts and coverage which are reasonable and customary in light of the business conducted by IDP. The amount of insurance coverage with respect to the risks associated with the operation of PRIMO meet the minimum requirements mandated by the government of Puerto Rico.

    2.13 DISTRIBUTIONS. PREPAYMENT. ETC. Except as set forth on Schedule 2.13 hereto, neither IDP nor PRIMO has since the Sellers' Balance Sheet Date sold or disposed of, or created Liens upon, any material assets, except in the ordinary course of business. Except as set forth on
Schedule 2.13 hereto, neither IDP nor PRIMO has since the Sellers' Balance Sheet Date declared or paid any dividend or made any other distribution to any of its shareholders; and has not prepaid or otherwise discharged any outstanding indebtedness, or made any expenditures or disbursements of funds or commitments, except in the ordinary course of business.

    2.14  CONCERNING EMPLOYEES.

    (a) LABOR RELATIONS. Except as described on Schedule 2.14(a) hereto, there are no labor controversies pending against either IDP or PRIMO in the form of a proceeding, claim or litigation. Neither IDP nor PRIMO has, with respect to its employees, recognized any labor organization; no such organization has been certified as the exclusive bargaining agent of any such employees; there has been no demand on behalf of any labor organization to represent any such employees; and no Seller has any knowledge of any present efforts of any labor organization seeking to represent any such employees. Except as set forth on
Schedule 2.14(a) hereto, neither IDP nor PRIMO has had, and to the knowledge of any Seller there is not now threatened, a strike, work stoppage or work slowdown.

    (b) Set forth on Schedule 2.14(b) hereto is a true and complete list of all employees of IDP and of PRIMO and their respective compensation (including commissions and bonuses), dates of birth and dates of hire.

    (c) There are no employee benefits provided by IDP or PRIMO except for benefits disclosed on Schedule 2.8(a)(viii) or Schedule 2.10(c) hereto and matters covered by insurance.

    2.15 WARRANTIES. All products and services have been produced, performed or sold heretofore by IDP and by PRIMO in a condition which meets all applicable written warranty obligations and applicable governmental and industry standards, codes and regulations.

    2.16 BOOKS AND RECORDS. All books and records of IDP and of PRIMO are in all material respects complete and correct and have been maintained in accordance with good industry practice and have heretofore been made available to Purchaser.

    2.17 INVESTMENT INTENT. The IDP Sellers are purchasing the shares included in the Share Portion for their own account and each IDP Seller has the present intention of holding such shares for investment purposes and not with a view to any public distribution of such shares in violation of any federal or state securities laws.

    2.18 REGISTRATION STATEMENT. To the best knowledge and belief of the IDP Sellers, the descriptions of IDP and PRIMO and their historical businesses and operations contained in the registration statement of AHC (Dunn Computer Corporation), draft of the date hereof do not contain any untrue statement of material fact and do not omit to state a material fact required in order to make the statements therein not misleading. This representation is made only by the IDP Sellers.

III. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND AHC

    The Purchaser (which term shall mean for purposes of this Article III the Purchaser and Dunn Computer Corporation, a Virginia corporation, except where the context requires otherwise) and AHC hereby represent and warrant to the Sellers as follows:

    3.1 ORGANIZATION OF PURCHASER AND RELATED MATTERS. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to enter into and perform this Agreement. Dunn Computer Corporation, a Virginia corporation, is a wholly-owned subsidiary of the Purchaser, is duly organized, validly existing and in good standing under the laws of Virginia, and has all requisite power and authority to own its assets and to carry on its business as it has been and is conducted.

    3.2 DUE AUTHORIZATION AND EXECUTION; NO CONFLICT. This Agreement has been duly and validly authorized, executed and delivered by the Purchaser and constitutes a valid and legally binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms. The execution, delivery and performance of this Agreement by the Purchaser does not and will not conflict with or violate its charter and by-laws or any term of any agreement, contract, instrument, lease, commitment or other obligation to which the Purchaser is a party or by which the Purchaser is bound, or any order, judgment or decree to which the Purchaser is a party or subject, by which any properties and assets of the Purchaser are bound, or any provision of any applicable law, statute, ordinance, rule, regulation or common law obligation and will not result in the creation or imposition of any Lien in favor of any third party with respect to any of the properties and assets of Purchaser. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Purchaser and AHC will not require the consent or approval of or notice to any governmental authority, or constitute a violation of any law, regulation or order of any such authority by the Purchaser or AHC, and neither the Purchaser nor AHC is a party to or bound by any agreement, instrument, order, judgement or decree which would require the consent of another person to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

    3.3 CAPITALIZATION. The authorized capital stock of the Purchaser is 20,000,000 shares of Dunn Computer Corporation common stock, $.001 par value per share ("Purchaser Common") of which (i) 5,150,000 shares are issued and outstanding, (ii) 2,200,000 shares underlie employee stock options that may be granted pursuant to the 1997 stock option plan of Purchaser, options to purchase 1,832,000 shares have been granted in accordance therewith, (iii) 25,000 shares underlie options granted to Barry D. Bergman and Jacqueline L. Bergman in September 1997 in connection with the Purchaser's acquisition of STMS, and (iv) 100,000 shares underlie warrants held by the underwriters in the initial public offering of the shares of Purchaser, and 2,000,000 shares of Dunn Computer Corporation preferred stock, $.001 par value per share, none of which have been issued, and there is no present intention to issue any such shares. All of such Purchaser Common are, or when issued upon exercise of such employee stock options or such warrants will be, duly authorized, validly issued and outstanding, fully paid and non-assessable. There are no voting trust agreements or other agreements restricting or otherwise relating to the voting, dividend rights or the disposition of any Purchaser Common. Except as set forth above, there are no Purchaser Common reserved for issuance. All of the outstanding Purchaser Common, and all of the Purchaser Common which underlie such employee stock options and warrants will be converted into shares of Dunn Common on a one-for-one basis pursuant to the Agreement of Merger.

    3.4 INTERIM OPERATIONS--ORDINARY COURSE. The business of the Purchaser has been conducted only in the ordinary and usual course since the Purchaser Balance Sheet Date.

    3.5 ABSENCE OF ADVERSE CHANGE. There has not been, since the Purchaser Balance Sheet Date any material adverse change in the business, assets, financial condition or prospects of the Purchaser. There has been no occurrence, circumstance or combination thereof which might reasonably be expected to result in any such material adverse change.

    3.6 INVESTMENT INTENT. AHC is purchasing the IDP Shares for its own account and AHC has the present intention of holding the IDP Shares for investment purposes and not with a view to any public distribution of the IDP Shares in violation of any federal or state securities laws.

    3.7  REPORTS.

    (a) As of their respective dates, none of the registration statement of AHC on Form S-1, expected to be filed with the SEC soon after the date hereof, or the related Prospectus nor the Purchaser's Annual Report on Form 10-KSB for the fiscal year ended October 31, 1997, nor any other document filed under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof, each in the form (including exhibits and any documents specifically incorporated by reference therein) filed with the SEC contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    (b) The Purchaser has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since April 21, 1997, with (i) any federal or state regulatory authority having jurisdiction over the Purchaser, (ii) the SEC, and (iii) the National Association of Securities Dealers, Inc., and any other self-regulatory organization), and has paid all fees and assessments due and payable in connection therewith.

    3.8 FINANCIAL STATEMENTS. The Purchaser has delivered to the Sellers the statement of profit and loss for the years ended October 31, 1996 and 1997 and the balance sheet as at October 31, 1996 and 1997 (the balance sheet at October 31, 1997 shall be referred to as the "Purchaser Balance Sheet" and October 31, 1997 shall be referred to as the "Purchaser Balance Sheet Date"), as audited by Purchaser's Accountants (collectively, the "Purchaser Financial Statements"). The Purchaser Financial Statements were prepared in accordance with generally accepted accounting principles, consistently applied as in prior periods, are correct and complete, and fairly present the financial condition of Purchaser and the results of its operations as of the dates and for the periods indicated therein.

    3.9 LIABILITIES. The Purchaser has no liabilities or obligations (whether accrued, absolute, contingent, known, unknown, derivative or otherwise) other than those (i) reflected in the Purchaser Balance Sheet or the notes thereto and not since paid or otherwise discharged, (ii) listed or described on any Schedule hereto and (iii) liabilities arising after the Purchaser Balance Sheet Date in the ordinary course of business of Purchaser.

    3.10 LITIGATION. Except for the Pulsar litigation involving a dispute as to a rebate from Hewlett-Packard in the amount of approximately $125,000, there is no action, suit, proceeding, arbitration, demand, claim or investigation pending or, to Purchaser's knowledge, threatened against or involving Purchaser or affecting or which might materially adversely affect this Agreement or the business or assets of Purchaser or the consummation of the transactions contemplated hereby before any court or arbitral tribunal or before or by any governmental department, agency or body, or otherwise. Purchaser is not subject to any judgment, order, writ, injunction, decree, settlement agreement, compliance agreement or consent decree of any court, administrative or governmental authority or arbitrator except as set forth on Schedule 3.10 hereto.

    3.11 AGREEMENTS AND COMMITMENTS. Each of the contracts, agreements, commitments, licenses and leases to which Purchaser is a party, is a valid, legally binding and enforceable obligation of Purchaser, and is in full force and effect. There is no default by Purchaser or, to the knowledge of Purchaser, by the other parties thereto under the terms of any such material contract, commitment, license or lease, and no condition (including without limitation, the execution, delivery and performance of this Agreement) exists which, with the passage of time, the giving of notice, or both, is likely to result in a default by Purchaser under the terms of any thereof.

    3.12  GOVERNMENT CONTRACTS.

    (a) To the knowledge of Purchaser, Purchaser has complied in all material respects with all applicable laws, rules, policies, procedures, regulations, accounting standards, cost principles, cost accounting standards, solicitation provisions and contract clauses in conducting all past and present activities relating to Government Contracts and Government Contract procurements, including, without limitation, accounting and record keeping activities, disclosures, reports, wage and hour regulations, certifications and representations, product testing, marketing activities, proposal and bid preparation and submissions, negotiations and contract performance. To the knowledge of Purchaser, all proposals, representations, statements, disclosures, reports, invoices and certifications made in connection with Government Contracts were, when made, current, accurate and complete in all material respects. Except as set forth on Schedule 3.12 hereto, there are not now, nor have there been since the formation of Purchaser, any government investigations or audits of Purchaser, or any officer or employee of Purchaser in connection with Government Contract activities. Each Government Contract of Purchaser is expected to finish on schedule and within budget and Purchaser presently does not have any basis to conclude that existing schedules or budgets are not reasonable.

    (b) To the knowledge of Purchaser, Purchaser has not been determined by a governmental agency to be "non-responsible" in connection with any Government Contract procurement. Purchaser has not received any notice and Purchaser is not aware of any circumstances that reasonably would be expected to justify such a notice, that any of its Government Contracts have been or may be terminated for default. Purchaser is not debarred or suspended, nor proposed for debarment or suspension from procurements or other activities at the federal, state or local governmental levels, and Purchaser is not aware of any circumstances that would justify a proposal or decision to suspend or debar Purchaser from procurement or other activities. Purchaser and its personnel have all necessary security clearances to perform outstanding Government Contracts and Purchaser is not aware of any circumstances that may lead to the suspension or revocation of such security clearances. Purchaser has not engaged in any illegal or fraudulent conduct in connection with Government Contract activities.

    (c) Purchaser has not received written notice from, or engaged in any discussions with, any Governmental Authority regarding the termination of any Government Contract, the cessation of any delivery orders thereunder, any reduction by any Governmental Authority in the amount of its business with the Purchaser or allegations of defective pricing in connection with Government Contract activities.

    (d) There are no outstanding claims (as defined by the Federal Acquisition Regulations) by any government procurement agency submitted by or against Purchaser in connection with its Government Contract activities and Purchaser has no basis to conclude that any claims may be submitted by or against Purchaser in connection with past or present government contracting activities.

    (e) To the knowledge of Purchaser, Purchaser has at all times complied in all material respects with all governmental and state rules, laws and regulations relating to the payment of commissions or contingent fees and those relating to disclosure of the payment of commissions or contingent fees in connection with Government Contract activities.

    3.13  CERTAIN GOVERNMENTAL MATTERS.

    (a)  TAXES.

    (i) Purchaser has filed all Tax Returns required to be filed. All such Tax Returns were correct and complete in all respects. As of the Purchaser Balance Sheet Date, all taxes owed by Purchaser for all periods (and any portion of any period) have been paid or reflected as a liability on the Purchaser Balance Sheet. No claim has ever been made by an authority in a jurisdiction where Purchaser does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Purchaser that arose in connection with any failure (or asserted failure) to pay any tax.

    (ii) Purchaser has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

    (iii) There is no dispute or claim concerning any tax liability of Purchaser either (A) claimed or raised by any authority in writing or (B) as to which Purchaser has knowledge based upon personal contact with any agent of such authority.

    (iv) Purchaser has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

    (b) COMPLIANCE WITH LEGAL REQUIREMENTS. The business and operations of Purchaser have not involved and do not now involve, and, assuming that no changes occur in applicable law, the continuation thereof in the manner in which they are now conducted will not involve, a violation of any material legal requirement of or administered by any federal, state or local governmental agency. Except as set forth on Schedule 3.13(b), each permit and other authorization of Purchaser is valid and in full force and effect, and will not be affected by the execution, delivery and performance of this Agreement. All material obligations with respect to such permits and other authorizations have been fulfilled, and no event has occurred which allows, or after notice or lapse of time or both, would allow suspension, revocation, material adverse variation or termination thereof or result in any other impairment of the rights of Purchaser, and Purchaser is not aware of any facts or circumstances which will or are likely to result in any of such permits or other authorizations being suspended, revoked, materially and adversely varied or terminated, or which may prejudice their renewal. All certificates of occupancy and permits necessary for the present use and occupancy of any building by Purchaser have been obtained.

    (c) ERISA. Neither Purchaser nor its ERISA Affiliates maintains or has any liability in respect of any Employee Benefit Plan. Each Employee Benefit Plan has been operated and administered in accordance with its provisions and is in compliance in all respects with all applicable federal and state laws, rules and regulations governing each such plan including but not limited to ERISA, the Code, and COBRA except to the extent that failure to so qualify, administer or comply would not have a material adverse effect on the business of Purchaser.

    There have been no non-exempt "prohibited transactions" within the meaning of Section 4975 of the Code or Section 406 of ERISA resulting in the imposition of excise taxes or other monetary liability on Purchaser. Neither Purchaser nor any ERISA Affiliate has sponsored, ever maintained, or contributed to an Employee Benefit Plan that is subject to Title IV of ERISA. Each Employee Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. No Employee Benefit Plan provides benefits, including without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Purchaser or any ERISA Affiliate beyond their retirement or other termination of service other than coverage mandated by COBRA or applicable state or local law. There is no pending or, to the knowledge of Purchaser, threatened assessment, complaint, proceeding, voluntary compliance application or investigation of any kind in any court or government agency with respect to any Employee Benefit Plan. All benefits, expenses and other amounts due and payable under any Employee Benefit Plan and all contributions, transfers or payments required to be made, accrued or booked to any Employee Benefit Plan, have been paid or made, accrued and booked.

    (d) WORKER'S COMPENSATION. Worker's compensation and unemployment compensation matters with respect to Purchaser have been conducted and are being conducted so as to be in compliance in all material respects with all laws and regulations applicable thereto.

    (e) PLANT CLOSING LEGISLATION. As of the Closing Date, no employee of Purchaser, without 60 days written notice, shall have suffered, an "employment loss" as a result of a "plant closing" or "mass layoff" as those terms are defined in WARN. Purchaser is in compliance in all material respects with the requirements of WARN in either case during the six month period ending with and including the Closing Date.

    (f) ENVIRONMENTAL MATTERS. Purchaser and any other person or entity for whose conduct it is or may be held responsible, have no liability under, have never violated, and are presently in compliance in all material respects with all Environmental Laws applicable to the properties owned, leased or used by such parties (collectively, the "Purchaser Properties") and any facilities and operations thereon, and, to the best of Purchaser's knowledge, there exists no Environmental Condition with respect to the Purchaser Properties or any facilities or operations thereon, or with respect to any property at which materials from the Purchaser Properties have been disposed. Purchaser has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, or processed any Hazardous Material or any solid waste on, under or about the Purchaser Properties. Purchaser has no knowledge of the Release or threat of Release of any Hazardous Material at the Purchaser Properties. Purchaser has not received notice under the citizen suit provision of any Environmental Law in connection with the Purchaser Properties or any facilities or operations thereon.

    3.14  ASSETS.

    (a) REAL ESTATE. None of the real estate assets of Purchaser is subject to any mortgages, liens, encumbrances, equities, restrictions, easements, rights-of-way or other conflicting interests. To the knowledge of Purchaser, the real estate assets of Purchaser are in good structural condition.

    (b) INVENTORIES. Substantially all of the Purchaser's inventories consist of quantities and qualities usable and salable in the ordinary course of the business of Purchaser.

    (c) MACHINERY, EQUIPMENT AND OTHER TANGIBLES. The Purchaser's machinery, equipment and other tangibles are in good operating condition and repair, ordinary wear and tear excepted, and are free of any material defects, and are located at the Purchaser Properties.

    (d) INTELLECTUAL PROPERTY. The business and operations of Purchaser have not infringed or violated or required the use of, and do not now infringe or violate or require the use of, any patent, copyright, trademark, trade name, invention, discovery, trade secret, secret process or other proprietary asset of any other person. There are no patents or patentable inventions developed by any director, officer or employee of Purchaser used or useful in the business of Purchaser which have not been transferred to, and are not owned free of any encumbrances by, Purchaser.

    (e) ACCOUNTS AND NOTES RECEIVABLE. All accounts and notes receivable of Purchaser have arisen in the ordinary course of business of Purchaser and represent valid obligations due to Purchaser, and have been collected or are collectible in accordance with their terms in the ordinary course of business of Purchaser in the aggregate recorded amounts thereof less the bad debt reserve shown on the Purchaser's balance sheet in accordance with past practice.

    (f) ASSETS USED IN BUSINESS. Since one year before the Purchaser Balance Sheet Date, Purchaser has not utilized any assets in the conduct of its business and operations other than (i) assets reflected on the Purchaser Balance Sheet and (ii) supplies and inventories consumed or disposed of by Purchaser in the ordinary course of business.

    (g) TITLE TO ASSETS. Purchaser has good, and as to owned real property, marketable, title to, or in the case of property held under lease, a valid and enforceable right to use, all of Purchaser's land, buildings, inventories, machinery, equipment and other tangibles, intellectual property, accounts and notes receivable and all assets reflected in the Purchaser Balance Sheet except those disposed of in the ordinary course of business since the Purchaser Balance Sheet Date, and such assets are not subject to any Liens. None of the assets of Purchaser are subject to any pending or, to the knowledge of Purchaser, threatened judicial order, ordinance or planning restriction as to which Purchaser has knowledge which might have a material adverse effect on the business of Purchaser. Purchaser as lessee has the right under valid and subsisting leases to occupy, use, possess and control all real property leased by Purchaser as presently occupied, used, possessed and controlled by Purchaser.

    3.15 INSURANCE. All of the assets of Purchaser are insured in accordance with good industry practice with respect to loss due to fire and other risks in amounts and coverage which are reasonable and customary in light of the business conducted by Purchaser.

    3.16 DISTRIBUTIONS. PREPAYMENT. ETC. Since the Purchaser Balance Sheet Date, Purchaser has not sold or disposed of, or created Liens upon, any material assets, except in the ordinary course of business. Since the Purchaser Balance Sheet Date, Purchaser has not declared or paid any dividend or made any other distribution to any of its shareholders; and has not prepaid or otherwise discharged any outstanding indebtedness, or made any expenditures or disbursements of funds or commitments, except in the ordinary course of business.

    3.17 EMPLOYEE MATTERS. There are no labor controversies pending against Purchaser in the form of a proceeding, claim or litigation. Purchaser has not, with respect to its employees, recognized any labor organization; no such organization has been certified as the exclusive bargaining agent of any such employees; there has been no demand on behalf of any labor organization to represent any such employees; and Purchaser has no knowledge of any present efforts of any labor organization seeking to represent any such employees. Except as set forth on Schedule 3.17 hereto, Purchaser has not had, and to the knowledge of Purchaser, there is not now threatened, a strike, work stoppage or work slowdown.

    3.18 WARRANTIES. All products and services have been produced, performed or sold heretofore by Purchaser in a condition which meets all applicable written warranty obligations and applicable governmental and industry standards, codes and regulations.

    3.19 BOOKS AND RECORDS. All books and records of Purchaser are in all material respects complete and correct and have been maintained in accordance with good industry practice.

    3.20 ORGANIZATION OF AHC AND RELATED MATTERS. AHC is a corporation duly organized, validly existing and in good standing under the laws of Virginia. AHC has engaged in no business since the date of its incorporation, except for entering into this Agreement and preparing and filing the Registration Statement in connection with the proposed IPO (the "Registration Statement"), and will engage in no business until the Closing except amending the Registration Statement. The execution, delivery and performance of this Agreement by AHC does not and will not conflict with or violate its charter and by-laws or any term of any agreement, contract, instrument, lease, commitment or other obligation to which AHC is a party or by which AHC is bound, or any order judgment or decree to which AHC is a party or subject, by which any properties and assets of AHC are bound, or any provision of any applicable law, statute, ordinance, rule or regulation and will not result in the creation or imposition of any Lien in favor of any third party with respect to any of the properties and assets of AHC.

    3.21 DUE AUTHORIZATION AND EXECUTION BY AHC. AHC has all requisite power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by AHC, and constitutes a valid and binding obligation of AHC enforceable against AHC in accordance with its terms.

    3.22 CAPITALIZATION OF AHC. The authorized capital stock of AHC is 20,000,000 shares of common stock, $.001 par value per share ("Dunn Common"), of which (i) 5,150,000 shares will be issued in the Merger, (ii) 2,200,000 shares will underlie employee stock options granted pursuant to the 1997 stock option plan of Purchaser (which plan will be adopted by and become a plan of AHC), 1,832,000 of which have been issued in accordance therewith, (iii) 25,000 shares will underlie options granted to Barry D. Bergman and Jacqueline L. Bergman in September 1997 in connection with the Purchaser's acquisition of STMS (which options will be adopted by and become options of AHC), (iv) 100,000 shares will underlie warrants held by the underwriters in the initial public offering of the shares of Purchaser (which warrants will be adopted by and become warrants of AHC), (v) 7,500,000 shares are proposed to be issued in the IPO, (vi) 750,000 shares will be issued as provided in Section 1.3 hereof, and (vii) 600,000 shares underlie options to be issued (300,000 to each) to the IDP Sellers pursuant to the employment agreements referred to in Sections 5.1(e) and 5.2(d), subject to increase to 800,000 (400,000 to each IDP Seller) as provided in such agreements, and 2,000,000 shares of preferred stock, $.001 par value per share, none of which have been issued, and there is no present intention to issue any such shares. All of such shares of Dunn Common when issued will be duly authorized, validly issued and outstanding, fully paid and non-assessable. There are no voting trust agreements or other agreements restricting or otherwise relating to the voting, dividend rights or the disposition of any shares of Dunn Common.

    3.23 CONCERNING MERGER SUB. Merger Sub will be organized by AHC solely for the purpose of carrying out the Merger; AHC will own all of the outstanding shares of capital stock of Merger Sub; there will be no options, warrants or rights to acquire shares of Merger Sub outstanding ; and Merger Sub will engage in no business activity and will hold no assets other than those necessary to consummate the Merger.

IV. PRE-CLOSING COVENANTS

    4.1 PRESS RELEASES. Prior to the Closing, no party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of, the other (in the case of the Sellers, George Fuster or D. Oscar Fuster) which consent will not be unreasonably withheld; provided, however, that nothing herein will prohibit any party from issuing or causing the publication of any such press release or public announcement to the extent that such party determines such action to be required by law or the rules of any stock exchange applicable to it, in which case the party making such determination will use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

    4.2 REGISTRATION STATEMENT. From the date hereof until the Closing Date, the Sellers and AHC and the Purchaser will cooperate among themselves and use all reasonable efforts to respond to comments of the Securities and Exchange Commission ("SEC"), prepare amendments to the Registration Statement, and generally to seek to have the Registration Statement declared effective by the SEC as soon as is practicable.

    4.3 CONFIDENTIAL NATURE OF INFORMATION. Subject to Section 4.1, whether or not the Closing occurs, each of the parties hereto will treat, and will cause their respective advisors and representatives (collectively, "Representatives") to treat, in confidence all documents, materials and other information disclosed by the other party, whether during the course of the negotiations leading to the execution of this Agreement or thereafter, in its investigation of the other party and in the preparation of agreements and other documents relating to the consummation of such transactions. Prior to the Closing, and if this Agreement is terminated, none of the parties will use, and each of them will cause its Representatives not to use in its business, any non-public information furnished by any other party. If this Agreement is terminated, each of the parties will return, and will cause its Representatives to return, to the other party all originals and copies of non-public documents and materials of the type provided for in this Section 4.3 which have been furnished in connection with this Agreement.

    4.4  OPERATION OF THE BUSINESS.

    (a) Except as contemplated herein or as otherwise consented to by the Purchaser in writing (which consent will not be unreasonably withheld), prior to the Closing, the Sellers will cause IDP and PRIMO to:

    (i) Use reasonable efforts to keep the business of IDP and of PRIMO intact and not take or knowingly permit to be taken or do or knowingly suffer to be done anything other than in the ordinary course of business as the same is presently being conducted, to maintain the goodwill and reputation associated with their business;

    (ii) Continue their existing practices relating to the maintenance of assets used in their business;

    (iii) Not purchase, sell, lease or dispose of, or make any contract for the purchase, sale, lease or disposition of, or subject to Lien, any assets other than in the ordinary course of their business;

    (iv) Except to the extent required by law or specifically provided for elsewhere herein or on Schedule 4.4(d) hereto, not increase the rates of compensation of any employee except for normal salary increases in the ordinary course of business consistent with past practice; and

    (v) Not amend their governing documents or make any change in their capital stock or grant any option, warrant or other right to purchase or to convert any obligation into shares of capital stock

    (b) Except as contemplated herein or as otherwise consented to by the IDP Sellers in writing (which consent will not be unreasonably withheld), prior to the Closing, the Purchaser (which shall mean for purposes of this Section 4.4(b) the Purchaser and Dunn Computer Corporation, a Virginia corporation and AHC) will:

    (i) Use reasonable efforts to keep the business of the Purchaser intact and not take or not permit to be taken or do or knowingly suffer to be done anything other than in the ordinary course of business as the same is presently being conducted, and to maintain the goodwill and reputation associated with the business of the Purchaser;

    (ii) Continue its existing practices relating to the maintenance of assets used in its business; and

    (iii) Not amend its governing documents, or make any change in its capital stock or, except pursuant to the Purchaser's existing Employee Stock Option Plan, grant any option, warrant or other right to purchase or to convert any obligation into shares of capital stock.

    4.5 SATISFACTION OF CONDITIONS. Prior to the Closing, each of the parties hereto will use reasonable efforts to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby.

    4.6 REGISTRATION STATEMENT, AMENDMENTS. At the time the Registration Statement is filed with the SEC and at the time each amendment thereto is filed with the SEC, the IDP Sellers shall certify in writing to AHC and the Purchaser to the effects set forth in Section 2.18 hereof to their best knowledge and belief, referring to the relevant filing.

    4.7 WAIVERS BY SMALL BUSINESS ADMINISTRATION. The Purchaser and the IDP Sellers shall, together, use reasonable efforts to seek to have IDP's governmental counterparty in each "Section 8(a)" contract request from the Small Business Administration a waiver of termination for convenience that would result from the transfer of control of IDP upon the Closing.

V. CONDITIONS PRECEDENT TO THE CLOSING

    5.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which, other than the condition set forth in Section 5.1(i) hereof, may be waived at the option of the
Purchaser:

    (a) NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by the Sellers in the performance of any of the covenants herein to be performed by them prior to the Closing, and the representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing, except for representations and warranties made as of a specified date (other than those contained in Sections 2.11(e) and (f) which shall be dated within two weeks of the Closing Date), which shall be true and correct in all material respects as of the specified date, and the Sellers shall have delivered to the Purchaser a certificate of all of the Sellers certifying each of the foregoing, dated the Closing Date;

    (b) TRANSFER DOCUMENTS. There shall have been delivered to AHC by the IDP Sellers certificates representing the IDP Shares, which certificates shall be duly endorsed for transfer or accompanied by duly executed stock powers. There shall have been delivered to PAC bills of sale and all other documents appropriate to transfer to PAC all of the PRIMO Assets. There shall have been entered into assignment and assumption agreements as to all of the contracts of PRIMO and the PRIMO Liabilities transferring such contracts and Liabilities to PAC.

    (c) CONSENTS; NO LEGAL OBSTRUCTION. Except for (i) the approval of the tax authority in Puerto Rico, (ii) any approval of the Small Business Administration, and (iii) the approvals marked with an asterisk, each as referred to on Schedule 2.3 hereto, the governmental and private approvals and consents identified on Schedule 2.3 hereto shall have been obtained and shall be in full force and effect. As to the approvals and consents marked with an asterisk, the Sellers shall use commercially reasonable efforts to obtain them. There shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree in any jurisdiction, the effect of which prohibits the Closing;

    (d) NO MATERIAL ADVERSE CHANGE. Without limiting the generality of Section 5.1(a), since the Sellers' Balance Sheet Date, no material adverse change shall have occurred with respect to the financial condition, assets or business of IDP and PRIMO considered as one entity;

    (e) EMPLOYMENT AGREEMENTS. IDP and PRIMO shall have entered into employment agreements with each of George Fuster and D. Oscar Fuster in the forms attached as Exhibits D and E hereto;

    (f) CERTAIN INDEBTEDNESS. The IDP indebtedness in the principal amount of $1,557,057 as of January 31, 1998, running to the Sellers and certain relatives of the Sellers and set forth on Exhibit F hereto shall have been refinanced (i) to provide for three year terms and interest rates of 8% per annum in the case of indebtedness running to a Seller and (ii) to provide for one year terms and interest rates of 11% per annum in the other cases. The IDP Sellers shall cause IDP and PRIMO not to incur indebtedness from any Seller or any relative of any Seller other than on commercially reasonable and arms length terms between the date hereof and the Closing Date.

    (g) The Redemption provided for in Sections 1.9 and 1.10 hereof shall have occurred.

    (h) OPINION OF COUNSEL. The Sellers shall have furnished to the Purchaser a favorable opinion of Thacher Proffitt & Wood dated the Closing Date substantially in the form attached as Exhibit H hereto.

    (i) CONCURRENT PUBLIC OFFERING. The IPO in which the net proceeds are at least equal to the Cash Portion shall have occurred, and the shares of Dunn Common to be issued in the Merger and such shares to be issued in the IPO shall have been designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

    5.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction, at or prior to the Closing, of all the following conditions, any of or more of which, other than the condition set forth in Section 5.2(j) hereof, may be waived at the option of the Sellers:

    (a) NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by the Purchaser in the performance of any of the covenants herein to be performed by it prior to the Closing, and the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing, except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date, and the Purchaser shall have delivered to the Sellers a certificate certifying each of the foregoing, dated the Closing Date and signed by one of its executive officers on its behalf;

    (b) PURCHASE PRICE. AHC shall have (i) delivered to the IDP Sellers share certificates standing in the respective names of the IDP Sellers representing the Share Portion of the Purchase Price and (ii) delivered to the IDP Sellers the IDP Cash Amount and to PRIMO the PRIMO Cash Amount.

    (c) NO LEGAL OBSTRUCTION. There shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree in any jurisdiction, the effect of which prohibits the Closing;

    (d) EMPLOYMENT AGREEMENTS. IDP and PRIMO shall have entered into employment agreements with each of George Fuster and D. Oscar Fuster in the forms attached as Exhibits D and E hereto;

    (e) NO MATERIAL ADVERSE CHANGE. Without limiting the generality of Section 5.2(a), since the date of this Agreement, no material adverse change shall have occurred with respect to the financial condition, assets, business or prospects of the Purchaser;

    (f) REGISTRATION RIGHTS AGREEMENT. AHC shall have entered into a registration rights agreement in the form attached as Exhibit I hereto.

    (g) OPINION OF COUNSEL. The Purchaser shall have furnished to the Sellers a favorable opinion of Jones, Day, Reavis & Pogue dated the Closing Date substantially in the form set forth in Exhibit J hereto.

    (h) FAIRNESS OPINION. Purchaser shall have received an opinion from Ferris Baker Watts, to the effect that, in its opinion, the consideration to be paid by the Purchaser hereunder is fair to the Purchaser and its stockholders from a financial point of view ("Fairness Opinion"), and Purchaser shall not have taken any action which causes Ferris Baker Watts to withdraw its Fairness Opinion prior to Closing;

    (i) DIRECTORS. George Fuster and D. Oscar Fuster shall be duly appointed by the Boards of Directors of AHC and PAC to the Boards of Directors of AHC and PAC effective on the Closing Date;

    (j) CONCURRENT PUBLIC OFFERING. The IPO in which the net proceeds are at least equal to the Cash Portion shall have occurred.

VI. THE CLOSING.

    6.1 THE CLOSING. Subject to the fulfillment of the conditions precedent specified in Article V, the Closing will take place concurrently with the closing of the IPO or on such other date as the parties may agree. The Closing will take place at the offices of Jones, Day, Reavis & Pogue at 1450 G Street, N.W., Washington, D.C. 20005.

    6.2 SELLERS' OBLIGATIONS. At the Closing, the Sellers will deliver to the Purchaser the following:

    (a)  TRANSFER DOCUMENTS.  The documents referred to in Section 5.1(b);

    (b)  RECEIPTS.  Appropriate receipts; and

    (c)  OTHER.  All other documents and papers required to be delivered by
Section 5.1 as conditions to the Closing.

    6.3  AHC'S OBLIGATIONS.  At the Closing, AHC will deliver to the Sellers:

    (a) PURCHASE PRICE. The Purchase Price, in the manner specified in Sections 1.3, 1.4 and 1.7; and

    (b)  OTHER.  All other documents and papers required to be delivered by
Section 5.2 as conditions to the Closing.

VII. SURVIVAL AND INDEMNIFICATION

    7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the Sellers and of the Purchaser and AHC herein shall survive until and including the second anniversary of the Closing, provided that the representations and warranties of the Sellers contained in Sections 2.2, 2.5, 2.9 and 2.10(a) hereof and of the Purchaser and AHC contained in Sections 3.3, 3.9, 3.12, 3.13(a) and 3.22 hereof shall survive without limitation. The parties hereto shall be entitled to rely on the representations and warranties made pursuant to this Agreement notwithstanding any investigation conducted before or after the Closing for or on behalf of any party.

    7.2  GENERAL INDEMNIFICATION OBLIGATION OF THE SELLERS.

    (a) Subject to the limitations contained in Sections 7.1 and 7.4 hereof, each Seller jointly and severally agrees to indemnify and hold harmless the Purchaser and AHC from and against any and all losses, liabilities, damages, penalties, costs or expenses (including attorneys fees and expenses) ("Losses") based upon, arising out of or otherwise in respect of (i) any alleged or actual inaccuracy in or breach of any representation or warranty of any Seller contained in this Agreement or in any document delivered hereunder, or (ii) any breach by any Seller of any covenant contained in this Agreement.

    (b) The IDP Sellers shall indemnify and hold IDP harmless for any tax liability attributable to any gain realized by IDP by reason of the Redemption.

    (c) The Purchaser shall, as to any asserted liability of Sellers for taxes under Section 7.2(a) or (b), promptly notify Sellers of, and permit the participation of Sellers in any investigation, audit or other proceeding by any tax authority empowered to administer or enforce such tax and shall not consent to the settlement or final determination in such proceeding without the prior written consent of Sellers, which consent will not be unreasonably withheld; provided, however that this Section 7.2(c) shall not permit Sellers to have knowledge of or participate in the resolution of any other issues that may be a part of any such investigation, audit or proceeding.

    7.3 GENERAL INDEMNIFICATION OBLIGATION OF THE PURCHASER AND AHC. Subject to the limitations contained in Sections 7.1 and 7.4 hereof, the Purchaser and AHC jointly and severally agree to indemnify and hold harmless the Sellers from and against any and all Losses based upon, arising out of or otherwise in respect of (i) any alleged or actual inaccuracy in or breach of any representation or warranty of the Purchaser and AHC contained in this Agreement or in any document delivered hereunder, or (ii) of any breach by the Purchaser or AHC of any covenant contained in this Agreement.

    7.4  LIMITATIONS; NOTICE AND OPPORTUNITY TO DEFEND.

    (a) LIMITATIONS. Neither the Purchaser, nor AHC nor any Seller shall have any liability, or be subject to any claim under this Article VII unless a Claims Notice (as defined in Section 7.4(b) hereof) in respect thereof is given by the Purchaser or the Sellers, as the case may be, on or before the second anniversary of the Closing, and unless and until all Losses on account of matters covered by this Article VII (suffered by the Purchaser and AHC or the Sellers, as the case may be) exceed $500,000, whereupon the Purchaser and AHC or the Sellers, as the case may be, shall be entitled to receive indemnity payments to the full extent of the aggregate amount of Losses not to exceed $10,000,000. Notwithstanding anything else herein to the contrary, the provisions and limitations contained in this Section 7.4 shall not apply to Losses (and indemnifications in respect thereof) arising out of or otherwise in respect of any alleged or actual (i) inaccuracies in or breach of any representation or warranty of any Seller contained in Sections 2.2, 2.5, 2.9, or 2.10(a) hereof,
(ii) inaccuracies in or breach of any representation or warranty of the Purchaser contained in Sections 3.3, 3.9, 3.12, 3.13(a) or 3.22 hereof, or (iii) breach of any covenant contained in this Agreement by the Purchaser or any Seller.

    (b)  NOTICE AND OPPORTUNITY TO DEFEND.

    (i) NOTICE OF ASSERTED LIABILITY. As soon as is reasonably practicable after any party hereto becomes aware of any claim that it has under this Article VII that may result in a Loss (a "Liability Claim"), the party shall give notice thereof (a "Claims Notice") to the other parties. A Claims Notice shall be given in good faith and shall describe the Liability Claim in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the party.

    (ii) THE SELLERS' OPPORTUNITY TO DEFEND. The Sellers may elect to defend, at their own expense and by their own counsel, any Liability Claim given by the Purchaser by giving notice to such effect to the Purchaser within thirty days (or sooner if circumstances so require) of the receipt of the Claims Notice; provided that if the Sellers so elect, the Purchaser shall cooperate with such defense. If the Sellers elect to defend such Liability Claim, the Purchaser shall have the right to participate, at the expense of the Purchaser, in the defense of such Liability Claim. If the Sellers do not elect to defend a Liability Claim, the Purchaser may defend, pay, or settle such Liability Claim as it determines to be appropriate, provided that the Purchaser may not settle or compromise any proceeding in respect of any Liability Claim without the prior written consent of the Sellers, which consent shall not be unreasonably withheld.

    (iii) THE PURCHASER'S AND AHC'S OPPORTUNITY TO DEFEND. The Purchaser and AHC may elect to defend on all the same terms upon which the Sellers may do so under Section 7.4(b)(ii) hereof.

VIII. TERMINATION

    8.1  TERMINATION.  This Agreement may be terminated at any time prior to the
Closing:

        (a) By the mutual written consent of the Purchaser and the Sellers;

        (b) By either the Purchaser or the Sellers if the Closing shall not have occurred on or before June 30, 1998; or

        (c) By either the Purchaser or the Sellers if there shall have been entered a final non-appealable order or injunction of any court or governmental authority restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof.

    8.2 EXPENSES IN THE EVENT OF TERMINATION. In the event of termination of this Agreement under Section 8.1 (except by the Sellers pursuant to clause (b) thereof), no party shall have any obligation to reimburse the other for its fees and expenses incurred in connection with this Agreement or transactions contemplated hereby. There will be no further liability hereunder on the part of any party hereto if this Agreement is so terminated, except under Section 4.3 and except by reason of a material breach of any covenant contained in this Agreement. If this Agreement is terminated as provided in Section 8.1(b) hereof, the Purchaser shall pay to the Sellers a termination fee in the amount of $500,000, provided that if the Closing does not occur on or before June 30, 1998 because (i) the conditions in Section 5.1 were not met, or (ii) the IPO is postponed or terminated because of general market conditions on the basis of a joint decision of Ferris Baker Watts and Gruntal & Co. (or if such firms do not agree, upon the decision of a third investment banking firm chosen by Ferris Baker Watts and Gruntal & Co.), then no termination fee shall be paid.

IX. MISCELLANEOUS PROVISIONS

    9.1 NOTICES. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) to the appropriate party at the address specified below:

    (a) If to the Purchaser or to AHC, to:
    Dunn Computer Corporation
    1306 Squire Court
    Sterling, Virginia 20166
    Facsimile No.: 703-450-0406
    Attention: President

    (b) If to the Sellers, to:
    George and D. Oscar Fuster
    20 Firstfield Road
    Gaithersburg, MD 20878
    Facsimile No.: 301-590-8133

    With a copy not necessary to constitute notice to:
    Robert C. Azarow
    Thacher Proffitt & Wood
    Two World Trade Center
    New York, New York 10048
    Facsimile No.: 212-912-7751

    or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

    9.2 BROKERS. Each Seller represents and warrants to the Purchaser and the Purchaser represents and warrants to the Sellers that it has not dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement and, to its knowledge, no broker or other person is entitled to any commission or finder's fee in connection therewith, except that the Sellers have engaged and, subject to Section 9.3 hereof, will pay Gruntal & Co. as their investment bankers in respect of such transactions.

    9.3 EXPENSES. Each of IDP and the Sellers will pay one-half of the fees and expenses of IDP and Sellers (except that to the extent that payments to Gruntal & Co. for their advice and services exceed $600,000 the excess will be solely the responsibility of the Sellers), and the Purchaser will pay the expenses of Purchaser, in connection with this Agreement and the consummation of the transactions contemplated herein.

    9.4 HEADINGS. The headings in this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions. Terms used in the Exhibits and Schedules hereto that are defined herein are used therein as so defined.

    9.5 INTEGRATION, MODIFICATION AND WAIVER. This Agreement and the agreements contemplated herein constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

    9.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which together shall constitute one and the same instrument.

    9.7 DEFINITION OF "STATE". For purposes of this Agreement, "state" shall include the Commonwealth of Puerto Rico.

    9.8 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of New York without giving effect to its principles of conflicts of laws.

    9.9 FURTHER ASSURANCES. Each party hereto agrees to execute and deliver such instruments and take such other actions as may reasonably be requested in order to carry out the intent of any of the agreements herein.

    9.10 KNOWLEDGE. Any reference to a person's knowledge or best knowledge shall mean, as of the date of the statement in question, such person's actual knowledge and what such person should have known in the ordinary exercise of that person's duties as an officer or director of IDP and PRIMO, considering for these purposes, each Seller to be an officer and director of both IDP and PRIMO.

    9.11 PUERTO RICO TAX EXEMPTION. If within 180 days of the Closing Date, the appropriate tax authority in Puerto Rico has not granted or approved a tax exemption for PAC that is substantially equivalent to the tax exemption now enjoyed by PRIMO in Puerto Rico, then the Sellers shall reimburse and indemnify PAC for the first $200,000 of taxes paid in or to Puerto Rico by PAC for the period commencing on the Closing Date that PAC would not have paid if such tax exemption had been granted or approved. Any such reimbursement will not be subject to or counted against the $500,000 threshold set forth in Section 7.4.

    9.12 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives and permitted assigns, but will not be assignable by any party without the prior written consent of the other parties.

    IN WITNESS WHEREOF, each party hereto has executed, or caused to be executed by its representative thereunto duly authorized, this Agreement on the date first above written.

                                            /s/ GEORGE FUSTER
                                ------------------------------------------
                                              George Fuster

                                           /s/ D. OSCAR FUSTER
                                ------------------------------------------
                                             D. Oscar Fuster

                                           /s/ CAROL N. FUSTER
                                ------------------------------------------
                                             Carol N. Fuster

                                           /s/ WENDY E. FUSTER
                                ------------------------------------------
                                             Wendy E. Fuster

                                DUNN COMPUTER CORPORATION
                                                  (VIRGINIA)

                                By:  /s/ JOHN D. VAZZANA
                                     -----------------------------------------
                                     John D. Vazzana
                                     Executive Vice President and
                                     Chief Financial Officer

                                DUNN COMPUTER CORPORATION
                                                  (DELAWARE)

                                By:  /s/ JOHN D. VAZZANA
                                     -----------------------------------------
                                     John D. Vazzana
                                     Executive Vice President and
                                     Chief Financial Officer

           INDEX TO THE ACQUISITION AGREEMENT EXHIBITS AND SCHEDULES

Exhibit A        Agreement of Merger
Exhibit B        IDP Cash Amount; Inter-company Indebtedness
Exhibit C        Ownership of Shares
Exhibit D and E  Employment Agreement of George Fuster;
                 Employment Agreement of D. Oscar Fuster
Exhibit F        IDP Indebtedness
Exhibit G        Assets and Liabilities of IDP F Squared Engineering division
Exhibit H        Opinion of Sellers' Counsel
Exhibit I        Registration Rights Agreement
Exhibit J        Opinion of Purchaser's Counsel

                     SCHEDULES TO THE ACQUISITION AGREEMENT

Schedule   A            Audited Balance Sheet of PRIMO as of September 30, 1997

Disclosure Letter, dated February 27, 1998, with schedules and addendums thereto:

Schedule    2.1(a)      Articles of Incorporation and Bylaws of IDP
            2.1(b)      Articles of Incorporation and Bylaws of PRIMO
            2.1(c)      Foreign Qualifications of IDP and PRIMO
            2.2         Restrictions on Shares
            2.3         Conflict; Creation of Lien; Consent, Approval, Notice, Violations
            2.5         Liabilities
            2.6         Interim Operations
            2.7         Litigation
            2.8(a)(i)   Supply Contracts, Purchase Orders
           (ii)         Customer Contracts
           (iii)        Licenses
           (iv)         Real Estate Documents
           (v)          Leases
           (vi)         Distributor and Sales Representation Agreements
           (vii)        Indebtedness
           (viii)       Employment and Benefit Agreements
           (ix)         Stock Option Plans
           (x)          Insurance Contracts
           (xi)         Product and Service Warranties
           (xii)        Other Agreements
            2.8(b)      Status of Agreements
            2.9         Government Contracts; Investigations, Audits; Small Disadvantaged
                        Minority Business Contracts; Claims
            2.10(a)     Tax Returns
            2.10(b)     Permits and Authorizations
            2.10(c)     Employee Benefit Plans
            2.10(d)     Worker's Compensation
            2.10(f)     Environmental Matters
            2.11(a)     Real Estate
            2.11(b)     Inventories
            2.11(c)     Machinery, Equipment and Other Tangibles
            2.11(d)     Intellectual Property
            2.11(e)     Accounts and Notes Receivable
            2.11(f)     Assets Used in Business
            2.11(g)     Title to Assets
            2.13        Sold, Disposed of, Created Liens; Dividends, Distributions,
                        Prepayments, etc.
            2.14(a)     Labor Relations
            2.14(b)     Employees
            3.10        Litigation
            3.17        Employee Matters
            4.4(d)      Operation of Business--Compensation of Employees

                                                                      APPENDIX C

                           DUNN COMPUTER CORPORATION
                             1997 STOCK OPTION PLAN

                       1. PURPOSE OF PLAN: ADMINISTRATION

    1.1  PURPOSE.

    The Dunn Computer Corporation 1997 Stock Option Plan (hereinafter, the "Plan") is hereby established to grant to officers and other employees of Dunn Computer Corporation (the "Company") or of its parents or subsidiaries (as defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the "Code")), if any, and to non-employee directors, consultants and advisors and other persons who may perform significant services for or on behalf of the Company, a favorable opportunity to acquire common stock, $.001 par value ("Common Stock"), of the Company and, thereby, to create an incentive for such persons to remain in the employ of or provide services to the Company and to contribute to its success.

    The Company may grant under the Plan both incentive stock options within the meaning of Section 422 of the Code ("Incentive Stock Options") and stock options that do not qualify for treatment as Incentive Stock Options ("Nonstatutory Options"). Unless expressly provided to the contrary herein, all references herein to "options," shall include both incentive Stock Options and Nonstatutory Options.

    1.2  ADMINISTRATION.

    The Plan shall be administered by the Board of Directors of the Company (the "Board") if each member is a "Non-Employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"), or a committee (the "Committee") of two or more directors, each of whom is a Non-Employee Director. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

    A majority of the members of the Committee shall constitute a quorum for the purposes of the Plan. Provided a quorum is present, the Committee may take action by affirmative vote or consent of a majority of its members present at a meeting. Meetings may be held telephonically as long as all members are able to hear one another, and a member of the Committee shall be deemed to be present for this purpose if he or she is in simultaneous communication by telephone with the other members who are able to hear one another. In lieu of action at a meeting, the Committee may by written consent of a majority of its members.

    Subject to the express provisions of the Plan, the Committee shall have the authority to construe and interpret the Plan and all Stock Option Agreements (as defined in Section 3.4) entered into pursuant hereto and to define the terms used therein, to prescribe, adopt, amend and rescind rules and regulations relating to the administration of the Plan and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Committee may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper; and, provided, further, in its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan. Subject to the express limitations of the Plan, the Committee shall designate the individuals from among the class of persons eligible to participate as provided in Section
1.3 who shall receive options, whether an optionee will receive Incentive Stock Options or Nonstatutory Options, or both, and the amount, price, restrictions and all other terms and provisions of such options (which need not be identical).

    Members of the Committee shall receive such compensation or their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of this Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and the Company's officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No members of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully protected by the Company in respect of any such action, determination or interpretation.

    1.3  PARTICIPATION.

    Officers and other employees of the Company, non-employee directors, consultants and advisors and other persons who may perform significant services on behalf of the Company shall be eligible for selection to participate in the Plan upon approval by the Committee; provided, however, that only "employees" (within the meaning of Section 3401(c) of the Code) of the Company shall be eligible for the grant of Incentive Stock Options. An individual who has been granted an option may, if otherwise eligible, be granted additional options if the committee shall so determine. No person is eligible to participate in the Plan by matter of right; only those eligible persons who are selected by the Committee in its discretion shall participate in the Plan.

    1.4  STOCK SUBJECT TO THE PLAN.

    Subject to adjustment as provided in Section 3.5, the stock to be offered under the Plan shall be shares of authorized but unissued Common Stock, including any shares repurchased under the terms of the Plan or any Stock Option Agreement entered into pursuant hereto. The cumulative aggregate number of shares of Common Stock to be issued under the Plan shall not exceed 2,200,000*, subject to adjustment as set forth in Section 3.5.

    If any option granted hereunder shall expire or terminate for any reason without having been fully exercised, the unpurchased shares subject thereto shall again be available for the purposes of the Plan. For purposes of this
Section 1.4, where the exercise price of options is paid by means of the grantee's surrender of previously owned shares of Common Stock, only the net number of additional shares issued and which remain outstanding in connection with such exercise shall be deemed "issued" for purposes of the Plan.

2. STOCK OPTIONS

    2.1  EXERCISE PRICE; PAYMENT.

    (a) The exercise price of each Incentive Stock Option granted under the Plan shall be determined by the Committee, but shall not be less than 100% of the "Fair Market Value" (as defined below) of Common Stock on the date of grant. If an Incentive Stock Option is granted to an employee who at the time such option is granted owns (within the meaning of section 424(d) of the Code) more than 10% of the total combined voting power of all classes of capital stock of the Company, the option exercise price shall be at least 110% of the Fair Market Value of Common Stock on the date of grant. The exercise price of each Nonstatutory Option also shall be determined by the Committee, but shall not be less than 85% of the Fair Market of Common Stock on the date of grant. The status of each option granted under the Plan as either an Incentive Stock Option or a Nonstatutory Option shall be determined by the Committee at the time the Committee acts to grant the option, and shall be clearly identified as such in the Stock Option Agreement relating thereto.

    "Fair Market Value" for purposes of the Plan shall mean: (i) the closing price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading, if any, on the day immediately preceding the date of grant, or, if shares were not traded on the day preceding such date of grant, then on the next preceding trading day during which a sale occurred; or (ii) if Common Stock is not

------------------------

* Formerly 600,000 shares. The increase in the aggregate number of shares of Common Stock issuable under the Plan from 600,000 to 2,200,000 shares was approved by the Board of Directors on September 4, 1997, subject to stockholder approval within twelve months (see Section 3.8 of the Plan).

traded on an exchange but is quoted on an exchange but is quoted on Nasdaq or a successor quotation system, (1) the last sales price (if Common Stock is then listed on the Nasdaq Stock Market) or (2) the mean between the closing representative bid and asked price (in all other cases) for Common Stock on the day prior to the date of grant as reported by Nasdaq or such successor quotation system; or (iii) if there is no listing or trading of Common Stock either on a national exchange or over-the-counter, that price determined in good faith by the Committee to be the fair value per share of Common Stock, based upon such evidence as it deems necessary or advisable.

    (b) In the discretion of the Committee at the time the option is exercised, the exercise price of any option granted under the Plan shall be paid in full in cash, b check or by the optionee's interest-bearing promissory note (subject to any limitations of applicable state corporations law) delivered at the time of exercise; provided, however, that subject to the timing requirements of Section 2.7, in the discretion of the Committee and upon receipt of all regulatory approvals, the person exercising the option may deliver as payment in whole or in part of such exercise price certificates for Common Stock of the Company (duly endorsed or with duly executed stock powers attached), which shall be valued at its Fair Market Value on the day of exercise of the option, or other property deemed appropriate by the Committee; and, provided further, that, subject to Section 422 of the Code, so-called cashless exercises as permitted under applicable rules and regulations of the Securities and Exchange Commission and the Federal Reserve Board shall be permitted in the discretion of the Committee. Without limiting the Committee's discretion in this regard, consecutive book entry stock-for-stock exercises of options (or "pyramiding") also are permitted in the Committee's discretion.

    Irrespective of the form of payment, the delivery of shares issuable upon the exercise of an option shall be conditioned upon payment by the optionee to the Company of amounts sufficient to enable the Company to pay all federal, state, and local withholding taxes resulting, in the Company's judgment, from the exercise. In the discretion of the Committee, such payment to the Company may be effected through (i) the Company's withholding from the number of shares of Common Stock that would otherwise be delivered to the optionee by the Company on exercise of the option a number of shares of Common Stock equal in value (as determined by the Fair Market Value of Common Stock on the date of the exercise) to the aggregate withholding taxes, (ii) payment by the optionee to the Company of the aggregate withholding taxes in cash, (iii) withholding by the Company from other amounts contemporaneously owed by the Company to the optionee, or
(iv) any combination of these three methods, as determined by the Committee in its discretion.

    2.2  OPTION PERIOD.

    (a) The Committee shall provide, in the terms of each Stock Option Agreement, when the option subject to such agreement expires and becomes unexercisable, but in no event will an Incentive Stock Option granted under the Plan be exercisable after the expiration of ten years from the date it is granted. Without limiting the generality of the foregoing, the Committee may provide in the Stock Option Agreement that the option subject thereto expires 30 days following a Termination of Employment (as defined in Section 3.2 hereof) for any reason other than death or disability, or six months following a Termination of Employment for disability or following an optionee's death.

    (b) Outside Date for Exercise. Notwithstanding any provisions of this
Section 2.2. in no event shall any option granted under the Plan be exercised after the expiration date of such option set forth in the applicable Stock Option Agreement.

    2.3  EXERCISE OF OPTIONS.

    Each option granted under the Plan shall become exercisable and the total number of shares subject thereto shall be purchasable, in a lump sum or in such installments, which need not be equal, as the Committee shall determine; provided, however, that each option shall become exercisable as to at least 10% of the shares of Common Stock covered thereby on each anniversary of the date such option is granted; and provided, further, that if the holder of an option shall not in any given installment period purchase all of the shares which such holder is entitled to purchase in such installment period, such holder's right to purchase any shares not purchased in such installment period shall continue until the expiration or sooner termination of such holder's option. The Committee may, at any time after grant of the option and from time to time, increase the number of shares purchasable in any installment, subject to the total number of shares subject to the option and the limitations set forth in Section 2.5. At any time and from time to time prior to the time when any exercisable option or exercisable portion thereof become unexercisable under the Plan or the applicable Stock Option Agreement, such option, or portion thereof may be exercised in whole or in part; provided, however, that the Committee may, by the terms of the option, require any partial exercise to be with respect to a specified minimum number of shares. No option or installment thereof shall be exercisable except with respect to whole shares. Fractional share interests shall be disregarded, except that they may be accumulated as provided above and except that if such a fractional share interest constitutes the total shares of Common Stock remaining available for purchase under an option at the time of exercise, the optionee shall be entitled to receive on exercise a certified or bank cashier's check in an amount equal to the Fair Market Value of such fractional share of stock.

    2.4  TRANSFERABILITY OF OPTIONS.

    Except as the Committee may determine as aforesaid, an option granted under the Plan shall, by its terms, be nontransferable by the optionee other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order (as defined by the Code), and shall be exercisable during the optionee's lifetime only by the optionee or by his or her guardian or legal representative. More particularly, but without limiting the generality of the immediately preceding sentence, an option may not be assigned, transferred (except as provided in the preceding sentence), pledged or hypothecated (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of any option contrary to the provisions of the Plan and the applicable Stock Option Agreement, and any levy of any attachment or similar process upon an option, shall be null and void, and otherwise without effect, and the Committee may, in its sole discretion, upon the happening of any such event, terminate such option forthwith.

    2.5  LIMITATION ON EXERCISE OF INCENTIVE STOCK OPTIONS.

    To the extent that the aggregate Fair Market Value (determined on the date of grant as provided in Section 2.1 above) of the Common Stock with respect to which Incentive Stock Options granted hereunder (together with all other Incentive Stock Option plans of the Company) are exercisable for the first time by an optionee in any calendar year under the Plan exceeds $100,000, such options granted hereunder shall be treated as Nonstatutory Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking options into account in the order in which they were granted.

    2.6  DISQUALIFYING DISPOSITIONS OF INCENTIVE STOCK OPTIONS.

    If Common Stock acquired upon exercise of any Incentive Stock Option is disposed of in a disposition that, under Section 422 of the Code, disqualifies the option holder from the application of
Section 421(a) of the Code, the holder of the Common Stock immediately before the disposition shall comply with any requirements imposed by the Company in order to enable the Company to secure the related income tax deduction to which it is entitled in such event.

    2.7  CERTAIN TIMING REQUIREMENTS.

    At the discretion of the Committee, shares of Common Stock issuable to the optionee upon exercise of an option may be used to satisfy the option exercise price or the tax withholding consequences of such exercise, in the case of persons subject to Section 16 of the Securities Exchange Act of 1934, as amended, only (i) during the period beginning on the third business day following the date of release of the quarterly or annual summary statement of sales and earnings of the Company and ending on the twelfth business day following such date or (ii) pursuant to an irrevocable written election by the optionee to use shares of Common Stock issuable to the optionee upon exercise of the option to pay all or part of the option price or the withholding taxes made at least six months prior to the payment of such option price or withholding taxes.

    2.8  NO EFFECT ON EMPLOYMENT.

    Nothing in the Plan or in any Stock Option Agreement hereunder shall confer upon any optionee any right to continue in the employ of the Company, any Parent Corporation or any subsidiary or shall interfere with or restrict in any way the rights of the company, its Parent Corporation and its Subsidiaries, which are hereby expressly reserved, to discharge any optionee at any time for any reason whatsoever, with or without cause.

    For purposes of the Plan, "Parent Corporation" shall mean any corporation in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. For purposes of the Plan, "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                              3. OTHER PROVISIONS

    3.1  SICK LEAVE AND LEAVE OF ABSENCE.

    Unless otherwise provided in the Stock Option Agreement, and to the extent permitted by Section 422 of the Code, an optionee's employment shall not be deemed to terminate by reason of sick leave, military leave or other leave of absence approved by the Company if the period of any such leave does not exceed a period approved by the Company, or, if longer, if the optionee's right to reemployment by the Company is guaranteed either contractually or by statute. A Stock Option Agreement may contain such additional or different provisions with respect to leave of absence as the Committee may approve, either at the time of grant of an option or at a later time.

    3.2  TERMINATION OF EMPLOYMENT.

    For purposes of the Plan "Termination of Employment," shall mean the time when the employee-employer relationship between the optionee and the Company, any Subsidiary or any Parent Corporation is terminated for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding (i) terminations where there is a simultaneous reemployment or continuing employment of an optionee by the Company, any Subsidiary or any Parent Corporation, (ii) at the discretion of the Committee, terminations which result in a temporary severance of the employee-employer relationship, and (iii) at the discretion of the Committee, terminations which are followed by the simultaneous establishment of a consulting relationship by the Company, a Subsidiary or any Parent Corporation with the former employee. Subject to Section 3.1, the Committee, in its absolute discretion, shall determine the affect of all maters and questions relating to Termination of Employment; provided, however, that, with respect to Incentive Stock Options, a leave of absence or other change in the employee-employer relationship shall constitute a Termination of Employment if, and to the extent that such leave of absence or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section.

    3.3  ISSUANCE OF STOCK CERTIFICATES.

    Upon exercise of an option, the Company shall deliver to the person exercising such option a stock certificate evidencing the shares of Common Stock acquired upon exercise. Notwithstanding the foregoing, the Committee in its discretion may require the Company to retain possession of any certificate evidencing stock acquired upon exercise of an option which remains subject to repurchase under the provisions of the Stock Option Agreement or any other agreement signed by the optionee in order to facilitate such repurchase provisions.

    3.4  TERMS AND CONDITIONS OF OPTIONS.

    Each option granted under the Plan shall be evidenced by a written Stock Option Agreement ("Stock Option Agreement") between the option holder and the Company providing that the option is subject to the terms and conditions of the Plan and to such other terms and conditions not inconsistent therewith as the Committee may deem appropriate in each case.

    3.5  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION; MERGER AND CONSOLIDATION.

    If the outstanding shares of Common Stock are changed into, or exchanged for cash or a different number of kind of shares or securities of the Company or of another corporation through reorganization, merger, recapitalization, reclassification, stock split-up, reverse stock split, stock dividend, stock consolidation, stock combination, stock reclassification or similar transaction, an appropriate adjustment shall be made by the Committee in the number and kind of shares as to which options may be granted. In the event of such a change or exchange, other than for shares or securities of another corporation or by reason of reorganization, the Committee shall also make a corresponding adjustment changing the number of kind of shares and the exercise price per share allocated to unexercised options or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment, however, shall be made without change in the total price applicable to the unexercised portion of the option (except for any change in the aggregate price resulting from rounding-off of share quantities or prices).

    In the event of a "spin-off" or other substantial distribution of assets of the Company which has a material diminutive effect upon the Fair Market Value of the Common Stock, the Committee in its discretion shall make an appropriate and equitable adjustment to the exercise prices of options then outstanding under the Plan.

    Where an adjustment under this Section 3.5 of the type described above is made to an Incentive Stock Option, the adjustment will be made in a manner which will not be considered a "modification" under the provisions of subsection 424(b)(3) of the Code.

    In connection with the dissolution or liquidation of the Company or a partial liquidation involving 50% or more of the assets of the Company, a reorganization of the Company in which another entity is the survivor, a merger or reorganization of the Company under which more than 50% of the Common Stock outstanding prior to the merger or reorganization is converted into cash or into a security of another entity, a sale of more than 50% of the Company's assets, or a similar event that the Committee determines, in its discretion, would materially alter the structure of the Company or its ownership, the Committee, upon 30 days prior written notice to the option holders, may, in its discretion, do one or more of the following: (i) shorten the period during which options are exercisable (provided they remain exercisable for at least 30 days after the date the notice is given); (ii) accelerate any vesting schedule to which an option is subject; (iii) arrange to have the surviving or successor entity grant replacement options with appropriate adjustments in the number and kind of securities and option prices, or (iv) cancel options upon payment to the option holders in cash, with respect to each option to the extent then exercisable (including any options as to which the exercise has been accelerated as contemplated in clause (ii) above), of any amount that is the equivalent of the Fair Market Value of the Common Stock (at the effective time of the dissolution, liquidation, merger, reorganization, sale or other event) or the fair market value of the option. In the case of a change in corporate control, the Committee may, in considering the advisability or the terms and conditions of any acceleration of the exercisability of any option pursuant to this Section 3.5, take into account the penalties that may result directly or indirectly from such acceleration to either the Company or the option holder, or both, under Section 280G of the Code, and may decide to limit such acceleration to the extent necessary to avoid or mitigate such penalties or their effects.

    No fractional share of Common Stock shall be issued under the Plan on account of any adjustment under this Section 3.5.

    3.6  RIGHTS OF PARTICIPANTS AND BENEFICIARIES.

    The Company shall pay all amounts payable hereunder only to the option holder or beneficiaries entitled thereto pursuant to the Plan. The Company shall not be liable for the debts, contracts or engagements of any optionee or his or her beneficiaries, and rights to cash payments under the Plan may not be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding while in the hands of the Company.

    3.7  GOVERNMENT REGULATIONS.

    The Plan, and the grant and exercise of options and the issuance and delivery of shares of Common Stock under options granted hereunder, shall be subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law) and federal margin requirements and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and options granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

    3.8  AMENDMENT AND TERMINATION.

    The Board or the Committee may at any time suspend, amend or terminate the Plan and may, with the consent of the option holder, make such modifications of the terms and conditions of such option holder's option as it shall deem advisable, provided, however, that, without approval of the Company's stockholders given within twelve months before or after the action by the Board or the Committee, no action of the Board or the Committee may, (A) materially increase the benefits accruing to participants under the Plan; (B) materially increase the number of securities which may be issued under the Plan; or (C) materially modify the requirements as to eligibility for participation in the Plan. No option may be granted during any suspension of the Plan or after such termination. The amendment, suspension or termination of the Plan shall not, without the consent of the option holder affected thereby, alter or impair any rights or obligations under any option theretofore granted under the Plan. No option may be granted during any period of suspension nor after termination of the Plan, and in no event may any option be granted under the Plan after the expiration of ten years from the date the Plan is adopted by the Board.

    3.9  TIME OF GRANT AND EXERCISE OF OPTION.

    An option shall be deemed to be exercised when the Secretary of the Company receives written notice from an option holder of such exercise, payment of the exercise price determined pursuant to Section 2.1 of the Plan and set forth in the Stock Option Agreement, and all representations, indemnifications and documents reasonably requested by the Committee.

    3.10 PRIVILEGES OF STOCK OWNERSHIP; NON-DISTRIBUTIVE INTENT; REPORTS TO OPTION HOLDERS.

    A participant in the Plan shall not be entitled to the privilege of stock ownership as to any shares of Common Stock not actually issued to the optionee. Upon exercise of an option at a time when there is not in effect under the Securities Act of 1933, as amended, a Registration Statement relating to the Common Stock issuable upon exercise or payment therefor and available for delivery a Prospectus meeting the requirements of Section 10(a)(3) of said Act, the optionee shall represent and warrant in writing to the Company that the shares purchased are being acquired for investment and not with a view to the distribution thereof.

    The Company shall furnish to each optionee under the Plan the Company's annual report and such other periodic reports, if any, as are disseminated by the Company in the ordinary course to its stockholders.

    3.11  LEGENDING SHARE CERTIFICATES.

    In order to enforce any restrictions imposed upon Common Stock issued upon exercise of an option granted under the Plan or to which such Common Stock may be subject, the Committee may cause a legend or legends to be placed on any share certificates representing such Common Stock, which legend or legends shall make appropriate reference to such restrictions, including, but not limited to, a restriction against sale of such Common Stock for any period of time as may be required by applicable laws or regulations. If any restriction with respect to which a legend was placed on any certificate ceases to apply to Common Stock represented by such certificate, the owner of the Common Stock represented by such certificate may require the Company to cause the issuance of a new certificate not bearing the legend.

    Additionally, and not by way of limitation, the Committee may impose such restrictions on any Common Stock issued pursuant to the Plan as it may deem advisable, including, without limitation, restrictions under the requirements of any stock exchange upon which Common Stock is then traded.

    3.12  USE OF PROCEEDS.

    Proceeds realized pursuant to the exercise of options under the Plan shall constitute general funds of the Company.

    3.13  CHANGES IN CAPITAL STRUCTURE; NO IMPEDIMENT TO CORPORATE TRANSACTIONS.

    The existence of outstanding options under the Plan shall not affect the Company's right to effect adjustments, recapitalizations, reorganizations or other changes in its or any other corporation's capital structure or business, any merger or consolidation, any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting Common Stock, the dissolution or liquidation of the Company's or any other corporation's assets or business, or any other corporate act, whether similar to the events described above or otherwise.

    3.14  EFFECTIVE DATE OF THE PLAN.

    The Plan shall be effective as of the date of its approval by the stockholders of the Company within twelve months after the date of the Board's initial adoption of the Plan. Options may be granted but not exercised prior to stockholder approval of the Plan. If any options are so granted and stockholder approval shall not have been obtained within twelve months of the date of adoption of this Plan by the Board of Directors, such options shall terminate retroactively as of the date they were granted.

    3.15  TERMINATION.

    The Plan shall terminate automatically as of the close of business on the day preceding the tenth anniversary date of its adoption by the Board or earlier as provided in Section 3.8. Unless otherwise provided herein, the termination of the Plan shall not affect the validity of any option agreement outstanding at the date of such termination.

    3.16  NO EFFECT ON OTHER PLANS.

    The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Subsidiary or any Parent Corporation. Nothing in the Plan shall be construed to limit the right of the Company (i) to establish any other forms of incentives or compensation for employees of the Company, any Subsidiary or any Parent Corporation or (ii) to grant or assume options or other rights otherwise than under the Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, firm or association.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    VIRGINIA STOCK CORPORATION ACT

    Section 697 A of the Virginia Stock Corporation Act ("VSCA") provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if (1) he conducted himself in good faith, (2) he believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and, in all other cases, that his conduct was at least not opposed to its best interests, and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 697 C of the VSCA provides that the termination of a proceeding by judgment, order, settlement or conviction is not, of itself, determinative that the director did not meet the standard of conduct set forth in Section 697 A.

    Section 697 D of the VSCA provides that a corporation may not indemnify a director under Section 697 in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under Section 697 of the VSCA in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

    Section 698 of the VSCA states that, unless limited by its articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

    Section 701 of the VSCA provides that a corporation may not indemnify a director under Section 697 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in
Section 697. Such determination is to be made (1) by the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding, (2) if such a quorum is not obtainable, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding, (3) by special legal counsel selected as set forth in the statute, or (4) by the shareholders (without the vote of shares owned by or voted under the control of directors who are at the time parties to the proceeding).

    Section 699 of the VSCA provides that a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if (1) the director furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct described in Section 697, (2) the director furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he did not meet the standard of conduct, and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification. Determinations and authorizations of payments under
Section 699 are to be made in the manner specified in Section 701 of the VSCA.

    Under Section 700.1 of the VSCA, an individual who is made a party to a proceeding because he is or was a director of a corporation may apply to a court for an order directing the corporation to make advances or reimbursement for expenses or to provide indemnification. The court shall order the corporation to make advances and/or reimbursement for expenses or to provide indemnification if it determines that the director is entitled to such advances, reimbursement or indemnification and shall also order the corporation to pay the director's reasonable expenses incurred to obtain the order. With respect to a proceeding by or in the right of the corporation, the court may (1) order indemnification of the director to the extent of his reasonable expenses if it determines that, considering all the relevant circumstances, the director is entitled to indemnification even though he was adjudged liable to the corporation and (2) also order the corporation to pay the director's reasonable expenses incurred to obtain the order of indemnification.

    Section 702 of VSCA states that, unless limited by a corporation's articles of incorporation, (1) an officer of the corporation is entitled to mandatory indemnification under Section 698 of the VSCA, and is entitled to apply for court-ordered indemnification under Section 700 of the VSCA, to the same extent as a director, and (2) the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director.

    Section 703 of the VSCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against him or incurred by him in that capacity, or arising from his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Sections 697 or 698 of the VSCA.

    Section 704 of the VSCA states that a corporation shall have power to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provision for advances and reimbursement of expenses, to any director, officer, employee or agent that may be authorized by its articles of incorporation or any bylaw made by the shareholders or any resolution adopted, before or after the event, by the shareholders, except an indemnity against (1) his willful misconduct, or (2) a knowing violation of the criminal law. Unless the articles of incorporation, or any such bylaw or resolution expressly provide otherwise, any determination as to the right to any further indemnity shall be made in accordance with Section 701 B of the VSCA. Each such indemnity may continue as to a person who has ceased to have the capacity referred to above and may inure to the benefit of the heirs, executors and administrators of such person.

    ARTICLES OF INCORPORATION

    Article 11 of the Company's Articles of Incorporation provides that the Company shall, to the fullest extent permitted by the law of Virginia, indemnify an individual who is or was a director or officer of the Company and who was, is, or is threatened to be made, a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (collectively, a "proceeding"), against any obligation to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to any employee benefit plan) or other liability and reasonable expenses (including counsel fees) incurred with respect to such a proceeding, except such liabilities and expenses as are incurred because of such director's or officer's willful misconduct or knowing violation of criminal law.

    Article 11 also provides that unless a determination has been made that indemnification is not permissible, the Company shall make advances and reimbursements for expenses reasonably incurred by a director or officer in a proceeding as described above upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification.

    Article 11 also provides that the determination that indemnification is permissible, the authorization of such indemnification (if applicable), and the evaluation as to the reasonableness of expenses in a specific case shall be made as provided by law. Special legal counsel selected to make determinations under such Article 11 may be counsel for the Company. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make him or her ineligible for indemnification.

    For the purposes of Article 11, every reference to a director or officer includes, without limitation, (1) every individual who is a director or officer of the Company, (2) an individual who, while a director or officer, is or was serving at the Company's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, (3) an individual who formerly was a director or officer of the Company or who, while a director or officer, occupied at the request of the Company any of the other positions referred to in clause (2) of this sentence, and (4) the estate, personal representative, heirs, executors and administrators of a director or officer of the Company or other person referred to herein. Service as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise controlled by the Company is deemed service at the request of the Company. A director or officer is deemed to be serving an employee benefit plan at the Company's request if such person's duties to the Company also impose duties on, or otherwise involve services by, such person to the plan or to participants in or beneficiaries of the plan.

    INDEMNIFICATION AGREEMENTS

    The Company may enter into indemnification agreements with its directors and officers for the indemnification of and advancing of expenses to such persons to the fullest extent permitted by law.

    INSURANCE

    Dunn has purchased directors and officers liability insurance in the amount of $1.0 million.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

    (a) Exhibits

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       2.1   Acquisition Agreement, dated March 9, 1998, by and among Dunn, the Company, George Fuster, D. Oscar
             Fuster, Carol N. Fuster and Wendy E. Fuster. (Included as Appendix B to the Proxy Statement/Prospectus
             contained in this Registration Statement).

       2.2   Agreement of Merger, dated as of March 18, 1998 between Dunn Merger Corp., Dunn and the Company.
             (Included as Appendix A to the Proxy Statement/Prospectus contained in this Registration Statement).

       2.3   Stock Purchase Agreement, dated September 12, 1997, by and among STMS Acquisition Corp., Dunn, STMS,
             Inc., John Signorello, Timothy McNamee, Steve Salmon and certain other stockholders of Dunn. (Filed as
             Exhibit 2.1 to Dunn's Current Report on Form 8-K, dated September 12, 1997, filed September 27, 1997
             (File No. 0-22263) and hereby incorporated by reference).

       3.1   Articles of Incorporation of the Company, dated February 26, 1998. (Filed as Exhibit 3.1 to the
             Registration Statement on Form S-1, Amendment No. 1, of the Company, dated April 1, 1998 (File No.
             333-47631), and hereby incorporated by reference).

       3.2   By-laws of the Company, effective as of March 5, 1998. (Filed as Exhibit 3.2 to the Registration
             Statement on Form S-1, Amendment No. 1, of the Company, dated April 1, 1998 (File No. 333-47631), and hereby incorporated by reference).

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       3.3   Certificate of Incorporation and amendments thereto of Dunn (Filed as Exhibit 3.1 to Dunn's Registration
             Statement on Form SB-2, dated January 13, 1997 (File No. 333-19635) and hereby incorporated by reference).

      *3.4   By-Laws of Dunn.

       4.1   Specimen common stock certificate for the Company. (Filed as Exhibit 4.1 to the Registration Statement
             on Form S-1, Amendment No. 1, of the Company, dated April 1, 1998 (File No. 333-47631), and hereby incorporated by reference).

       4.2   Form of Underwriters Warrants (Filed as Exhibit 4.2 to Dunn's Registration Statement on Form SB-2, dated
             January 13, 1997 (File No. 333-19635) and hereby incorporated by reference).

       4.3   Loan and Security Agreement, dated as of May 28, 1996 by and between Dunn and SIGNET BANK and Amendment
             Nos 1, 2 and 3 thereto (Filed as Exhibit 4.2 to Dunn's Form 10-KSB, for the fiscal year ended October
             31, 1997 (File No. 0-22263) and hereby incorporated by reference).

      *4.4   Amendment No. 4, dated February 28, 1998 to the Loan and Security Agreement by and between Dunn and
             SIGNET BANK, dated as of May 28, 1996.

       4.5   Consulting Agreement, dated as of October 1997, by and between Dunn and JDK & Associates, Inc.
             (entitling JDK & Associates to warrants to purchase 100,000 shares of Dunn common stock).

      *5.1   Opinion of Jones, Day, Reavis & Pogue regarding the validity of the securities being registered.

      *8.1   Opinion of Jones, Day, Reavis & Pogue regarding certain Federal income tax consequences relating to the
             Merger.

      10.1   GSA Schedule (Filed as Exhibit 10.2 to Dunn's Registration Statement on Form SB-2, Amendment 1, dated
             March 14, 1997 (File No. 333-19635) and hereby incorporated by reference).

      10.2   Agreement, dated November 21, 1995, by and between GCH Systems, Inc. and Dunn regarding Lockheed (Filed as Exhibit 10.4 to Dunn's Registration Statement on Form SB-2, Amendment 1, dated March 14, 1997 (File
             No. 333-19635) and hereby incorporated by reference).

      10.3   Agreement, dated March 25, 1997, by and between Dunn and the Social Security Administration (Filed as
             Exhibit 10.5 to Dunn's Registration Statement on Form SB-2, Amendment 2, dated April 4, 1997 (File No.
             333-19635) and hereby incorporated by reference).

      10.4   Agreement, dated June 12, 1995, by and between Dunn and the Administrative Office of the U.S. Courts
             (Filed as Exhibit 10.6 to Dunn's Registration Statement on Form SB-2, Amendment 2, dated April 4, 1997
             (File No. 333-19635) and hereby incorporated by reference).

      10.5   Agreement, dated September 29, 1994, by and between Dunn and the Health Care Finance Administration
             (Filed as Exhibit 10.7 to Dunn's Registration Statement on Form SB-2, Amendment 2, dated April 4, 1997
             (File No. 333-19635) and hereby incorporated by reference).

      10.6   Agreement effective September 8, 1997, by and between Virginia Contracting Authority and Dunn (Filed as
             Exhibit 10.6 to Dunn's Form 10-KSB, dated January 30, 1998 (File No. 0-22263) and hereby incorporated by reference).

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      10.7   Employment Agreement by and between Dunn and John D. Vazzana (Filed as Exhibit 99.1 to Dunn's
             Registration Statement on Form SB-2, Amendment 2, dated April 4, 1997 (File No. 333-19635) and hereby incorporated by reference).

      10.8   Employment Agreement by and between Dunn and Thomas P. Dunne (Filed as Exhibit 99.2 to Dunn's
             Registration Statement on Form SB-2, Amendment 2, dated April 4, 1997 (File No. 333-19635) and hereby incorporated by reference).

      10.9   Deed of Lease, dated October 31, 1994, between C&T Partnership and Dunn and addendums thereto (Filed as
             Exhibit 10.9 to Dunn's Form 10-KSB, dated January 30 , 1998 (File No. 0-22263) and hereby incorporated by reference).

      10.10  Deed of Lease, dated February 7, 1997, between APA Properties No. 6 L.P. and STMS, Inc. and First
             Amendment thereto, dated July 23, 1997 (Filed as Exhibit 10.10 to Dunn's Form 10-KSB, dated January 30,
             1998 (File No. 0-22263) and hereby incorporated by reference).

      10.11  1997 Stock Option Plan. (Included as Appendix C to the Proxy Statement/Prospectus contained in this
             Registration Statement).

     *10.12  General Service Administration Schedule for International Data Products, Corp.

     *10.13  Agreement, dated May 5, 1997, by and between International Data Products, Corp. and the U.S. Air Force,
             the Desktop V Contract.

     *10.14  Agreement, dated January 6, 1998, by and between International Data Products, Corp. and the Department
             of the Navy.

     *10.15  Deed of Lease, dated January 31, 1995, between Northtech Business Park and International Data Products,
             Corp.

     *10.16  Deed of Lease, dated July 15, 1994, between Puerto Rico Industrial Development Company and Puerto Rico
             Industrial Manufacturing Operations, Corp.

     *10.17  Agreement, dated July 11, 1995, by and between International Data Products, Corp. and the Social
             Security Administration.

      10.18  Form of Employment Agreement by and between the Company and D. Oscar Fuster. (Filed as Exhibit 10.18 to
             the Registration Statement on Form S-1, Amendment No. 1, of the Company, dated April 1, 1998 (File No.
             333-47631), and hereby incorporated by reference).

      10.19  Form of Employment Agreement by and between the Company and George D. Fuster. (Filed as Exhibit 10.19 to
             the Registration Statement on Form S-1, Amendment No. 1, of the Company, dated April 1, 1998 (File No.
             333-47631), and hereby incorporated by reference).

      21.1   List of Subsidiaries. (Filed as Exhibit 21.1 to the Registration Statement on Form S-1, Amendment No. 1,
             of the Company, dated April 1, 1998 (File No. 333-47631), and hereby incorporated by reference).

      23.1   Consents of Ernst & Young LLP, Independent Auditors.

      23.2   Consent of KPMG Peat Marwick LLP, Independent Auditors.

      23.3   Consent of Davis, Sita & Company, P.A., Independent Auditors

      23.4   Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).

      24.1   Power of Attorney (previously filed).

      27.1   Financial Data Schedule (previously filed).

      27.2   Financial Data Schedule

      99.1   Form of Proxy Card.

------------------------

*   To be filed by amendment.

    (b) Financial Statement Schedules

    Schedule II--Valuation and Account Reserve

    All other schedules have been omitted because they are inapplicable or the information is provided in the Financial Statements including the Notes thereto included in the Proxy Statement/Prospectus.

ITEM 22. UNDERTAKINGS.

    The Registrant hereby undertakes:

    (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act") and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

    (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sterling, in the Commonwealth of Virginia, on April 2, 1998.

                                DUNN COMPUTER CORPORATION

                                BY:             /S/ THOMAS P. DUNNE
                                     -----------------------------------------
                                                  Thomas P. Dunne
                                                     President

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

          SIGNATURE                CAPACITY IN WHICH SIGNED          DATE
------------------------------  ------------------------------  --------------

                                Chairman, Chief Executive
     /s/ THOMAS P. DUNNE          Officer and President
------------------------------    (Principle Executive          April 2, 1998
       Thomas P. Dunne            Officer)

                                Executive Vice President,
     /s/ JOHN D. VAZZANA          Chief Financial Officer and
------------------------------    Director (Principal           April 2, 1998
       John D. Vazzana            Financial and Accounting
                                  Officer)

      *CLAUDIA N. DUNNE         Vice President and Director
------------------------------                                  April 2, 1998
       Claudia N. Dunne

 *VADM E.A. BURKHALTER, JR.,    Director
          USN (RET.)
------------------------------                                  April 2, 1998
VADM E.A. Burkhalter, Jr., USN
            (Ret.)

       *DANIEL SINNOTT          Director
------------------------------                                  April 2, 1998
        Daniel Sinnott

*By his signature set forth below, John D. Vazzana, pursuant to duly executed Powers of Attorney duly filed with the Securities and Exchange Commission, has signed this Amendment No. 1 to the Registration Statement on Form S-4 on behalf of the persons whose signatures are printed above, in the capacities set forth opposite their respective names.

                                                /s/ JOHN D. VAZZANA
                                     -----------------------------------------
                                                  John D. Vazzana

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors

    We have audited the consolidated financial statements of Dunn Computer Corporation (a Delaware corporation) as of October 31, 1996 and 1997, and for each of the three years in the period ended October 31, 1997 and have issued our report thereon dated January 7, 1998, except for Notes 2 and 11, with respect to the earnings per share calculations, as to which the date is March 5, 1998, (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 21(b) of this Registration Statement. The schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole presents fairly, in all material respects, the information set forth therein.

                                                           /s/ Ernst & Young LLP

Vienna, Virginia
January 7, 1998, except for Notes 2 and 11, with respect to the earnings per share calculations, as to which the date is March 5, 1998

            SCHEDULE II--VALUATION AND QUALIFYNG ACCOUNT AND RESERVE
                           DUNN COMPUTER CORPORATION

                                                               BALANCE AT
                                                              BEGINNING OF                                BALANCE AT
                       CLASSIFICATION                            PERIOD     ADDITIONS     DEDUCTIONS     END OF PERIOD
------------------------------------------------------------  ------------  ----------  ---------------  -------------
Allowance for doubtful accounts:
  Year ended October 31, 1995...............................   $   --           --            --          $   --
  Year ended October 31, 1996...............................   $   --           15,000        --          $    15,000
  Year ended October 31, 1997...............................   $   15,000       62,000*       --          $    77,000
  Three months ended January 31, 1998 (unaudited)...........   $   77,000       --            --          $    77,000

Inventory reserve:
  Year ended October 31, 1995...............................   $   --           --            --          $   --
  Year ended October 31, 1996...............................   $   --           20,000        --          $    20,000
  Year ended October 31, 1997...............................   $   20,000      230,000*       --          $   250,000
  Three months ended January 31, 1998 (unaudited)...........   $  250,000       --            --          $   250,000

------------------------

* Additions represent purchase price adjustments relating to the acquisition of STMS, Inc.

             REPORT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS

The Boards of Directors
International Data Products, Corp. and Puerto Rico Manufacturing Operations
Corp.:

    Under date of November 7, 1997, we reported on the combined balance sheets of International Data Products, Corp. and combined company as of September 30, 1996 and 1997, and the related combined statements of income, retained earnings, and cash flows for each of the years in the three-year period ended September 30, 1997, which are included in the prospectus. In connection with our audits of the aforementioned combined financial statements, we also audited the related combined financial statement schedule in the registration statement. This financial statement schedule is the responsibility of the Companies' management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

    In our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                                       /s/ KPMG Peat Marwick LLP

McLean, Virginia
November 7, 1997

            SCHEDULE II--VALUATION AND QUALIFYNG ACCOUNT AND RESERVE INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                                                                BALANCE AT
                                                               BEGINNING OF                               BALANCE AT
                       CLASSIFICATION                             PERIOD      ADDITIONS    DEDUCTIONS    END OF PERIOD
-------------------------------------------------------------  ------------  -----------  -------------  -------------
Allowance for doubtful accounts:
  Year ended September 30, 1995..............................   $   --           --            --         $   --
  Year ended September 30, 1996..............................   $   --          127,733        --         $   127,733
  Year ended September 30, 1997..............................   $  127,733        4,088        --         $   131,821

Inventory reserve:
  Year ended September 30, 1995..............................   $   --           --            --         $   --
  Year ended September 30, 1996..............................   $   --           --            --         $   --
  Year ended September 30, 1997..............................   $   --          796,404        --         $   796,404